As filed with the Securities and Exchange Commission on May 5, 2005

Registration No. 333-123760

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective

Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Yellow Roadway Corporation

(Exact name of registrant as specified in its charter)

Delaware	4213	48-0948788
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

10990 Roe Avenue

Overland Park, Kansas 66211

(913) 696-6100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Daniel J. Churay, Esq.

Yellow Roadway Corporation

Senior Vice President, General Counsel and Secretary

10990 Roe Avenue

Overland Park, Kansas 66211

(913) 696-6100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Charles L. Strauss, Esq. Fulbright & Jaworski L.L.P. 1301 McKinney, Suite 5100 Houston, TX 77010 (713) 651-5151	Joseph B. Frumkin, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 (212) 558-4000

Approximate date of commencement of proposed sale to the public:    Upon consummation of the amended merger described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PROXY STATEMENT/PROSPECTUS

AMENDED MERGER—YOUR VOTE IS VERY IMPORTANT

Yellow Roadway Corporation and USF Corporation have agreed on a merger transaction involving our two companies. We initially agreed to a merger transaction pursuant to a February 27, 2005 merger agreement. On May 1, 2005 we agreed to amend the merger agreement to revise several terms. This proxy statement/prospectus updates and replaces the joint proxy statement/prospectus dated April 22, 2005 that described the original February 27 merger agreement and was distributed to USF stockholders beginning on April 22, 2005. See page 62 of this proxy statement/prospectus for a description of the significant changes in the amended merger agreement. The terms of the amended merger agreement are summarized in this proxy statement/prospectus and a copy of the amended merger agreement is attached as Annex A.

In the amended merger, USF stockholders will be entitled to receive for each share of USF common stock that they own at the effective time $29.25 in cash and 0.31584 shares of Yellow Roadway common stock. There no longer is any cash election right and all USF stockholders will receive the same merger consideration for each USF share they own. The receipt of merger consideration by a U.S. holder of USF stock should be a taxable transaction for U.S. federal income tax purposes.

Based on the number of USF shares outstanding on May 2, 2005, in connection with the amended merger, USF stockholders will receive, in the aggregate, approximately $835 million in cash and approximately 9 million shares of Yellow Roadway common stock, which shares are expected to represent approximately 15.6% of the shares of Yellow Roadway common stock outstanding immediately after the amended merger. Each outstanding share of Yellow Roadway common stock will remain outstanding immediately after the amended merger. Shares of Yellow Roadway common stock, including shares issued to USF stockholders as a result of the amended merger, will continue to be quoted on the Nasdaq National Market under the trading symbol “YELL”. Shares of USF common stock, which are quoted on the Nasdaq National Market under the trading symbol “USFC”, will be delisted if the amended merger is consummated.

Completion of the amended merger requires the approval of USF stockholders. The date, time and place of the USF special stockholders meeting has not changed. The USF special stockholders meeting will still be held on Monday, May 23, 2005, at 10:00 a.m., C.D.T. at Embassy Suites Hotel O’Hare – Rosemont, 5500 N. River Road, Rosemont, Illinois 60018.

YOUR VOTE IS VERY IMPORTANT. USF will not vote any proxies received on the white proxy card included in the original proxy statement/prospectus, or received by internet or telephone pursuant to the instructions in the original proxy statement/prospectus. IF YOU WANT YOUR PROXY TO BE COUNTED AT THE SPECIAL MEETING, USE THE NEW BLUE PROXY CARD. You may also submit a proxy by internet or telephone in accordance with the directions provided on such card or the directions provided under the heading “Voting by Proxy – How to Vote” on page 36 of this proxy statement/prospectus.

If you sign, date and mail the new BLUE proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” each of the proposals presented. If you do not return your card, or if you do not instruct your broker how to vote any shares held for you in “street name”, your shares will not be voted at the special meeting.

This document is a prospectus relating to the issuance of shares of Yellow Roadway common stock in connection with the amended merger and a proxy statement for use in soliciting proxies for USF’s special meeting of stockholders. This proxy statement/ prospectus contains answers to frequently asked questions (beginning on page 1) and a summary description of the amended merger (beginning on page 10), followed by a more detailed discussion of the amended merger and related matters. You should also consider the matters discussed under “Risk Factors” beginning on page 24 of this proxy statement/prospectus. We urge you to review carefully this entire document.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/ PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated May 5, 2005, and is first being mailed to USF stockholders on or about May 6, 2005.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Yellow Roadway and USF from documents that each company has filed with the Securities and Exchange Commission but that have not been included in or delivered with this proxy statement/prospectus. For a listing of documents incorporated by reference into this proxy statement/prospectus, please see the section entitled “Where You Can Find More Information” beginning on page 119 of this proxy statement/prospectus.

Yellow Roadway will provide you with copies of this information relating to Yellow Roadway, without charge, if you request it in writing or by telephone from:

YELLOW ROADWAY CORPORATION

Attention: Investor Relations

10990 Roe Avenue

Overland Park, Kansas 66211

(913) 696-6100

USF will provide you with copies of this information relating to USF, without charge, if you request it in writing or by telephone from:

USF CORPORATION

Attention: Investor Relations and Corporate Communications

8550 W. Bryn Mawr Ave., Ste. 700

Chicago, Illinois 60631

(773) 824-1000

For you to receive timely delivery of the documents in advance of the USF special meeting, your request should be received no later than May 16, 2005.

The information agent and proxy solicitor for the amended merger is:

Morrow & Co., Inc.

You may obtain information regarding the transaction

from the information agent and proxy solicitor as follows:

445 Park Avenue, 5th Floor

New York, New York 10022

(212) 754-8000

Stockholders Please Call Toll Free: (800) 607-0088

Banks and Brokers Please Call Toll Free: (800) 654-2468

E-mail: usf.info@morrowco.com

Yellow Roadway has supplied all information contained in or incorporated by reference in this proxy statement/prospectus relating to Yellow Roadway, and USF has supplied all information contained in or incorporated by reference in this proxy statement/prospectus relating to USF. Yellow Roadway and USF have both contributed to information relating to the amended merger and the original merger.

USF Corporation

8550 W. Bryn Mawr Ave., Ste. 700

Chicago, Illinois 60631

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 23, 2005

NOTICE IS HEREBY GIVEN that, as previously announced, a special meeting of stockholders of USF Corporation, a Delaware corporation (“USF”), will be held at 10:00 a.m., C.D.T., on Monday, May 23, 2005, at Embassy Suites Hotel O’Hare – Rosemont, 5500 N. River Road, Rosemont, Illinois 60018. As described in this proxy statement/prospectus, the special meeting will be held for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of February 27, 2005, and amended as of May 1, 2005, by and among Yellow Roadway Corporation (“Yellow Roadway”), Yankee II LLC, a wholly owned subsidiary of Yellow Roadway (“Sub”), and USF. As further described in this proxy statement/prospectus, the amended merger agreement provides for the merger of Sub with and into USF pursuant to which each outstanding share of USF common stock (other than shares owned directly or indirectly by USF or Yellow Roadway and those shares held by dissenting stockholders) will be cancelled and converted into 0.31584 shares of Yellow Roadway common stock and $29.25 in cash.

Based on the number of USF shares outstanding on May 2, 2005, in connection with the amended merger, USF stockholders will receive, in the aggregate, approximately $835 million in cash and approximately 9 million shares of Yellow Roadway common stock, which shares are expected to represent approximately 15.6% of the shares of Yellow Roadway common stock outstanding immediately after the amended merger.

2. To consider and vote upon a proposal to approve adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the above proposal.

THE BOARD OF DIRECTORS OF USF HAS UNANIMOUSLY APPROVED THE AMENDED MERGER AGREEMENT, HAS UNANIMOUSLY DETERMINED THAT THE AMENDED MERGER AGREEMENT IS ADVISABLE AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR ADOPTION OF THE AMENDED MERGER AGREEMENT.

The record date for the special meeting has not changed. USF stockholders that were holders of record at the close of business on April 21, 2005 are entitled to notice of, and to vote at, the special meeting or any reconvened meeting following an adjournment or postponement thereof. Only such stockholders are entitled to notice of, and to vote, at the special meeting. A complete list of such stockholders will be available for examination at the USF special meeting and at USF’s offices at 8550 W. Bryn Mawr Ave., Ste. 700, Chicago, Illinois 60631, during ordinary business hours, after May 12, 2005, for examination by any USF stockholder for any purpose germane to the special meeting.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the USF special meeting, please take the time to vote by completing the enclosed BLUE proxy card and returning it in the accompanying envelope.

USF will not vote any proxies received on the white proxy card included in the original proxy statement/prospectus or received by internet or telephone pursuant to the instructions in the original proxy statement/prospectus. IF YOU WANT YOUR PROXY TO BE COUNTED AT THE SPECIAL MEETING, USE THE NEW BLUE PROXY CARD. You may also submit a proxy by internet or telephone in accordance with the directions provided on such card or the directions provided under the heading “Voting by Proxy – How to Vote” on page 36 of this proxy statement/prospectus.

You should not send certificates for USF common stock with the enclosed proxy. You should forward your stock certificates following the amended merger, after you have received written instructions from the exchange agent.

By order of the Board of Directors,

Richard C. Pagano

Senior Vice President,

General Counsel and Secretary

May 5, 2005

i

ii

ANNEXES

Annex A	Agreement and Plan of Merger, dated as of February 27, 2005, and amended as of May 1, 2005, by and among Yellow Roadway Corporation, Yankee II LLC and USF Corporation
Annex B	Opinion of Morgan Stanley & Co. Incorporated, dated February 27, 2005
Annex C	Opinion of Morgan Stanley & Co. Incorporated, dated May 1, 2005
Annex D	Appraisal and Dissenters’ Rights under the Delaware General Corporation Law

No person is authorized to give any information or to make any representation with respect to the matters that this proxy statement/prospectus describes other than those contained in this proxy statement/prospectus or in the documents this proxy statement/prospectus incorporates by reference and, if given or made, such information or representation must not be relied upon as having been authorized by Yellow Roadway or USF. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities this proxy statement/prospectus offers or a solicitation of a proxy in any jurisdiction where, or to any person whom, it is unlawful to make such an offer or solicitation. Neither the delivery of this proxy statement/prospectus nor any distribution of securities made under this proxy statement/prospectus shall, under any circumstances, create an implication that there has been no change in the affairs of Yellow Roadway or USF since the date of this proxy statement/prospectus or that the information contained or incorporated by reference in this proxy statement/prospectus is correct as of any time subsequent to the date of this proxy statement/prospectus.

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers briefly address some commonly asked questions about the USF special meeting and the amended merger. They may not include all the information that is important to you. We urge you to read carefully this entire proxy statement/prospectus, including the annexes and the other documents we refer to in this proxy statement/prospectus.

Frequently Used Terms

We have generally avoided the use of technical defined terms in this proxy statement/prospectus but a few frequently used terms may be helpful for you to have in mind at the outset. We refer to:

•	Yellow Roadway Corporation, a Delaware corporation, as “Yellow Roadway”;

•	USF Corporation, a Delaware corporation, as “USF”;

•	Yankee II LLC, a newly formed Delaware limited liability company and a wholly owned subsidiary of Yellow Roadway, as “Sub”;

•	the original February 27, 2005 agreement and plan of merger among Yellow Roadway, Sub and USF as the “original merger agreement”;

•	the originally proposed merger of USF into Sub pursuant to the original merger agreement and the cancellation and conversion of shares of USF common stock into the right to receive shares of Yellow Roadway common stock or, upon a valid cash election, cash (subject in each case to proration and adjustment) as the “original merger”;

•	the original merger agreement, as amended on May 1, 2005, as the “amended merger agreement”;

•	the merger of Sub into USF pursuant to the amended merger agreement and the cancellation and conversion of shares of USF common stock into the right to receive 0.31584 shares of Yellow Roadway common stock and $29.25 in cash per USF share as the “amended merger”;

•	the joint proxy statement/prospectus of Yellow Roadway and USF, dated April 22, 2005, as the “original proxy statement/prospectus”;

•	this proxy statement/prospectus, dated May 5, 2005, as the “proxy statement/prospectus”;

•	the special meeting of holders of common stock of USF described on page 34 as the “USF special meeting” or the “special meeting”;

•	the common stock, par value $1.00 per share, of Yellow Roadway as “shares of Yellow Roadway common stock”, “Yellow Roadway shares” or “Yellow Roadway common stock”;

•	the common stock, par value $0.01 per share, of USF as “shares of USF common stock”, “USF shares” or “USF common stock”;

•	the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as the “HSR Act” or the “Hart-Scott-Rodino Act”; and

•	the General Corporation Law of the State of Delaware as the “DGCL”.

The Amended Merger

Q1:	Why is USF sending this updated proxy statement/prospectus?

A1:	We are sending you this proxy statement/prospectus because on May 1, 2005 USF and Yellow Roadway amended the original merger agreement. This proxy statement/prospectus updates and replaces the original proxy statement/prospectus. See the answer to Question 15 below for a description of the significant changes in the terms of the merger.

Q2:	What are the reasons for USF proposing the amended merger?

A2:	See the discussions beginning on pages 44 and 55 of this proxy statement/prospectus for a discussion of the reasons why the USF board of directors reached its decisions to approve the original merger agreement and the amended merger agreement. The USF board of directors considered a number of factors in reaching both decisions, including, in each case, the amount and form of the consideration that USF’s stockholders would receive pursuant to the applicable merger agreement and, in particular, that the value of the merger consideration as of the last trading day prior to the announcement of the original merger and the last trading day prior to February news reports of merger discussions represented substantial premiums to the recent trading prices of USF common stock.

Q3:	What will happen in the amended merger?

A3:	The amended merger will combine the businesses of Yellow Roadway and USF. Pursuant to the terms of the amended merger agreement, a subsidiary of Yellow Roadway will merge with and into USF, with USF as the surviving entity. As a result of the amended merger, USF will become a wholly owned subsidiary of Yellow Roadway and Yellow Roadway will continue as a public company. Based on the number of USF shares outstanding on May 2, 2005, in connection with the merger, USF stockholders will receive, in the aggregate, approximately $835 million in cash and approximately 9 million shares of Yellow Roadway common stock, which shares are expected to represent approximately 15.6% of the shares of Yellow Roadway common stock outstanding immediately after the merger. The amended merger agreement is attached to this proxy statement/prospectus as Annex A. You should read the amended merger agreement carefully in its entirety. The amended merger agreement is the legal document setting forth the parties’ rights with respect to the amended merger.

Q4:	Will Yellow Roadway’s name be changed in connection with the amended merger?

A4:	No, it will remain “Yellow Roadway Corporation”.

Q5:	What will I receive in the amended merger?

A5:	At the effective time of the amended merger, each outstanding share of USF common stock (other than any shares owned directly or indirectly by USF or Yellow Roadway and those shares held by dissenting stockholders) will be cancelled and converted into the right to receive 0.31584 shares of Yellow Roadway common stock and $29.25 in cash.

Q6:	Do I have the right to elect cash in the amended merger?

A6:	No. Each USF stockholder will receive the same merger consideration for each share of USF common stock they own. The original merger agreement included a cash election provision (together with proration and allocation provisions), but the amended merger agreement does not. Cash election forms that have been submitted will be disregarded and any certificates of USF common stock that have been sent to Yellow Roadway’s exchange agent will be returned as promptly as practicable. Any book-entry interests in USF common stock that have transferred to the account of Yellow Roadway’s exchange agent will be credited to the relevant account as promptly as practicable.

Q7:	Am I entitled to exercise dissenters’ appraisal rights?

A7:	Yes. Under the General Corporation Law of the State of Delaware, any USF stockholder who does not wish to accept the merger consideration has the right to dissent from the amended merger and to seek an appraisal of, and to be paid the fair value (exclusive of any element of value arising from the accomplishment or expectation of the amended merger) for, the stockholder’s shares of USF common stock; provided that the stockholder complies with the provisions of Section 262 of the DGCL. To review your dissenters’ rights of appraisal under Delaware law, see pages 69 through 71 of this proxy statement/prospectus.

Q8:	Will the rights of a USF stockholder change as a result of the amended merger?

A8:	Yes. Until the effective time of the amended merger, USF’s certificate of incorporation and bylaws will continue to govern USF stockholder rights. Upon completion of the amended merger, USF stockholders will become Yellow Roadway stockholders and Yellow Roadway’s certificate of incorporation and bylaws will then govern their rights. Please read carefully the summary of the material differences between the rights of Yellow Roadway stockholders and USF stockholders under “Comparison of Stockholders’ Rights” beginning on page 112 of this proxy statement/prospectus.

Q9:	What will happen to shares of Yellow Roadway common stock upon the amended merger?

A9:	Each outstanding share of Yellow Roadway common stock will remain outstanding.

Q10:	Are there risks associated with the amended merger that I should consider in deciding how to vote?

A10:	Yes. There are risks associated with all business combinations, including the merger of our two companies. In particular, you should be aware that the number of shares of Yellow Roadway common stock that USF stockholders will receive for each share of USF common stock they own is fixed and will not change as the market prices of USF common stock and Yellow Roadway common stock fluctuate in the period before the amended merger. Accordingly, the value of the Yellow Roadway common stock that USF stockholders will receive in return for their USF common stock may be less than or more than the value of the Yellow Roadway common stock as of the date of the original merger agreement, the amended merger agreement, the original proxy statement/prospectus, this proxy statement/prospectus or the USF special meeting. There are a number of other risks that are discussed in this document and in other documents incorporated by reference in this document. Please read with particular care the more detailed description of the risks associated with the amended merger discussed under “Risk Factors” beginning on page 24 of this proxy statement/prospectus.

Q11:	When do you expect to complete the amended merger?

A11:	Yellow Roadway and USF currently expect to complete the amended merger on May 24, 2005. However, there can be no assurance that such timing will occur or that the amended merger will be completed on May 24, 2005 as currently expected.

Q12:	Will USF stockholders be able to trade the Yellow Roadway common stock that they receive in the amended merger?

A12:	The shares of Yellow Roadway common stock issued in connection with the amended merger will be freely tradable, unless you are an affiliate of USF, and the prices for those shares will be quoted on the Nasdaq National Market under the symbol “YELL”. Generally, persons who are deemed to be affiliates (generally directors, executive officers and controlling stockholders) of USF must comply with Rule 145 under the Securities Act of 1933, as amended, if they wish to sell or otherwise transfer any of the shares of Yellow Roadway common stock they receive in the amended merger.

Q13:	What are material federal income tax consequences of the amended merger?

A13:	The receipt of cash and Yellow Roadway shares by a U.S. holder in exchange for USF shares should be a taxable transaction for U.S. federal income tax purposes. In general, U.S. holders of USF shares who receive cash and Yellow Roadway shares in exchange for their USF shares pursuant to the amended merger should recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between their amount realized and their adjusted tax basis in their USF shares. The amount realized by a U.S. holder would be the fair market value of the Yellow Roadway shares plus the amount of cash received in exchange for their USF shares.

If the U.S. holder holds USF shares as a capital asset, gain recognized upon the exchange generally will be capital gain, and any recognized capital gain will be long-term capital gain if the U.S. holder has held the USF shares for more than one year. See “Material United States Federal Income Tax Consequences” beginning on page 73 of this proxy statement/prospectus.

The summary of material United States federal income tax consequences contained in this proxy statement/prospectus is not a substitute for an individual analysis of the tax consequences of the amended merger to you. You are urged to consult a tax advisor regarding the particular federal, state, local and foreign tax consequences of the amended merger in light of your own situation.

Tax matters are complicated, and the federal income tax consequences described above may not apply to some of USF’s stockholders. The tax consequences of the proposed transactions to you will depend on the facts of your own situation. You should consult your own tax advisors for a full understanding of the tax consequences to you as a result of the amended merger.

Q14:	Where can I find the voting results of the USF special meeting?

A14:	The preliminary voting results of the special meeting will be announced at the special meeting. The final results will be published in a press release issued by Yellow Roadway upon consummation of the amended merger and in Yellow Roadway’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2005.

The Amended Merger Agreement

Q15:	What are significant changes in the amended merger agreement?

A15:	The terms of the amended merger agreement are described on pages 75 to 90 of this proxy statement/prospectus under the heading “The Amended Merger Agreement”. They include the following changes:

•	The portion of the total merger consideration payable as cash has been increased from approximately 50% to approximately 65% and the portion payable in shares of Yellow Roadway common stock has been reduced from approximately 50% to approximately 35%.

•	The cash election right has been eliminated so that all shares of USF common stock (excluding those owned directly or indirectly by USF or Yellow Roadway or by any stockholder validly exercising appraisal rights) will be cancelled at the effective time of the amended merger and converted into a right to receive:

–	$29.25 in cash (representing 65% of the original merger agreement’s $45.00 cash election merger consideration), and

–	0.31584 shares of Yellow Roadway common stock (representing 35% of the original merger agreement’s 0.9024 stock exchange ratio).

Under the terms of the original merger agreement, 50% of the shares of USF common stock would have been converted into $45.00 cash and 50% of the shares of USF common stock would have been converted into 0.9024 shares of Yellow Roadway common stock (subject to adjustment). Assuming all stockholders elected to receive 50% cash and 50% Yellow Roadway common stock, each stockholder would have received $22.50 per share in cash and 0.4512 shares of Yellow Roadway common stock.

•	U.S. holders of USF shares should recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between their amount realized (the fair market value of Yellow Roadway shares plus the amount of cash received as merger consideration) and their adjusted tax basis in their USF shares. Under the terms of the original merger agreement, this taxable gain would have been recognized only to the extent the U.S. holder received cash in the original merger in an amount equal to or lesser than the gain in the shares exchanged by the U.S. holder in the original merger.

•	The structure of the merger has been modified so that Sub will merge with and into USF, with USF as the surviving entity. Upon consummation of the amended merger, USF will become a wholly owned subsidiary of Yellow Roadway.

•	Several of the conditions to closing in the original merger agreement have been modified to give greater certainty that the transaction will be completed.

•	Several of the provisions concerning the companies’ rights to terminate the original merger agreement and obligations to pay a termination fee under certain circumstances have been modified to reflect the modified closing conditions.

USF Special Meeting; Votes Required

Q16:	When is the USF special meeting of stockholders and where will it be held?

A16:	The date, time and location of USF’s special meeting of stockholders has not changed. It will take place on May 23, 2005 at 10:00 a.m. C.D.T. at Embassy Suites Hotel O’Hare – Rosemont, 5500 N. River Road, Rosemont, Illinois 60018.

Q17:	What will happen at the USF special meeting?

A17:	USF stockholders will vote on a proposal to adopt the amended merger agreement, and on a proposal to approve adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the amended merger proposal.

Q18:	Who is entitled to vote at the USF special meeting?

A18:	The record date for the USF special meeting has not changed. USF stockholders of record as of the close of business on April 21, 2005 will be entitled to notice of and to vote at the USF special meeting or any reconvened meeting after any adjournments or postponements of the meeting.

Q19:	What is a quorum?

A19:	A quorum is the number of shares that must be present to hold the meeting. The quorum requirement for the special meeting is the holders of a majority of the outstanding shares of common stock of USF as of the April 21, 2005, the record date, present in person or represented by proxy and entitled to vote at the special meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted with respect to a particular matter. Proxies that are marked “abstain” or for which votes have otherwise been withheld and proxies relating to “street name” shares that are returned to USF, but not voted, will be treated as shares present for purposes of determining the presence of a quorum on all matters.

Q20:	How many shares can vote?

A20:	On the record date, USF had outstanding 28,522,026 shares of common stock, which constitute USF’s only outstanding voting securities. Each USF stockholder is entitled to one vote on each proposal for each share of USF common stock held as of the record date.

Q21:	What vote is required?

A21:	The affirmative vote of the holders of a majority of the outstanding shares of USF common stock entitled to vote at the special meeting is required to adopt the amended merger agreement. Approval of a proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the other proposal(s) requires the vote of a majority of shares present in person or by proxy at the special meeting and actually voted at that special meeting.

If a quorum is not present at the USF special meeting, the holders of a majority of the shares entitled to vote who are present in person or by proxy at the meeting may adjourn the meeting.

Even if the votes set forth above are obtained at the USF special meeting, we cannot assure you that the amended merger will be completed, because the completion of the amended merger is subject to the satisfaction or waiver of other conditions discussed in this proxy statement/prospectus.

Q22:	What do I need to do to vote?

A22:	If you are a registered holder, then mail your completed and signed BLUE proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the USF special meeting. To assure that we obtain your vote, please vote as instructed on your BLUE proxy card even if you currently plan to attend the special meeting in person. In some cases, you may be able to exercise your proxy by telephone or the internet. See “Voting by Proxy” beginning on page 36.

If you hold shares in “street name” through a bank, broker or nominee, see the answer to the question below.

The members of the USF board of directors unanimously recommend that USF stockholders vote “FOR” the adoption of the amended merger agreement.

The enclosed BLUE proxy card contains instructions for voting by mail. Please follow these instructions carefully. The proxies identified on the BLUE proxy card will vote the shares of which you are stockholder of record in accordance with your instructions. If you sign, date and return your proxy without giving specific voting instructions, the proxies will vote your shares “FOR” the proposals. If you do not return your proxy, your shares will not be voted at your special meeting.

USF will not vote any proxies received on the white proxy card included in the original proxy statement/prospectus or received by internet or telephone pursuant to the instructions in the original proxy statement/prospectus.

IF YOU WANT YOUR PROXY TO BE COUNTED AT THE SPECIAL MEETING, USE THE NEW BLUE PROXY CARD. You may also submit a proxy by internet or telephone in accordance with the directions provided on such card or the directions provided under the heading “Voting by Proxy – How to Vote” on page 36 of this proxy statement/prospectus.

Q23:	How do I vote my shares if my shares are held in “street name”?

A23:	You should vote this proxy in accordance with the voting instruction form that your bank, broker or nominee provides to you. If your shares are held in a stock brokerage account, your broker will not vote your shares unless the broker receives appropriate instructions from you.

A number of banks and brokerage firms participate in a program that also permits stockholders whose shares are held in “street name” to direct their vote by the internet or telephone. This option, if available, will be reflected in the voting instruction form from the bank or brokerage firm that accompany this proxy statement/prospectus. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by the internet or telephone by following the voting instruction form enclosed with the proxy from the bank or brokerage firm. Votes directed by the internet or telephone through such a program must be received by 11:59 p.m., New York, New York time, on May 22, 2005.

Directing the voting of your shares will not affect your right to vote in person if you decide to attend the special meeting; however, you must first obtain a signed and properly executed proxy from your bank, broker or nominee in order to vote your shares held in street name at the special meeting. Requesting a proxy prior to the deadlines described above will automatically cancel any voting directions you have previously given by the internet or by telephone with respect to your shares. The internet and telephone proxy procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their proxy instructions and to confirm that those instructions have been properly recorded.

Q24:	What if I already voted on the adoption of the original merger agreement?

A24:	As discussed above, USF will not vote any proxies received on the white proxy card included in the original proxy statement/prospectus or received by internet or telephone pursuant to the instructions in the original proxy statement/prospectus. If you want your proxy to be counted at the special meeting use the new BLUE proxy card or submit a proxy by internet or telephone in accordance with the instructions under the heading “Voting by Proxy – How to Vote” on page 36 of this proxy statement/prospectus.

Q25:	What if I want to change my vote?

A25:	USF will not vote any proxies received on the white proxy card included in the original proxy statement/prospectus or received by internet or telephone pursuant to the instructions in the original proxy statement/prospectus. Therefore, to change your vote, use the new BLUE proxy card or submit a new proxy by internet or telephone in accordance with the instructions under the heading “Voting by Proxy – How to Vote” on page 36 of this proxy statement/prospectus.

If you wish to change any proxy granted on the BLUE proxy card or submitted by internet or telephone after the date hereof, you should either (1) submit a later dated BLUE proxy reflecting your changed vote, (2) deliver a written revocation or (3) attend the special meeting in person and vote in person. See “Voting By Proxy – Revoking Your Proxy” on page 37 of this proxy statement/prospectus for additional details. USF stockholders that require assistance in changing or revoking a proxy should contact Computershare Investor Services, L.L.C., USF’s transfer agent, at (800) 810-7514.

If your shares are held in “street name” you should follow the instructions your bank, broker or nominee provides you for changing your vote.

Q26:	What should I do with the cash election form that was previously mailed to me?

A26:	There is no cash election mechanism in connection with the amended merger. Consequently, all USF stockholders will receive the same merger consideration for each share of USF common stock they own. Please discard your cash election form.

Cash election forms that have been submitted will be disregarded and any certificates of USF common stock that have been sent to Yellow Roadway’s exchange agent will be returned as promptly as practicable. Any book-entry interests in USF common stock that have transferred to the account of Yellow Roadway’s exchange agent will be credited to the relevant account as promptly as practicable.

Q27:	How will the proxies vote on any other business properly brought up at the special meeting?

A27:	By submitting your proxy, you authorize the persons named on the proxy card to use their judgment to determine how to vote on any other matter properly brought before the special meeting. The proxies will vote your shares in accordance with your instructions. If you sign, date and return your proxy without giving specific voting instructions, the proxies will vote your shares “FOR” the proposals. If you do not return your proxy, or if your shares are held in street name and you do not instruct your bank, broker or nominee on how to vote, your shares will not be voted at your special meeting.

The USF board of directors does not intend to bring any other business before the meeting and, pursuant to the terms of USF’s by-laws, only the business that is specified in the “Notice of Special Meeting of Stockholders” may be presented at the special meeting.

Q28:	What is a broker non-vote?

A28:	A “broker non-vote” occurs when a bank, broker or other nominee submits a proxy that indicates that the broker does not vote for some or all of the proposals, because the broker has not received instructions from the beneficial owners on how to vote on these proposals and does not have discretionary authority to vote in the absence of instructions.

Q29:	Will broker non-votes or abstentions affect the results?

A29:	Broker non-votes and abstentions will have the same effect as a vote against the proposal to adopt the amended merger agreement, but will have no effect on the outcome of the proposal relating to adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies. If your shares are held in street name, we urge you to instruct your bank, broker or nominee on how to vote your shares for those proposals on which you are entitled to vote.

Q30:	What happens if I choose not to submit a proxy or to vote?

A30:	If you do not submit a proxy or vote at the USF special meeting, it will have the same effect as a vote against the proposal to adopt the amended merger agreement, but, so long as a quorum is present, will have no effect on the outcome of the proposal relating to adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies.

General

Q31:	Should I send in my USF stock certificates now?

A31:	No. You will be sent written instructions after the amended merger is completed for sending in your USF stock certificates.

Q32:	What does it mean if I get more than one proxy card?

A32:	Your shares are probably registered in more than one account. You should vote each proxy card you receive.

Q33:	If I have more questions about the amended merger or the two companies, where can I find answers?

A33:	In addition to reading this document, its annexes, and the documents we have incorporated in this document by reference, you can find more information about the merger or about the two companies in our companies’ filings with the Securities and Exchange Commission and with the Nasdaq National Market. Please see page 119 of this proxy statement/prospectus. If you have any questions about the merger or how to submit your BLUE proxy card, if you need additional copies of this proxy statement/prospectus or the enclosed BLUE proxy card or voting instructions, you should contact either USF or Morrow & Co., Inc., the information agent and proxy solicitor for the merger, as per the information below:

USF CORPORATION

Attention: Investor Relations and Corporate Communications

8550 W. Bryn Mawr Ave., Ste. 700

Chicago, Illinois 60631

(773) 824-1000

The information agent and proxy solicitor for the amended merger is:

Morrow & Co., Inc.

You may obtain information regarding the transaction

from the information agent and proxy solicitor as follows:

445 Park Avenue, 5th Floor

New York, New York 10022

(212) 754-8000

Stockholders Please Call Toll Free: (800) 607-0088

Banks and Brokers Please Call Toll Free: (800) 654-2468

E-mail: usf.info@morrowco.com

SUMMARY

This summary highlights selected information from this proxy statement/prospectus, including material terms of the amended merger, and may not contain all of the information that is important to you. To understand the amended merger fully and for a more complete description of the legal terms of the amended merger, you should carefully read this entire document and the documents to which we refer you. See “Where You Can Find More Information” beginning on page 119 of this proxy statement/prospectus.

The Companies (page 91 for Yellow Roadway and page 100 for USF)

Yellow Roadway Corporation

10990 Roe Avenue

Overland Park, Kansas 66211

(913) 696-6100

Yellow Roadway Corporation is one of the largest transportation service providers in the world. Through its subsidiaries, including Yellow Transportation, Roadway Express, New Penn Motor Express, Reimer Express and Meridian IQ, Yellow Roadway provides a wide range of asset and non-asset-based transportation services integrated by technology. The Yellow Roadway portfolio of brands provided through Yellow Roadway Corporation subsidiaries represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally.

Yellow Roadway employs over 50,000 people and its principal executive offices are located at 10990 Roe Avenue, Overland Park, Kansas 66211.

USF Corporation

8550 W. Bryn Mawr Ave., Ste. 700

Chicago, Illinois 60631

(773) 824-1000

USF Corporation provides comprehensive supply chain management services in four business segments through its operating subsidiaries. In the less-than-truckload segment, carriers provide regional and inter-regional delivery throughout the United States, certain areas of Canada and throughout Mexico. USF’s truckload segment offers premium regional and national truckload services. USF’s logistics segment provides dedicated fleet, cross-dock operations, supply chain management, contractual warehousing and domestic ocean freight forwarding services throughout the United States, Canada and Mexico. USF’s corporate and other segment performs support activities for its business segments including executive, information technology, corporate sales and various financial management functions. Principal subsidiaries in USF’s less-than-truckload segment are USF Holland Inc., USF Bestway Inc., USF Reddaway Inc. and USF Dugan Inc. USF Glen Moore Inc. is USF’s truckload carrier. Logistics consists of USF Logistics Services Inc.

In December 2003, USF began offering transportation and logistics services in Mexico and across the United States/Mexico border through a joint venture with the shareholders of Autolineas Mexicanas S.A. de C.V. (“ALMEX”). ALMEX, a nationwide less-than-truckload carrier in Mexico, has a network of 52 terminals providing service to virtually the entire country.

In May 2004, USF shut down USF Red Star, USF’s former Northeast carrier. Subsequent to the closure of Red Star, USF announced plans to expand USF Holland’s operations into the Northeast.

On February 25, 2005, USF sold 100% of the stock of USF Processors Inc. for $4.5 million in cash to Carolina Logistic Services Inc. USF Processors Inc. was USF’s food and pharmaceutical reverse logistics operation and was previously included in USF’s Logistics segment. USF Processors Inc. had revenue of $33 million in 2004.

USF employs approximately 20,000 people and its principal executive offices are located at 8550 West Bryn Mawr Ave., Ste. 700, Chicago, Illinois 60631.

The Amended Merger (pages 54 to 72)

General

On February 27, 2005, the companies agreed to the merger between USF and Sub under the terms of the original merger agreement described in the original proxy statement/prospectus.

On May 1, 2005, the companies amended the terms of the original merger agreement by entering into the amended merger agreement, which is attached to this proxy statement/prospectus as Annex A. The amended merger agreement is the legal document that governs the amended merger, and we urge you to read it.

At the effective time of the amended merger, Sub will merge with and into USF, with USF as the surviving entity. As a result of the amended merger, USF will become a wholly owned subsidiary of Yellow Roadway.

Summary of the Significant Changes in the Amended Merger Agreement (page 62)

The significant changes to the original merger agreement include the following:

•	The portion of the total merger consideration payable as cash has been increased from approximately 50% to approximately 65% and the portion payable in shares of Yellow Roadway common stock has been reduced from approximately 50% to approximately 35%.

•	The cash election right has been eliminated so that all shares of USF common stock (excluding those owned directly or indirectly by USF or Yellow Roadway or by any stockholder validly exercising appraisal rights) will be cancelled at the effective time of the amended merger and converted into a right to receive:

-	$29.25 in cash (representing 65% of the original merger agreement’s $45.00 cash election merger consideration), and

-	0.31584 shares of Yellow Roadway common stock (representing 35% of the original merger agreement’s 0.9024 stock exchange ratio).

Under the terms of the original merger agreement, 50% of the shares of USF common stock would have been converted into $45.00 cash and 50% of the shares of USF common stock would have been converted into 0.9024 shares of Yellow Roadway common stock (subject to adjustment). Assuming all stockholders elected to receive 50% cash and 50% Yellow Roadway common stock, each stockholder would have received $22.50 per share in cash and 0.4512 shares of Yellow Roadway common stock.

•	U.S. holders of USF shares should recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between their amount realized (the fair market value of Yellow Roadway shares plus the amount of cash received as merger consideration) and their adjusted tax basis in their USF shares. Under the terms of the original merger agreement, this taxable gain would have been recognized only to the extent the U.S. holder received cash in the merger in an amount equal to or lesser than the gain in the shares exchanged by the U.S. holder in the merger.

•	The structure of the merger has been modified so that Sub will merge with and into USF, with USF as the surviving entity. Upon consummation of the amended merger, USF will become a wholly owned subsidiary of Yellow Roadway.

•	Several of the conditions to closing in the original merger agreement have been modified to give greater certainty that the transaction will be completed.

•	Several of the provisions concerning the companies’ rights to terminate the original merger agreement and obligations to pay a termination fee under certain circumstances have been modified to reflect the modified closing conditions.

Exchange of USF Shares (page 76)

Upon the effectiveness of the amended merger, each share of USF common stock (other than any shares owned directly or indirectly by USF and Yellow Roadway and those shares held by dissenting stockholders) will be converted into the right to receive 0.31584 shares of Yellow Roadway common stock and $29.25 in cash for each share of USF common stock they own at the effective time of the amended merger. There is no cash election under the amended merger agreement and provisions in the original merger agreement relating to such election, including proration and allocation, have been deleted.

No fractional shares of Yellow Roadway common stock will be issued in the amended merger. All Yellow Roadway shares that a USF stockholder is entitled to receive will be aggregated. Any fractional Yellow Roadway shares resulting from this aggregation will be paid cash, without interest, in an amount equal to the fraction multiplied by the market value of a Yellow Roadway share, determined using the average of the high and low trading prices of Yellow Roadway common stock on the day before the closing as reported on the Nasdaq National Market, rounded to the nearest cent.

Based on the number of USF shares outstanding on May 2, 2005, in connection with the amended merger, USF stockholders will receive, in the aggregate, approximately $835 million in cash and approximately 9 million shares of Yellow Roadway common stock, which shares are expected to represent approximately 15.6% of the shares of Yellow Roadway common stock outstanding immediately after the amended merger.

Treatment of USF Stock Options (page 83)

Each USF stock option that USF issued will be cancelled as of the effective time of the amended merger and, to the extent the exercise price of the applicable option is lower than the deemed per share merger consideration, the holder of such option will receive a cash payment. For purposes of discussing the treatment of USF stock options and USF phantom stock units, the “deemed per share merger consideration” will now be equal to:

•	$29.25 plus

•	the product of 0.31584 and the average of the high and low prices of Yellow Roadway common stock on the date before the closing, as reported on the Nasdaq National Market.

Holders of USF stock options with an exercise price less than the deemed per share merger consideration will receive cash in an amount equal to:

(	the deemed per share merger consideration	–	exercise price of the USF stock option)	x	number of USF shares subject to the USF stock option

A holder of USF stock options with an exercise price that is equal to or greater than the deemed per share merger consideration will be cancelled, and the holder of the USF stock option shall not be entitled to receive any consideration for the USF stock option.

Recommendations of the USF Board of Directors (page 56)

USF’s board of directors has unanimously approved the amended merger agreement, has unanimously determined that the amended merger agreement is advisable and unanimously recommends that USF stockholders vote “FOR” the adoption of the amended merger agreement.

Opinion of USF’s Financial Advisor Dated May 1, 2005 (pages 56 to 62)

In connection with the amended merger, USF’s financial advisor, Morgan Stanley & Co. Incorporated, delivered a written opinion to USF’s board of directors as to the fairness, from a financial point of view, of the merger consideration pursuant to the amended merger agreement to the holders of USF common stock. The full text of Morgan Stanley’s written opinion, dated May 1, 2005, is attached to this proxy statement/prospectus as Annex C. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Morgan Stanley’s opinion was provided to USF’s board of directors in connection with its evaluation of the merger consideration contemplated by the amended merger agreement, does not address any other aspect of the amended merger and does not constitute a recommendation to any stockholder as to any matters relating to the amended merger.

Board of Directors of Yellow Roadway Following the Amended Merger (page 69)

Immediately following the amended merger, the Yellow Roadway board will increase from ten directors to eleven directors. The Yellow Roadway board will then elect one of the existing USF directors to fill the newly created vacancy. Such director will serve until the Yellow Roadway 2006 annual meeting of stockholders or until he dies, resigns or his successor is elected and qualified.

Share Ownership of Directors and Executive Officers of Yellow Roadway and USF (page 98 and page 102)

At the close of business on the record date for the Yellow Roadway special meeting, directors and executive officers of Yellow Roadway and their affiliates were entitled to vote approximately 0.4% of the shares of Yellow Roadway common stock outstanding on that date.

At the close of business on the record date for the USF special meeting, directors and executive officers of USF and their affiliates were entitled to vote approximately 0.3% of the shares of USF common stock outstanding on that date.

Interests of Certain Persons in the Amended Merger (pages 63 to 68)

In considering the recommendation of the USF board of directors with respect to the amended merger, you should be aware that certain members of USF’s management and the USF board of directors have interests in the transaction that are or may be different from, or in addition to, your interests as a USF stockholder. These interests include, among other things, the following:

•	Pursuant to the terms of the amended merger agreement, one of the seven members of the USF board will be appointed as a director of Yellow Roadway.

•	Under the terms of the severance protection agreements entered into between USF and certain of its officers, if an officer’s employment with USF (or its successor) is terminated other than “for cause” during the “severance period” or the officer resigns for “good reason” (as each such term is defined in the officer’s severance protection agreement), that officer is entitled to severance benefits, including excise tax gross-up payments for excess parachute payments received in connection with the amended merger.

•	Subject to the terms of the executive retention program, USF will make retention payments in an aggregate amount of $4.7 million to certain executive officers of USF. USF will pay a retention payment to the applicable executive if either:

-	the executive is employed on the effective date of the merger and on the 12-month anniversary thereof or

-	if the executive is involuntarily terminated without “cause”, resigns for “good reason” (as each such term is defined in the executive retention program), becomes disabled or dies before the 12-month anniversary of the merger.

•	Pursuant to a letter agreement entered into between USF and Paul J. Liska, Executive Chairman of USF, dated February 27, 2005, USF will pay Mr. Liska at the effective time of the merger a transaction fee in the amount of $2.19 million if USF completes the amended merger, provided that Mr. Liska has not voluntarily resigned as Executive Chairman prior to that time.

•	Each option to purchase USF shares granted under a USF stock plan that is outstanding immediately prior to the effective time of the amended merger will become fully vested and fully exercisable at the effective time and, depending on the exercise price of the option, the holders of certain options may receive a cash payment in exchange for the cancellation and termination of such unexercised options.

•	Each share of restricted USF stock granted under a USF stock plan that is outstanding immediately prior to the effective time of the amended merger will become fully vested and all restrictions relating to such USF shares shall lapse at the effective time.

•	Each phantom stock unit granted under a USF stock plan or under another agreement (each, a “PSU”) will become fully vested and USF will be required to pay the holder of such PSU a cash payment in exchange for the cancellation and, termination of the PSU.

•	Under the amended merger agreement, Yellow Roadway has agreed to indemnify and hold harmless all past and present officers and directors of USF for certain liabilities arising both before and, in some cases, after the amended merger.

•	For a period of six years after the effective time of the amended merger, Yellow Roadway has agreed that it will provide USF’s current officers and directors certain liability insurance.

The USF board of directors was aware of these arrangements during its deliberations on the merits of the amended merger and in deciding to recommend that you vote “FOR” the adoption of the amended merger agreement.

Conditions to Completion of the Amended Merger (pages 87 to 88)

Completion of the amended merger depends on a number of conditions being satisfied or waived. These conditions include the following:

•	adoption of the amended merger agreement by the holders of at least a majority of the outstanding USF shares entitled to vote at the USF special meeting;

•	absence of any statute, rule, regulation, decree, order, or injunction in effect restraining, enjoining or otherwise prohibiting consummation of the amended merger or the other transactions contemplated by the amended merger agreement;

•	approval for listing of the Yellow Roadway shares to be issued in the amended merger on the Nasdaq National Market, upon official notice of issuance;

•	continued effectiveness of the registration statement of which this proxy statement/prospectus is a part and the absence of a stop order by the Securities and Exchange Commission suspending the effectiveness of the registration statement;

•	the absence, since the end of each party’s first fiscal quarter of 2005, of any change in the financial condition, properties, business or results of operations of such party and its subsidiaries or any development or combination of developments of which such party’s management had knowledge that, in each case, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on such party and its subsidiaries, except for any such changes or developments that (A) such party disclosed in its filings with the SEC prior to May 1, 2005, (B) are contemplated by the amended merger agreement or the original merger agreement or (C) in the case of USF, result from any act or omission by USF and its subsidiaries taken with the knowledge of Yellow Roadway and intended to benefit Yellow Roadway and its subsidiaries after the amended merger; and

•	compliance in all material respects by each party with its covenants in the amended merger agreement.

Termination of the Amended Merger Agreement (pages 88 to 89)

The amended merger agreement may be terminated:

•	by mutual written consent of Yellow Roadway and USF by mutual action of their respective boards of directors.

•	by either Yellow Roadway or USF if:

-	the parties fail to consummate the amended merger on or before December 31, 2005, unless the failure is the result of a material breach of the amended merger agreement by the party seeking the termination;

-	adoption by the USF stockholders of the amended merger agreement is not obtained at a duly convened special meeting of USF stockholders or at any reconvened meeting following an adjournment or postponement thereof; or

-	any court or other governmental entity has issued a final and nonappealable order, decree or ruling or has taken any other final and nonappealable action that enjoins, restrains or prohibits the consummation of the amended merger.

•	by USF if:

-	its board of directors authorizes USF, subject to complying with the terms of the amended merger agreement, to enter into a binding written agreement concerning a transaction that constitutes a superior proposal (as defined in the amended merger agreement);

-	Yellow Roadway does not make, within the time period specified under “Covenants and Agreements—No Solicitation”, an offer that the USF board of directors determined, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of USF as the superior proposal; and

-	USF has paid a $26 million termination fee to Yellow Roadway.

•	by USF if there has been since March 31, 2005 any change in the financial condition, properties, business or results of operations of Yellow Roadway and its subsidiaries or any development or combination of developments of which Yellow Roadway’s management had knowledge that, in each case, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on Yellow Roadway and its subsidiaries, except for any such changes or developments that (A) Yellow Roadway disclosed in its filings with the SEC prior to May 1, 2005 or (B) are contemplated by the amended merger agreement or the original merger agreement, such that the related closing condition (discussed above) is incapable of being satisfied.

•	by USF if:

-	there has been a breach of any covenant or agreement made by Yellow Roadway or Sub in the amended merger agreement such that Yellow Roadway and Sub will not have performed in all material respects all obligations required to be performed by them under the amended merger agreement on or prior to the closing of the amended merger; and

-	such breach or condition is not curable or, if curable, is not cured within 30 calendar days after written notice thereof is given by USF to Yellow Roadway.

•	by Yellow Roadway within 20 business days following the date on which USF’s board of directors withdraws or modifies, in any manner adverse to Yellow Roadway, its approval or recommendation of the amended merger agreement, or if USF’s board of directors approves or recommends any superior proposal made or received after February 27, 2005.

•	by Yellow Roadway if there has been since March 31, 2005 any change in the financial condition, properties, business or results of operations of USF and its subsidiaries or any development or combination of developments of which USF’s management had knowledge that, in each case, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on USF and its subsidiaries, except for any such changes or developments that (A) USF disclosed in its filings with the SEC prior to May 1, 2005, (B) are contemplated by the amended merger agreement or the original merger agreement or (C) result from any act or omission by USF and its subsidiaries taken with the knowledge of Yellow Roadway and intended to benefit Yellow Roadway and its subsidiaries after the amended merger, such that the related closing condition (discussed above) is incapable of being satisfied.

•	by Yellow Roadway if:

-	there has been a breach of any covenant or agreement made by USF in the amended merger agreement such that USF will not have performed in all material respects all obligations required to be performed by it under the amended merger agreement on or prior to the closing of the amended merger; and

-	such breach or condition is not curable or, if curable, is not cured within 30 calendar days after written notice thereof is given by Yellow Roadway to USF.

Termination Fees and Expenses (page 89)

USF must pay a termination fee of $26 million to Yellow Roadway if the amended merger agreement is terminated:

•	by Yellow Roadway or USF, if:

-	the approval of the USF stockholders has not been obtained at a duly convened special meeting of USF stockholders or at any reconvened meeting following an adjournment or postponement thereof,

-	after February 27, 2005 and prior to the USF special meeting, a third party has made a bona fide written acquisition proposal that has been publicly disclosed and not publicly withdrawn prior to the USF special meeting, and

-	within nine months of the termination of the merger agreement, USF or any of its subsidiaries enters into any acquisition agreement pertaining to, or consummates, a merger or other business combination or a third party acquires more than 50% of the equity or assets of USF;

•	by USF because it seeks to accept a superior proposal, subject to satisfaction of certain conditions described above; or

•	by Yellow Roadway because USF’s board of directors withdraws or modifies, in any manner adverse to Yellow Roadway, its recommendation of the amended merger agreement.

In general, each of Yellow Roadway, Sub and USF will bear its own expenses in connection with the merger agreement and the related transactions except that Yellow Roadway and USF will share equally the costs and expenses in connection with printing and mailing of this proxy statement/prospectus and the original proxy statement/prospectus.

No Solicitation by USF (page 81)

The amended merger agreement generally restricts the ability of USF to solicit or engage in discussions or negotiations with a third party regarding a proposal to acquire a significant interest in USF. However, if:

•	USF receives an acquisition proposal from a third party that is more favorable, from a financial point of view, to USF stockholders than the terms of the amended merger agreement or an acquisition proposal that the USF board determines in good faith could lead to such a superior proposal and

•	USF complies with specified procedures contained in the amended merger agreement,

then USF may furnish nonpublic information to that third party and engage in negotiations regarding an acquisition proposal with that third party, subject to specified conditions.

Accounting Treatment (page 68)

The amended merger will be accounted for as a business combination using the “purchase” method of accounting. Yellow Roadway will be the acquiror for financial accounting purposes.

Certain Differences in the Rights of Stockholders (page 112)

As a result of the amended merger, the holders of USF shares will become holders of Yellow Roadway shares. Although both USF and Yellow Roadway are Delaware corporations that the DGCL governs, the certificate of incorporation and bylaws of USF currently govern the rights of USF stockholders and the certificate of incorporation and bylaws of Yellow Roadway currently govern the rights of Yellow Roadway stockholders.

See page 112 for summaries of material differences between the rights of USF stockholders and Yellow Roadway stockholders arising because of differences in the certificates of incorporation and bylaws.

Regulatory Matters (page 68)

Yellow Roadway and USF received notice of the termination of the waiting period under the Hart-Scott-Rodino Act on April 14, 2005. As a result, all regulatory approvals necessary to consummate the amended merger have been obtained and receipt of regulatory approvals is no longer a condition to the companies’ obligation to consummate the proposed transaction.

However, at any time before or after completion of the amended merger, the Antitrust Division of the DOJ or the FTC may challenge the transaction on antitrust grounds. Private parties could take action under the antitrust laws, including seeking an injunction prohibiting or delaying the amended merger, divestiture or damages under certain circumstances. Additionally, at any time before or after the completion of the amended merger, notwithstanding expiration of the applicable waiting period, any state could take action under its antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the amended merger will not be made or that, if a challenge is made, USF and Yellow Roadway will prevail.

Recent Developments (page 94 and page 101)

On April 21, 2005, Yellow Roadway announced results of operations for the quarter ended March 31, 2005. Yellow Roadway reported operating revenue of $1.68 billion and net income of $50 million, or $0.96 per diluted share, compared to operating revenue of $1.55 billion and net income of $18 million, or $0.38 per diluted share, for the prior year period. Yellow Roadway’s first quarter 2005 diluted earnings per share included $0.05 per share of dilution from Yellow Roadway’s contingent convertible notes based on an average Yellow Roadway stock price of $57.10 for the quarter. No related dilution was included in the first quarter 2004.

On April 22 2005, USF announced results of operations for the quarter ended April 2, 2005. USF reported revenues of $598 million and a net loss of $5.8 million, or $0.20 per diluted share, compared to revenues of $617 million and a net income of $7.1 million, or $0.26 per diluted share, for the prior year period. The net loss includes pre-tax operating losses for and loss on the sale of USF Processors Inc., operating losses for and shutdown costs of USF Red Star Inc., and pre-tax costs related to the proposed transaction with Yellow Roadway. The first quarter of 2004 included revenues of $57 million for USF Red Star Inc.

Comparative Market Value Information (page 23)

Yellow Roadway shares are traded on the Nasdaq National Market under the ticker symbol “YELL”, and USF shares are traded on the Nasdaq National Market under the ticker symbol “USFC”.

•	On February 25, 2005, the last full trading day prior to public announcement of the merger, Yellow Roadway shares closed at $61.31 per share and USF shares closed at $38.82 per share.

•	On April 21, 2005, the last trading day for which market value information could be calculated prior to the date of the original proxy statement/prospectus, the closing price of each of the Yellow Roadway shares and the USF shares was $51.81 and $44.73, respectively.

•	On April 29, 2005, the last trading day prior to public announcement of the amended merger, the closing price of each of the Yellow Roadway shares and the USF shares was $49.00 and $42.63, respectively.

•	On May 2, 2005, the last trading day for which market value information could be calculated prior to the date of this proxy statement/prospectus, the closing price of each of the Yellow Roadway shares and the USF shares was $51.05 and $45.16, respectively.

We urge you to obtain current market quotations prior to making any decision with respect to the amended merger.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION

Selected Yellow Roadway Historical Financial Data

Yellow Roadway derived the following historical information from its audited consolidated financial statements for the years ended December 31, 2000, 2001, 2002, 2003 and 2004. You should read this information in conjunction with Yellow Roadway’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Yellow Roadway’s consolidated financial statements and the notes thereto included in Yellow Roadway’s Annual Report on Form 10-K incorporated by reference in this proxy statement/prospectus.

	Year Ended December 31,
	2000*	2001*	2002*		2003**	2004**
	(in thousands except per share data)
Results of Operations:
Revenue	$2,799,131	$2,505,070	$2,624,148		$3,068,616	$6,767,485
Operating expenses:
Salaries, wages and employees’ benefits	1,767,926	1,638,662	1,717,382		1,970,440	4,172,144
Operating expenses and supplies	431,336	398,054	385,522		449,825	1,011,864
Operating taxes and licenses	81,259	75,637	75,737		83,548	169,374
Claims and insurance	61,535	56,999	57,197		67,670	132,793
Depreciation and amortization	78,587	76,977	79,334		87,398	171,468
Purchased transportation	266,113	215,131	253,677		318,176	752,788
(Gains) losses on property disposals, net	(14,372)	(186)	425		(167)	(4,547)
Acquisition, spin-off and reorganization charges	—	5,601	8,010		3,124	—

Total operating expenses	2,672,384	2,466,875	2,577,284		2,980,014	6,405,884

Operating income	126,747	38,195	46,864		88,602	361,601

Income from continuing operations before income taxes	105,127	17,359	37,586		66,814	297,663
Income from continuing operations	61,605	10,589	23,973		40,683	184,327
Net income (loss)	68,018	15,301	(93,902	)(1)	40,683	184,327
Diluted earnings per share from continuing operations	2.49	0.43	0.84		1.33	3.75
Average diluted shares outstanding	24,787	24,679	28,371		30,655	49,174
Cash dividends declared per common share	$—	$—	$—		$—	$—

	At December 31,
	2000	2001	2002		2003	2004
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents (2)	$20,877	$19,214	$28,714		$75,166	$106,489
Total assets (3)	1,308,477	1,285,777	1,042,985		3,463,229	3,627,169
Total debt (3)	205,437	220,026	124,285		909,339	657,935
Total liabilities, other than debt	643,264	574,762	558,742		1,551,805	1,755,043
Total shareholders’ equity	459,776	490,989	359,958		1,002,085	1,214,191

*	In 2002, Yellow Roadway completed the spin-off of SCS Transportation, Inc. (“SCST”). The data shown above has been reclassified to reflect SCST as discontinued operations for the periods prior to the spin-off.
**	Includes Roadway Corporation and its subsidiaries following their acquisition on December 11, 2003.

(1)	The net losses in 2002 are largely due to a first quarter 2002 non-cash charge of $75.2 million for the impairment of goodwill related to Jevic Transportation, Inc. (a subsidiary of SCST) and a third quarter 2002 non-cash charge of $52.6 million for the difference between the carrying value of SCST and the fair value, as determined by the market capitalization of SCST at the spin-off date.
(2)	Excludes amounts related to discontinued operations.
(3)	The accounting for Yellow Roadway’s asset backed securitization (“ABS”) facility has changed during the periods presented above. Prior to December 31, 2002, activity under the ABS facility was treated as a sale of assets for financial reporting purposes. As a result, Yellow Roadway did not reflect the receivables sold and the related ABS obligations on its Consolidated Balance Sheets, and ABS facility charges were shown as a separate line in the nonoperating expenses section of its Statements of Consolidated Operations. On December 31, 2002, Yellow Roadway amended the ABS agreement to, among other things, provide Yellow Roadway the right to repurchase 100% of the receivable interests. Because of this amendment, ABS borrowings and related receivables are included on Yellow Roadway’s Consolidated Balance Sheets as of December 31, 2002. Starting in 2003, ABS facility charges are included in the interest expense line of Yellow Roadway’s Statements of Consolidated Operations.

This change in the accounting for Yellow Roadway’s ABS facility affects the comparability of the total assets and total debt lines shown above.

The following is a summary of Yellow Roadway’s ABS facility history since 2000:

	At December 31,
	2000	2001	2002	2003	2004
	(in thousands)
Total debt	$205,437	$220,026	$124,285	$909,339	$657,935
ABS obligations not included on the balance sheet	177,000	141,500	—	—	—

Total debt plus ABS obligations not included on the balance sheet	$382,437	$361,526	$124,285	$909,339	$657,935

Selected USF Historical Financial Data

USF derived the following historical information from its audited consolidated financial statements for the years ended December 31, 2000, 2001, 2002, 2003 and 2004. You should read this information in conjunction with USF’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and USF’s consolidated financial statements and the notes thereto included in USF’s Annual Report on Form 10-K incorporated by reference in this proxy statement/prospectus.

	Year Ended December 31,
	2000	2001	2002	2003	2004
	(in thousands, except per share data)
Results of Operations:
Revenue	$2,288,613	$2,220,974	$2,250,526	$2,292,139	$2,394,579
Operating expenses	2,105,940	2,117,638	2,169,672	2,196,547	2,330,834

Operating income from continuing operations	182,673	103,336	80,854	95,592	63,745

Income from continuing operations before income taxes	163,003	83,051	61,992	75,285	43,858
Income from continuing operations	98,041	49,977	33,268	44,101	23,795
Net income	96,798	38,388	(66,971)	42,296	23,795
Diluted earnings per share from continuing operations	3.65	1.87	1.22	1.61	0.85
Average diluted shares outstanding	26,828	26,766	27,332	27,349	27,982
Cash dividends declared per common share	$0.37	$0.37	$0.37	$0.37	$0.37

	At December 31,
	2000	2001	2002	2003	2004
	(in thousands)
Balance Sheet Data (1):
Cash and cash equivalents	$5,248	$72,105	$54,158	$121,659	$150,798
Total assets	1,209,245	1,235,439	1,295,271	1,358,088	1,441,195
Total debt	289,008	253,538	252,496	250,147	250,087
Total liabilities, other than debt	285,061	294,249	423,644	433,152	488,130
Total shareholders’ equity	635,176	687,652	619,131	664,789	702,978

(1)	Excludes amounts related to discontinued operations.

Selected Unaudited Condensed Combined Pro Forma Financial Data

We derived the following unaudited condensed combined pro forma financial data from Yellow Roadway’s audited consolidated financial statements for the year ended December 31, 2004 and USF’s audited consolidated financial statements for the year ended December 31, 2004. The financial data has been prepared as if the amended merger and the consummation of Yellow Roadway’s currently contemplated financing transactions related to the amended merger had occurred on January 1, 2004 for the operating data and as of December 31, 2004 for the balance sheet data. The process of valuing USF’s tangible and intangible assets and liabilities as well as evaluating accounting policies for conformity is still in the preliminary stages. Material revisions to our current estimates could be necessary as the valuation process and accounting policy review are finalized. The unaudited pro forma operating data set forth below is not necessarily indicative of the results that actually would have been achieved had the amended merger and the currently contemplated financing transactions related to the amended merger been consummated on January 1, 2004, or that may be achieved in the future. The unaudited pro forma financial statements do not reflect any benefits from potential cost savings or revenue changes resulting from the amended merger. You should read this information in conjunction with Yellow Roadway’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, Yellow Roadway’s consolidated financial statements and the notes thereto, USF’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, USF’s consolidated financial statements and notes thereto and the “Unaudited Condensed Combined Pro Forma Financial Data” included in this proxy statement/prospectus or included in Yellow Roadway’s and USF’s Annual Reports on Form 10-K incorporated by reference in this proxy statement/prospectus.

Year Ended December 31, 2004
(in thousands except per share data)
Results of Operations:
Revenue	$9,162,064
Total operating expenses	8,738,231
Operating income	423,333
Income from continuing operations	194,936
Diluted earnings per share from continuing operations	3.35
Average diluted shares outstanding	58,183

At December 31, 2004
(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$30,765
Total assets	5,545,446
Total debt	1,643,355
Total liabilities, other than debt	2,240,154
Total shareholders’ equity	1,661,937

COMPARATIVE PER SHARE INFORMATION

The following table presents income from continuing operations and book value per common share data separately for Yellow Roadway and USF on a historical basis, Yellow Roadway and USF on an unaudited pro forma combined basis per Yellow Roadway share and unaudited pro forma combined basis per USF equivalent share. The unaudited pro forma earnings per share data for the year ended December 31, 2004 reflects the assumption that the amended merger was effective as of January 1, 2004. The unaudited pro forma per share data gives effect to the amended merger as a purchase under generally accepted accounting principles in the United States.

The unaudited pro forma Yellow Roadway income per share data is based upon the historical weighted average number of shares of Yellow Roadway common stock outstanding, adjusted to include the number of shares of Yellow Roadway common stock that would be issued in the amended merger based upon the exchange ratio of 0.31584. We have based the unaudited equivalent pro forma per share data for USF on the unaudited pro forma Yellow Roadway amounts per share, multiplied by 0.31584.

You should read the information below together with the historical financial statements and related notes of Yellow Roadway and USF contained in each company’s periodic filings with the Securities and Exchange Commission and incorporated in this proxy statement/prospectus by reference. See “Where You Can Find More Information” beginning on page 119 of this proxy statement/prospectus. The unaudited pro forma combined data below is presented for illustrative purposes only. The companies may have performed differently had they actually been combined during the periods presented below. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the amended merger.

	Yellow Roadway Historical Per Share Data	USF Historical Per Share Data	Unaudited Pro Forma Combined Data Per Yellow Roadway Share (1)	Unaudited Pro Forma Combined Data Per USF Equivalent Share (1)(2)
For the Year Ended December 31, 2004:
Income from continuing operations per common share:
Basic (3)	$3.83	$0.86	$3.41	$1.08
Diluted (4)	3.75	0.85	3.35	1.06
Cash dividends declared per share	—	0.37	—	—
Book value per common share (5)	23.67	24.84	29.08	9.18

(1)	Please read “Unaudited Condensed Combined Pro Forma Financial Data”.
(2)	Based on the applicable unaudited pro forma Yellow Roadway amount per share multiplied by 0.31584. Per USF equivalent share data presented reflects only the portion of the amended merger consideration to be paid in the form of Yellow Roadway shares and does not take into account the $29.25 cash portion of the amended merger consideration.
(3)	Based on the weighted average number of common shares outstanding for Yellow Roadway and USF, as the case may be, for the year ended December 31, 2004, which aggregate amount was 48,149,474 for Yellow Roadway and 27,805,307 for USF.
(4)	Based on the weighted average number of common shares outstanding for Yellow Roadway and USF, as the case may be, for the year ended December 31, 2004, plus the number of shares that would have been outstanding in respect of such entity’s common stock assuming the issuance of shares of common stock for all dilutive potential shares of common stock for such year, which aggregate amount was 49,173,856 for Yellow Roadway and 27,982,302 for USF.
(5)	Based on 51,302,574 shares of Yellow Roadway common stock and 28,305,456 shares of USF common stock, in each case, outstanding at December 31, 2004.

COMPARATIVE MARKET VALUE INFORMATION

The following table presents:

•	the closing prices per share and aggregate market value of shares of Yellow Roadway common stock and USF common stock, in each case based on closing prices for these shares on the Nasdaq National Market on February 25, 2005 (the last trading day prior to the public announcement of the original merger), on April 21, 2005 (the last trading day for which this information could be calculated prior to the date of the original proxy statement/prospectus), on April 29, 2005 (the last trading day prior to the public announcement of the amended merger), and on May 2, 2005 (the last trading day for which this information could be calculated prior to the date of this proxy statement/prospectus); and

•	the equivalent price per share and equivalent market value of shares of USF common stock, based on the amount equal to:

-	$29.25 (representing the per share cash consideration), plus

-	the product of:

°	0.31584 (representing the exchange ratio) and

°	the closing price for Yellow Roadway common stock on the Nasdaq National Market on February 25, 2005 (the last trading day prior to the public announcement of the original merger), on April 21, 2005 (the last trading day for which this information could be calculated prior to the date of the original proxy statement/prospectus), on April 29, 2005 (the last trading day prior to the public announcement of the amended merger), or on May 2, 2005 (the last trading day for which this information could be calculated prior to the date of this proxy statement/prospectus), as applicable.

	Yellow Roadway Historical	USF Historical	USF Equivalent
February 25, 2005:
Closing price per share	$61.31	$38.82	$48.61
Market value of shares (in thousands) (1)	2,996,310	1,102,063	1,379,991
April 21, 2005:
Closing price per share	$51.81	$44.73	$45.61
Market value of shares (in thousands) (2)	2,532,854	1,275,790	1,300,994
April 29, 2005:
Closing price per share	$49.00	$42.63	$44.73
Market value of shares (in thousands) (3)	2,394,473	1,215,893	1,275,790
May 2, 2005:
Closing price per share	$51.05	$45.16	$45.37
Market value of shares (in thousands) (4)	2,494,650	1,288,136	1,294,126

(1)	Based on 48,871,469 shares of Yellow Roadway common stock and 28,389,043 shares of USF common stock outstanding as of February 25, 2005.
(2)	Based on 48,887,364 shares of Yellow Roadway common stock and 28,522,026 shares of USF common stock outstanding as of April 21, 2005.
(3)	Based on 48,866,794 shares of Yellow Roadway common stock and 28,522,026 shares of USF common stock outstanding as of April 29, 2005.
(4)	Based on 48,866,794 shares of Yellow Roadway common stock and 28,523,826 shares of USF common stock outstanding as of May 2, 2005.

USF shareholders are urged to obtain current market quotations for Yellow Roadway common stock and USF common stock before making a decision with respect to the amended merger.

RISK FACTORS

In deciding whether to approve the amended merger, you should carefully consider all of the information we have included in this document and its annexes and all of the information we have included in the documents we have incorporated by reference. See “Where You Can Find More Information” beginning on page 119 of this proxy statement/prospectus. In addition, you should pay particular attention to the following risks related to the amended merger and the business of the combined company:

Risks of the Amended Merger

The amended merger is subject to certain conditions to closing that, if not satisfied or waived, will result in the amended merger not being completed.

The amended merger is subject to certain conditions to closing, as set forth in the amended merger agreement. The conditions to the amended merger include, among others, the receipt of required approvals from USF’s stockholders. If any of the conditions to the amended merger is not satisfied or, if waiver is permissible, not waived, the amended merger will not be completed. In addition, under circumstances specified in the amended merger agreement, Yellow Roadway or USF may terminate the amended merger agreement. As a result, we cannot assure you that we will complete the amended merger or that we will complete it without effecting some divestitures or other changes to our respective business, assets or operations. If we do not complete the amended merger, the price of Yellow Roadway common stock or USF common stock may decline to the extent that the current market price of both Yellow Roadway common stock and USF common stock reflect a market assumption that the amended merger will be completed. Furthermore, our respective businesses may be harmed to the extent that customers, suppliers and others believe that Yellow Roadway and USF cannot effectively compete in the marketplace without the amended merger, or otherwise remain uncertain about either of us. Yellow Roadway and USF will also be obligated to pay certain investment banking, financing, legal and accounting fees in connection with the amended merger, whether or not the amended merger is completed. Moreover, under specified circumstances, USF may be required to pay a termination fee of $26 million to Yellow Roadway in connection with the termination of the amended merger agreement. See “The Amended Merger Agreement” beginning on page 75 of this proxy statement/prospectus for a further description of the terms of the amended merger agreement, conditions to the amended merger and termination fees and expenses.

We may face difficulties in achieving the expected benefits of the amended merger.

Yellow Roadway and USF currently operate as separate companies. Management has no experience running the combined business, and we may not be able to realize all of the operating efficiencies, synergies, cost savings or other benefits expected from the amended merger. In addition, the costs we incur in implementing synergies, including our ability to terminate, amend or renegotiate prior contractual commitments of Yellow Roadway and USF, may be greater than expected. We also may suffer a loss of employees, customers or suppliers, a loss of revenues, or an increase in operating or other costs or other difficulties relating to the amended merger.

Certain directors and executive officers of USF have interests and arrangements that are different from USF’s stockholders and that may influence or have influenced their decision to support or approve the amended merger.

When considering the recommendation of USF’s board of directors with respect to the amended merger, holders of USF common stock should be aware that certain of USF’s directors and executive officers have interests in the amended merger that are different from, or in addition to, their interests as USF stockholders and the interests of USF stockholders generally. These interests include, among other things, the following:

•	Pursuant to the terms of the amended merger agreement, one of the seven members of the USF board will be appointed as a director of Yellow Roadway.

•	Under the terms of the severance protection agreements entered into between USF and certain of its officers, if an officer’s employment with USF (or its successor) is terminated other than “for cause”

during the “severance period” or the officer resigns for “good reason” (as each such term is defined in the officer’s severance protection agreement), that officer is entitled to severance benefits, including excise tax gross-up payments for excess parachute payments received in connection with the amended merger.

•	Subject to the terms of the executive retention program, USF will make retention payments in an aggregate amount of $4.7 million to certain executive officers of USF. USF will pay a retention payment to the applicable executive if either:

-	the executive is employed on the effective date of the amended merger and on the 12-month anniversary thereof or

-	if the executive is involuntarily terminated without “cause”, resigns for “good reason” (as each such term is defined in the executive retention program), becomes disabled or dies before the 12-month anniversary of the amended merger.

•	Pursuant to a letter agreement entered into between USF and Paul J. Liska, Executive Chairman of USF, dated February 27, 2005, USF will pay Mr. Liska at the effective time of the amended merger a transaction fee in the amount of $2.19 million if USF completes the amended merger, provided that Mr. Liska has not voluntarily resigned as Executive Chairman prior to that time.

•	Each option to purchase USF shares granted under a USF stock plan that is outstanding immediately prior to the effective time of the amended merger will become fully vested and fully exercisable at the effective time and, depending on the exercise price of the options, the holders of certain options may receive a cash payment in exchange for the cancellation and termination of such unexercised options.

•	Each share of restricted USF stock granted under a USF stock plan that is outstanding immediately prior to the effective time of the amended merger will become fully vested and all restrictions relating to such USF shares shall lapse at the effective time.

•	Each phantom stock unit granted under a USF stock plan or under another agreement (each, a “PSU”) will become fully vested and USF will be required to pay the holder of such PSU a cash payment in exchange for the cancellation, and termination of the PSU.

•	Under the amended merger agreement, Yellow Roadway has agreed to indemnify and hold harmless all past and present officers and directors of USF for certain liabilities arising both before and, in some cases, after the amended merger.

•	For a period of six years after the effective time of the amended merger, Yellow Roadway has agreed that it will provide USF’s current officers and directors certain liability insurance.

As a result, these directors and executive officers may be more likely to support and to vote to approve the amended merger than if they did not have these interests. Holders of USF common stock should consider whether these interests may have influenced these directors and officers to support or recommend approval of the amended merger. As of the close of business on the record date for the USF special meeting, these directors and executive officers were entitled to vote approximately 0.3% of the shares of USF common stock outstanding on that date. These and additional interests of certain directors and executive officers of USF are more fully described in the sections entitled “Interests of Certain Persons in the Amended Merger” beginning on page 63 and “Board of Directors and Management of Yellow Roadway Following the Amended Merger” beginning on page 69 of this proxy statement/prospectus.

The market value of shares of Yellow Roadway common stock that USF stockholders will receive in the amended merger will vary because the exchange ratio is fixed, potentially resulting in USF’s stockholders receiving a lower dollar value of Yellow Roadway common stock at the time of completion of the amended merger.

The exchange ratio is a fixed ratio and will not be adjusted as a result of an increase or decrease in the price per share of Yellow Roadway common stock or for any increase or decrease in the price per share of USF common stock. The prices of Yellow Roadway common stock and USF common stock at the time the amended merger is completed may be higher or lower than their price on the date of this document or on the date of the special meetings of Yellow Roadway stockholders and USF stockholders. Changes in the business, operations or prospects of Yellow Roadway or USF, market assessments of the benefits of the amended merger and of the likelihood that the amended merger will be completed, regulatory considerations, general market and economic conditions, or other factors may affect the prices of Yellow Roadway common stock or USF common stock. Most of these factors are beyond our control.

Because the amended merger will be completed only after the special meeting of USF’s stockholders is held, there is no way to be sure that the price of the Yellow Roadway common stock now, or on the date of the USF special meeting, will be indicative of its price at the time the amended merger is completed. We urge you to obtain current market quotations for shares of both Yellow Roadway common stock and USF common stock. Neither Yellow Roadway nor USF has a right to terminate the amended merger agreement based upon changes in the market price of either USF common stock or Yellow Roadway common stock.

The pro forma financial data included in this proxy statement/prospectus is preliminary and our actual financial position and results of operations may differ significantly and adversely from the pro forma amounts included in this proxy statement/prospectus.

The process of valuing USF’s tangible and intangible assets and liabilities, as well as evaluating USF’s accounting policies for conformity is still in the very preliminary stages. Material revisions to current estimates could be necessary as the valuation process and accounting policy review are finalized.

The unaudited pro forma operating data contained in this proxy statement/prospectus is not necessarily indicative of the results that actually would have been achieved had the amended merger and Yellow Roadway’s other currently contemplated financing transactions related to the amended merger been consummated on January 1, 2004, or that may be achieved in the future. We can provide no assurances as to how the operations and assets of both companies would have been run if they had been combined, or how they will be run in the future, which, together with other factors, could have a significant effect on the results of operations and financial position of the combined company.

Yellow Roadway will have higher levels of indebtedness than either Yellow Roadway or USF had before the amended merger.

You should consider that following the amended merger Yellow Roadway will have higher levels of debt and interest expense than either company had immediately prior to the amended merger on a stand-alone basis. As of December 31, 2004, after giving effect to the amended merger and other currently contemplated related financings, the combined company and its subsidiaries would have had approximately $1.6 billion of indebtedness outstanding. The significant level of combined indebtedness after the amended merger may have an effect on our future operations, including:

•	limiting our ability to obtain additional financing on satisfactory terms to fund our working capital requirements, capital expenditures, acquisitions, investments, debt service requirements and other general corporate requirements;

•	increasing our vulnerability to general economic downturns, competition and industry conditions, which could place us at a competitive disadvantage compared to our competitors that are less leveraged;

•	increasing our exposure to rising interest rates because a portion of our borrowings will be at variable interest rates;

•	reducing the availability of our cash flow to fund our working capital requirements, capital expenditures, acquisitions, investments and other general corporate requirements because we will be required to use a substantial portion of our cash flow to service debt obligations; and

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate.

See “Proposed Financings” on page 118 of this proxy statement/prospectus.

Risks of Yellow Roadway Following the Amended Merger

We are subject to general economic factors that are largely out of our control, any of which could significantly reduce our operating margins and income.

Our business is subject to a number of general economic factors that may significantly reduce our operating margins and income, many of which are largely out of our control. These include recessionary economic cycles and downturns in customers’ business cycles and changes in their business practices, particularly in market segments and industries, such as retail and manufacturing, where we have a significant concentration of customers. Economic conditions may adversely affect our customers’ business levels, the amount of transportation services they need and their ability to pay for our services. Customers encountering adverse economic conditions represent a greater potential for loss, and we may be required to increase our reserve for bad-debt losses.

The transportation industry is affected by business risks that are largely out of our control, any of which could significantly reduce our operating margins and income.

Businesses operating in the transportation industry are affected by risks that are largely out of our control, any of which could significantly reduce our operating margins and income. These factors include weather, excess capacity in the transportation industry, interest rates, fuel prices and taxes, terrorist attacks, license and registration fees, and insurance premiums and self-insurance levels. Our results of operations may also be affected by seasonal factors.

We operate in a highly competitive industry, and our business will suffer if we are unable to adequately address potential downward pricing pressures and other factors that may adversely affect our operations and significantly reduce our operating margins and income.

Numerous competitive factors could impair our ability to maintain our current profitability. These factors include the following:

•	We compete with many other transportation service providers of varying sizes, some of which have a lower cost structure, more equipment and greater capital resources than we do or have other competitive advantages.

•	Some of our competitors periodically reduce their prices to gain business, especially during times of reduced growth rates in the economy, which limits our ability to maintain or increase prices or maintain significant growth in our business.

•	Our customers may negotiate rates or contracts that minimize or eliminate our ability to continue to hedge fuel price increases through a fuel surcharge on our customers.

•	Many customers reduce the number of carriers they use by selecting so-called “core carriers” as approved transportation service providers, and in some instances we may not be selected.

•	Many customers periodically accept bids from multiple carriers for their shipping needs, and this process may depress prices or result in the loss of some business to competitors.

•	The trend towards consolidation in the ground transportation industry may create other large carriers with greater financial resources and other competitive advantages relating to their size.

•	Advances in technology require increased investments to remain competitive, and our customers may not be willing to accept higher prices to cover the cost of these investments.

•	Competition from non-asset-based logistics and freight brokerage companies may adversely affect our customer relationships and prices.

If our relationship with our employees were to deteriorate, we may be faced with labor disruptions or stoppages, which could adversely affect our business and reduce our operating margins and income and place us at a disadvantage relative to non-union competitors.

Yellow Transportation, Roadway Express, New Penn Motor Express and Reimer Express, all operating subsidiaries of Yellow Roadway, have employees who are represented by the International Brotherhood of Teamsters (the “IBT”). These employees represent approximately 80% of Yellow Roadway’s workforce. USF Holland, USF Reddaway, USF Bestway, USF Dugan and USF Logistics, all operating subsidiaries of USF, also have employees who are represented by the IBT. These employees represent approximately 55% of USF’s LTL workforce and approximately 43% of USF’s overall workforce.

USF Reddaway’s collective bargaining agreement with the IBT expired on December 31, 2004. USF Reddaway and the IBT currently are operating under a temporary extension to such agreement and currently are engaged in negotiations concerning a new collective bargaining agreement. USF can provide no assurance that a new collective bargaining agreement will be entered into by USF Reddaway or, if entered into, that the terms of such agreement will not be materially less favorable to USF than the terms of the expired collective bargaining agreement.

USF Bestway’s collective bargaining agreement with the IBT will expire on December 31, 2005. USF can provide no assurance that a new collective bargaining agreement will be entered into by USF Bestway or, if entered into, that the terms of such agreement will not be materially less favorable to USF than the terms of the current collective bargaining agreement.

Each of Yellow Transportation, Roadway Express and USF Holland employ most of their unionized employees under the terms of a common national master agreement as supplemented by additional regional supplements and local agreements. This current five-year agreement will expire on March 31, 2008. Other unionized employees are employed pursuant to more localized agreements. The IBT represents relatively a number of employees at USF Reddaway, USF Bestway and USF Logistics under these localized agreements, which have wages, benefit contributions and other terms and conditions that better fit the cost structure and operating models of these business units.

USF is regularly subject to a variety of actions by unions and individuals acting on behalf of unions that can adversely affect USF’s assets and business operations. These actions may include, among other things, efforts to organize non-union employees and actions relating to already organized employees with respect to wages, work rules and other matters covered by existing or to-be-agreed-upon labor agreements.

USF has been subject to IBT efforts to seek union representation for employees at USF Dugan and its former operating unit, USF Red Star. The IBT has focused its organizing efforts on employees at USF Dugan and has been successful in winning representation elections at three of the six USF Dugan terminals where elections were held in 2004. Prior to these elections, the IBT did not represent any USF Dugan employees. In 2004, the IBT also attempted to organize certain employees at USF Red Star’s Philadelphia terminal. On May 21, 2004, unionized employees commenced a strike against all USF Red Star terminals. On May 23, 2004, USF shut down USF Red Star’s operations as a result of the economic damage caused, or expected to be caused, by the strike. There are now a number of outstanding lawsuits by employees against USF Red Star seeking back pay claiming that USF Red Star failed to provide adequate notice of the shut down as required by the Worker Adjustment and Retraining Notification (WARN) Act. The IBT also has brought an action against USF and USF Red Star claiming that the shutdown was a breach of collective bargaining agreements and the National Labor Relations Act. USF and USF Red Star have countersued the IBT, claiming the strike against USF Red Star was a breach of these agreements. The IBT also has requested the National Labor Relations Board to bring an unfair labor practice charge against USF and USF Red Star for these alleged breaches.

USF and its subsidiaries also are regularly subject to grievances, arbitration proceedings and other claims concerning alleged past and current non-compliance with applicable labor law and collective bargaining agreements.

Neither USF nor Yellow Roadway nor any of their respective subsidiaries can predict the outcome of any of the actions, activities or claims discussed above. These actions, activities and claims, if resolved in a manner unfavorable to USF, could have a material adverse effect on the financial condition, businesses and results of operations of USF.

After the acquisition, the operating units of Yellow Roadway, including the USF operating units, will seek to address with their employees and the IBT leadership the various issues, lawsuits and charge requests arising from the IBT organizing efforts at USF. In addition, the differences among the wages, benefit contributions and work rules in the various localized contracts and the national master agreement could become a point of issue at one or more of the operating units.

If the combined company is unsuccessful in addressing these labor issues to the satisfaction of its employees and the IBT, it is possible that the combined company could become subject to work stoppages or other labor disturbances, any of which could reduce its operating margins and income. Similarly, any failure to negotiate a new labor agreement to replace an expiring agreement might result in a work stoppage that could reduce its operating margins and income and place the combined company at a disadvantage relative to non-union competitors. Finally, any new labor agreement could have disadvantageous wages, benefit contributions or work rules, that could reduce the combined company’s operating margins and income and make it more difficult to compete against non-union competitors.

Ongoing insurance and claims expenses could significantly reduce our income.

Our future insurance and claims expenses might exceed historical levels, which could significantly reduce our earnings. Yellow Roadway currently self-insures for a portion of its claims exposure resulting from cargo loss, personal injury, property damage and workers’ compensation. If the number or severity of claims for which we are self-insured increases, our earnings could be significantly reduced. Yellow Roadway also maintains insurance with licensed insurance companies above the amounts for which Yellow Roadway self-insures.

We will have significant ongoing capital requirements that could reduce our income if we are unable to generate sufficient cash from operations.

The transportation industry is very capital intensive. If we are unable to generate sufficient cash from operations in the future, we may have to limit our growth, enter into additional financing arrangements, or operate our revenue equipment for longer periods, any of which could reduce our income. Revenue equipment includes, among other things, tractors and trailers, Our ability to incur additional indebtedness could be adversely affected by any increase in requirements that we post letters of credit in support of our insurance policies. See “—Ongoing insurance and claims expenses could significantly reduce our income”. Lack of availability of surety bonds in the future could result in our having to post additional letters of credit, which would in turn reduce borrowing availability under our credit agreement. If needed, additional indebtedness may not be available on terms acceptable to us.

We operate in a highly regulated industry, and costs of compliance with, or liability for violation of, existing or future regulations could significantly increase our costs of doing business.

The U.S. Department of Transportation and various state and federal agencies exercise broad powers over our business, generally governing such activities as authorization to engage in motor carrier operations and safety. We may also become subject to new or more restrictive regulations imposed by the Department of Transportation, the Occupational Safety and Health Administration or other authorities relating to engine exhaust emissions, the hours of service that our drivers may provide in any one time period, security and other matters. Compliance with these regulations could substantially impair equipment productivity and increase our costs.

The Environmental Protection Agency has issued regulations that require progressive reductions in exhaust emissions from diesel engines through 2007. These reductions began with diesel engines manufactured late in 2002. The regulations currently include subsequent reductions in the sulfur content of diesel fuel in 2006 and the introduction of emissions after-treatment devices on newly manufactured engines in 2007. These regulations could result in higher prices for tractors and increased fuel and maintenance costs.

We are subject to various environmental laws and regulations, and costs of compliance with, or liabilities for violations of, existing or future regulations could significantly increase our costs of doing business.

Our operations are subject to environmental laws and regulations dealing with, among other things, the handling of hazardous materials, underground fuel storage tanks and discharge and retention of stormwater. We operate in industrial areas, where truck terminals and other industrial activities are located, and where groundwater or other forms of environmental contamination may have occurred. Our operations involve the risks of fuel spillage or seepage, environmental damage, and hazardous waste disposal, among others. If we are involved in a spill or other accident involving hazardous substances, or if we are found to be in violation of applicable laws or regulations, it could significantly increase our cost of doing business. Under specific environmental laws, we could be held responsible for all of the costs relating to any contamination at our past or present terminals and at third party waste disposal sites. If we fail to comply with applicable environmental regulations, we could be subject to substantial fines or penalties and to civil and criminal liability.

The IRS may issue an adverse tax determination concerning a deduction taken by USF in connection with its disposition of USF Worldwide.

On October 30, 2002, USF disposed of the stock of USF Worldwide, Inc., a wholly owned subsidiary of USF at such time, and other interests for no consideration. In connection with this disposition, USF claimed a worthless stock deduction with respect to such stock on USF’s U.S. federal tax return for the tax year ended December 31, 2002, and established a reserve on USF’s financial accounts in light of the possibility that the IRS might not agree with USF’s tax position on this matter. USF is currently under tax audit for the 2002 tax year and, as part of such audit, the IRS is reviewing the USF Worldwide worthless stock deduction. The IRS may determine that USF was not entitled to an ordinary deduction as a result of the USF Worldwide disposition, but rather that USF should have claimed a capital loss deduction as a result of such disposition. In the event of such a determination, USF estimates that it could have additional tax liability of up to $48,000,000 (net of the benefit of offsetting capital gains realized within the capital loss carryover period to date, but not including (i) interest and penalties, if any, or (ii) offsetting capital gain, if any, that might be generated within the remaining carryover period). USF would be required to pay the amount of such additional tax liability to the IRS upon final adjudication of the dispute.

We may be obligated to make additional contributions to multi-employer pension plans.

Yellow Transportation, Roadway Express and New Penn Motor Express contribute to approximately 90 separate multi-employer health, welfare and pension plans for employees covered by collective bargaining agreements (approximately 80% of total Yellow Roadway employees). Similarly, USF Holland and USF Reddaway contribute to approximately 24 separate multi-employer health, welfare and pension plans for employees covered by collective bargaining agreements (approximately 38% of total USF employees). The largest of these plans, the Central States Southeast and Southwest Areas Pension Plan (the “Central States Plan”), provides retirement benefits to approximately 53% of Yellow Roadway’s total employees and 31% of USF’s total employees. The amounts of these contributions are determined by contract and established in the agreements. The health and welfare plans provide health care and disability benefits to active employees and retirees. The pension plans provide defined benefits to retired participants. We recognize as net pension cost the required contribution for the period and recognize as a liability any contributions due and unpaid.

Yellow Transportation, Roadway Express, New Penn Motor Express, USF Holland and USF Reddaway each have collective bargaining agreements with their unions that stipulate the amount of contributions each company must make to union-sponsored, multi-employer pension plans. The Internal Revenue Code and related regulations establish minimum funding requirements for these plans. Under recent legislation, qualified multi-employer plans are permitted to exclude certain recent investment losses from the minimum funding formula through 2005. The Central States Plan, in particular, has informed the Company that its recent investment performance has adversely affected its funding levels and that the fund is seeking corrective measures to address its funding. During the benefit period of the recent legislation, the Central States Plan is expected to meet the minimum funding requirements. In the unlikely event that the Central States Plan does not elect to receive the benefit of the legislation, the Company believes that the plan would not meet the minimum funding requirements that the Code and related regulations require. If any of these plans, including the Central States Plan, fails to meet minimum funding requirements and the trustees of such a plan are unable to obtain a waiver of the requirements or certain changes in how the applicable plan calculates its funding level from the IRS or reduce pension benefits to a level where the requirements are met, the IRS could impose an excise tax on all employers participating in these plans and contributions in excess of our contractually agreed upon rates could be required to correct the funding deficiency. If an excise tax were imposed on the participating employers and additional contributions required, it could have a material adverse impact on the financial results of Yellow Roadway.

Due to the shutdown of USF Red Star, USF is subject to withdrawal liability for up to 11 multi-employer pension plans. While we cannot estimate the final amount of USF’s withdrawal liability, in 2004, USF made payments of $4,988,000 to certain of these funds under the Multi-Employer Pension Plan Amendment Act of 1980 (“MEPPA”), and USF accrued a contingent liability of $2,083,000 for two plans. However, USF is entitled to review and contest liability assessments that various funds provided as well as determine the mitigating effect of USF Holland’s expansion into certain of the geographic areas that USF Red Star previously covered. USF continues to gather information to determine the extent of the withdrawal liability from each of the plans. Given the lack of current information, complexity of the calculations and the expected mitigation relative to the USF Holland expansion, the final withdrawal liability, which may be material to our financial position, cannot currently be estimated for the remaining nine plans, and therefore USF has not accrued any costs related to these nine plans. USF believes the process to determine withdrawal liability will likely take at least several months, but it could extend to a year or more for the following reasons: the time it will take to obtain information from the pension plans and analyze such information; substantial negotiations with these pension plans over withdrawal liability; and any potential arbitration of the issues, other legal proceedings, and the unknown mitigating effect of the USF Holland expansion.

Our management team is an important part of our business and loss of key personnel could impair our success.

We benefit from the leadership and experience of our senior management team and depend on their continued services to successfully implement our business strategy. Other than our Chief Executive Officer, William D. Zollars, and James D. Staley, President and Chief Executive Officer of Roadway LLC, Yellow Roadway has not entered into employment agreements for a fixed period with members of our current management. The loss of key personnel could have a material adverse effect on our operating results, business or financial condition. USF has entered into retention agreements with certain executives, which are intended in part to make the services of these executives available through the completion of the amended merger and for one year after the closing of the amended merger.

Our business may be harmed by anti-terrorism measures.

In the aftermath of the terrorist attacks on the United States, federal, state and municipal authorities have implemented and are implementing various security measures, including checkpoints and travel restrictions on large trucks. Although many companies will be adversely affected by any slowdown in the availability of freight transportation, the negative impact could affect our business disproportionately. For example, we offer specialized services that guarantee on-time delivery. If the new security measures disrupt or impede the timing of our deliveries, we may fail to meet the needs of our customers, or may incur increased expenses to do so. We cannot assure you that these measures will not significantly increase our costs and reduce our operating margins and income.

Yellow Roadway’s stock price may be volatile in the future, which could cause you to lose a significant portion of your investment.

The market price of Yellow Roadway common stock could be subject to significant fluctuations in response to certain factors, such as variations in our anticipated or actual results of operations, the operating results of other companies in the transportation industry, changes in conditions affecting the economy generally, including incidents of terrorism, analyst reports, general trends in the industry, sales of common stock by insiders, as well as other factors unrelated to our operating results. Volatility in the market price of Yellow Roadway common stock may prevent you from being able to sell your shares at or above the price you paid for them.

We may face difficulties in achieving certain expected benefits of the December 2003 acquisition of Roadway Corporation.

Prior to December 11, 2003, when we acquired Roadway Corporation through the merger of Roadway Corporation with and into one of our subsidiaries, Yellow Roadway Corporation and Roadway Corporation operated as separate companies. We may not be able to continue to realize all of the operating efficiencies, synergies, cost savings or other benefits that we expect from that merger. In addition, the costs we incur in implementing further synergies, including our ability to terminate, amend or renegotiate prior contractual commitments of Yellow Roadway and Roadway, may be greater than expected.

Yellow Roadway’s contingent convertible notes may result in dilution to our common stockholders.

Yellow Roadway has $250 million of 5.0% contingent convertible senior notes and $150 million of 3.375% contingent convertible senior notes maturing on August 8, 2023 and November 19, 2023, respectively. Most of these notes have a net share settlement feature that will require settlement of any conversions for a combination of cash for the accreted value of the notes and shares for the conversion premium; the remaining notes are required to be settled in shares. The issuance of shares resulting from the conversion of these notes, or pursuant to the change in control feature of the notes, could cause holders of our common stock to experience dilution. Furthermore, the trading price of our common stock could suffer from significant downward pressure as note holders convert these notes or these shares are issued and such holders sell such shares of common stock, encouraging short sales by the holders of such notes or other stockholders.

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including the documents incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect”, “will”, “look forward to” and similar expressions are intended to identify forward-looking statements.

The expectations set forth in this proxy statement/prospectus and the documents incorporated by reference regarding, among other things, accretion, returns on invested capital, achievement of annual savings and synergies, achievement of strong cash flow, sufficiency of cash flow to fund capital expenditures and achievement of debt reduction targets are only the parties’ expectations regarding these matters. Actual results could differ materially from these expectations depending on factors such as:

•	the factors described under “Risk Factors” beginning on page 24 of this proxy statement/prospectus;

•	the factors that generally affect Yellow Roadway’s and USF’s businesses as further outlined in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the companies’ Annual Reports on Form 10-K for the year ended December 31, 2004, and this proxy statement/prospectus, including inflation, labor relations (i.e., disruptions, strikes or work stoppages), inclement weather, availability of fuel and the price of fuel as it affects the general economy, competitor pricing activity and the general impact of competition, expense volatility, capacity levels in the freight transportation industry, changes in and customer acceptance of new technology, changes in equity and debt markets, our ability to control costs and uncertainties concerning the impact terrorist activities may have on the economy and the freight transportation industry, the state of international, national and regional economies and the success or failure of our operating plans, including our ability to manage growth; and

•	the fact that, following the amended merger, the actual results of the combined company could differ materially from the expectations set forth in this proxy statement/prospectus and the documents incorporated by reference depending on additional factors such as:

-	the combined company’s cost of capital;

-	the ability of the combined company to identify and implement cost savings, synergies and efficiencies in the time frame needed to achieve these expectations;

-	any loss of customers or suppliers that the combined company may suffer as a result of the amended merger;

-	any loss of employees or increased operating costs related to USF’s non-union employees and labor activities or the amended merger;

-	the combined company’s actual capital needs, the absence of any material incident of property damage or other hazard that could affect the need to effect capital expenditures and any currently unforeseen amended merger or acquisition opportunities that could affect capital needs; and

-	the costs incurred in implementing synergies including, but not limited to, our ability to terminate, amend or renegotiate prior contractual commitments of Yellow Roadway and USF.

Yellow Roadway’s plans regarding the maintenance of the separate Yellow Roadway and USF brands and networks, the focus on administrative and back office synergies and workforce rationalizations are only its current plans and intentions regarding these matters. Actual actions that the combined company may take may differ from time to time as the combined company may deem necessary or advisable in the best interest of the combined company and its stockholders to attempt to achieve the successful integration of the companies, the synergies needed to make the transaction a financial success and to react to the economy and the combined company’s market for its transportation services.

THE USF SPECIAL MEETING

The USF board of directors is using this document to solicit proxies from USF stockholders for use at the USF special meeting of stockholders.

Date, Time and Location

The date, time and location of the USF special meeting of stockholders have not changed and are as follows:

May 23, 2005 at 10:00 a.m. (C.D.T.)

Embassy Suites Hotel O’Hare – Rosemont,

5500 N. River Road,

Rosemont, Illinois 60018

Purpose

The purpose of the USF special meeting is:

•	to vote upon a proposal to adopt the amended merger agreement, and

•	to vote upon a proposal to approve adjournments or postponements of the USF special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the USF special meeting to approve the above proposal.

Record Date

As indicated in the original proxy statement/prospectus, holders of record of USF common stock at the close of business on April 21, 2005 are entitled to notice of, and to vote, at the USF special meeting.

Outstanding Shares

As of the record date, there were 28,522,026 shares outstanding of USF common stock that are entitled to vote at the USF special meeting.

USF Shares Entitled to Vote

Each share of USF common stock that you own as of the record date entitles you to one vote on each proposal. Shares of USF common stock deemed beneficially owned by USF or its subsidiaries will not be voted.

Quorum Requirements

A quorum of USF stockholders is necessary to hold a valid USF special meeting.

The presence in person or by proxy at the USF special meeting of holders of a majority of the outstanding shares of USF common stock as of the record date and entitled to vote at the USF special meeting is necessary for a quorum. Abstentions and broker non-votes count as present for establishing a quorum. Shares of common stock held by USF or its subsidiaries do not count toward a quorum. A “broker non-vote” occurs with respect to a proposal when a broker is not permitted to vote on that proposal without instruction from the beneficial owner of the shares of USF common stock and no instruction is given.

Shares Owned by USF Directors and Executive Officers as of the Record Date

USF directors and executive officers have the right to vote approximately 74,405 shares of USF common stock. These shares represent approximately 0.3% of the USF common stock outstanding as of the record date. These individuals have indicated that they intend to vote their USF shares in favor of the USF proposals.

Vote Necessary to Approve the Proposals

Adoption of the amended merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of USF common stock entitled to vote at the special meeting.

Approval of adjournments or postponements of the USF special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the USF special meeting to approve the above proposal requires the affirmative vote of a majority of shares present in person or by proxy at the USF special meeting and actually voted on this proposal.

Abstentions and broker non-votes will have the same effect as votes against the proposal to adopt the amended merger agreement, but will have no effect on the outcome of the proposal relating to adjournments or postponements of the USF special meeting, if necessary, to permit further solicitation of proxies.

VOTING BY PROXY

Voting Your Proxy

You may vote in person at the special meeting or by proxy. We recommend you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting.

You may vote by proxy card, by completing and mailing the enclosed BLUE proxy card or voting instruction form. If you properly submit your proxy card, in time to vote, one of the individuals named as your proxy will vote your shares of common stock as you have directed. You may vote for or against the proposals submitted at the special meeting or you may abstain from voting.

YOUR VOTE IS VERY IMPORTANT. USF will not vote any proxies received on the white proxy card included in the original proxy statement/prospectus or received by internet or telephone pursuant to the instructions in the original proxy statement/prospectus. IF YOU WANT YOUR PROXY TO BE COUNTED AT THE SPECIAL MEETING, USE THE NEW BLUE PROXY CARD. You may also submit a proxy by internet or telephone in accordance with the directions provided on such card or the directions provided under the subheading “How to Vote” immediately below.

THE USF BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ADOPTION OF THE AMENDED MERGER AGREEMENT.

How to Vote

If you are a stockholder of record and you hold shares of USF common stock in your name,

complete, sign, date and return your BLUE proxy card in the enclosed envelope, or authorize a proxy by the internet at http://www.computershare.com/us/proxy/usfblue, or authorize a proxy by telephone at 1-800-711-7196.

Note that proxies submitted through Computershare Investor Services, L.L.C., USF’s transfer agent, by the internet or telephone must be received by 11:59 p.m., New York, New York time, on May 22, 2005.

If you hold shares of USF common stock through a broker or other custodian, please follow the voting instructions that the applicable institution provides you. If you do not return your proxy card, or if your shares are held in a stock brokerage account or held by a bank, broker or nominee, or, in other words, in “street name” and you do not instruct your bank, broker or nominee on how to vote those shares, those shares will not be voted at the special meeting.

A number of banks and brokerage firms participate in a program that also permits stockholders whose shares are held in “street name” to direct their vote by the internet or telephone. This option, if available, will be reflected in the voting instruction form from the bank or brokerage firm that accompany this proxy statement/prospectus. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by the internet or telephone by following the voting instructions enclosed with the proxy from the bank or brokerage firm. The internet and telephone proxy procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their proxy voting instructions and to confirm that those instructions have been properly recorded. Votes directed by the internet or telephone through such a program must be received by 11:59 p.m., New York, New York time, on May 22, 2005. Requesting a proxy prior to the deadline described above will automatically cancel any voting directions you have previously given by the internet or by telephone with respect to your shares. Directing the voting of your shares will not affect your right to vote in person if you decide to attend the special meeting; however, you must first obtain a signed and properly executed proxy from your bank, broker or nominee to vote your shares held in street name at the special meeting.

If you submit your proxy but do not make specific choices, your proxy will be voted “FOR” each of the proposals presented.

Proxies Voted in Connection with the Original Merger Agreement

USF will not vote any proxies received on the white proxy card included in the proxy statement/prospectus or received by internet or telephone pursuant to the instructions in the original proxy statement/prospectus. If you want your proxy to be counted at the special meeting use the new BLUE proxy card or voting instruction form or submit a proxy by internet or telephone in accordance with the instructions above under the heading “How to Vote”.

Revoking Your Proxy

If you hold shares registered in your name and you wish to change any proxy granted on the BLUE proxy card or submitted by internet or telephone after the date hereof, you may revoke your proxy before it is voted by:

•	submitting a new BLUE proxy card with a later date;

•	notifying USF’s Secretary in writing before the special meeting that you have revoked your proxy; or

•	voting in person at the special meeting.

If you hold shares in “street name” and you wish to change any proxy granted on the voting instruction form or submitted by internet or telephone after the date hereof, you should contact your bank, broker or nominee in accordance with the instructions provided to you.

USF stockholders that require assistance in changing or revoking a proxy should contact Computershare Investor Services, L.L.C., USF’s transfer agent, at (800) 810-7514.

Other Voting Matters

Voting in Person

If you are a registered holder and plan to attend the special meeting and vote in person, we will give you a ballot at the special meeting. However, if your shares of common stock are held in street name, you must first obtain a proxy authorizing you to vote the shares in person.

In accordance with USF Corporation security procedures, an admission ticket will be required to enter the USF special meeting. Registered holders of shares of USF common stock will be mailed the admission ticket together with the BLUE proxy card to be used in connection with the amended merger (or USF common stockholders may use the admission ticket that was attached to the proxy card enclosed with the proxy statement/prospectus). USF stockholders who hold their shares in “street name” will receive an admission ticket from their broker, bank or nominee, as applicable. Upon arrival at the USF special meeting, you will be asked to present your admission ticket and appropriate picture identification to enter the meeting.

Attendance at the USF special meeting is limited to USF stockholders. USF reserves the right to limit the number of representatives who may attend the meeting. No cameras, video or recording equipment will be allowed at the meeting.

•	If you are a registered holder of shares of USF common stock and you plan to attend the USF special meeting, please arrive at the meeting with your admission ticket and picture identification.

•	If you hold shares of USF common stock in “street name” and you wish to attend the USF special meeting, please arrive at the meeting with your admission ticket and picture identification. Additionally, you will need to provide proof that you own shares of USF common stock (such as a letter from your bank or broker or a photocopy of a current brokerage or other account statement).

People with Disabilities

We can provide reasonable assistance to help you participate in the special meeting if you tell us about your disability and how you plan to attend. Please call or write USF’s Secretary at least ten days before the special meeting at the number or address provided on the inside front cover page of this proxy statement/prospectus.

Proxy Solicitations

USF has engaged Morrow & Co., Inc. to assist, among other things, in the solicitation of proxies from USF stockholders in connection with the USF special meeting. USF will pay this firm $15,000 plus certain other customary fees and expenses. USF will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for sending proxy materials to the beneficial owners of USF’s common stock.

The extent to which these proxy-soliciting efforts will be necessary depends upon how promptly proxies are submitted. You should submit your proxy without delay by mail. We also will reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

Stockholders authorizing proxies or directing the voting of shares by the internet or telephone should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, and those costs must be borne by the stockholder.

DO NOT SEND IN ANY USF STOCK CERTIFICATES WITH YOUR BLUE PROXY CARD. You will be sent written instructions after the amended merger is completed for sending in your USF stock certificates.

Other Business, Adjournment and Postponements

Pursuant to the terms of USF’s by-laws, only the business that is specified in the “Notice of Special Meeting of Stockholders” may be presented at the USF special meeting and no other matters may properly be brought before the special meeting.

Any adjournment may be made from time to time by approval of the holders of common stock representing a majority of the votes present in person or by proxy at the special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting. If a quorum is not present at the USF special meeting, USF stockholders may be asked to vote on a proposal to adjourn or postpone the special meeting to solicit additional proxies. If a quorum is not present at the USF special meeting, the holders of a majority of the shares entitled to vote who are present in person or by proxy may adjourn the meeting. If a quorum is present at the USF special meeting, but there are not sufficient votes at the time of the special meeting to approve the other proposal, holders of the common stock of the relevant company may also be asked to vote on a proposal to approve the adjournment or postponement of the special meeting to permit further solicitation of proxies.

THE ORIGINAL MERGER

Background of the Original Merger

Yellow Roadway and USF each continually evaluate strategic opportunities as a part of their ongoing evaluation of the commercial transportation marketplace. In December 2003, Yellow Roadway (then known as Yellow Corporation) closed its acquisition of Roadway Corporation. Since the closing of that transaction, Yellow Roadway has successfully executed its stated objectives of maintaining the distinct brands of Yellow Transportation, Roadway Express, New Penn Motor Express, Reimer Express and Meridian IQ in the transportation marketplace, while at the same time successfully realizing many of the cost savings and operational synergies that the companies had identified during their discussions leading up to the transaction. That strategy has allowed Yellow Roadway to maintain customer loyalty and achieve improved financial results in what remains the very competitive and fractured transportation industry. The successes that Yellow Roadway has realized by successfully executing the company’s Roadway strategy are helping it to achieve one of its primary strategic goals of providing a full portfolio of highly efficient transportation services to all of its customers.

Since the late 1990s, Yellow Roadway has focused on expanding its portfolio of services to include both asset and non-asset transportation services. In addition to their basic less-than-truckload service offerings, Yellow Transportation and Roadway Express have penetrated their respective customer bases with sales of premium branded, asset-based services such as Exact Express®, Yellow Transportation’s expedited and time-definite service, Time Critical, Roadway Express’s expedited and time-definite service, Definite Delivery®, Yellow Transportation’s guaranteed transit time service, Time Advantage™, Roadway Express’s guaranteed transit time service, and the tradeshow businesses of both Roadway Express and Yellow Transportation.

New Penn Motor Express maintains excellent brand identity for its regional next-day less-than-truckload service offering in the northeastern United States. Recently, Yellow Transportation launched its first next-day service through its Standard Ground service offering in an area extending from Wisconsin through upstate New York and from northern Michigan into Tennessee. Expansion of next-day service capabilities is a growing segment of the heavyweight ground transportation industry, and a segment that has traditionally been served by the many regional trucking companies including USF Holland Inc. (“Holland”), USF Bestway Inc. (“Bestway”), USF Reddaway Inc. (“Reddaway”) and USF Dugan Inc. (“Dugan”).

Meridian IQ, Yellow Roadway’s non-asset-based transportation service offering continues to grow at a rapid pace and is establishing brand recognition throughout the marketplace. These offerings include, among other things, transportation management, international freight forwarding, domestic guaranteed freight forwarding, truckload brokerage and customs brokerage. The expansion of these non-asset branded services has significantly broadened the overall service portfolio for the customers of Yellow Roadway’s portfolio of companies.

During the summer of 2004, USF management conducted an evaluation of USF’s businesses, capital structure and strategic opportunities. In connection with this evaluation, USF engaged Morgan Stanley & Co. Incorporated (“Morgan Stanley”) as its financial advisor, which was subsequently confirmed in an engagement letter with USF dated August 11, 2004. During the second and third quarters of 2004, USF management, with the assistance of Morgan Stanley, among others, and reporting to the USF board of directors, considered the possibility and implications of effecting a variety of possible transactions and operating strategies. Among the transactions considered at that time were business combination transactions with a variety of potential partners, including Yellow Roadway. At the time, Yellow Roadway was viewed as one of the companies for whom USF might be a good fit, but USF believed that Yellow Roadway would likely not be interested in a transaction with USF until Yellow Roadway completed the integration of its December 2003 merger with Roadway. After considering the full range of alternatives, the USF board of directors decided in July 2004 to pursue a business plan focused on improving the profitability of USF’s existing businesses while remaining alert to the possibility of effecting a significant value-increasing transaction.

During the fall of 2004, Yellow Roadway’s management publicly stated that it was looking at several opportunities to accelerate its business strategy of offering a broad portfolio of asset-based and non-asset-based transportation services to its customer base, including through acquisitions. Concurrently, in early November 2004, following changes in the management of USF, William D. Zollars, Chairman of the Board, President and Chief Executive Officer of Yellow Roadway, contacted Paul Liska, Executive Chairman of the Board of USF, by telephone in order to gauge his interest in exploring potential strategic transactions between the two companies. Mr. Liska informed USF’s other directors about Yellow Roadway’s contact. Mr. Liska did not immediately respond to Mr. Zollars.

In mid-December 2004, Mr. Zollars contacted Mr. Liska again and expressed an interest in some form of business combination. Mr. Zollars and Mr. Liska then agreed to meet on January 7, 2005, to discuss the potential transaction in further detail.

On January 7, 2005, Mr. Zollars, Stephen Bruffett, Senior Vice President of Corporate Development and Investor Relations of Yellow Roadway, and Donald G. Barger, Senior Vice President and Chief Financial Officer of Yellow Roadway, met with Mr. Liska and Thomas Bergmann, interim Chief Executive Officer of USF, to discuss in greater detail the structure of a potential transaction and the potential synergies that the parties could achieve in a business combination. During this meeting, Mr. Zollars and Mr. Liska also discussed the potential complementary fit of USF’s regional next-day offerings with Yellow Roadway’s subsidiaries’ long-haul less-than-truckload offerings, as well as the potential opportunities that could be realized by joining Meridian IQ and USF Logistics. Following those conversations, Mr. Zollars directed members of his senior management team and IFL, which had been retained as Yellow Roadway’s financial advisor pursuant to an engagement letter dated December 7, 2004 (which was supplemented on February 27, 2005), to prepare financial analyses to help Yellow Roadway determine the feasibility of an acquisition of USF.

On January 10, 2005, USF’s board met telephonically to discuss the potential transaction. Mr. Liska updated the board regarding recent discussions with Yellow Roadway. After discussion of the potential merits of the possible transaction, the board authorized Mr. Liska and Mr. Bergmann to continue their discussions with Yellow Roadway and to proceed with the proposed due diligence process.

During the week of January 10, 2005, Mr. Zollars and Mr. Liska each instructed additional members of his respective senior management team to begin compiling key documents about each company’s respective operations that the other party would need to review as part of a legal and financial due diligence process and to take the steps necessary to begin negotiating the terms of a transaction.

On January 12, 2005, USF and Morgan Stanley modified their engagement letter by entering into an addendum pertaining to a potential transaction with Yellow Roadway.

After entering into a mutual confidentiality arrangement, the parties agreed that during the next several weeks, they would each begin gathering documents for inclusion in secure, electronic data sites that would be available for review by the first week of February. As part of the due diligence process, each company’s financial and legal representatives provided detailed due diligence requests for documents to be included in the data sites.

On January 19, 2005, Mr. Zollars, Mr. Bruffett and Mr. Barger participated on a telephone conference call with Mr. Liska and Mr. Bergmann to provide Yellow Roadway with financial information, including information as to USF’s financial outlook and potential transaction synergies, to allow Yellow Roadway to express an indicative valuation range for the acquisition of all of the outstanding shares of USF by way of merger.

On January 25, 2005, Mr. Zollars and Mr. Liska met in person in New York, New York and discussed, among other things, a range of prices per share that Yellow Roadway would consider paying to USF shareholders for all of USF’s outstanding capital stock and the importance of completing any agreed transaction. They discussed a price per share between $45 and $50 at this meeting, which would be paid in an approximately 50% cash and 50% stock transaction.

On February 1, 2005, USF’s board held a regularly scheduled meeting during which it discussed the potential transaction with Yellow Roadway. Mr. Liska discussed with the board the strategic rationale of the potential transaction and updated the other directors regarding the status of discussions with Yellow Roadway, including the possible terms and proposed timing of providing Yellow Roadway with access to USF due diligence materials. At this meeting, Morgan Stanley reviewed with the USF board certain financial issues and updates to its preliminary analyses that had previously been discussed with the board in the summer of 2004 regarding, among other things, industry trends, including consolidation, USF continuing as a stand-alone company, USF engaging in strategic alternatives other than a transaction with Yellow Roadway and USF engaging in a potential transaction with Yellow Roadway. Sullivan & Cromwell reviewed with the USF board their fiduciary duties under Delaware law. During the discussion, the USF board assessed the risks and opportunities associated with conducting an auction with other potential transaction partners. The USF board, after consultation with outside financial and legal advisors, determined at that time that the risks outweighed the possible benefits of an auction, particularly in light of the proposed financial terms and material legal terms discussed with Yellow Roadway. The USF board directed management and its outside advisors to seek to minimize impediments to receiving and accepting a superior proposal if one should emerge after signing a merger agreement with Yellow Roadway. The USF board authorized the continued exploration of a potential transaction with Yellow Roadway, including the delivery of due diligence materials and preparation of a draft merger agreement.

On February 3, 2005, Yellow Roadway’s board held a special meeting to discuss, among other things, the potential acquisition of USF. Mr. Zollars provided the other directors with a profile of USF, including a description of its four regional less-than-truckload companies, its truckload company and its logistics business, and described the strategic rationale of a combination of USF and Yellow Roadway, including the potential fit of USF’s regional businesses with New Penn Motor Express’ business, the potential fit of USF’s truckload business with Meridian IQ’s truckload brokerage business and the potential fit of USF’s logistics business with Meridian IQ. Also at this meeting, Messrs. Bruffett and Barger of Yellow Roadway and James Hamilton of IFL described the economics behind the possible transaction including possible synergies, a range of potential purchase prices and possible financing scenarios.

After this board meeting, Credit Suisse First Boston and JP Morgan Chase were also retained to provide various financial advisory services in connection with a possible transaction with USF to complement the services of IFL.

During the following week, each party’s legal advisors began drafting and negotiating written documentation for a possible transaction and reviewing materials that the other party had placed in its respective electronic data site. Review of the documents continued until the parties signed the merger agreement.

On February 11 and 12, 2005, a team from Yellow Roadway’s senior management and outside financial and legal advisors traveled to Chicago to discuss with USF’s senior management and outside financial and legal advisors a broad range of business, operating, legal and financial matters that had emerged from initial review of the documents made available in USF’s electronic data site. Among matters that the parties discussed were details about USF and its subsidiaries’ operational and organizational structure, contingent liabilities, labor relations, financial plan, strategic plan and potential synergies. Additionally, USF’s senior management and legal and financial advisors discussed a number of matters that had emerged from its review of documents that Yellow Roadway had made available in Yellow Roadway’s electronic data site.

During the week following the February 11 and 12, 2005 meetings, the parties began negotiating a merger agreement. On February 15, 2005, Mr. Zollars, Mr. Hamilton, Mr. Liska and Mr. Bergmann again met in person in Naples, Florida to continue discussing the structure of the possible transaction, including the price and form of consideration that Yellow Roadway would pay to USF stockholders.

On February 18, 2005, Mr. Barger, Mr. Bruffett, Mr. Staley and Mike Smid, President of Enterprise Services for Yellow Roadway, together with Yellow Roadway’s outside financial advisors, traveled to Chicago to hold additional talks with USF’s interim CEO Thomas Bergmann, his senior management team and USF’s outside financial advisors on potential synergy savings that the parties could realize through a business combination.

On February 21, 2005, Mr. Zollars and Mr. Liska again met in person in Chicago, Illinois to continue discussing the structure and terms of the possible transaction, including the price that Yellow Roadway would pay to USF stockholders. Negotiations continued through the week, and the parties completed a significant portion of their due diligence review. On February 23, 2005, a national business newspaper published an article that stated that USF and Yellow Roadway were involved in negotiations. This article prompted other speculative investment research and news stories, but the parties made no comment on these rumors.

On February 24, 2005, USF’s board of directors met to discuss the status of negotiations with Yellow Roadway. Mr. Liska briefed the board on the status of the potential transaction with Yellow Roadway, including the expected receipt on February 26, 2005, of Yellow Roadway’s final proposal on economic terms and other material transaction terms. Sullivan & Cromwell reviewed with the board their fiduciary duties under Delaware law regarding the potential transaction. During the meeting, USF’s board discussed, among other things, the proposed terms of the potential transaction and the likely risks and opportunities presented by the potential transaction and by maintaining USF as a stand-alone entity. The USF board again considered whether to delay negotiations with Yellow Roadway to conduct an auction of USF and concluded that, in light of the risks discussed at the USF board’s previous meeting and given that the rumors in the press of a potential transaction with Yellow Roadway had not resulted in any expressions of interest from any third party regarding an alternative transaction, the risks associated with conducting an auction outweighed any likely benefits. Morgan Stanley then reviewed its preliminary analysis of the proposed financial terms of the potential merger based on the consideration expected to be offered to USF shareholders by Yellow Roadway, as well as certain preliminary analyses associated with maintaining USF as a stand-alone entity and pursuing other strategic alternatives. Sullivan & Cromwell then presented to the USF board the material terms of the draft merger agreement, including a comparison of such terms with the 2003 Yellow Corporation/Roadway Corporation transaction. The USF board then received a presentation from Deloitte & Touche LLP (“D&T”) concerning certain compensation and benefits arrangements contemplated to be entered into with Mr. Liska, certain executive officers of USF and other employees of USF, in connection with the proposed transaction with Yellow Roadway (see “—Certain Interests of Persons in the Amended Merger”), which arrangements had previously been discussed at a compensation committee meeting of the USF board. D&T discussed the material terms of the compensation and benefits arrangements with the USF board and compared the arrangements with arrangements entered into by public companies in recent merger transactions. The USF board then authorized management, subject to receiving a final proposal from Yellow Roadway on terms discussed at the board meeting and receipt of USF board approval, to seek to finalize the terms of the merger agreement and the related compensation and benefits arrangements. No other action was taken by the USF board at this meeting.

On February 26, 2005, Yellow Roadway’s board met to discuss the status of the negotiations with USF. During this meeting, Yellow Roadway’s board discussed, among other things, the terms of the proposed transaction, other strategic alternatives under consideration and the impact that an acquisition of USF would have on those potential alternatives. IFL reviewed its financial analysis of the merger agreement and the merger consideration and rendered to Yellow Roadway’s board an oral opinion, which opinion was confirmed by delivery of a written opinion dated February 27, 2005, that the consideration to be paid by Yellow Roadway to the USF stockholders in the merger was fair from a financial point of view to Yellow Roadway. Yellow Roadway’s board unanimously approved the acquisition at this meeting, subject to satisfactory completion of the negotiation of the definitive merger agreement, and authorized the officers of Yellow Roadway to make a proposal to USF that would offer USF shareholders for each USF share owned either 0.9024 shares (a fixed exchange ratio) of Yellow Roadway common stock or, upon a valid cash election, $45.00 in cash, subject in either case to proration and adjustment, as described in further detail in the original proxy statement/prospectus. Yellow Roadway’s board also unanimously recommended that Yellow Roadway’s stockholders vote for approval of the issuance of Yellow Roadway shares pursuant to, and in accordance with, the merger agreement.

On February 27, 2005, USF’s board of directors met telephonically to discuss the terms of Yellow Roadway’s proposal and the negotiations regarding the merger agreement and other aspects of the proposed transaction. Mr. Liska updated the other members of the USF board as to the negotiations with Yellow Roadway since February 24, 2005, particularly regarding the merger consideration, and communicated to the other members of the USF board the proposal presented by Yellow Roadway. Sullivan & Cromwell reviewed with the USF board the status of the negotiations of the terms of the merger agreement. Morgan Stanley reviewed its financial analysis of the merger consideration with the board and rendered to USF’s board an oral opinion, confirmed later that day in writing, to the effect that as of February 27, 2005 and based on and subject to the considerations, assumptions and limitations in its opinion, the merger consideration pursuant to the merger agreement was fair, from a financial point of view, to the holders of USF common stock. After discussion, the USF board, acting unanimously, approved the merger agreement and the related compensation and benefits arrangements, authorized USF to enter into such agreement and arrangements, declared the merger agreement’s advisability, determined to recommend the merger agreement to USF stockholders for adoption and recommended that USF stockholders adopt the merger agreement at the USF special meeting of stockholders.

Following the USF board meeting, Yellow Roadway and USF completed negotiations on the merger agreement, signed it and issued a joint press release announcing the execution of the merger agreement on Sunday, February 27, 2005.

Yellow Roadway’s Reasons for the Original Merger

The Yellow Roadway board unanimously approved the original merger agreement and the original merger.

In reaching its conclusion, the Yellow Roadway board considered among other factors:

•	The complementary operations and capabilities of the combined company with the increased scale (including expected combined revenue in excess of $9 billion per year), strong financial base and market reach necessary to increase stockholder value and enhance customer service. Specifically, the original merger would allow the combined company to:

-	enhance its position in the highly competitive domestic and global transportation marketplace;

-	continue to invest and grow the brands of both companies;

-	implement best practices over a broader customer base;

-	leverage service capabilities and technologies for the benefit of customers, allowing the costs of improvements to spread out over a larger revenue base for the benefit of customers; and

-	introduce additional non-asset-based transportation management services and next-day less-than-truckload services to a broader customer base.

•	The potential for the original merger to accelerate the portfolio strategy of offering a broad range of services for business to business transportation decision makers.

•	The significant complementary aspects of the Yellow Roadway service base with the USF service base.

•	The opportunity to allow each company to more effectively compete against the industry’s leading integrated service providers, specifically United Parcel Service, Inc., FedEx Corporation, DHL, CNF Inc., Overnite Corporation and Arkansas Best Corporation.

•	The opportunity to compete more effectively with numerous less-than-truckload competitors.

•	The creation of a more competitive position against other competitors, such as third party logistics providers, freight forwarders/consolidators and truckload competitors.

•	The financial performance and condition, business operations and prospects of each of Yellow Roadway and USF.

•	The opportunity for Yellow Roadway, whose operating units have had relatively good relations with their employees who are represented by the IBT, to address the more difficult labor relations experienced by several of the operating units of USF.

•	The structure of the transaction and terms and conditions of the original merger agreement and the financing arrangements for the cash portion of the merger consideration to be paid to USF stockholders under the terms of the of the original merger agreement.

•	Expected combination benefits, including cost savings. Yellow Roadway expects to realize approximately $40 million in net synergies within the twelve months following the original merger, along with run rate annual synergies of $80 million after the first twelve months with the possibility of additional cost synergies, as well as revenue synergies, in the longer-term. See “Forward-Looking Statements” beginning page 33 of this proxy statement/prospectus.

•	The near-term and long-term earnings per share and cash flow of the combined entity compared to Yellow Roadway on a standalone basis. Yellow Roadway expects the transaction to be accretive to earnings per share within 12 months after closing and provide a return in excess of its weighted average cost of capital on a consolidated basis in the second year. See “Forward-Looking Statements” beginning on page 33 of this proxy statement/prospectus.

•	The relative market capitalizations of Yellow Roadway and USF, and the expected capital structure of the combined entity after the original merger, including the availability of financing for the transaction at relatively low interest rates.

•	The opinion of IFL, including IFL’s conclusion that the merger consideration contemplated by the original merger agreement was fair, from a financial point of view, to Yellow Roadway as of the date of its opinion (based upon and subject to the factors and assumptions, qualifications and limitations set forth therein).

•	The compatibility of the corporate cultures of the management teams and employees of both companies, the willingness of the leadership team of USF’s operating units to continue serving the combined company and the willingness of one USF director to join the board of Yellow Roadway.

The Yellow Roadway board considered the factors above as a whole and did not assign specific or relative weights to those factors. The Yellow Roadway board believed that the original merger represented an opportunity for Yellow Roadway stockholders to participate in a combined, more successful enterprise that has significantly greater business and financial resources than Yellow Roadway would have absent the original merger.

USF’s Reasons for the Original Merger

In the course of reaching its decision to approve the original merger agreement, the USF board of directors consulted with USF’s management, as well as with its financial advisor and outside legal counsel, and considered a number of factors, including:

•	The amount and form of the consideration to be received by USF’s stockholders, and in particular that:

-	The value of the merger consideration as of the last trading day before the announcement of the original merger and the last trading day prior to February news reports of merger discussions represented substantial premiums to the recent trading prices of USF common stock at such time.

-	The consideration under the terms of the original merger agreement consisted of a combination of cash and stock, with the stock portion of the merger consideration having a fixed exchange ratio, thus fixing the value in cash for 50% of the USF common stock and providing the opportunity (and corresponding risk) to share in the stock price performance of Yellow Roadway for the remainder of the USF common stock.

-	The fact that the original merger was structured to permit the tax free exchange of shares of USF common stock for Yellow Roadway common stock in the original merger.

•	The USF board of directors’ belief, based in part upon due diligence by USF management and its financial advisor, including due diligence about Yellow Roadway’s performance in integrating the 2003 combination of Yellow and Roadway, that Yellow Roadway was well managed and well perceived by investors and as a result that its chances of meeting or exceeding operational and financial expectations, including synergy expectations for the merger, were good and that meeting or exceeding those expectations could translate into continued strong stock price performance relative to its peer companies.

•	The results of a 2004 examination of USF’s strategic alternatives, during which the USF board of directors considered a variety of transactions available to USF as an independent company and continuing to execute its existing business plan, as well as the possible sale of USF to a variety of potential purchasers.

•	The opinion of Morgan Stanley to the USF board of directors that, as of February 27, 2005, and based upon and subject to the assumptions, considerations and limitations set forth in the opinion, the merger consideration to be received by holders of USF common stock pursuant to the original merger agreement was fair, from a financial point of view, to those holders. See “Opinion of Morgan Stanley & Co. Incorporated, Financial Advisor to USF, Dated February 27, 2005” beginning on page 46 of this proxy statement/prospectus.

•	The likelihood of completion of the original merger, given the conditions and regulatory approvals necessary to complete the original merger and the terms and conditions of the original merger agreement.

•	The terms and conditions of the original merger agreement, including the parties’ representations, warranties, covenants and conditions to their respective obligations, including, among others:

-	the exclusion from the definition of a material adverse effect of any adverse effects resulting from or arising out of labor or union activities after the date of the merger agreement as well as the other exclusions from the definition of material adverse effect;

-	Yellow Roadway’s contractual commitment to use reasonable best efforts to obtain promptly all regulatory approvals (as described in detail in this proxy statement/prospectus in “The Merger Agreement—Covenants and Agreements—Covenant to Use Reasonable Best Efforts to Obtain All Necessary Regulatory Approvals”);

-	the absence of any financing condition;

-	the ability of USF’s board of directors to consider unsolicited, superior acquisition proposals from third parties, subject to compliance with the terms of the original merger agreement; and

-	the size of the termination fee provided in the original merger agreement and the circumstances in which it is payable, which the USF board of directors believes would not reasonably be expected to discourage competing business combination proposals from third parties.

•	The fact that some directors and officers have interests in the original merger as individuals in addition to, and that may be different from, their interests as stockholders. See “Interests of Certain Persons in the Merger” beginning on page 63 of this proxy statement/prospectus.

In addition to the above factors, in the course of its meetings, the USF board of directors reviewed and considered a wide variety of information relevant to the original merger, including:

•	information concerning USF’s and Yellow Roadway’s businesses, historical financial performance and condition, operations, properties, assets, customers, competitive positions, prospects and management;

•	the current industry, economic and market conditions and trends; and

•	historical market prices, volatility and trading information with respect to USF common stock and Yellow Roadway common stock.

The USF board of directors also considered countervailing factors in its deliberations concerning the original merger, including:

•	the possibility that the original merger might not be completed, or that completion might be unduly delayed, and the potential adverse consequences to USF’s business as a result of the pendency of the original merger and attendant operational disruption and customer concerns;

•	the fact that USF did not conduct an auction prior to entering into the original merger agreement;

•	the fact that Yellow Roadway requires the approval of its stockholders to issue the Yellow Roadway common stock in the original merger;

•	the fact that the trading price of Yellow Roadway common stock had increased by more than 160% since February 2004 and the possibility that this rate of increase could increase the risk of a stock price decline in the event of any failure to meet operational or earnings expectations;

•	the risk that the potential benefits sought in the original merger might not be fully realized, recognizing the many management challenges associated with successfully combining the USF and Yellow Roadway businesses;

•	the risk that, because of potential proration, USF stockholders may receive a form of consideration in the original merger different from that which they elected to receive; and

•	various other risks associated with the original merger and the businesses of USF, Yellow Roadway and the combined company described in the section entitled “Risk Factors” beginning on page 24 of this proxy statement/prospectus (except for the risks associated with proration and adjustment, which do not apply to the amended merger as a result of modifications to the original merger agreement).

The USF board of directors recognized that there can be no assurance about future results, including results expected or considered in the factors listed above. The USF board of directors concluded, however, that the potential advantages outweighed the potential risk of completing the original merger.

The foregoing discussion of the information and factors considered by the USF board of directors is not exhaustive, but includes all material factors considered by the USF board of directors in connection with its approval of the original merger agreement. In view of the wide variety of factors, both positive and negative, considered by the USF board of directors, the USF board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise seek to assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of the USF board of directors may have given different weight to different factors and may have applied different analysis to each of the material factors considered by the USF board of directors.

Opinion of Morgan Stanley & Co. Incorporated, Financial Advisor to USF, dated February 27, 2005

Morgan Stanley acted as sole financial advisor to USF in connection with the original merger. USF’s board of directors selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business of USF. At the meeting of USF’s board of directors on February 27, 2005, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing on the same date, that based upon and subject to the assumptions, considerations and limitations set forth in its opinion, the consideration to be received by the holders of USF common stock pursuant to the original merger agreement was fair from a financial point of view to such holders.

Morgan Stanley’s opinion dated February 27, 2005 was delivered in connection with the original merger and was not provided in connection with the amended merger. See the discussion under “The Amended Merger” beginning on page 54 of this proxy statement/prospectus for more information about the amended merger, including Morgan Stanley’s opinion dated May 1, 2005. EXCEPT TO THE EXTENT DESCRIBED ON PAGES 56 TO 62 UNDER THE HEADING “OPINION OF MORGAN STANLEY & CO. INCORPORATED, FINANCIAL ADVISOR TO USF, DATED MAY 1, 2005” THE ANALYSES SET FORTH BELOW WERE NOT UPDATED IN CONNECTION WITH MORGAN STANLEY’S OPINION DATED MAY 1, 2005.

The full text of Morgan Stanley’s opinion, dated February 27, 2005, which set forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations of the reviews undertaken in rendering its opinion, is attached as Annex B to this proxy statement/prospectus. The summary of Morgan Stanley’s fairness opinion dated February 27, 2005 set forth below in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its opinion. USF stockholders should read this opinion carefully and in its entirety. Morgan Stanley’s opinion was directed to the board of directors of USF, addressed only the fairness from a financial point of view of the consideration that was to be received by holders of USF common stock, pursuant to the original merger agreement, and did not address any other aspect of the original merger. Morgan Stanley’s opinion did not constitute a recommendation to any stockholders of USF as to how such stockholders should have voted with respect to the original merger.

In connection with rendering its opinion dated February 27, 2005, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other information of USF and Yellow Roadway;

•	reviewed certain internal financial statements and other financial and operating data concerning USF and Yellow Roadway prepared by the management of each of USF and Yellow Roadway;

•	reviewed certain financial projections prepared by the management of each of USF and Yellow Roadway;

•	discussed the past and current operations and financial condition and the prospects of each of USF and Yellow Roadway, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of USF and Yellow Roadway, respectively;

•	reviewed the pro forma impact of the original merger on Yellow Roadway’s earnings per share and other financial ratios;

•	reviewed the reported prices and trading activity for each of the USF common stock and the Yellow Roadway common stock;

•	compared the financial performance of each of USF and Yellow Roadway and the prices and trading activity of USF common stock and Yellow Roadway common stock with that of certain other comparable publicly-traded companies and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions and negotiations among representatives of USF, Yellow Roadway and their respective financial and legal advisors;

•	reviewed a draft of the original merger agreement;

•	reviewed certain documents and correspondence related to certain audit related matters involving both USF and Yellow Roadway and discussed such information with management of USF and Yellow Roadway and their advisors; and

•	performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by Morgan Stanley for the purposes of its opinion. With respect to the financial projections of USF and Yellow Roadway, including information relating to certain strategic, financial and operational benefits anticipated from the original merger, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of USF and Yellow Roadway. In addition, Morgan Stanley assumed that the original merger would be consummated in accordance with the terms set forth in the original merger agreement, without any waiver, amendment or delay of any terms and conditions, including, among other things, that the original merger would be treated as a tax-free reorganization, pursuant to the Internal Revenue Code. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of USF, nor was it furnished with any such appraisals. Morgan Stanley is a financial advisor only and it relied upon, without independent verification, the assessment of Yellow Roadway and USF and their legal, tax, regulatory or accounting advisors with respect to such matters. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, February 27, 2005. Events occurring after such date may have affected Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest with respect to a business combination involving USF, nor did Morgan Stanley negotiate with any parties, other than Yellow Roadway, with respect to a business combination involving USF.

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its opinion of February 27, 2005. Although each financial analysis was provided to the USF board, in connection with arriving at its opinion, Morgan Stanley considered all of its analyses as a whole and did not attribute any particular weight to any analysis described below. Some of these summaries include information in tabular format. In order to understand fully the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses.

In arriving at its opinion dated February 27, 2005 regarding the fairness of the consideration to be paid to holders of USF common stock, Morgan Stanley calculated the “implied blended merger consideration”. This calculation was made on the basis that, pursuant to the terms of the original merger agreement, in the aggregate, USF stockholders would receive 0.4512 shares of Yellow Roadway common stock plus $22.50 in cash for each USF share they hold at the time of closing. As a result, Morgan Stanley calculated that the implied blended merger consideration was $47.47 per share of USF common stock as of February 22, 2005, which was the sum of $22.50 in cash plus $24.97 (which equals 0.4512 multiplied by $55.35, the closing price of Yellow Roadway common stock on February 22, 2005, the last trading day prior to reports in the press regarding a potential transaction between USF and Yellow Roadway). We refer to this calculation of the implied blended merger consideration as the “original implied blended merger consideration”.

Historical Share Price Analysis

Morgan Stanley performed an historical share price analysis to obtain background information and perspective with respect to the relative historical share prices of USF common stock and Yellow Roadway common stock. Consequently, Morgan Stanley reviewed the historical price performance of USF common stock from February 22, 2004 through February 22, 2005. For the one-year period ended February 22, 2005, the closing prices per share of USF common stock ranged from approximately $28.00 to $39.00. Morgan Stanley noted that the closing price of USF common stock on February 22, 2005 was $33.36 per share and the closing price of Yellow Roadway common stock was $55.35 per share. Morgan Stanley also noted that the original implied blended merger consideration was $47.47 as of February 22, 2005.

The following table displays the implied percentage premium of the $47.47 implied blended merger consideration as of February 22, 2005 as compared to USF common stock prices over various periods. The following analysis was performed to provide perspective on the historical trading price of USF common stock versus the original implied merger consideration.

	Original Implied Blended Merger Consideration as Compared to USF’s Common Stock Price for Period Ending 2/22/05
Consideration Value as of 2/22/05	2/22/05	30 Day Average	60 Day Average	6 Mo. Average	1 Yr. Average
$47.47	42%	42%	36%	33%	37%

Analyst Price Targets

Morgan Stanley analyzed the analyst price targets for USF to derive an implied value for USF. Morgan Stanley gathered the publicly available 12-month price targets for USF from Wall Street equity research analysts available as of February 22, 2005. To estimate the current value of USF’s common stock, Morgan Stanley discounted the high and low end of these targets by an estimated cost of equity of 11%, yielding a range of prices of approximately $29.00 to $35.00 per share of USF common stock. Morgan Stanley noted that the original implied blended merger consideration for USF common stock was $47.47 per share as of February 22, 2005.

Comparable Companies Analysis

Morgan Stanley performed a comparable company analysis, which attempts to provide an implied value for Yellow Roadway and USF by comparing them to similar companies. For purposes of its analysis, Morgan Stanley reviewed certain public market trading multiples for the following six public companies which, based on its experience with companies in the trucking industry, Morgan Stanley considered similar to USF in size and business mix:

•	Arkansas Best Corporation

•	CNF Inc.

•	Old Dominion Freight Line, Inc.

•	Overnite Corporation

•	SCS Transportation, Inc.

•	Vitran Corporation Inc.

Morgan Stanley reviewed the following selected multiples for USF, Yellow Roadway and each of the comparable companies:

•	the per share price divided by 2004 actual and 2005 estimated earnings per share; and

•	the aggregate market value (defined as public equity market value plus total book value of debt, total book value of preferred stock and minority interest, less cash and other short term investments, and sometimes referred to as the “aggregate value”) divided by earnings before interest, taxes, depreciation and amortization, or “EBITDA”, for 2004 actual and 2005 estimated.

Morgan Stanley calculated these financial multiples and ratios based on publicly available financial data as of February 18, 2005. The earnings per share and EBITDA estimates were based on actual figures for 2004 and I/B/E/S consensus estimates for 2005. For USF, the 2005 figures are based on the financial projections provided by USF for this period.

A summary of the range of market trading multiples of the comparable companies and those multiples calculated for USF is set forth below:

Metric	Comparable Companies Range of Multiples	Median Multiple for Comparable Companies	USF
Price / 2004 Earnings	13.5x-22.3x	16.7x	17.4x
Price / 2005 Earnings	12.4x-17.2x	12.4x	13.3x
Aggregate Value / 2004 EBITDA	5.2x-20.6x	6.3x	4.9x
Aggregate Value / 2005 EBITDA	4.3x- 6.6x	5.0x	4.2x

Morgan Stanley noted that for purposes of its analysis, the ranges of multiples for the comparable company group were quite large and, if such ranges were used, would lead to large implied valuation ranges for USF. Based on its review of the multiple ranges for the comparable companies, Morgan Stanley selected for its comparable company analysis on USF, a representative multiple range based on (i) the per share price divided by 2004 earnings of 14.0x to 17.5x and (ii) the per share price divided by estimated 2005 earnings of 11.5x to 15.5x.

Based upon and subject to the foregoing, Morgan Stanley calculated an implied valuation range for USF common stock of approximately $28.00 to $37.00 per share based on an average of (i) the USF share price divided by the 2004 earnings multiple range and (ii) the USF share price divided by the estimated 2005 earnings multiple range. Morgan Stanley calculated the per share implied valuation range based on the multiple range for price to USF’s 2004 and estimated 2005 earnings, respectively, by multiplying the low and high ends of the multiple range by USF’s 2004 and estimated 2005 earnings, respectively, and then dividing the resulting product by the number of shares of USF common stock outstanding. Morgan Stanley noted that the original implied blended merger consideration was $47.47 per share as of February 22, 2004.

Although the comparable companies in this analysis were compared to USF for purposes of this analysis, Morgan Stanley noted that no company utilized in this analysis is identical to USF because of differences between the business mix, labor/union relations, regulatory environment, operations and other characteristics of USF and the comparable companies. In evaluating the comparable companies and in selecting the multiple ranges it used in its analysis, Morgan Stanley necessarily made judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of USF, such as the impact of competition on the business of USF and on the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of USF or the industry or in the markets generally. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Discounted Equity Value Analysis

Morgan Stanley analyzed USF by discounting future estimates of the USF share price. For its discounted equity value analysis, Morgan Stanley estimated the USF share price in 2007 by applying a multiple of earnings to the 2007 earnings per share estimates from two financial forecasts: (i) estimates provided by USF management for fiscal years 2005 through 2008 and (ii) a “Moderate Case” reflecting projected growth rates and operating ratios consistent with the past financial performance of USF. The multiple of earnings applied in this analysis was the same as the range used in the comparable company analysis, or 11.5x to 15.5x estimated 2007 earnings per share. Morgan Stanley discounted the 2007 share price estimate using an 11.0% cost of equity, yielding a range of prices from approximately $34.00 to $45.00 per share. Morgan Stanley also conducted this analysis using the “Moderate Case”, which yielded a range of prices from approximately $24.00 to $32.00 per share, Morgan Stanley noted that the original implied blended merger consideration for USF common stock was $47.47 per share as of February 22, 2005.

Precedent transactions analysis

Morgan Stanley analyzed USF relative to the values that have been paid in precedent transactions using two approaches: precedent purchase price multiples and premiums paid in precedent transactions.

Precedent purchase price multiples

Using publicly available information, Morgan Stanley reviewed the implied enterprise values and purchase price multiples in the following five selected transactions involving less-than-truckload carriers in the trucking industry:

Acquiror	Target
• Yellow Corporation	• Roadway Corporation
• Overnite Corporation	• Motor Cargo Industries, Inc.
• Roadway Corporation	• Arnold Industries, Inc.
• FedEx Corporation	• American Freightways Corporation
• FedEx Corporation	• Caliber System, Inc.

All multiples for the selected transactions were based on publicly available financial information. Financial data for USF was based on USF’s public filings. Morgan Stanley reviewed enterprise values in the selected transactions as a multiple of the latest 12 months EBITDA. Morgan Stanley then applied a range of selected multiples of the latest 12 months EBITDA derived from the selected transactions to corresponding financial data for USF. This analysis indicated an implied per share equity reference range for USF of approximately $42.00 to $53.00 per share. Morgan Stanley noted the original implied blended merger consideration was approximately $47.47 per share as of February 22, 2005.

Premiums paid in precedent transactions

Morgan Stanley also analyzed the implied value of USF by analyzing the average premium paid for U.S. public targets over the past 15 years. Using data from Thomson Financial, Morgan Stanley estimated that for transactions with an aggregate value of over $100 million, the average premium paid was 41.1%. Morgan Stanley applied this precedent transaction premium to the range of values derived from the comparable company analysis ($28.00 to $37.00 per share). Morgan Stanley calculated an implied valuation range for USF common stock of approximately $40.00 to $52.00 per share based on this valuation methodology. Morgan Stanley noted that the original implied blended merger consideration was $47.47 per share as of February 22, 2005.

USF Discounted Cash Flow Analysis

Morgan Stanley also analyzed USF using a discounted cash flow analysis. This type of analysis is designed to provide insight into the value of a company as a function of its future cash flows and expenditures. This analysis of USF was a four-year discounted after-tax unlevered free cash flow, calculated as of June 30, 2005 and was based on the same financial cases described above. Morgan Stanley estimated a range of terminal values calculated in 2008 based on a last twelve months EBITDA multiple of 4.5x-5.5x. “Terminal value” refers to the value of all future cash flows from an asset at a particular point in time. Morgan Stanley discounted the unlevered free cash flow streams and the estimated terminal value to a present value based on a discount rate of 10%. Morgan Stanley chose the discount rate utilized in this analysis based upon an analysis of the weighted average cost of capital of USF and other comparable companies. Based on these projections and assumptions, the discounted cash flow analysis of USF yielded an implied valuation range of USF common stock of approximately $45.00 to $54.00 per share based on USF’s financial projections and approximately $34.00 to $41.00 per share under the Moderate Case. These share prices were calculated by dividing the resulting value of USF’s future cash flow streams less net debt by the number of shares of USF common stock outstanding. Morgan Stanley noted that the original implied blended merger consideration for USF common stock was $47.47 per share as of February 22, 2005.

Leveraged Buyout Analysis

Morgan Stanley also analyzed USF from the perspective of a potential purchaser that was not a trucking company, but rather was primarily a financial buyer that would effect a leveraged buyout of USF. This analysis, calculated as of June 30, 2005, assumed a leveraged buyout of USF’s consolidated businesses, based on the same financial forecasts described above. For purposes of an investor’s desired internal rates of return, Morgan Stanley assumed a range of purchase prices of $34.00 to $54.00 per share of USF common stock and an exit multiple range of last twelve months EBITDA equal to the multiple paid at the time of the leveraged buyout. Morgan Stanley also calculated sensitivities on an investor’s desired potential internal rate of return assuming a range of purchase prices of $34.00 to $54.00 per share of USF common stock, sensitivities on the projections provided by USF management and an exit multiple of 4.5x to 6.5x trailing EBITDA in 2009. Based on these projections and assumptions, Morgan Stanley calculated an implied valuation range of USF common stock of $39.00 to $42.00 using USF’s financial projections and $32.00 to $36.00 per share under the Moderate Case. Morgan Stanley noted that the original implied blended merger consideration for USF common stock was $47.47 per share as of February 22, 2005.

Pro Forma Analysis

Morgan Stanley analyzed the pro forma impact of the original merger on Yellow Roadway’s pro forma earnings per share and its impact on the pro forma credit profile of the combined companies. Morgan Stanley based this analysis on 2005 and 2006 earnings projections provided by USF and Yellow Roadway management and financial projections by Wall Street research analysts. Morgan Stanley also assumed for purposes of this analysis that the original implied blended merger consideration was $47.50 per share, which was intended to reflect the approximate value, on a per share basis, of the aggregate merger consideration contemplated by the original merger agreement based on the closing price of Yellow Roadway common stock on February 22, 2005 (the last trading day prior to the publication of rumors concerning the original merger). Based on this analysis and using the management projections for both companies, and assuming half a year of USF contribution to Yellow Roadway’s fiscal year 2005 operating results, as well as other assumptions that may vary from actual results, Morgan Stanley observed that the original merger would result in earnings per share dilution for Yellow Roadway stockholders of 12.9% in fiscal year 2005 and 7.7% in fiscal year 2006, before taking into account any one-time charges or synergies. According to this analysis and not reflective on actual projected synergies, Morgan Stanley observed that the pretax synergies required for the combined entity to realize no earnings dilution in fiscal year 2005 was $73 million and in fiscal year 2006 was $56 million. Including realizable pretax synergies of $110 million in fiscal year 2006, before taking into account any one-time charges, the original merger would result in earnings per share accretion for Yellow Roadway stockholders of 7.9%.

Morgan Stanley performed a variety of financial and comparable analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered. Furthermore, Morgan Stanley believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of the analyses, without considering all of them, would create an incomplete view of the process underlying Morgan Stanley’s analysis and opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Morgan Stanley with respect to the actual value of USF or Yellow Roadway or their common stock.

In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory and economic conditions and other matters, many of which are beyond the control of Morgan Stanley, USF or Yellow Roadway. Any estimates contained in the analysis of Morgan Stanley are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of the analyses of Morgan Stanley of the fairness from a financial point of view of the consideration to be received by holders of shares of USF common stock pursuant to the original merger agreement and were prepared in connection with the delivery by Morgan Stanley of its opinion on February 27, 2005 to USF’s board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of Yellow Roadway or USF common stock might actually trade.

The merger consideration contemplated by the original merger agreement was determined through arm’s-length negotiations between USF and Yellow Roadway and was approved by USF’s board of directors. Morgan Stanley provided advice to USF during these negotiations. Morgan Stanley did not, however, recommend any specific merger consideration to USF or that any specific consideration constituted the only appropriate consideration for the original merger.

The opinion of Morgan Stanley was one of the many factors taken into consideration by the USF board of directors in making its determination to approve the original merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of USF’s board of directors with respect to the merger consideration contemplated by the original merger agreement or of whether USF’s board of directors would have been willing to agree to a different consideration. The foregoing summary does not purport to be a complete description of the analyses performed by Morgan Stanley.

See the discussion beginning on page 56 of “Opinion of Morgan Stanley & Co. Incorporated, Financial Advisor to USF, dated May 1, 2005” for additional information concerning Morgan Stanley, in particular its relationship with USF and Yellow Roadway, certain trading activity concerning securities of USF and/or Yellow Roadway, as well as Morgan Stanley’s engagement letter with USF.

THE AMENDED MERGER

Background of the Amended Merger

Following the announcement of the merger on February 27, 2005, Yellow Roadway and USF held an analyst call that was open to the public to discuss the original merger, a transcript of which was filed with the SEC on Form 425 on March 1, 2005. During this call, William D. Zollars, Chairman of the Board, President and Chief Executive Officer of Yellow Roadway stated that Yellow Roadway would consider a stock buy back after the completion of the USF acquisition to obtain its preferred post-closing capital structure for Yellow Roadway.

Also after the announcement of the merger, USF and Yellow Roadway commenced preparation of the original proxy statement/prospectus and required filings under the HSR Act.

On March 9, 2005, Yellow Roadway filed a Current Report on Form 8-K and a Form 425 with the SEC, including a transcript of a meeting for investors and analysts to discuss the original merger. During the meeting, Yellow Roadway again stated that it would consider a stock buyback and that it believed that following the acquisition it would have sufficient cash flow and a balance sheet that could support a buyback in the $150 to $200 million range.

Yellow Roadway made the required filing under the HSR Act on March 14, 2005, and USF made its filing under the HSR Act on March 15, 2005.

USF and Yellow Roadway filed a preliminary proxy statement/prospectus with the SEC on April 1, 2005. The SEC staff advised the parties on April 7, 2005 that the SEC staff did not intend to review the preliminary proxy statement/prospectus.

On April 7, 2005, USF announced that it expected first quarter diluted earnings per share to be at a level that was below the expectations of sell-side research analysts who participate in consensus analyst estimates at that date. On April 8, Mr. Zollars stated in an announcement that the first quarter results at USF did not change Yellow Roadway’s assessment of the value of the transaction, which Yellow Roadway affirmed was part of its strategy to enter more fully into regional markets. During this period Yellow Roadway was discussing the transaction with a number of its stockholders and relaying those discussions to USF management. In mid-April, Mr. Zollars and Paul J. Liska, Executive Chairman of the Board of USF, discussed the terms of the transaction in light of USF’s announcement. They agreed that a team from Yellow Roadway would work with USF and personnel from each of its business units to review the issues surrounding the first quarter earnings results and the business impact on USF’s internal forecasts. USF provided financial data for this review to Yellow Roadway.

The waiting period under the HSR Act terminated on April 14, 2005 without any request by the Federal Trade Commission or U.S. Department of Justice for additional information.

On April 22, 2005, the SEC declared effective Yellow Roadway’s registration statement that contained the original proxy statement/prospectus, and Yellow Roadway and USF commenced the mailing of the proxy statement/prospectus to their respective shareholders in contemplation of separate May 23, 2005 shareholder meetings.

On April 28, 2005, the Yellow Roadway completed its evaluation of the USF first quarter financial performance and internal financial forecasts.

On the afternoon of April 28, 2005, Mr. Zollars asked Mr. Liska if he would be willing to support a revision to the terms of the original merger that would leave the cash and exchange ratio the same, but increase the portion of the total merger consideration payable in cash and reduce the portion payable in shares of Yellow Roadway common stock. Mr. Zollars pointed out that this modification would be favorable for Yellow Roadway because it would eliminate Yellow Roadway’s need to effect a stock repurchase after closing to achieve Yellow Roadway’s desired capital structure. He also pointed out that the higher the percentage of cash consideration in the merger, the more accretive the diluted earnings per share would be for Yellow Roadway shareholders. Mr. Liska indicated that he wanted to consider the proposal before responding, but that if any change were made Mr. Liska would want to eliminate as much as possible any conditionality concerning the closing of the merger. Later on April 28, 2005, Mr. Liska spoke again with Mr. Zollars and told him that he would be prepared to recommend such a change to the USF board of directors, but only if the conditions to closing were substantially reduced and if the amendment to the original merger agreement could be completed quickly so the parties could attempt to complete the merger on the scheduled date of May 24, 2005. Messrs. Liska and Zollars initially discussed increasing the cash portion to a larger percentage of the total consideration, but on April 29, 2005 agreed to propose to their respective boards that the cash portion be 65% of the total consideration. This was based on Yellow Roadway’s assessment of the effect of the new proposed mix of cash and stock on the Yellow Roadway balance sheet.

During the late afternoon of April 29, 2005, the USF board of directors met telephonically to discuss the proposed revisions to the terms of the original merger. Mr. Liska described the events of recent weeks and the proposed amendment to the terms of the original merger. Morgan Stanley discussed with the USF board the potential financial impact of the proposed amended merger agreement terms. Representatives of Sullivan & Cromwell reviewed a summary of the proposed changes to the original merger agreement and the duties of directors in connection with their consideration of an amended merger agreement. The board of directors discussed, among other things, the amended merger agreement terms, the financial effect of the revised terms at different prices for Yellow Roadway shares, the consequences of gain on the stock portion of the merger consideration being taxable to certain USF stockholders, the risks of all existing conditions to closing not being satisfied, which they considered to be small, and the possible consequences to the share price of USF common stock if any condition were not satisfied, which they recognized could be substantial.

Over the weekend of April 30 and May 1, 2005, USF and Yellow Roadway, together with their outside legal advisors, finalized the terms of the amended merger agreement.

On May 1, 2005, the Yellow Roadway board of directors met telephonically and approved the amended merger agreement. That same day, Mr. Zollars advised Mr. Liska of such board approval. Also on the same date the USF board of directors met telephonically and, after presentations from management, Morgan Stanley and Sullivan & Cromwell, and the delivery of an oral fairness opinion from Morgan Stanley, which was subsequently confirmed later that day in writing (see “The Amended Merger—Opinion of Morgan Stanley & Co. Incorporated, Financial Advisor to USF, dated May 1, 2005” on page 56), to the effect that as of May 1, 2005 and based on subject to the considerations, assumptions and limitations in its opinion, the merger consideration pursuant to the amended merger agreement was fair, from a financial point of view, to the holders of USF common stock, the USF board of directors unanimously approved the amended merger agreement, determined its advisability and recommended that USF stockholders adopt it. That evening, USF and Yellow Roadway executed the amended merger agreement.

On May 2, 2005 USF and Yellow Roadway issued a joint press release announcing the execution of the amended merger agreement.

USF’s Reasons for the Amended Merger

In the course of reaching its decision to approve the amended merger agreement, the USF board of directors consulted with USF’s management, as well as with its financial advisor and outside legal counsel.

The principal factors supporting the decision to enter into the amended merger agreement included the following:

•	The terms of the amended merger agreement increase the certainty that the merger will be completed by reducing the scope of the closing conditions.

•	The value of the per share cash and stock merger consideration as of April 29, 2005 is slightly higher under the amended merger agreement than under the original merger agreement, although the USF board of directors believed the Yellow Roadway share price likely was being adversely affected by trading activity relating to the pending merger.

•	The belief of the USF Board of directors that the greater transaction certainty will help the managements of USF and Yellow Roadway to focus more quickly and effectively on planning for the integration of the companies and the realization of the substantial synergies the USF board of directors believes should be achievable from the amended merger, although they recognized that USF stockholders will share in a smaller portion of these benefits under the amended merger agreement because they will receive more cash and less Yellow Roadway common stock in connection with the amended merger.

The USF board of directors also considered as a negative factor the fact that under the amended merger agreement USF stockholders will generally be required to pay U.S. federal income tax on any gains realized in the exchange of USF common stock for Yellow Roadway common stock. The USF board of directors also viewed the smaller stock component as a negative factor because it reduces the ability of USF stockholders to share in the future stock price performance of Yellow Roadway, although they recognized that the increase in the cash component also reduces the risks associated with the ownership of stock.

The USF board of directors also considered the fact that some directors and officers have interests in the amended merger as individuals in addition to, and that may be different from, their interests as stockholders. See “Interests of Certain Persons in the Amended Merger” beginning on page 63 of this proxy statement/prospectus.

The USF board of directors recognized that there can be no assurance about the future results, including results expected or considered in the factors listed above. The USF board of directors concluded, however, that the potential advantages outweighed the potential risk of entering into the amended merger agreement.

The foregoing discussion of the information and factors considered by the USF board of directors in entering into the amended merger agreement is not exhaustive, but includes all material factors considered by the USF board of directors. In view of the variety of factors, both positive and negative, considered by the USF board of directors, the USF board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise seek to assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of the USF board of directors may have given different weight to different factors and may have applied different analysis to each of the material factors considered by the USF board of directors.

USF’s reasons for entering into the original merger agreement are set forth in this proxy statement/prospectus under “USF’s Reasons for the Original Merger” beginning on page 44.

Recommendation of the USF Board of Directors

After consideration of the factors discussed above, including the terms of the amended merger agreement and the amended merger, and without weight to any specific factor, the members of USF’s board of directors have unanimously approved the amended merger agreement and declared it advisable.

THE USF BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT USF STOCKHOLDERS VOTE “FOR” THE ADOPTION OF THE AMENDED MERGER AGREEMENT AT THE USF SPECIAL MEETING OF STOCKHOLDERS.

Opinion of Morgan Stanley & Co. Incorporated, Financial Advisor to USF, dated May 1, 2005

Morgan Stanley has acted as sole financial advisor to USF in connection with the amended merger. USF’s board of directors selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise, reputation and its knowledge of the business of USF. At the meeting of USF’s board of directors on May 1, 2005, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing on the same date, that based upon and subject to the assumptions, considerations and limitations set forth in its opinion, the consideration to be received by the holders of USF common stock pursuant to the amended merger agreement was fair from a financial point of view to such holders.

The full text of Morgan Stanley’s opinion, dated May 1, 2005, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations of the reviews undertaken in rendering its opinion is attached as Annex C to this proxy statement/prospectus. The summary of Morgan Stanley’s fairness opinion set forth below in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its opinion. Stockholders should read this opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the board of directors of USF, addresses only the fairness from a financial point of view of the consideration to be received by holders of USF common stock, pursuant to the amended merger agreement, and does not address any other aspect of the amended merger. Morgan Stanley’s opinion does not constitute a recommendation to any stockholders of USF as to how such stockholders should vote with respect to the amended merger.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other information of USF and Yellow Roadway;

•	reviewed certain internal financial statements and other financial and operating data concerning USF and Yellow Roadway prepared by the management of each of USF and Yellow Roadway;

•	reviewed certain financial projections prepared by the management of each of USF and Yellow Roadway;

•	discussed the past and current operations and financial condition and the prospects of each of USF and Yellow Roadway, including information relating to certain strategic, financial and operational benefits anticipated from the amended merger, with senior executives of USF and Yellow Roadway, respectively;

•	reviewed the pro forma impact of the amended merger on Yellow Roadway’s earnings per share and other financial ratios;

•	reviewed the reported prices and trading activity for each of USF common stock and the Yellow Roadway common stock;

•	compared the financial performance of each of USF and Yellow Roadway and the prices and trading activity of USF common stock and Yellow Roadway common stock with that of certain other comparable publicly-traded companies and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in discussions and negotiations among representatives of USF, Yellow Roadway and their respective financial and legal advisors;

•	reviewed the draft amended merger agreement, dated April 30, 2005, and certain related documents;

•	reviewed certain documents and correspondence related to certain audit related matters involving both USF and Yellow Roadway and discussed such information with management of USF and Yellow Roadway and their advisors; and

•	performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by Morgan Stanley for the purposes of its opinion. With respect to the financial projections of USF and Yellow Roadway, including information relating to certain strategic, financial and operational benefits anticipated from the amended merger, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of USF and Yellow Roadway. In addition, Morgan Stanley assumed that the amended merger would be consummated in accordance with the terms set forth in the amended merger agreement, without any waiver, amendment or delay of any terms and conditions. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of USF, nor was it furnished with any such appraisals. Morgan Stanley is a financial advisor only and it relied upon, without independent verification, the assessment of Yellow Roadway and USF and their legal, tax, regulatory or accounting advisors with respect to such matters. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of May 1, 2005. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it and Morgan Stanley does not assume any obligation to update, revise or reaffirm its opinion.

In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest with respect to a business combination involving USF, nor did Morgan Stanley negotiate with any parties, other than Yellow Roadway, with respect to a business combination involving USF.

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its opinion of May 1, 2005. Although each financial analysis was provided to the USF board, in connection with arriving at its opinion, Morgan Stanley considered all of its analyses as a whole and did not attribute any particular weight to any analysis described below. Some of these summaries include information in tabular format. In order to understand fully the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses.

In arriving at its opinion regarding the fairness of the consideration to be paid to holders of USF common stock, Morgan Stanley calculated the “implied blended merger consideration” associated with the amended merger agreement, which is referred to in this summary as the amended implied blended merger consideration. Morgan Stanley calculated that the amended implied blended merger consideration was $44.52 per share of USF common stock as of April 28, 2005, which was the sum of $29.25 in cash plus $15.27 (which equaled 0.31584 multiplied by $48.36, the closing price of Yellow Roadway common stock on April 28, 2005). (For a discussion of the implied blended merger consideration associated with the original merger agreement, see the discussion “Opinion of Morgan Stanley & Co. Incorporated, Financial Advisor to USF, dated February 27, 2005” beginning on page 46 of this proxy statement/prospectus.)

Historical Share Price Analysis

Morgan Stanley performed an historical share price analysis to obtain background information and perspective with respect to the relative historical share prices of USF and Yellow Roadway common stock. Consequently, Morgan Stanley reviewed the historical price performance of USF common stock from February 22, 2004 through February 22, 2005 as this represented the USF share price prior to a news report describing a potential acquisition of USF by Yellow Roadway in a nationally recognized newspaper (the “unaffected price”). For the one-year period ending February 22, 2005, the closing prices per share of USF common stock ranged from approximately $28.00 to $39.00. Morgan Stanley noted that the closing price of USF common stock on February 22, 2005 was $33.36 per share and the closing price of Yellow Roadway common stock was $55.35 per share. Morgan Stanley also noted that the amended implied blended merger consideration was $44.52 as of April 28, 2005.

The following table displays the implied percentage premium of the $44.52 amended implied blended merger consideration as of April 28, 2005 as compared to USF common stock prices over various periods during which the USF share price was unaffected by news reports of the merger. The following analysis was performed to provide perspective on the historical trading price of USF common stock versus the amended implied merger consideration.

	Amended Implied Blended Merger Consideration as Compared to USF’s Common Stock Price for Period Ending 2/22/05:
Consideration Value as of 4/28/05	2/22/05	30 Day Avg.	60 Day Avg.	6 Mo. Avg.
$44.52	33%	33%	28%	25%

Comparable Companies Analysis

Morgan Stanley performed a comparable company analysis, which attempts to provide an implied value for USF by comparing it to similar companies. For purposes of its analysis, Morgan Stanley reviewed certain public market trading multiples for the following five public companies which, based on its experience with companies in the trucking industry, Morgan Stanley considered similar to USF in size and business mix:

•	Arkansas Best Corporation

•	CNF Inc.

•	Old Dominion Freight Line, Inc.

•	Overnite Corporation

•	SCS Transportation, Inc.

Morgan Stanley reviewed the following selected multiples for USF, Yellow Roadway and each of the comparable companies:

•	the per share price divided by 2004 actual and 2005 estimated earnings per share; and

•	the aggregate market value (defined as public equity market value plus total book value of debt, total book value of preferred stock and minority interest less cash and other short term investments, and sometimes referred to as the “aggregate value”) divided by earnings before interest, taxes, depreciation and amortization, or EBITDA for 2004 actual and 2005 estimated.

Morgan Stanley calculated these financial multiples and ratios based on publicly available financial data as of April 28, 2005. The earnings per share and EBITDA estimates were based on actual figures for 2004 and I/B/E/S consensus estimates for 2005. For USF, the 2005 figures are based on the financial projections provided by USF for this period.

A summary of the range of market trading multiples of the comparable companies and those multiples calculated for USF and Yellow Roadway are set forth below:

Metric	Comparable Companies Range of Multiples	Median Multiple for Comparable Companies
Price / 2004 Earnings	10.4x-16.9x	13.3x
Price / 2005 Earnings	9.9x-13.0x	10.6x
Aggregate Value / 2004 EBITDA	4.0x-15.4x	5.5x
Aggregate Value / 2005 EBITDA	3.2x- 5.2x	4.3x

Morgan Stanley noted that for purposes of its analysis, the ranges of multiples for the comparable company group were quite large, and, if such ranges were used, would lead to large implied valuation ranges for USF. Based on its review of the multiple ranges for the comparable companies, Morgan Stanley selected for its comparable company analysis on USF, a representative multiple range based on: (i) the per share price divided by 2004 earnings of 12.5x to 16.5x and (ii) the per share price divided by 2005 earnings of 10.0x to 13.0x.

Based upon and subject to the foregoing, Morgan Stanley calculated an implied valuation range for USF common stock of approximately $24.00 to $31.00 per share based on an average of : (i) the USF share price divided by 2004 earnings multiple range and (ii) the USF share price divided by the estimated 2005 earnings multiple range. Morgan Stanley calculated the per share implied valuation range based on the multiple range for price to USF’s estimated 2004 and 2005 earnings, respectively, by multiplying the low and high ends of the multiple range by USF’s estimated 2004 and 2005 earnings, respectively, and then dividing the resulting product by the number of shares of USF common stock outstanding. Morgan Stanley noted that the amended implied blended merger consideration was $44.52 per share as of April 28, 2004.

Although the comparable companies in this analysis were compared to USF for purposes of this analysis, Morgan Stanley noted that no company utilized in this analysis is identical to USF because of differences between the business mix, labor/union relations, regulatory environment, operations and other characteristics of USF and the comparable companies. In evaluating the comparable companies and in selecting the multiple ranges it used in its analysis, Morgan Stanley necessarily made judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of USF, such as the impact of competition on the business of USF and on the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of USF or the industry or in the markets generally. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.

Precedent transactions analysis

Morgan Stanley analyzed USF relative to the values that have been paid in precedent transactions using two approaches: precedent purchase price multiples and premiums paid in precedent transactions.

Precedent purchase price multiples

Using publicly available information, Morgan Stanley reviewed the implied enterprise values and purchase price multiples in the following six selected transactions involving less-than-truckload carriers in the trucking industry:

Acquiror	Target
• Yellow Corporation	• Roadway Corporation
• Overnite Corporation	• Motor Cargo Industries, Inc.
• Roadway Corporation	• Arnold Industries, Inc.
• Fedex Corporation	• American Freightways Corporation
• Fedex Corporation	• Caliber System, Inc.
• Yellow Corporation	• Jevic Transportation, Inc.

All multiples for the selected transactions were based on publicly available financial information. Financial data for USF were based on USF’s public filings. Morgan Stanley reviewed enterprise values in the selected transactions as a multiple of the latest 12 months EBITDA. Morgan Stanley then applied a range of selected multiples of the latest 12 months EBITDA derived from the selected transactions to corresponding financial data for USF. This analysis indicated an implied per share equity reference range for USF of approximately $42.00 to $53.00 per share. Morgan Stanley noted the amended implied blended merger consideration was approximately $44.52 per share as of April 28, 2005.

Premiums paid in precedent transactions

Morgan Stanley also analyzed the implied value of USF by analyzing the average premium paid for U.S. public targets over the past 15 years. Using data from Thomson Financial, Morgan Stanley estimated that for transactions with an aggregate value of over $100 million, the average premium paid was 41.1%. Morgan Stanley applied this precedent transaction premium to the range of values derived from the comparable company analysis ($24.00 to $31.00 per share). Morgan Stanley calculated an implied valuation range for USF common stock of approximately $34.00 to $44.00 per share based on this valuation methodology. Morgan Stanley noted that the amended implied blended merger consideration was $44.52 per share as of April 28, 2005.

USF Discounted Cash Flow Analysis

Morgan Stanley also analyzed USF using a discounted cash flow analysis. This type of analysis is designed to provide insight into the value of a company as a function of its future cash flows and expenditures. This analysis of USF was a four-year discounted after-tax unlevered free cash flow, calculated as of June 30, 2005, and was based on two financial cases: (i) estimates provided by USF management for fiscal years 2005 through 2008 and (ii) a “Moderate Case” reflecting projected growth rates and operating ratios consistent with the past financial performance of USF. Morgan Stanley estimated a range of terminal values calculated in 2008 based on a last twelve months EBITDA multiple of 4.5x-5.5x. “Terminal value” refers to the value of all future cash flows from an asset at a particular point in time. Morgan Stanley discounted the unlevered free cash flow streams and the estimated terminal value to a present value based on a discount rate of 10%. Morgan Stanley chose the discount rate utilized in this analysis based upon an analysis of the weighted average cost of capital of USF and other comparable companies. Based on these projections and assumptions, the discounted cash flow analysis of USF yielded an implied valuation range of USF common stock of approximately $46.00 to $55.00 per share based on USF’s financial projections and approximately $34.00 to $41.00 per share under the Moderate Case. These share prices were calculated by dividing the resulting value of USF’s future cash flow streams less net debt by the number of shares of USF common stock outstanding. Morgan Stanley noted that the amended implied blended merger consideration was $44.52 per share as of April 28, 2005.

Pro Forma Analysis

Morgan Stanley analyzed the pro forma impact of the amended merger on Yellow Roadway’s pro forma earnings per share and its impact on the pro forma credit profile of the combined companies. Morgan Stanley based this analysis on 2005 and 2006 earnings projections provided by USF and Yellow Roadway management and financial projections by Wall Street research analysts. Morgan Stanley also assumed for purposes of this analysis that the implied blended merger consideration was $44.52, which was intended to reflect the approximate value, on a per share basis, of the aggregate merger consideration based on the closing price of Yellow Roadway common stock on April 28, 2005. Based on this analysis and using the management projections for both companies, and assuming half a year of USF contribution to Yellow Roadway’s fiscal year 2005 operating results, as well as other assumptions that may vary from actual results, Morgan Stanley observed that the amended merger would result in earnings per share dilution for Yellow Roadway stockholders of 7.3% in 2005 and 4.1% in 2006, before taking into account any one-time charges or synergies. According to this analysis and not reflective on actual projected synergies, Morgan Stanley observed that the pretax synergies required for the combined entity to realize no earnings dilution in 2005 was $40 million and in 2006 was $28 million. Including realizable pretax synergies of $110 million in 2006, before taking into account any one-time charges, the amended merger would result in earnings per share accretion for Yellow Roadway stockholders of 12%.

Morgan Stanley performed a variety of financial and comparable analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered. Furthermore, Morgan Stanley believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of the analyses, without considering all of them, would create an incomplete view of the process underlying Morgan Stanley’s analysis and opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Morgan Stanley with respect to the actual value of USF or Yellow Roadway or their common stock.

In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory and economic conditions and other matters, many of which are beyond the control of Morgan Stanley, USF or Yellow Roadway. Any estimates contained in the analysis of Morgan Stanley are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of the analyses of Morgan Stanley of the fairness from a financial point of view of the consideration to be received by holders of shares of USF common stock pursuant to the amended merger agreement, and were prepared in connection with the delivery by Morgan Stanley of its opinion on May 1, 2005 to USF’s board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of Yellow Roadway or USF common stock might actually trade.

The consideration was determined through arm’s-length negotiations between USF and Yellow Roadway and was approved by USF’s board of directors. Morgan Stanley provided advice to USF during these negotiations. Morgan Stanley did not, however, recommend any specific merger consideration to USF or that any specific consideration constituted the only appropriate consideration for the amended merger.

The opinion of Morgan Stanley was one of the many factors taken into consideration by the USF board of directors in making its determination to approve the amended merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of USF’s board of directors with respect to the merger consideration or of whether USF’s board of directors would have been willing to agree to a different consideration. The foregoing summary does not purport to be a complete description of the analyses performed by Morgan Stanley.

Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of its business, Morgan Stanley and its affiliates may from time to time trade in the securities or the indebtedness of USF, Yellow Roadway and their affiliates for its own account, the accounts of investment funds and other clients under the management of Morgan Stanley and for the accounts of its customers and accordingly, may at any time hold a long or short position in such securities or indebtedness for any such account. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services to USF and have received fees for rendering of these services. Specifically, during the past two years, Morgan Stanley has received from USF approximately $0.1 million in connection with its investment banking activities, exclusive of any fees related to this transaction. In addition, Morgan Stanley may provide, or seek to provide, financial advice and financing services to the combined company.

Pursuant to an engagement letter dated as of August 11, 2004 and the addendum dated January 12, 2005, USF has agreed to pay Morgan Stanley a transaction fee based on the aggregate transaction value of USF at the time of closing. If calculated as of April 28, 2005 and based on the terms of the amended merger agreement, Morgan Stanley’s fee would be approximately $7.9 million, $2.5 million of which became payable upon the announcement of the originally proposed merger and the remainder of which is contingent upon the consummation of the amended merger. USF has also agreed to reimburse Morgan Stanley for its fees and expenses incurred in performing its services. In addition, USF has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement and any related transactions.

Summary of Significant Changes in the Amended Merger Agreement

The significant changes to the original merger agreement include the following:

•	The portion of the total merger consideration payable as cash has been increased from approximately 50% to approximately 65% and the portion payable in shares of Yellow Roadway common stock has been reduced from approximately 50% to approximately 35%.

•	The cash election right has been eliminated so that all shares of USF common stock (excluding those owned directly or indirectly by USF or Yellow Roadway or by any stockholder validly exercising appraisal rights) will be cancelled at the effective time of the amended merger and converted into a right to receive:

-	$29.25 in cash (representing 65% of the original merger agreement’s $45.00 cash election merger consideration), and

-	0.31584 shares of Yellow Roadway common stock (representing 35% of the original merger agreement’s 0.9024 stock exchange ratio).

Under the terms of the original merger agreement, 50% of the shares of USF common stock would have been converted into $45.00 cash and 50% of the shares of USF common stock would have been converted into 0.9024 shares of Yellow Roadway common stock (subject to adjustment). Assuming all stockholders elected to receive 50% cash and 50% Yellow Roadway common stock, each stockholder would have received $22.50 per share in cash and 0.4512 shares of Yellow Roadway common stock.

•	U.S. holders of USF shares should recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between their amount realized (the fair market value of Yellow Roadway shares plus the amount of cash received as merger consideration) and their adjusted tax basis in their USF shares. Under the terms of the original merger agreement, this taxable gain would have been recognized only to the extent the U.S. holder received cash in the merger in an amount equal to or lesser than the gain in the shares exchanged by the U.S. holder in the merger.

•	The structure of the merger has been modified so that Sub will merge with and into USF, with USF as the surviving entity. Upon consummation of the amended merger, USF will become a wholly owned subsidiary of Yellow Roadway.

•	Several of the conditions to closing in the original merger agreement have been modified to give greater certainty that the transaction will be completed.

•	Several of the provisions concerning the companies’ rights to terminate the original merger agreement and obligations to pay a termination fee under certain circumstances have been modified to reflect the modified closing conditions.

Interests of Certain Persons in the Amended Merger

In considering the recommendation of the USF board of directors with respect to the amended merger, USF’s directors and executive officers have interests in the amended merger as individuals in addition to, and that may be different from, USF stockholders generally. The USF board of directors was aware of these interests of USF directors and executive officers and considered them in its decision to approve the amended merger agreement.

Executive Retention Pool. USF adopted an executive retention program that, subject to the terms and conditions therein, authorizes the making of retention payments to certain executive officers of USF in an aggregate amount of $4.7 million. Executive officers in the executive retention program (and the amount of retention payment allocated to such person) include, among others, Mr. Bergmann ($1.5 million), Steven Caddy ($500,000), Edward R. Fitzgerald ($400,000) and Douglas R. Waggoner ($400,000). The executive retention program will provide a retention payment if either: (A) the executive is employed on the effective date of the amended merger and on the 12-month anniversary thereof or (B) if the executive is involuntarily terminated without “cause” (as defined in the executive retention program), resigns for “good reason” (as defined in the executive retention program), becomes disabled or dies before the 12-month anniversary of the amended merger. To the extent the executive is a party to a severance protection agreement with USF, USF is obligated to reimburse the executive for any additional tax liability incurred as a result of excise taxes imposed or payments deemed to be attributed to the amended merger.

Agreements with Paul J. Liska. On February 7, 2005, USF and Paul J. Liska entered into a letter agreement, which represented the culmination of discussions that began in November 2004, that sets forth the terms of Mr. Liska’s service as USF’s Executive Chairman (which service began in November 2004), including terms related to, among other things, the period of service, duties, compensation and indemnification. As part of his compensation package, Mr. Liska receives both cash in the amount of $45,000 per month of service and a number of PSUs for each calendar month of service equal to the quotient of $45,000 divided by the average of the closing prices of USF common stock on the last five trading days of such month.

Under the terms of the letter agreement, should Mr. Liska be terminated other than for “cause” (as defined in the letter agreement) with less than 90 days notice, he is to receive (i) a lump sum payment in cash of $90,000 per month prorated for the unexpired balance of the 90-day notice period and (ii) $90,000 per month for each of the six months following such termination. Consequently, upon the consummation of the amended merger, Mr. Liska will be entitled to a lump sum cash payment equal to such amounts ($810,000) and a lump sum cash payment equal to the value of his unpaid PSUs. Mr. Liska also is entitled to receive reimbursement for any additional tax liability incurred as a result of excise taxes imposed on all payments deemed to be attributable to the amended merger.

Pursuant to a separate agreement entered into between USF and Mr. Liska, USF will pay Mr. Liska at the effective time of the amended merger a transaction fee in the amount of $2.19 million if USF completes the amended merger, provided that Mr. Liska has not voluntarily resigned as Executive Chairman prior thereto.

Severance Protection Agreements

Upon the consummation of the amended merger, if the employment of an officer who is party to a severance protection agreement with USF is terminated on or before the second anniversary of a change in control (as defined in the severance protection agreement) for any reason other than for cause (as defined in his severance protection agreement) or if the officer terminates his employment for good reason (as defined in his severance protection agreement), the officer will be entitled to severance compensation as follows:

•	a lump sum payment in an amount equal to one or two times the sum of his base salary (as determined under the severance protection agreement), plus his target bonus amount (equal to the greater of (i) such employee’s target bonus amount on the date of the change in control and (ii) such employee’s target bonus amount on the date of termination of employment);

•	for either 12 or 18 months following his termination date, life insurance coverage substantially similar to those that he was receiving or entitled to receive immediately prior to the termination and, if the officer elects continuation coverage as mandated under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), payment of the full cost of such coverage during the 12- or 18-month period, or, if shorter, until the officer is no longer eligible for COBRA continuation coverage;

•	full vesting of all equity awards;

•	reasonable fees for outplacement services, at the expense of USF, for up to six months following such termination of employment;

•	reimbursement for any additional tax liability incurred as a result of excise taxes imposed or payments deemed to be attributable to the change in control; and

•	payment of any and all reasonable legal fees incurred as a result of efforts to enforce his severance protection agreement, which, for the severance protection agreements of certain officers, is payable only if such employee prevails on at least one material issue in dispute.

As condition to receiving such benefits, the officer must deliver an effective waiver and release of any claims against USF. Certain of the severance protection agreements (including those with Messrs. Caddy and Fitzgerald) also impose one-year customer non-solicitation and employee non-solicitation/no hire restrictions and a perpetual confidentiality restriction.

For purposes of the severance protection agreements, a merger (including the amended merger with Yellow Roadway) shall not constitute a “change in control” of USF for purposes of the applicable severance protection agreement until such merger is consummated.

The severance protection agreements expire on December 31, 2005, with annual “evergreen” provisions beginning in January 2006, subject to 90 days prior notice of non-renewal; provided, that the severance protection agreements automatically extend until the second anniversary of a change in control.

The following table sets forth the estimated amount of severance and other benefits that USF’s named executive officers will receive if the amended merger occurs (including required excise tax gross-up payments for excess parachute payments received in connection with the merger), assuming that such executive officers became entitled to severance benefits (as described above). The estimates are based on the number of USF stock options, restricted stock and PSUs each such person owned as of March 15, 2005 (except in the case of the number of PSUs owned by Mr. Liska, which number has been calculated assuming additional grants through June 30, 2005) and certain assumptions, including that (i) the amended merger occurs on June 30, 2005, (ii) the USF stock options, restricted stock and PSUs are held through the effective time of the amended merger, (iii) the value of the consideration received by the holders of restricted USF stock as of the amended merger closing date is $45.00 (as of April 29, 2005, the USF equivalent value, was $44.73, comprised of $29.25 (the per share cash consideration), plus the product of (A) 0.31584 (representing the exchange ratio) and (B) $49.00 (the closing price for Yellow Roadway common stock on the Nasdaq National Market on April 29, 2005)) and (iv) the deemed per share merger consideration is equal to $45.00.

	Paul J. Liska	Thomas E. Bergmann	Steven Caddy	Edward R. Fitzgerald	Douglas R. Waggoner
Severance Payment	—	$2,200,000	$1,203,200	$1,116,000	$1,062,000
Retention Bonus	—	1,500,000	500,000	400,000	400,000
Pro Rata Bonus	—	272,740	139,643	122,981	117,030
Transaction Fee	$2,190,000	—	—	—	—
Contractual Payment	810,000	—	—	—	—
CAP Plan	—	88,450	96,861	147,521	84,895
Stock Options	269,900	628,500	254,258	166,000	436,148
Restricted Stock	—	1,575,000	450,000	382,500	382,500
PSUs*	400,080	—	—	—	—
Benefits Continuation	—	32,250	31,500	31,500	31,500
Outplacement	—	25,000	16,000	16,000	16,000
Gross-Up Adjustment	1,475,530	1,971,861	860,433	862,859	625,426
Reimbursement of Excise Taxes	893,433	1,193,962	514,840	488,810	378,695

*	Based on 4,891 PSUs granted to Mr. Liska as of March 1, 2005 and, for purposes of calculating the number of PSUs to be granted to Mr. Liska during the period from March 1, 2005 to June 30, 2005, assuming a closing price of USF common stock of $45.00 per share throughout such period.

The following table sets forth the change in value of the USF stock options, restricted stock and PSUs owned by each of the persons named in the table above and the resulting additional gross-up adjustment and reimbursement of excise taxes for each $1.00 change in the deemed per share merger consideration of $45.00.

Change in value for each $1.00 change in the deemed per share merger consideration of $45.00

	Paul J. Liska	Thomas E. Bergmann	Steven Caddy	Edward R. Fitzgerald	Douglas R. Waggoner
Stock Options*	$15,000	$50,000	$19,600	$11,000	$32,000
Restricted Stock	—	35,000	10,000	8,500	8,500
PSUs**	4,891	—	—	—	—
Gross-Up Adjustment	1,334	6,475	1,184	626	1,580
Reimbursement of Excise Taxes	808	3,921	708	354	957

*	Assumes that the deemed per share merger consideration is greater than the average exercise price of such options.
**	Based on 4,891 PSUs granted to Mr. Liska as of March 1, 2005 and, for purposes of calculating the number of PSUs to be granted to Mr. Liska during the period from March 1, 2005 to June 30, 2005, using a base closing price of USF common stock of $45.00 per share, adjusted to reflect the change in value in the deemed per share merger consideration, throughout such period.

Funding under the USF Grantor Trust Agreement

Upon announcement of the original merger, a lump sum contribution of the present value of certain employees’ remaining accrued benefits under the USF Corporation Supplemental Executive Retirement Plan and the USF Corporation Non-Qualified Deferred Compensation Plan was mandated under the terms of a “rabbi trust”. Upon consummation of the amended merger, such persons will be entitled to receive the distribution in accordance with the terms of the applicable agreement.

Treatment of Stock Options, Restricted USF Shares and Phantom Stock Units

Each option to purchase USF shares granted under a USF stock plan that is outstanding immediately prior to the effective time of the amended merger will become fully vested and fully exercisable at the effective time. At such time, each such unexercised USF option with an exercise price that is less than the “deemed per share merger consideration” will be cancelled and the holder of such option will be entitled to receive cash from USF in an amount equal to (i) the “deemed per share merger consideration” minus the exercise price per USF share under the applicable option, multiplied by (ii) the number of USF shares subject to such option. The “deemed per share merger consideration” is defined under the amended merger agreement as:

•	$29.25 plus

•	the product of 0.31584 and the average of the high and low prices of Yellow Roadway common stock on the date before the closing, as reported on the Nasdaq National Market.

Each such unexercised USF option with an exercise price that is equal to or greater than the deemed per share merger consideration will be cancelled at the effective time of the amended merger and the holder of such option shall not be entitled to receive any consideration for such option.

Each share of restricted USF stock granted under a USF stock plan that is outstanding immediately prior to the effective time will become fully vested and all restrictions relating to such USF shares shall lapse at the effective time. Each PSU granted under a USF stock plan or under another agreement will become fully vested and USF will be required to pay the holder of such PSU a cash amount equal to the deemed per share merger consideration multiplied by the number of USF shares credited under the applicable PSU.

The following table sets forth the amounts that USF’s named executive officers and directors will receive pursuant to the amended merger in respect of USF stock options, restricted stock and PSUs each such person owned as of March 15, 2005 (except in the case of the numbers of PSUs owned by Messrs. Liska and Koffman, which numbers have been calculated assuming additional grants through June 30, 2005) and is based on the assumptions that (i) such USF stock options, restricted stock and PSUs are held through the effective time of the amended merger, (ii) the value of the consideration received by the holders of restricted USF stock as of the amended merger closing date is $45.00 (as of April 29, 2005, the USF equivalent value, was $44.73, comprised of $29.25 (the per share cash consideration), plus the product of (A) 0.31584 (representing the exchange ratio) and (B) the closing price for Yellow Roadway common stock on the Nasdaq National Market on April 29, 2005) and (iii) the deemed per share merger consideration is equal to $45.00.

Name	Options (# of shares)	Amount to be received in respect of Options	Restricted Stock (# of shares)	Amount to be received in respect of Restricted Stock	PSUs (# of shares represented)		Amount to be received in respect of PSUs
Executive Officers
Paul J. Liska	15,000	$269,900	—	—	8,891	*	$400,080	*
Thomas E. Bergmann	50,000	628,500	35,000	$1,575,000	—		—
Edward R. Fitzgerald	11,000	166,000	8,500	382,500	—		—
Steven Caddy	19,600	254,258	10,000	450,000	—		—
Douglas R. Waggoner	32,000	436,148	8,500	382,500	—		—

Directors
Morley Koffman	70,000	$1,363,910	—	—	1,575	*	$70,875
Stephen W. Lilienthal	15,000	164,900	—	—	—		—
Anthony J. Paoni	29,000	403,293	—	—	—		—
Michael L. Thompson	10,000	109,400	—	—	—		—
Neil A. Springer	45,000	729,535	—	—	—		—
Glenn R. Richter	10,000	117,300	—	—	—		—

*	Based on 4,891 PSUs and 1,572 PSUs granted to Messrs. Liska and Koffman, respectively, as of March 1, 2005 and, for purposes of calculating the number of PSUs to be granted to each such person during the period from March 1, 2005 to June 30, 2005, assuming a closing price of USF common stock of $45.00 per share throughout such period.

The following table sets forth the change in value of the USF stock options, restricted stock and PSUs owned by each of the directors named in the table above for each $1.00 change in the deemed per share merger consideration of $45.00.

Change in value for each $1.00 change in the deemed per share merger consideration of $45.00

	Morley Koffman	Stephen W. Lilienthal	Anthony J. Paoni	Michael L. Thompson	Neil A. Springer	Glenn R. Richter
Stock Options*	$70,000	$15,000	$29,000	$10,000	$45,000	$10,000
Restricted Stock	—	—	—	—	—	—
PSUs**	1,575	—	—	—	—	—

*	Assumes that the deemed per share merger consideration is greater than the average exercise price of such options.
**	Based on 1,572 PSUs granted to Mr. Koffman as of March 1, 2005 and, for purposes of calculating the number of PSUs to be granted to Mr. Koffman during the period from March 1, 2005 to June 30, 2005, using a base closing price of USF common stock of $45.00 per share, adjusted to reflect the change in value in the deemed per share merger consideration, throughout such period.

Other Provisions Relating to USF Directors and Executive Officers

Pursuant to the terms of the amended merger agreement, one of the seven members of the USF board will be appointed as a director of Yellow Roadway. See “—Board of Directors and Management of Yellow Roadway Following the Amended Merger” on page 69 of this proxy statement/prospectus.

Under the terms of the amended merger agreement, Yellow Roadway has agreed to indemnify and hold harmless all past and present officers and directors of USF for acts or omissions occurring at and prior to the effective time of the amended merger and to promptly advance reasonable litigation expenses incurred by these officers and directors in connection with investigating, preparing and defending any action arising out of these acts or omissions. See “The Amended Merger Agreement—Indemnification and Insurance”.

For a period of six years after the effective time of the amended merger, Yellow Roadway has agreed that it will provide USF’s current officers and directors with an insurance and indemnification policy that provides for coverage of events occurring prior to the effective time and that is no less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. However, Yellow Roadway will not be required to pay an annual premium for this insurance in excess of $2,250,000 (three times the most recent aggregate annual premium paid by USF prior to the date of the merger agreement). See “The Amended Merger Agreement—Indemnification and Insurance”.

USF directors and officers beneficially owned, as of the record date, approximately 0.8% of the outstanding USF common stock, including those shares of USF common stock underlying outstanding stock options.

Accounting Treatment

The amended merger will be accounted for as a business combination using the “purchase” method of accounting. Yellow Roadway will be the acquiror for financial accounting purposes.

Regulatory Approvals

Yellow Roadway and USF received notice of the termination of the waiting period under the Hart-Scott-Rodino Act on April 14, 2005. As a result, all regulatory approvals necessary to consummate the amended merger have been obtained and receipt of regulatory approvals is no longer a condition to the companies’ obligation to consummate the proposed transaction.

However, at any time before or after completion of the amended merger, the Antitrust Division of the DOJ or the FTC may, however, challenge the transaction on antitrust grounds. Private parties could take action under the antitrust laws, including seeking an injunction prohibiting or delaying the amended merger, divestiture or damages under certain circumstances. Additionally, at any time before or after the completion of the amended merger, notwithstanding expiration of the applicable waiting period, any state could take action under its antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the amended merger will not be made or that, if a challenge is made, USF and Yellow Roadway will prevail.

Other than as we describe in this document, the amended merger does not require the approval of any other U.S. federal or state or foreign agency.

Board of Directors and Management of Yellow Roadway Following the Amended Merger

Immediately following the amended merger, the Yellow Roadway board will increase from ten directors to eleven directors. The Yellow Roadway board will then elect an existing USF director, to fill the newly created vacancy. The eleven board members will serve until the Yellow Roadway 2006 annual meeting of stockholders or until their successors are elected and qualified. Following the amended merger, William D. Zollars, currently Chairman, President and Chief Executive Officer of Yellow Roadway, will remain in these positions in Yellow Roadway.

Appraisal and Dissenters’ Rights

Under the DGCL, any USF stockholder who does not wish to accept the merger consideration has the right to dissent from the amended merger and to seek an appraisal of, and to be paid the fair value (exclusive of any element of value arising from the accomplishment or expectation of the amended merger) for his or her shares of USF common stock, so long as the stockholder complies with the provisions of Section 262 of the DGCL.

Holders of record of USF common stock who do not vote in favor of the amended merger agreement and who otherwise comply with the applicable statutory procedures summarized in this proxy statement/prospectus will be entitled to appraisal rights under Section 262 of the DGCL. A person having a beneficial interest in shares of USF common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262 OF THE DGCL, WHICH IS REPRINTED IN ITS ENTIRETY AS ANNEX D. ALL REFERENCES IN SECTION 262 OF THE DGCL AND IN THIS SUMMARY TO A “STOCKHOLDER” OR “HOLDER” ARE TO THE RECORD HOLDER OF THE SHARES OF COMMON STOCK AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED.

Under Section 262 of the DGCL, holders of shares of USF common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their USF common stock appraised by the Delaware Chancery Court and to receive payment in cash of the “fair value” of these USF shares, exclusive of any element of value arising from the accomplishment or expectation of the amended merger, together with a fair rate of interest, if any, as determined by that court.

Under Section 262 of the DGCL, when a proposed merger is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date for this meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in this required notice a copy of Section 262 of the DGCL.

This proxy statement/prospectus constitutes the required notice to the holders of these USF shares and the applicable statutory provisions of the DGCL are attached to this proxy statement/prospectus as Annex D. Any stockholder who wishes to exercise his or her appraisal rights or who wishes to preserve his or her right to do so should review the following discussion and Annex D carefully, because failure to timely and properly comply with the procedures specified in Annex D will result in the loss of appraisal rights under the DGCL.

A holder of USF shares wishing to exercise his or her appraisal rights (a) must not vote in favor of the amended merger agreement and (b) must deliver to USF prior to the vote on the amended merger agreement at the USF special meeting, a written demand for appraisal of his or her USF shares. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the amended merger. This demand must reasonably inform USF of the identity of the stockholder and of the stockholder’s intent thereby to demand appraisal of his or her shares. A holder of USF common stock wishing to exercise his or her holder’s appraisal rights must be the record holder of these USF shares on the date the written demand for appraisal is made and must continue to hold these USF shares until the consummation of the amended merger. Accordingly, a holder of USF common stock who is the record holder of USF common stock on the date the written demand for appraisal is made, but who thereafter transfers these USF shares prior to consummation of the amended merger, will lose any right to appraisal in respect of these USF shares.

Only a holder of record of USF common stock is entitled to assert appraisal rights for the USF shares registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates. If the USF shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the USF common stock is owned of record by more than one owner as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record. The agent, however, must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for the owner or owners. A record holder such as a broker who holds USF common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the USF shares held for one or more beneficial owners while not exercising appraisal rights with respect to the USF common stock held for other beneficial owners. In this case, the written demand should set forth the number of USF shares as to which appraisal is sought. When no number of USF shares is expressly mentioned, the demand will be presumed to cover all USF common stock in brokerage accounts or other nominee forms, and those who wish to exercise appraisal rights under Section 262 of the DGCL are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

ALL WRITTEN DEMANDS FOR APPRAISAL SHOULD BE SENT OR DELIVERED TO USF CORPORATION, 8550 W. BRYN MAWR AVE., STE. 700, CHICAGO, IL 60631, ATTENTION: SECRETARY.

Within ten days after the consummation of the amended merger, the surviving entity will notify each stockholder who has properly asserted appraisal rights under Section 262 of the DGCL and has not voted in favor of the amended merger agreement of the date the amended merger became effective.

Within 120 days after the consummation of the amended merger, but not thereafter, the surviving entity or any stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Chancery Court demanding a determination of the fair value of the USF common stock. None of Yellow Roadway, Sub or USF is under any obligation to and none of them has any present intention to file a petition with respect to the appraisal of the fair value of the USF shares. Accordingly, it is the obligation of stockholders wishing to assert appraisal rights to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262 of the DGCL.

Within 120 days after the consummation of the amended merger, any stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving entity a statement setting forth the aggregate number of USF shares not voted in favor of adoption of the amended merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of these USF shares. These statements must be mailed within ten days after a written request therefor has been received by the surviving entity.

If a petition for an appraisal is filed timely, after a hearing on the petition, the Delaware Chancery Court will determine the stockholders entitled to appraisal rights and will appraise the “fair value” of their USF shares, exclusive of any element of value arising from the accomplishment or expectation of the amended merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their USF shares as determined under Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the amended merger agreement if they did not seek appraisal of their USF shares and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262 of the DGCL. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings.

The Delaware Chancery Court will determine the amount of interest, if any, to be paid upon the amounts to be received by stockholders whose USF shares have been appraised. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. The Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all of the USF shares entitled to appraisal.

Any holder of USF common stock who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the consummation of the amended merger, be entitled to vote the USF shares subject to this demand for any purpose or be entitled to the payment of dividends or other distributions on those USF shares (except dividends or other distributions payable to holders of record of USF common stock as of a record date prior to the consummation of the amended merger).

If any stockholder who properly demands appraisal of his or her USF common stock under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, his or her right to appraisal, as provided in Section 262 of the DGCL, the USF shares of that stockholder will be converted into the right to receive the consideration receivable with respect to these USF shares in accordance with the amended merger agreement. A stockholder will fail to perfect, or effectively lose or withdraw, his or her right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the consummation of the amended merger, or if the stockholder delivers to USF or the surviving entity, as the case may be, a written withdrawal of his or her demand for appraisal. Any attempt to withdraw an appraisal demand in this matter more than 60 days after the consummation of the amended merger will require the written approval of the surviving entity.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of these rights, in which event a stockholder will be entitled to receive the consideration receivable with respect to his or her USF shares in accordance with the amended merger agreement.

Delisting and Deregistration of USF Common Stock

If the amended merger is completed, the shares of USF common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934. The stockholders of USF will become stockholders of Yellow Roadway and their rights as stockholders will be governed by Yellow Roadway’s certificate of incorporation and bylaws and by the laws of the State of Delaware. See “Comparison of Stockholders’ Rights” beginning on page 112 of this proxy statement/prospectus.

Federal Securities Laws Consequences; Resale Restrictions

All shares of Yellow Roadway common stock that will be distributed to USF stockholders in the amended merger will be freely transferable, except for restrictions applicable to “affiliates” of USF. Persons who are deemed to be affiliates of USF may resell Yellow Roadway shares received by them only in transactions permitted by the resale provisions of Rule 145 or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of USF generally include executive officers, directors and controlling stockholders of USF. The amended merger agreement requires USF to use its reasonable best efforts to cause each of its directors and executive officers who USF believes may be deemed to be affiliates of USF to execute a written agreement to the effect that those persons will not sell, assign or transfer any of the Yellow Roadway shares issued to them in the amended merger unless that sale, assignment or transfer has been registered under the Securities Act of 1933, is in conformity with Rule 145 or is otherwise exempt from the registration requirements under the Securities Act of 1933.

This proxy statement/prospectus does not cover any resales of the Yellow Roadway shares to be received by USF’s stockholders in the amended merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes material U.S. federal income tax consequences of the amended merger to U.S. holders. This discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated under the Internal Revenue Code, court decisions, published positions of the Internal Revenue Service and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold USF shares as capital assets for U.S. federal income tax purposes (generally, assets held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of their particular circumstances or to holders who may be subject to special treatment under U.S. federal income tax laws, such as tax exempt organizations, foreign persons or entities, financial institutions, insurance companies, broker-dealers, holders who hold USF shares as part of a hedge, straddle, wash sale, synthetic security, conversion transaction, or other integrated investment comprised of USF shares and one or more investments, holders with a “functional currency” (as defined in the Internal Revenue Code) other than the U.S. dollar, and persons who acquired USF shares in compensatory transactions. Further, this discussion does not address any aspect of state, local or foreign taxation. No ruling has been or will be obtained from the Internal Revenue Service regarding any matter relating to the amended merger and no assurance can be given that the Internal Revenue Service will not assert, or that a court will not sustain, a position contrary to any of the tax aspects described below. Holders are urged to consult their own tax advisors as to the U.S. federal income tax consequences of the amended merger, as well as the effects of state, local and foreign tax laws.

As used in this summary, a “U.S. holder” includes:

•	an individual U.S. citizen or resident alien;

•	a corporation, partnership or other entity created or organized under U.S. law (federal or state);

•	an estate whose worldwide income is subject to U.S. federal income tax; or

•	a trust if a court within the United States of America is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of USF shares, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Holders of USF shares that are partnerships and partners in these partnerships are urged to consult their tax advisors regarding the U.S. federal income tax consequences of owning and disposing of USF shares in the amended merger.

THIS SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE AMENDED MERGER TO YOU. WE URGE YOU TO CONSULT A TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE AMENDED MERGER IN LIGHT OF YOUR OWN SITUATION.

Tax Consequences of the Amended Merger to U.S. Holders of USF Common Stock

The Amended Merger

In general, U.S. holders of USF shares who receive cash and Yellow Roadway shares in exchange for their USF shares pursuant to the amended merger should recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between their amount realized and their adjusted tax basis in their USF shares. A USF holder’s amount realized would be the fair market value of the Yellow Roadway shares plus the amount of cash received in exchange for their USF shares. If a USF holder holds USF shares as a capital asset, the gain or loss should generally be a capital gain or loss. If the USF holder has held the shares for more than one year, the gain or loss should generally be a long term gain or loss. The deductibility of capital losses is subject to limitations.

A U.S. holder will have an aggregate tax basis in shares of Yellow Roadway common stock received in the amended merger equal to its fair market value on the closing date of the amended merger.

The holding period of the Yellow Roadway shares received by a USF stockholder pursuant to the amended merger will begin on the day after the closing date of the amended merger.

Holders of USF shares are entitled to dissenters’ rights under Delaware law in connection with the amended merger. If a U.S. holder receives cash pursuant to the exercise of dissenters’ rights, that U.S. holder generally will recognize gain or loss measured by the difference between the cash received and his or her adjusted tax basis in his or her USF shares. This gain should be long-term capital gain or loss if the U.S. holder held USF shares for more than one year. Any holder of USF shares that plans to exercise dissenters’ rights in connection with the amended merger is urged to consult a tax advisor to determine the related tax consequences.

Backup Withholding

United States federal income tax law requires that a holder of USF shares provide the exchange agent with his or her correct taxpayer identification number, which is, in the case of a U.S. holder who is an individual, a social security number, or, in the alternative, establish a basis for exemption from backup withholding. Exempt holders, including, among others, corporations and some foreign individuals, are not subject to backup withholding and reporting requirements. If the correct taxpayer identification number or an adequate basis for exemption is not provided, a holder will be subject to backup withholding on any reportable payment. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder will be allowed as a credit against that U.S. holder’s U.S. federal income tax and may entitle the U.S. holder to a refund, if the required information is furnished to the Internal Revenue Service.

To prevent backup withholding, each holder of USF shares must complete the Substitute Form W-9 which will be provided by the exchange agent with the transmittal letter and certify under penalties of perjury that

•	the taxpayer identification number provided is correct or that the holder is awaiting a taxpayer identification number, and

•	the holder is not subject to backup withholding because:

-	the holder is exempt from backup withholding,

-	the holder has not been notified by the Internal Revenue Service that he is subject to backup withholding as a result of the failure to report all interest or dividends, or

-	the Internal Revenue Service has notified the holder that he is no longer subject to backup withholding.

The Substitute Form W-9 must be completed, signed and returned to the exchange agent.

THE AMENDED MERGER AGREEMENT

The following is a summary of the material provisions of the amended merger agreement, a copy of which is attached as Annex A to this document and is incorporated in this proxy statement/prospectus by reference. You should read the amended merger agreement because it, and not this document, is the legal document that governs the amended merger.

You should not rely upon the representations and warranties in the amended merger agreement or the description of them in this proxy statement/prospectus as statements of factual information about either Yellow Roadway or USF. These representations and warranties were made by the parties only for purposes of the amended merger agreement, were made solely to each other as of the date of the amended merger agreement and are subject to modification or qualification by other disclosures made in connection with the amended merger agreement. The representations and warranties are reproduced and summarized in this proxy statement/prospectus solely to provide information regarding the terms of the amended merger agreement and not to provide you with any other information regarding Yellow Roadway or USF. Such information about Yellow Roadway and USF can be found elsewhere in this proxy statement/prospectus and in other public filings we make with the SEC.

Upon the terms and subject to the conditions of the amended merger agreement, and in accordance with the DGCL, at the effective time of the amended merger, Yankee II LLC, a wholly owned subsidiary of Yellow Roadway, which we refer to as Sub, will merge with and into USF. USF will continue as the surviving entity and will become a wholly owned subsidiary of Yellow Roadway. Yellow Roadway will continue under its existing name.

The closing date of the amended merger will occur no later than the first business day following the date on which all conditions to the amended merger, other than those conditions that by their nature are to be satisfied at the closing, have been satisfied or waived, unless the parties agree on another time. Yellow Roadway and USF expect to complete the amended merger on May 24, 2005 if all the conditions to the amended merger have been satisfied as of that date.

Contemporaneously with the closing of the amended merger agreement, Sub and USF will file a certificate of merger with the Secretary of State of the State of Delaware. The effective time of the amended merger agreement will be the time Sub and USF file the certificate of merger with the Secretary of State of the State of Delaware or at a later time as we may agree and specify in the certificate of merger.

At the effective time of the amended merger, Sub will merge with and into USF and the separate corporate existence of Sub will cease. As a result, USF will become a wholly owned subsidiary of Yellow Roadway.

Amended Merger Consideration

Upon the effectiveness of the amended merger, each share of USF common stock (other than any shares owned directly or indirectly by USF and Yellow Roadway and those shares held by validly dissenting stockholders) will be cancelled and converted into the right to receive 0.31584 shares of Yellow Roadway common stock and $29.25 in cash. There is no cash election under the amended merger agreement and provisions in the original merger agreement relating to such election, including proration and allocation, have been deleted.

No fractional shares of Yellow Roadway common stock will be issued in the amended merger. All Yellow Roadway shares that a USF stockholder is entitled to receive will be aggregated. Any fractional Yellow Roadway shares resulting from this aggregation will be paid cash, without interest, in an amount equal to the fraction multiplied by the market value of a Yellow Roadway share, determined using the average of the high and low trading prices of Yellow Roadway common stock on the day before the closing as reported on the Nasdaq National Market, rounded to the nearest cent.

Yellow Roadway anticipates issuing approximately 9 million shares of Yellow Roadway common stock to USF shareholders pursuant to the amended merger agreement, which is expected to represent approximately 15.6% of the shares of Yellow Roadway common stock outstanding immediately after the amended merger.

Exchange Procedures

At the effective time of the amended merger, Sub will deposit with the exchange agent, for the benefit of the holders of USF common stock, an amount in cash and certificates representing shares of Yellow Roadway common stock sufficient to effect the conversion of USF common stock into the cash and stock consideration to be paid in the amended merger. Yellow Roadway will also make funds available to the exchange agent from time to time after the effective time of the amended merger as needed to pay any cash instead of fractional shares or any dividends or other distributions declared by Yellow Roadway on shares of Yellow Roadway common stock with a record date before or after the effective time of the amended merger and a payment date on or before the date the relevant USF stock certificate was surrendered.

Exchange of Shares

As soon as reasonably practicable after the effective time of the amended merger, the exchange agent will mail to each holder of record of USF shares a transmittal letter and instructions explaining how to surrender your certificates to the exchange agent. If you hold shares of USF common stock in “street name”, you will need to contact your broker and follow the procedures described by your broker to receive the merger consideration.

The exchange agent will deliver to Yellow Roadway any (i) shares of Yellow Roadway common stock to be issued in the amended merger or funds set aside by Yellow Roadway to pay the cash consideration, (ii) cash in lieu of fractional shares in connection with the amended merger or to pay dividends or (iii) other distributions, in each case on Yellow Roadway shares to be issued in the amended merger that are not claimed by former USF stockholders within one year after the effective time of the amended merger. Thereafter, Yellow Roadway will act as the exchange agent and former USF stockholders may look only to Yellow Roadway for payment of their shares of Yellow Roadway common stock, cash consideration, cash in lieu of fractional shares and unpaid dividends and distributions. None of Yellow Roadway, the surviving entity, the exchange agent or any other person will be liable to any former USF stockholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

If any certificates for shares of Yellow Roadway common stock are to be issued in a name other than that in which the USF stock certificate surrendered in exchange for these shares is registered, the person requesting the exchange must:

•	pay any transfer or other taxes required because the Yellow Roadway stock certificates must be issued in a name other than that of the registered holder of the certificate surrendered or

•	establish to the satisfaction of Yellow Roadway or the exchange agent that this tax has been paid or is not applicable.

USF STOCK CERTIFICATES SHOULD NOT BE RETURNED WITH THE ENCLOSED BLUE PROXY CARD. INSTRUCTIONS REGARDING THE TENDERING OF USF STOCK CERTIFICATES WILL BE PROVIDED TO USF STOCKHOLDERS FOLLOWING THE EFFECTIVE TIME OF THE AMENDED MERGER.

Directors and Officers of the Surviving Entity After the Amended Merger

Under the amended merger agreement, certain specified officers of Yellow Roadway will be the directors of the surviving entity at and after the amended merger, and certain specified officers of Yellow Roadway, its subsidiaries or USF will be the officers of the surviving entity at and after the amended merger.

Representations and Warranties

The amended merger agreement contains customary and substantially reciprocal representations and warranties made by each party to the other. These representations and warranties relate to, among other things:

•	corporate organization, qualification and good standing and ownership of subsidiaries;

•	capitalization;

•	corporate power and authority to enter into the amended merger agreement, and due execution, delivery and enforceability of the amended merger agreement;

•	required vote of stockholders to approve the amended merger agreement;

•	opinions of financial advisors;

•	absence of a breach of charter documents, bylaws, material agreements, orders, decrees, licenses or permits as a result of the amended merger agreement;

•	authorizations, consents, approvals and filings required to enter into the amended merger agreement or to complete the transactions contemplated by the amended merger agreement;

•	timely and accurate filings with the Securities and Exchange Commission in compliance with applicable rules and regulations;

•	absence of undisclosed liabilities;

•	environmental matters;

•	employee benefits and ERISA compliance;

•	absence of specified adverse changes or events;

•	material litigation, material judgments or injunctions and absence of undisclosed investigations or litigation;

•	tax matters;

•	insurance matters;

•	intellectual property matters;

•	labor and employee matters;

•	title to owned and leased properties;

•	compliance with laws and government licenses and permits; and

•	brokers and finders’ fees.

The amended merger agreement also contains additional representations and warranties of Yellow Roadway relating to, among other things:

•	having sufficient funds available to perform all of Yellow Roadway’s obligations under the amended merger agreement, including its obligation to pay the aggregate cash consideration; and

•	ownership of Sub membership interests.

Many of the representations and warranties of USF and Yellow Roadway, as well as the closing condition relating to adverse changes after the first fiscal quarter of 2005, are qualified by a material adverse effect standard. A “material adverse effect”, with respect to each of USF and Yellow Roadway, is defined in the amended merger agreement as a material adverse effect on the financial condition, properties, business or results of operations of such party and its subsidiaries, taken as a whole, excluding any effects resulting from or arising in connection with:

•	changes in the party’s relationships with its employees or with any labor organization or other representative of such employees, or any adverse change, effect or circumstance resulting from or arising in connection with any union certification or decertification petition, union authorization campaign, grievance or arbitration proceeding or other labor-related proceeding or litigation, labor strike, slowdown, work stoppage or other labor controversy that is threatened to occur or occurs after February 27, 2005,

•	any adverse change, effect or circumstance resulting from entering into the original merger agreement or the announcement thereof or the pendency or consummation of the transactions contemplated thereby,

•	changes that are the result of general economic, capital market, regulatory, political or business conditions or acts of war or terrorism,

•	changes that are the result of factors generally affecting the industries or markets in which such party operates to the extent such changes do not disproportionately affect such party as compared to the typical company operating in such industry or market,

•	changes in applicable law, rule or regulations or generally accepted accounting principles or the interpretation thereof after February 27, 2005, or

•	any out of pocket expenses (including filing fees and legal expenses specifically with respect to any litigation arising from the transactions contemplated by the amended merger agreement) directly incurred by such party in connection with the transactions contemplated by the amended merger agreement and in accordance with its terms.

Under the terms of the amended merger agreement, the representations and warranties were required to be made by each party only as of February 27, 2005. Further, the companies agreed in the amended merger agreement that the conditions to closing regarding the accuracy of each party’s representations and warranties shall no longer be a condition to closing. In lieu of such conditions, the companies agreed to add closing conditions related to the absence of any material adverse change on a party’s financial condition, properties, business or results of operations since the end of the party’s first fiscal quarter of 2005 or any developments of which such party’s management had knowledge that, in each case, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on such party, excluding any such adverse changes or developments disclosed in reports filed with the SEC prior to May 1, 2005, that are contemplated by the amended merger agreement or, in the case of USF, that result from any act or omission by USF and its subsidiaries taken with the knowledge of Yellow Roadway (and without its written objection) and intended to benefit Yellow Roadway and its subsidiaries after the amended merger. See the discussion under “—Conditions Precedent” beginning on page 87 below.

The representations and warranties contained in the amended merger agreement will not survive the amended merger agreement. Some agreements in the amended merger agreement will survive the effective time of the amended merger agreement.

Covenants and Agreements

Operating Covenants—USF

Prior to the effective time of the amended merger agreement USF has agreed that it and its subsidiaries will conduct their operations in the ordinary course in substantially the same manner as previously conducted and to use their reasonable best efforts to preserve intact their business organization and goodwill. Prior to the effective time of the amended merger agreement, and unless Yellow Roadway and Sub consent otherwise in writing (which consent may not be unreasonably withheld or conditioned), with certain exceptions USF and its subsidiaries have agreed not to:

•	other than regularly scheduled quarterly dividends not to exceed $0.093333 per share of common stock per fiscal quarter, declare, set aside or pay dividends on, or make any other distributions in respect of, any of its capital stock; split, combine or reclassify any of its capital stock; or redeem, purchase or otherwise acquire any shares of its capital stock;

•	issue, deliver, sell, pledge, dispose of or otherwise encumber any of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or voting debt (as defined in the amended merger agreement);

•	amend USF’s certificate of incorporation or bylaws;

•	acquire or agree to acquire any business, entity or assets that would be material to USF, except purchases of supplies and inventory in the ordinary course of business consistent with past practice;

•	sell, lease, mortgage, pledge, grant a lien on or otherwise encumber or dispose of any of its properties or assets, except:

-	in the ordinary course of business and

-	other transactions involving not in excess of $1,000,000 in the aggregate;

•	incur any indebtedness for borrowed money, except:

-	under working capital borrowings and letters of credit under revolving credit facilities incurred in the ordinary course of business;

-	indebtedness incurred to refund, refinance or replace indebtedness for borrowed money outstanding on February 27, 2005; and

-	indebtedness existing solely between USF and its wholly owned subsidiaries or between such subsidiaries;

•	guarantee any indebtedness, issue any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others;

•	make any loans, advances or capital contributions to, or investments in, any other person, other than the advancement of travel and relocation expenses to employees of USF and its subsidiaries in the ordinary course of business consistent with past practice;

•	except for capital expenditures in compliance with the amounts and timing included in USF’s written capital expenditure plan, make or incur any capital expenditure, except in the ordinary course of business or involving the expenditure in excess of no more than $1,000,000 individually or in the aggregate;

•	make any material election relating to taxes or settle or compromise any material tax liability;

•	except as permitted under the exceptions to the non-solicitation provisions (see “—No Solicition” below) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which it is a party;

•	restructure, recapitalize, reorganize or completely or partially liquidate or adopt a plan of complete or partial liquidation or adopt resolutions providing for or authorizing any of the foregoing;

•	enter into any new collective bargaining agreement, including any collective bargaining agreement involving unions in more than one state, except that USF and its subsidiaries may:

-	enter into collective bargaining agreements that replace or renew collective bargaining agreements that existed as of December 31, 2004 so long as the terms and conditions of any such replacement or renewal agreement do not materially deviate from the terms and conditions of such existing agreement; and

-	enter into collective bargaining agreements for USF or subsidiary business locations that have had union elections prior to February 27, 2005 but for which no collective bargaining agreements existed as of such date, provided that USF and its subsidiaries negotiate such agreements in good faith and the final agreements contain commercially reasonable terms;

•	change any accounting principle used by it, except as required by applicable law or generally accepted accounting practices;

•	settle or compromise:

-	any litigation, administrative proceeding, claim or charge before or with the National Labor Relations Board or any other litigation, administrative proceeding, claim or charge that reasonably could be expected to have a significant impact on the labor relations of USF or any of its subsidiaries; or

-	any other claim, grievance, charge, litigation or proceeding in excess of $2 million;

•	except in the ordinary course of business or as otherwise required pursuant to contracts existing on or prior to February 27, 2005, pay, discharge or satisfy any material claims, liabilities or obligations; provided, however, that USF and its subsidiaries may settle or compromise automobile and accident liability litigation in an individual amount not to exceed USF’s self-insurance retention amounts;

•	enter into any new, or amend any existing, retention or severance agreement or arrangement, deferred compensation arrangement or employment agreement with any officer, director or employee whose annual base salary exceeds $150,000;

•	enter into any employment agreement, retention or severance agreement or arrangement or deferred compensation arrangement with any director, officer or employee, except for:

-	agreements or arrangements with individuals hired or promoted to fill vacant positions on terms not more favorable in any material respect than those applicable to the person that previously held the vacant position;

-	severance agreements for new hires on terms providing net severance payments not greater than six months in base salary and target bonus; and

-	other severance commitments that are not in excess of $50,000 for any individual; provided, however, that the severance payments and commitments in this bullet and the immediately preceding bullet shall not exceed $2,000,000 in the aggregate;

•	adopt any new incentive, retirement or welfare benefit arrangements, plans or programs for the benefit of current, former or retired employees or amend any existing USF benefit plan (other than amendments required by law or to maintain the tax qualified status of such plans under the internal revenue code);

•	grant any increases in employee compensation, other than in the ordinary course or pursuant to promotions, in each case consistent with past practice;

•	grant any stock options or stock awards; or

•	take any action or omit to take any action that could reasonably be expected to cause any of its representations and warranties in the amended merger agreement to become untrue in any material respect.

Operating Covenants—Yellow Roadway

Prior to the effective time of the amended merger agreement Yellow Roadway has agreed that it and its subsidiaries will conduct their operations in the ordinary course in substantially the same manner as previously conducted and to use their reasonable best efforts to preserve intact their business organization and goodwill. Prior to the effective time of the amended merger agreement, and unless USF consents otherwise in writing (which consent may not be unreasonably withheld or conditioned), with certain exceptions Yellow Roadway and its subsidiaries have agreed not to:

•	declare, set aside or pay dividends on, or make any other distributions in respect of, any of its capital stock or split, combine or reclassify any of its capital stock;

•	issue, deliver, sell, pledge, dispose of or otherwise encumber any of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or voting debt (as defined in the amended merger agreement) other than:

-	the issuance of shares upon the exercise of outstanding options or other stock awards outstanding as of February 27, 2005; or

-	pursuant to existing benefit plans in accordance with their current terms and past practice;

•	amend Yellow Roadway’s articles of incorporation or bylaws or Sub’s certificate of formation or limited liability company agreement;

•	directly or indirectly, enter into any transaction, other than the proposed merger with USF, that would require approval of the stockholders of Yellow Roadway under applicable law or stock exchange rules;

•	directly or indirectly enter into an agreement, other than the amended merger agreement, relating to:

-	any acquisition, merger, consolidation, joint venture, tender offer, share exchange, business combination with, or purchase of more than 20% of the equity securities or consolidated total assets of any asset-based trucking company located in the United States or

-	acquisitions, mergers, consolidations, joint ventures, tender offers, share exchanges, business combinations with, or purchases of more than 20% of the equity securities or consolidated total assets of any other Person for a transaction value in excess of $50 million individually (provided, however, that the foregoing restriction shall not apply to transactions to which the HSR Act does not apply) or $120 million in the aggregate (determined, in each case, in accordance with Section 801.10 of the regulations adopted under the HSR Act);

•	directly or indirectly enter into any other transaction or take any other action that would reasonably be expected to adversely affect Yellow Roadway’s ability to use available funds to perform all of its obligations under the amended merger agreement and to consummate the amended merger or otherwise prevent, materially delay or materially impair the ability of Yellow Roadway or Sub to consummate the transactions contemplated by the amended merger agreement;

•	recapitalize, reorganize or completely or partially liquidate Yellow Roadway or adopt a plan of complete or partial liquidation of Yellow Roadway or adopt resolutions providing for or authorizing any of the foregoing;

•	enter into any new collective bargaining agreement involving unions in more than one state;

•	change any accounting principle used by it, except as required by law or generally accepted accounting principles; or

•	take any action or omit to take any action that could reasonably be expected to cause Yellow Roadway’s or Sub’s representations and warranties in the amended merger agreement to become untrue in any material respect.

Conduct of Business of Sub

Prior to the effective time of the amended merger agreement, the parties have agreed that Sub will not engage in any activities of any nature except as provided in or contemplated by the amended merger agreement.

No Solicitation

USF has agreed that, except as expressly permitted by the amended merger agreement, it will not, and will instruct and use its reasonable best efforts to cause its officers, directors, employees, investments bankers, attorneys, accountants and other advisors or representatives (collectively referred to in this section as “representatives”) not to, directly or indirectly, and on becoming of aware of, USF will take reasonable action to stop its representatives from continuing to:

•	solicit, initiate or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any “acquisition proposal” (of the type described below in this proxy statement/prospectus); or

•	enter into, or participate in any discussions or negotiations regarding, or furnish to any person any non-public information for the purpose of encouraging or facilitating, any acquisition proposal.

Notwithstanding anything described above, USF may, to the extent the USF board of directors determines in good faith, after consultation with outside counsel, that such action is likely required under applicable law, in response to (1) a superior proposal or (2) a bona fide, unsolicited written acquisition proposal that the USF board of directors determines in good faith after consultation with outside counsel and its financial advisor could lead to a superior proposal (any such acquisition proposal being referred to in this proxy statement/prospectus as a “potential superior proposal”):

•	furnish information with respect to USF to the person making such superior proposal or potential superior proposal and its representatives pursuant to a customary confidentiality agreement not less restrictive of the other party (except that it need not include any “standstill” provisions) than the confidentiality agreement between Yellow Roadway and USF (provided, however, that, to the extent any such confidentiality agreement does not contain any “standstill” provisions, the confidentiality agreement between Yellow Roadway and USF will be automatically amended (without any further action by the parties) such that the “standstill” provisions in the parties’ confidentiality agreement restricting activities of Yellow Roadway and its subsidiaries will be deleted); and

•	participate in discussions or negotiations (including solicitation of such a revised superior proposal or potential superior proposal) with such person and its representatives regarding any such superior proposal or potential superior proposal.

As used in the amended merger agreement, “acquisition proposal” means any proposal or offer:

•	for a merger, consolidation, dissolution, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving USF; or

•	to acquire from in any manner, directly or indirectly, more than a 20% of the equity securities or more than 20% of the consolidated total assets (including equity securities of USF’s subsidiaries) of USF.

As used in the amended merger agreement, “superior proposal” means any bona fide written acquisition proposal made by a third party to acquire more than 50% of the equity securities or more than 50% of the assets of USF and its subsidiaries, taken as a whole, pursuant to a tender or exchange offer, a merger, a recapitalization, a consolidation or a sale of its assets, which the USF board of directors determines in its good faith judgment (after consultation with its financial advisor):

•	to be more favorable from a financial point of view to the holders of USF’s common stock than the amended merger agreement; and

•	is reasonably capable of being completed on the terms proposed and for which financing is reasonably capable of being obtained, taking into account all financial, regulatory, legal and other aspects of such proposal.

No Change in USF Recommendation or Alternative Acquisition Agreement

The amended merger agreement generally provides that the USF board of directors shall not:

•	withdraw or modify (or publicly propose to withdraw or modify), in a manner adverse to Yellow Roadway or Sub, the approval or recommendation by the USF board of directors with respect to the amended merger agreement and the amended merger and other transactions contemplated by the amended merger agreement;

•

except as permitted below under “—Termination”, cause or permit USF to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “alternative acquisition agreement”) providing for the consummation of a transaction contemplated by any acquisition proposal (other than a confidentiality agreement referred to in “—No Solicitation” entered into in the circumstances referred to therein); or

•	approve, recommend or propose publicly to approve or recommend any acquisition proposal.

Notwithstanding the restrictions above, the USF board of directors may withdraw or modify its approval or recommendation with respect to the amended merger agreement and the amended merger agreement and other transactions contemplated by the amended merger agreement, or approve or recommend any superior proposal made or received after February 27, 2005, if the USF board of directors determines in good faith, after consultation with outside counsel, that such action is likely required under applicable law; provided, however, that no change in USF’s recommendation may be made in response to a superior proposal until after 72 hours following Yellow Roadway’s receipt of a written notice from USF (an “adverse recommendation notice”):

•	advising Yellow Roadway that the USF board intends to make such a change in its recommendation and the reason for such change,

•	specifying the material terms and conditions of such superior proposal (including the proposed financing for such proposal) and providing Yellow Roadway with a copy of any documents conveying such proposal; and

•	identifying any party making such superior proposal.

During such 72-hour period, USF is required to cooperate with Yellow Roadway with respect to such superior proposal with the intent of enabling Yellow Roadway to engage in good faith negotiations to make such adjustments to the terms and conditions of the amended merger agreement as would enable USF to proceed with the amended merger agreement with Yellow Roadway on such adjusted terms. In determining whether to make a change in its recommendation in response to a superior proposal, the USF board of directors is required to take into account any such changes to the terms of this Agreement proposed by Yellow Roadway (in response to an adverse recommendation notice or otherwise) in determining whether such third party acquisition proposal still constitutes a superior proposal. Notwithstanding the foregoing, to the extent that an adverse recommendation notice is received on a Saturday, Sunday or holiday, then such 72-hour period shall expire no earlier than 12:00 noon (Eastern Time) on the second business day immediately thereafter.

Deletion of No Change in Yellow Roadway Recommendation Provision

Because approval from Yellow Roadway’s stockholders is no longer required to consummate the merger, the amended merger agreement does not contain any provisions relating to an adverse change in Yellow Roadway’s board recommendation.

Covenant to Use Reasonable Best Efforts to Obtain All Necessary Regulatory Approvals

The parties are required to use their respective reasonable best efforts to take all actions necessary to consummate the amended merger agreement, including obtaining and making all necessary regulatory approvals and filings. However, Yellow Roadway is not obligated to agree to any divestitures or take any other action at the government’s request if such action would reasonably be expected to have a material adverse effect on the financial condition, properties, business or results of operations of Yellow Roadway, USF and the respective subsidiaries, taken as a whole, after the amended merger agreement.

Treatment of USF Stock Options

USF stock options will be cancelled as of the effective time of the amended merger agreement. For purposes of discussing the treatment of USF stock options and USF phantom stock units, the “deemed per share merger consideration” will be equal to (x) $29.25 plus (y) the product of (A) 0.31584 and (B) the average of the high and low prices of Yellow Roadway common stock on the last trading date before the closing, as reported on the

Nasdaq National Market. Holders of USF stock options with an exercise price less than the deemed per share merger consideration will receive cash in an amount equal to:

(	the deemed per share merger consideration	–	exercise price of the USF stock option)	x	number of USF shares subject to the USF stock option

USF stock options with an exercise price that is equal to or greater than the deemed per share merger consideration will be cancelled and the holder of such USF stock option shall not be entitled to receive any consideration for such USF stock option.

Treatment of USF Phantom Stock

Each phantom stock award under a USF benefit plan will become fully vested as of the effective time and USF shall pay to the holder of such phantom stock award a cash amount equal to the deemed per share merger consideration multiplied by the number of shares of USF common stock credited under such phantom stock award. Fractional shares may be deemed credited under the awards.

Employee Benefit Matters

For the period beginning at the effective time of the amended merger and ending on December 31 of the calendar year in which the amended merger occurs, Yellow Roadway will, or will cause the surviving entity or its subsidiaries to, offer employee compensation and benefit plans to the USF non-union employees that are no less favorable in the aggregate than those offered under the USF benefit plans as of February 27, 2005. Generally, Yellow Roadway will grant such USF employees credit for past service with USF for purposes of initial eligibility to participate, vesting and benefit accrual under any employee benefit plans maintained by Yellow Roadway, the surviving entity or any of their subsidiaries in which these employees are eligible to participate. Such USF employees will also receive credit for their past service with USF for purposes of determining the amounts of sick pay, holiday pay and vacation pay they are eligible to receive under any sick pay, holiday pay or vacation pay policies maintained by Yellow Roadway, the surviving entity and their subsidiaries in which these employees are eligible to participate. Yellow Roadway will take any actions as are necessary so that each USF employee who continues as an employee of Yellow Roadway, the surviving entity or any of their subsidiaries will not be subject to preexisting condition exclusions or waiting periods for coverages under any Yellow Roadway benefit plan to the extent that these preexisting condition exclusions or waiting periods were waived or satisfied under USF’s plans immediately prior to the closing of the amended merger.

Indemnification and Insurance

Each of USF’s certificate of incorporation, and Yellow Roadway’s certificate of incorporation and bylaws, contains a provision eliminating the personal liability of its directors to the company or its stockholders for monetary damages for breach of fiduciary duty as a director to the extent permitted under applicable law. The effect of this provision is to eliminate the personal liability of directors to the company or its stockholders for monetary damages for actions involving a breach of their fiduciary duty of care. The bylaws of Yellow Roadway generally provide for the mandatory indemnification of, and payment of expenses incurred by, its directors and officers to the fullest extent permitted under applicable law. The bylaws of USF generally provides for the mandatory indemnification of, and payment of expenses incurred by, directors and officers to the fullest extent permitted by applicable law. USF and Yellow Roadway have both obtained directors’ and officers’ liability insurance, which insures against liabilities that its directors and officers may incur in these capacities. USF and Yellow Roadway have also entered into indemnification agreements with their respective directors and officers. The indemnification agreements provide indemnification to these directors and officers under certain circumstances for acts or omissions which may not be covered by directors’ and officers’ liability insurance.

Following the effective time of the amended merger, Yellow Roadway and the surviving entity will indemnify, defend and hold harmless each person who is or was an officer, director, or employee of USF or any of its subsidiaries at or prior to the signing of the amended merger agreement and at or prior to the effective time of the amended merger. This indemnification will include indemnification against:

•	all losses, expenses (including reasonable attorneys’ fees and expenses), claims, damages or liabilities or amounts paid in settlement arising out of actions or omissions occurring at or prior to the effective time of the amended merger (whether asserted or claimed prior to, at or after the effective time of the amended merger) that are based on the fact that the person is or was a director, officer or employee of USF or any of its subsidiaries or served as a fiduciary under any USF employee benefit plan; Yellow Roadway and the surviving entity will not be liable for any settlement effected without its written consent (which consent will not be unreasonably withheld or delayed); and

•	all liabilities entitled to indemnification to the extent they pertain to the transactions contemplated in the amended merger agreement.

In the amended merger agreement, Yellow Roadway and the surviving entity agreed to indemnify, defend and hold harmless, and advance expenses to, all past and present officers, directors and employees of USF and its subsidiaries.

If any of these parties are entitled to indemnification:

•	Yellow Roadway and the surviving entity will pay the reasonable fees and expenses of counsel selected by the indemnified party and reasonably satisfactory to Yellow Roadway promptly after Yellow Roadway receives statements indicating the fees and expenses, and will advance to the indemnified party upon request reimbursement of any documented expenses that are reasonably incurred;

•	Yellow Roadway will cooperate in the defense of any matter entitling a party to indemnification; and

•	any determination that is required to be made as to whether an indemnified party’s conduct complies with the standards of applicable law and the certificate of incorporation or bylaws will be made by independent counsel mutually acceptable to Yellow Roadway and the indemnified party.

If an indemnified party must bring an action to enforce rights or to collect money due under the amended merger agreement and is successful in the action, Yellow Roadway and the surviving entity will reimburse the indemnified party for his or her expenses reasonably incurred in bringing and pursuing the action, including, without limitation, reasonable attorneys’ fees and costs. In addition, after the effective time of the amended merger, directors and officers of USF who become directors or officers of Yellow Roadway will be entitled to indemnification under the Yellow Roadway certificate of incorporation and bylaws as these documents may be amended in accordance with their terms and applicable law.

For six years after the effective time of the amended merger, Yellow Roadway will also maintain in effect directors’ and officers’ liability insurance covering acts or omissions occurring prior to the effective time of the amended merger with respect to those directors and officers of USF who were covered by, and on terms and in amounts no less favorable than those of, USF’s directors’ and officers’ liability insurance at the time the amended merger agreement was executed. Yellow Roadway will not be required to pay aggregate annual premiums for the insurance described in this paragraph in excess of three times the most recent aggregate annual premiums paid (i.e., not to exceed $2,250,000, which amount is three times the most recent aggregate annual premium for USF). However, if the annual premiums of the insurance coverage exceed that amount, Yellow Roadway must obtain a policy with the best coverage available, in the reasonable judgment of the Yellow Roadway board of directors, for a cost up to but not exceeding three times the amount of these aggregate annual premiums. For six years after completion of the amended merger, Yellow Roadway will also maintain in effect fiduciary liability coverage for USF employees who serve or served as fiduciaries under USF employee benefit plans with coverages and in amounts no less favorable than those maintained by USF on February 27, 2005. Yellow Roadway has the option to satisfy its obligation to maintain such policies by purchasing a pre-paid policy prior to the closing.

Section 145 of the DGCL authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms that are sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933.

Affiliate Agreements

USF has agreed to use its reasonable best efforts to cause each of its affiliates, as defined by Rule 145 under the Securities Act of 1933, to deliver to Yellow Roadway prior to the time of the USF special meeting a written agreement that restricts the affiliate’s ability to sell, transfer or otherwise dispose of any Yellow Roadway shares issued to him or her in connection with the amended merger, except:

•	in compliance with Rule 145 under the Securities Act of 1933;

•	pursuant to an effective registration statement under the Securities Act of 1933;

•	in reliance upon an opinion of counsel reasonably acceptable to Yellow Roadway, to the effect that the sale, transfer or other disposition is exempt from registration under the Securities Act of 1933; or

•	pursuant to a “no action” letter or interpretative letter obtained by the affiliate from the staff of the SEC, to the effect that the sale, transfer or other disposition is otherwise exempt from registration under the Securities Act.

Financing

Approximately $835 million (based on the number of shares of USF common stock outstanding as of February 27, 2005) will be required to finance the cash portion of the merger consideration contemplated by the amended merger agreement. If the amended merger occurs, it is contemplated that at the effective time of the amended merger the cash portion of the merger consideration and Yellow Roadway’s capital and liquidity needs (including possible refinancing of some existing indebtedness of USF) will be financed with a combination of proceeds from the sale of debt securities, bank financing, other debt financings and cash on hand. See “Proposed Financings”.

The amended merger agreement does not include a financing condition.

Additional Agreements

The amended merger agreement contains additional agreements between Yellow Roadway and USF relating to, among other things:

•	convening and holding the USF special meeting;

•	making and maintaining the required recommendation by the USF board of directors to its stockholders;

•	preparing, filing and distributing this document and filing the registration statement of which this document is a part;

•	providing access to information and cooperating regarding filings with governmental and other agencies and organizations;

•	using their reasonable best efforts to take all actions necessary under the amended merger agreement to consummate the amended merger;

•	providing notice of any change that is reasonably likely to result in a material adverse effect;

•	using each party’s reasonable best efforts to cause to be delivered customary “comfort letters” addressed to the parties from the parties’ respective independent auditor firms;

•	making public announcements;

•	appointment by Yellow Roadway of one USF board member to Yellow Roadway’s board of directors (see “—Interests of Certain Persons in the Amended Merger” above);

•	payment of fees and expenses in connection with the amended merger; and

•	listing of the shares of Yellow Roadway common stock to be issued in connection with the amended merger on the Nasdaq National Market upon official notice of issuance.

Certain agreements in the amended merger agreement will survive the effective time of the amended merger.

Conditions Precedent

Because approval from Yellow Roadway’s stockholders is no longer required in order to consummate the amended merger, the closing condition relating to receipt of Yellow Roadway stockholder approval has been deleted. Because the companies have received early termination of the waiting period under the HSR Act and no other regulatory approvals are required to be obtained in order to consummate the amended merger, the closing condition related to receipt of all necessary regulatory approvals has been deleted. In addition, the closing conditions related to receipt of tax opinions concerning the qualification of the merger as a tax-free reorganization have been deleted since the amended merger will not qualify as a tax-free reorganization.

Furthermore, the companies have agreed that the conditions to closing regarding the accuracy of each party’s representations and warranties shall no longer be a condition to closing. In lieu of such conditions, the companies have agreed to add closing conditions related to the absence of any material adverse change on a party’s financial conditions, properties, business or results of operations since the end of the party’s first fiscal quarter of 2005 or any developments of which such party’s management had knowledge that, in each case, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on such party, excluding any such adverse changes or developments disclosed in reports filed with the SEC prior to May 1, 2005, that are contemplated by the amended merger agreement or, in the case of USF, that result from any act or omission by USF and its subsidiaries taken with the knowledge of Yellow Roadway (and without its written objection) and intended to benefit Yellow Roadway and its subsidiaries after the amended merger.

As a result, the closing conditions to the amended merger are as follows:

•	adoption of the amended merger agreement by the holders of at least a majority of the outstanding USF shares entitled to vote at the USF special meeting;

•	absence of any statute, rule, regulation, decree, order, or injunction in effect restraining, enjoining or otherwise prohibiting consummation of the amended merger or the other transactions contemplated by the amended merger agreement;

•	approval for listing of the Yellow Roadway shares to be issued in the amended merger on the Nasdaq National Market, upon official notice of issuance;

•	continued effectiveness of the registration statement of which this proxy statement/prospectus is a part and the absence of a stop order by the Securities and Exchange Commission suspending the effectiveness of the registration statement;

•

the absence, since the end of each party’s first fiscal quarter of 2005, of any change in the financial condition, properties, business or results of operations of such party and its subsidiaries or any development or combination of developments of which such party’s management had knowledge that, in each case, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on such party and its subsidiaries, except for any such changes or developments that (A) such party disclosed in its filings with the SEC prior to May 1, 2005, (B) are contemplated by the amended merger agreement or the original merger agreement or (C) in the case of USF, result from any act or omission by USF and its subsidiaries taken with the knowledge of Yellow Roadway and intended to benefit Yellow Roadway and its subsidiaries after the amended merger; and

•	compliance in all material respects by each party with its covenants in the amended merger agreement.

For purposes of the amended merger agreement, “material adverse effect” is defined to exclude effects resulting from, or arising in connection with, several specified changes, effects, circumstances or expenses. See “The Amended Merger Agreement—Representations and Warranties” on page 77 of this proxy statement/prospectus.

Amended Termination Rights

The companies’ rights to terminate the amended merger agreement have been modified to reflect the changes to the closing conditions.

As a result, the amended merger agreement may be terminated:

•	by mutual written consent of Yellow Roadway and USF by mutual action of their respective boards of directors.

•	by either Yellow Roadway or USF if:

-	the parties fail to consummate the amended merger on or before December 31, 2005, unless the failure is the result of a material breach of the amended merger agreement by the party seeking the termination;

-	adoption by the USF stockholders of the amended merger agreement is not obtained at a duly convened special meeting of USF stockholders or at any reconvened meeting following an adjournment or postponement thereof; or

-	any court or other governmental entity has issued a final and nonappealable order, decree or ruling or has taken any other final and nonappealable action that enjoins, restrains or prohibits the consummation of the amended merger.

•	by USF if:

-	its board of directors authorizes USF, subject to complying with the terms of the amended merger agreement, to enter into a binding written agreement concerning a transaction that constitutes a superior proposal (as defined in the amended merger agreement);

-	Yellow Roadway does not make, within the time period specified under “Covenants and Agreements—No Solicitation”, an offer that the USF board of directors determined, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of USF as the superior proposal; and

-	USF has paid a $26 million termination fee to Yellow Roadway.

•	by USF if there has been since March 31, 2005 any change in the financial condition, properties, business or results of operations of Yellow Roadway and its subsidiaries or any development or combination of developments of which Yellow Roadway’s management had knowledge that, in each case, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on Yellow Roadway and its subsidiaries, except for any such changes or developments that (A) Yellow Roadway disclosed in its filings with the SEC prior to May 1, 2005 or (B) are contemplated by the amended merger agreement or the original merger agreement, such that the related closing condition (discussed above) is incapable of being satisfied.

•	by USF if:

-	there has been a breach of any covenant or agreement made by Yellow Roadway or Sub in the amended merger agreement such that Yellow Roadway and Sub will not have performed in all material respects all obligations required to be performed by them under the amended merger agreement on or prior to the closing of the amended merger; and

-	such breach or condition is not curable or, if curable, is not cured within 30 calendar days after written notice thereof is given by USF to Yellow Roadway.

•	by Yellow Roadway within 20 business days following the date on which USF’s board of directors withdraws or modifies, in any manner adverse to Yellow Roadway, its approval or recommendation of the amended merger agreement, or if USF’s board of directors approves or recommends any superior proposal made or received after February 27, 2005.

•	by Yellow Roadway if there has been since March 31, 2005 any change in the financial condition, properties, business or results of operations of USF and its subsidiaries or any development or combination of developments of which USF’s management had knowledge that, in each case, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on USF and its subsidiaries, except for any such changes or developments that (A) USF disclosed in its filings with the SEC prior to May 1, 2005, (B) are contemplated by the amended merger agreement or the original merger agreement or (C) result from any act or omission by USF and its subsidiaries taken with the knowledge of Yellow Roadway and intended to benefit Yellow Roadway and its subsidiaries after the amended merger, such that the related closing condition (discussed above) is incapable of being satisfied.

•	by Yellow Roadway if:

-	there has been a breach of any covenant or agreement made by USF in the amended merger agreement such that USF will not have performed in all material respects all obligations required to be performed by it under the amended merger agreement on or prior to the closing of the amended merger; and

-	such breach or condition is not curable or, if curable, is not cured within 30 calendar days after written notice thereof is given by Yellow Roadway to USF.

Amended Termination Fees and Expenses

USF must pay a termination fee of $26 million to Yellow Roadway if the amended merger agreement is terminated:

•	by Yellow Roadway or USF, if:

-	the adoption of the amended merger agreement by USF stockholders has not occurred at a duly convened special meeting of USF stockholders or at any reconvened meeting following an adjournment or postponement thereof,

-	after February 27, 2005 and prior to the USF special meeting, a third party has made a bona fide written acquisition proposal that has been publicly disclosed and not publicly withdrawn prior to the USF special meeting, and

-	within nine months of the termination of the amended merger agreement, USF or any of its subsidiaries enters into any acquisition agreement pertaining to, or consummates any merger, consolidation, dissolution, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving USF or the sale of more than 50% of the equity securities or the consolidated total assets (including equity securities of USF’s subsidiaries) of USF;

•	by USF because it seeks to accept a superior proposal, subject to satisfaction of certain conditions described above; or

•	by Yellow Roadway because USF’s board of directors withdraws or modifies, in any manner adverse to Yellow Roadway, its recommendation of the amended merger agreement.

Because approval from Yellow Roadway’s stockholders is no longer a condition to closing, the provisions relating to the payment by Yellow Roadway to USF of a termination fee in connection with the failure to obtain such approval or any change in the recommendation of the Yellow Roadway board of directors in connection with such vote have been deleted.

Whether or not the amended merger is consummated, each of Yellow Roadway, Sub and USF will bear its own costs and expenses in connection with the amended merger and the related transactions, except that Yellow Roadway and USF will share equally the costs and expenses in connection with the printing and mailing of this proxy statement/prospectus and the original proxy statement/prospectus.

Amendment

Yellow Roadway, Sub and USF may amend the amended merger agreement at any time before the effective time of the amended merger.

Waiver

Yellow Roadway, Sub and USF may to the extent legally allowed waive compliance with any of the agreements or conditions contained in the amended merger agreement.

INFORMATION ABOUT YELLOW ROADWAY

General Development of Yellow Roadway’s Business

Yellow Roadway Corporation (also referred to in this section as “Yellow Roadway,” “we” or “our”), one of the largest transportation service providers in the world, is a holding company that through wholly owned operating subsidiaries offers its customers a wide range of asset and non-asset-based transportation services. The Yellow Roadway portfolio of brands provides one of the most comprehensive packages of services for the shipment of industrial, commercial and retail goods domestically and internationally.

On December 11, 2003, we successfully closed the acquisition of Roadway Corporation (“Roadway”). Roadway became Roadway LLC (“Roadway Group”) and a subsidiary of Yellow Roadway. Consideration for the acquisition included approximately $494 million in cash and approximately 18.0 million shares of Yellow Roadway common stock for a total purchase price of approximately $1.1 billion. The Roadway Group has two operating segments, Roadway Express and New Penn Motor Express. The results of the Roadway Group are included in the financial statements included and incorporated by reference in this proxy statement/prospectus since the date of acquisition.

Incorporated in Delaware in 1983 and headquartered in Overland Park, Kansas, we employed approximately 50,000 people as of December 31, 2004. The mailing address of our headquarters is 10990 Roe Avenue, Overland Park, Kansas 66211, and our telephone number is (913) 696-6100. Our website is www.yellowroadway.com. Information contained on Yellow Roadway’s web site is not incorporated by reference into this proxy statement/prospectus, and you should not consider information contained on Yellow Roadway’s web site as part of this prospectus.

Yellow Transportation

Yellow Transportation Inc. (“Yellow Transportation”) is a leading transportation services provider that offers a full range of regional, national and international services for the movement of industrial, commercial and retail goods, primarily through centralized management and customer facing organizations. Approximately 40% of Yellow Transportation shipments are completed in two days or less.

Yellow Transportation offers a full range of services for the movement of industrial, commercial, and retail goods and provides transportation services by moving shipments through its regional, national and international networks of terminals, utilizing primarily ground transportation equipment that we own or lease. The Yellow Transportation mission is to be the leading provider of guaranteed, time-definite, defect-free, hassle-free transportation services for business customers worldwide. Yellow Transportation addresses the increasingly complex transportation needs of its customers through service offerings such as:

•	Exact Express®—a premium expedited and time-definite ground service with an industry-leading 100% satisfaction guarantee;

•	Definite Delivery®—a guaranteed on-time service with constant shipment monitoring and proactive notification;

•	Standard Ground™—a ground service with complete coverage of North America;

•	Standard Ground™ Regional Advantage—a high-speed service for shipments moving between 500 and 1,500 miles; and

•	MyYellow®.com—a leading edge e-commerce web site offering secure and customized online resources to manage transportation activity.

Yellow Transportation, founded in 1924, serves more than 400,000 manufacturing, wholesale, retail and government customers throughout North America. Operating from 332 strategically located terminals with 12,945 doors, Yellow Transportation provides service throughout North America, including within Puerto Rico and Hawaii. Shipments range from 100 to 40,000 pounds, with an average shipment size of 1,000 pounds traveling an average distance of more than 1,200 miles. Yellow Transportation has nearly 700 employees with sales responsibilities.

As of December 31, 2004, approximately 23,000 Yellow Transportation employees are dedicated to operating the system that supports 280,000 shipments in transit at any time. An operations research and engineering team is responsible for the equipment, routing, sequencing and timing of nearly 59 million miles per month. At December 31, 2004, Yellow Transportation had 7,858 owned tractors, 536 leased tractors, 33,106 owned trailers and 58 leased trailers.

Based in Overland Park, Kansas, Yellow Transportation accounted for 47% of our total operating revenue in 2004, 92% of our total operating revenue in 2003 and 97% of our total operating revenue in 2002 (excluding SCS Transportation, Inc. (“SCST”), which we spun off in 2002).

Roadway Express and Reimer Express

Roadway Express

Roadway Express, Inc. (“Roadway Express”) is a leading transportation services provider that offers a full range of regional, national and international services for the movement of industrial, commercial and retail goods, primarily through regionalized management and customer facing organizations. Approximately 30% of Roadway Express shipments are completed in two days or less. Roadway Express owns 100% of Reimer Express, located in Canada, that specializes in shipments into, across and out of Canada.

Founded in 1930, Roadway Express, through its extensive network of 366 terminals with 13,745 doors located throughout North America, offers long-haul, interregional and regional less-than-truckload freight services on two-day and beyond lanes. Roadway Express is a leading transporter of industrial, commercial and retail goods with a variety of innovative services designed to meet customer needs. Roadway Express provides seamless, freight service among all 50 states, Canada, Mexico and Puerto Rico, and offers import and export services to more than 100 additional countries worldwide through offshore agents. Reimer Express provides service in Canada, while YRC Transportation Mexicana S.A. de C.V. handles service in Mexico.

Roadway Express’ freight services include apparel, appliances, automotive parts, chemicals, food, furniture, glass machinery, metal and metal products, non-bulk petroleum products, rubber, textiles, wood and miscellaneous manufactured products. Roadway Express also offers truckload (“TL”) services to complement its LTL business, usually to fill back hauls and maximize equipment utilization. Back haul is the process of moving trailers (often empty or partially full) back to their destination after a delivery. In addition, Roadway Express provides higher margin specialized services, including guaranteed expedited services, time-specific delivery, North American international services, coast-to-coast air delivery, sealed trailers, product returns, cold-sensitive protection and government material shipments. The Roadway Express suite of time-based services provides customers the flexibility to choose next day and beyond service on the ground or in the air at any hour, day or night, anywhere across North America with extreme reliability. These service offerings include:

•	Time-Critical™ Service—a premium expedited and time-definite service designed to meet any need at any speed with delivery windows as precise as one hour. Time Critical service delivers industry-leading reliability and is backed by a 100% on-time, no-invoice guarantee.

•	Time-Critical™ Multi-Day Window Service—a service option providing customers the ability to select any size multiple day delivery window and is guaranteed not to deliver early or late. Multi-Day Window service is ideal for vendors shipping to retailers trying to avoid costly charge-backs when faced with strict window delivery requirements.

•	Time-Advantage™ Service—Roadway Express’ newest expedited service option providing customers the ability to pick the speed to match their need on the ground or in the air anywhere throughout North America.

•	Sealed Divider™—a dedicated service providing extra protection in transit with customers paying only for the space used on a trailer.

•	My.roadway.com—a secure e-commerce web site offering online resources for shipment visibility and management in real time.

Roadway Express employed approximately 23,000 employees as of December 31, 2004. At that date, it owned 6,457 tractors and 29,994 trailers and leased 2,903 tractors and 2,101 trailers. Headquartered in Akron, Ohio, Roadway Express accounted for 46% of our total operating revenue in 2004.

Reimer Express

Founded in 1952, Reimer Express, a wholly owned subsidiary of Roadway Express, offers Canadian shippers a selection of direct connections within Canada, throughout North America and around the world. Its network and information systems are completely integrated with those of Roadway Express. Integration with Roadway Express enables Reimer Express to provide seamless cross-border services between Canada, Mexico and the U.S. At December 31, 2004, Reimer Express had approximately 1,400 employees and operated through 22 terminals. Reimer Express owned 301 tractors (excludes owner-operator tractors) and 499 trailers and leased 86 tractors and 535 trailers as of December 31, 2004. All of the operating statistics of Reimer disclosed in this paragraph are also included in the Roadway Express statistics previously discussed.

New Penn

Roadway Next Day Corporation owns 100% of New Penn Motor Express, Inc. (“New Penn”), which provides regional, next-day ground services through a network of terminals located in the Northeastern United States (“U.S.”), Quebec, Canada and Puerto Rico.

Founded in 1931, New Penn is a regional, next-day, ground LTL carrier of general commodities. Through a network of 23 terminals with 1,235 doors, and using 854 owned tractors and 1,716 owned trailers as of December 31, 2004, New Penn services twelve states in the Northeastern U. S., Quebec and Puerto Rico and has links to the Midwest and Southeast regions of the U.S. and Ontario. At December 31, 2004, New Penn had more than 2,000 employees. 95% of New Penn shipments are delivered next-day in the Northeast region of the U.S. Headquartered in Lebanon, Pennsylvania, New Penn accounted for 4% of our total operating revenue in 2004.

Meridian IQ

Meridian IQ, Inc. (“Meridian IQ”) is a non-asset-based global transportation management company that plans and coordinates the movement of goods throughout the world, providing customers a faster return on investment, more efficient supply-chain processes and a single source for transportation management solutions. Non-asset-based service providers (i.e. logistics providers), such as Meridian IQ, arrange for and expedite the movement of goods and materials through the supply chain. As is typical with logistics providers, Meridian IQ neither owns nor operates the physical assets necessary to move goods, eliminating the significant capital requirements that asset-based providers normally require. This lower asset requirement allows the non-asset-based firms to reduce variable costs in economic downturns.

Meridian IQ delivers a wide range of global transportation management services, with the ability to provide customers improved return-on-investment results through flexible, fast and easy-to-implement transportation services and technology management solutions. Meridian IQ has approximately 18,000 transactional and 200 contractual customers.

Meridian IQ offers the following services:

•	International forwarding and customs brokerage—arranging for the administration, transportation and delivery of goods worldwide;

•	Multi-modal brokerage services—providing companies with daily shipment needs with access to volume capacity and specialized equipment at competitive rates;

•	Domestic forwarding and expedited services—arranging guaranteed, time-definite transportation for companies within North America requiring time-sensitive delivery options and guaranteed reliability; and

•	Transportation solutions and technology management—web-native transportation management systems enabling customers to manage their transportation network centrally with increased efficiency and visibility. When combined with network consulting and operations management any organization, regardless of size, can outsource transportation functions partially or even entirely with Meridian IQ.

At December 31, 2004, Meridian IQ had approximately 650 employees, including 125 located in the U.K. and 20 in Peru. Meridian IQ has a sales force of approximately 40, including 10 located in the U.K. Based in Overland Park, Kansas, Meridian IQ accounted for 3% of our total operating revenue in 2004, 4% of our total operating revenue in 2003 and 3% of our total operating revenue (excluding SCST) in 2002.

On March 1, 2005, Meridian IQ acquired the Shanghai-based GPS Logistics Group. The acquisition, which added the resources of 230 employees located in 25 offices throughout Asia, is designated to further advance Meridian IQ as a single source for comprehensive and seamless global logistics solutions. The acquisition will also provide management depth and expertise in China.

Yellow Roadway Technologies

Yellow Roadway Technologies, Inc. is headquartered in Overland Park, Kansas and has approximately 300 employees. Yellow Roadway Technologies and Meridian IQ together provide hosting, infrastructure services and managed transportation business systems development.

Recent Developments

On April 21, 2005, Yellow Roadway announced results of operations for the quarter ended March 31, 2005. Yellow Roadway reported operating revenue of $1.68 billion and net income of $50 million, or $0.96 per diluted share, compared to operating revenue of $1.55 billion and net income of $18 million, or $0.38 per diluted share, for the prior year period. Yellow Roadway’s first quarter 2005 diluted earnings per share included $0.05 per share of dilution from Yellow Roadway’s contingent convertible notes based on an average Yellow Roadway stock price of $57.10 for the quarter. No related dilution was included in the first quarter 2004.

Directors and Executive Officers

The following table sets forth information with respect to each director of Yellow Roadway. No director has any family relationship with any other director or executive officer of Yellow Roadway.

Name; Past Service	Principal Occupation; Directorships; Age
Cassandra C. Carr Director since 1997	Senior Advisor, Public Strategies, Inc. (since 2002); Senior Executive Vice President, External Affairs (1998–2002) and Senior Vice President, Human Resources (1994–1998), SBC Communications, Inc., San Antonio, TX (telecommunications); Director, Temple-Inland Inc.; 60

Howard M. Dean Director since 1987	Retired Chairman of the Board of Dean Foods Company, Franklin Park, IL (processor and distributor of food products); Director of Ball Corporation; 67

Frank P. Doyle Director since 2003	Retired Vice Chairman and Chief Executive Officer of Compaq Computer Corporation, Houston, TX (computer manufacturing and services) (April 1999 through July 1999); Executive Vice President, General Electric Company (manufacturing, services, and technology) (1992–1995); 73

John F. Fiedler Director since 2003	Retired Chairman and Chief Executive Officer (1995–2003), BorgWarner Inc., Chicago, IL (automotive systems and components); Executive Vice President—North America Tire Division, The Goodyear Tire & Rubber Company (tire and rubber products) (1991–1994); Director of Mohawk Industries, Inc., AirTran Holdings Inc. and Snap-On Incorporated; 66.

Dennis E. Foster Director since 2000	Formerly Vice Chairman, Alltel Corporation, Little Rock, AR (telecommunications) (1998–2000); Chief Executive Officer, 360 Communications, Inc. (wireless communications) (1993–1998); Director of Alltel Corporation and NiSource Corporation; 64

John C. McKelvey Director since 1977	President and Chief Executive Officer, Menninger Foundation, Topeka, KS, and Chairman, Menninger Psychiatric Clinic, Houston, TX (psychiatric treatment and research) (since November 2001); President Emeritus, Midwest Research Institute, Kansas City, MO (scientific and technical research) (since January 2000); formerly President and Chief Executive Officer, Midwest Research Institute, Kansas City, MO (1975–1999); 70

Phillip J. Meek Director since 2003	Retired Senior Vice President and President—Publishing Group, Capital Cities/ABC, Inc. (broadcasting, cable, and publishing) (1986–1997); Trustee and Chair of Board of Trustees of Ohio Wesleyan University; Director of Guideposts (church organization); 67

William L. Trubeck Director since 1994	Executive Vice President and Chief Financial Officer, H&R Block, Inc. (since October 2004); Executive Vice President, Western Group (2003-2004), Executive Vice President, Chief Administrative Officer and Chief Financial Officer (2002–2003) and Senior Vice President and Chief Financial Officer (2000–2002), Waste Management, Inc., Houston, TX (waste disposal and environmental services); formerly Senior Vice President—Finance and Chief Financial Officer and President, Latin American Operations, International MultiFoods, Inc., Minneapolis, MN (food manufacturing) (1997–2000); 58

Carl W. Vogt Director since 1996	Retired Senior Partner (1974–2002), Fulbright & Jaworski LLP, Washington, DC (legal services); President Emeritus (President interim 1999–2000), Williams College, Williamstown, MA; Chairman, National Transportation Safety Board, Washington, DC (1992–1994); Director of Scudder Funds (mutual funds), American Science & Engineering (x-ray bomb and contraband detection) and Waste Management, Inc. (waste disposal and environmental services); 68

William D. Zollars Director since 1999	Chairman, President and Chief Executive Officer of Yellow Roadway (since November 1999); formerly President of Yellow Transportation, Inc. (1996–2000); Director of ProLogis Trust; 57

The names, ages and positions of the executive officers of Yellow Roadway as of April 15, 2005 are listed below. Officers are appointed annually by the Board of Directors at their meeting that immediately follows the annual meeting of stockholders.

Name	Age	Position(s) Held
William D. Zollars	57	Chairman of the Board, President and Chief Executive Officer of Yellow Roadway (since November 1999); President of Yellow Transportation (1996–1999); Senior Vice President of Ryder Integrated Logistics, Inc. (1994–1996).

Donald G. Barger, Jr.	62	Senior Vice President and Chief Financial Officer of Yellow Roadway (since November 2000); Vice President and Chief Financial Officer of Hillenbrand Industries, Inc. (1998–2000); Vice President and Chief Financial Officer for Worthington Industries (1993–1998).

Daniel J. Churay	42	Senior Vice President, General Counsel and Secretary of Yellow Roadway (since September 2002); Senior Counsel, Fulbright & Jaworski L.L.P. (2002); Deputy General Counsel and Assistant Secretary of Baker Hughes Incorporated (1998–2002).

James D. Staley	55	President and Chief Executive Officer of Roadway LLC (since December 2003); President and Chief Executive Officer of Roadway Corporation (2003); President and Chief Operating Officer of Roadway Express (1998 – 2003); Vice President—Operations of Roadway Express (1993–1998).

Robert L. Stull	50	President of Roadway Express, Inc. (since March 2003); Vice President—New Venture Commerce of Roadway Corporation (1999–2003); Vice President—Western Division of Roadway Express, Inc. (1994–1999).

James L. Welch	50	President and Chief Executive Officer of Yellow Transportation (since June 2000); Central Group Vice President of Yellow Transportation (1998 – 2000).

Steven T. Yamasaki	50	Senior Vice President—Human Resources of Yellow Roadway (since May 2003); Senior Vice President—Human Resources of ConAgra Foods, Inc. (2003); Vice President—Human Resources of Honeywell International (1997–2003).

Bhadresh A. Sutaria	45	Vice President, Controller and Chief Accounting Officer of Yellow Roadway (since January 2004); Vice President, Finance and Strategy of Mascon (2000–2004); Associate Director, Corporate Planning and Analysis of Monsanto Corporation (1993–2000).

The terms of each officer of the company designated above are scheduled to expire on May 19, 2005, the date of Yellow Roadway’s 2005 annual meeting of stockholders. The terms of each officer of the subsidiary companies are scheduled to expire on the date of the next annual meeting of stockholders of that company. No family relationships exist among any of the executive officers named above.

Beneficial Ownership of Yellow Roadway’s Common Stock

Significant stockholders

As of May 2, 2005, the persons known to us to be beneficial owners of more than 5% of the Company’s outstanding shares of common stock, the number of shares beneficially owned by them, and the percent of outstanding common stock so owned were:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Wellington Management Company, LLP 75 State Street Boston, MA 02109	4,502,120	(1)	9.21%

Ziff Asset Management, L.P. c/o PBK Holdings, Inc. 283 Greenwich Avenue Greenwich, CT 06803	3,982,500	(2)	8.15%

Wachovia Corporation One Wachovia Center Charlotte, NC 28288-0137	3,264,884	(3)	6.68%

Glenview Capital Management, LLC 399 Park Avenue, Floor 39 New York, NY 10022	3,091,300	(4)	6.33%

FMR Corporation 84 Devonshire Street Boston, MA 02109	2,442,757	(5)	5.00%

(1)	According to information provided to the Company in a Schedule 13G/A, filed with the SEC on February 14, 2005, Wellington Management Company, LLP had the following voting and dispositive powers with respect to the shares: (a) sole voting power, none; (b) shared voting power, 3,368,320; (c) sole dispositive power, none; and (d) shared dispositive power, 4,481,020.
(2)	According to information provided to the Company in a Schedule 13G/A, filed with the SEC on February 4, 2005, Ziff Asset Management, L.P., together with PBK Holdings, Inc. and Philip B. Korsant, as the “Reporting Persons”, had the following voting and dispositive power with respect to the shares: (a) sole voting power, none; (b) shared voting power, 3,982,500 shares; (c) sole dispositive power, none; and (d) shared dispositive power, 3,982,500 shares.
(3)	According to information provided to the Company in a Schedule 13G, filed with the SEC on February 14, 2005, Wachovia Corporation had the following voting and dispositive powers with respect to the shares: (a) sole voting power, 516,469; (b) shared voting power, 2,717,097; (c) sole dispositive power, 3,236,958; and (d) shared dispositive power, 18,192.
(4)	According to information provided to the Company in a Schedule 13G, filed with the SEC on January 19, 2005, Glenview Capital Management, LLC through certain of its affiliates had the following voting and dispositive powers with respect to the shares: (a) sole voting power, none; (b) shared voting power, 3,091,300; (c) sole dispositive power, none; and (d) shared dispositive power, 3,091,300.
(5)	According to information provided to the Company in a Schedule 13G, filed with the SEC on February 14, 2005, FMR Corporation through certain affiliates had the following voting and dispositive powers with respect to the shares: (a) sole voting power, 602,073; (b) shared voting power, none; (c) sole dispositive power, 2,442,757; and (d) shared dispositive power, none.

Directors and Executive Officers

Share ownership of directors and executive officers is as of May 2, 2005, and includes:

•	shares in which they may be deemed to have a beneficial interest;

•	shares credited to individual accounts in the qualified savings and defined contribution 401(k) plans;

•	share units subject to the 2004 Long-Term Incentive and Equity Award Plan;

•	in the case of executive officers, shares subject to options that are exercisable on or prior to July 1, 2005, pursuant to the 1992 Stock Option Plan, the 1996 Stock Option Plan, 1997 Stock Option Plan, 1999 Stock Option Plan, and 2002 Stock Option and Share Award Plan; and

•	in the case of outside directors, options that are exercisable on or prior to July 1, 2005, pursuant to the Directors’ Stock Compensation Plan.

Also, see footnote (2) below regarding adjusted amounts and percentages arising out of grants of performance share units.

Name	Shares Owned as of 5/2/05(1)		Shares Subject to Options that Are or Will Become Exercisable prior to 7/1/05	Total Beneficial Ownership(1)		Percent of Class	Unvested LTIP Performance Share Units(2)	Adjusted Total Beneficial Ownership		Adjusted Percent of Class
Cassandra C. Carr	10,768	(3)	6,356	17,124	(3)	*	0	17,124	(3)	*

Howard M. Dean	21,785		0	21,785		*	0	21,785		*

Frank P. Doyle	20,937	(4)	0	20,937	(4)	*	0	20,937	(4)	*

John F. Fiedler	6,171	(4)	0	6,171	(4)	*	0	6,171	(4)	*

Dennis E. Foster	5,557		6,356	11,913		*	0	11,913		*

John C. McKelvey	5,760		0	5,760		*	0	5,760		*

Phillip J. Meek	17,662	(4)	0	17,662	(4)	*	0	17,662	(4)	*

William L. Trubeck	15,868		6,356	22,224		*	0	22,224		*

Carl W. Vogt	16,772		6,356	23,128		*	0	23,128		*

William D. Zollars	22,223	(5)	272,325	294,548	(5)	*	102,589	397,137	(5)	*

Donald G. Barger, Jr.	9,305	(6)	27,232	36,537	(6)	*	22,884	59,421	(6)	*

James D. Staley	39,871	(7)	0	39,871	(7)	*	21,803	61,674	(7)	*

Robert L. Stull	295	(8)	0	295	(8)	*	12,907	13,202	(8)	*

James L. Welch	6,280	(9)	0	6,279	(9)	*	29,950	36,230	(9)	*

All Directors and Executive Officers as a Group (17 persons)	202,145		324,981	527,126		1.08%	208,516	735,642		1.51%

*	Indicates less than 1% ownership.
(1)	Direct ownership unless indicated otherwise.
(2)

The Company has granted rights to receive shares of the Company’s common stock called performance share units pursuant to the achievement of performance targets under a long-term incentive plan (“LTIP”). After expiration of a six-year “holding period”, an executive will receive one share of the Company’s common stock for each vested performance unit. Fifty percent of the performance units vest on the third anniversary of their date of grant; and the remaining 50% of the performance units vest on the sixth anniversary of their date of grant. For further information regarding the “holding period”, see

“Compensation Committee Report—Long-Term Incentives” in this proxy statement/prospectus. Because of this extended vesting schedule, the unvested performance share units are not included under the “Shares Owned as of 5/2/05” column and are not included in the “Total Beneficial Ownership” and “Percent of Class” columns. However, to provide complete information regarding each executive officer’s equity ownership in the Company, the unvested performance share units are included in the “Unvested LTIP Performance Share Units”, “Adjusted Total Beneficial Ownership” and “Adjusted Percent of Class” columns above.

(3)	Ms. Carr has deferred 7,028 shares pursuant to the Company’s Amended Directors’ Stock Compensation Plan until she ceases to be a director of the Company.
(4)	Messrs. Doyle, Fiedler and Meek were formerly directors of Roadway Corporation (“Roadway”) and owned shares of Roadway common stock, which were converted to 19,065, 4,299, and 15,419 shares of the Company’s common stock, respectively, in December 2003.
(5)	For Mr. Zollars, includes 19,096 net shares owned after the March 4, 2005 lapse of restrictions of restricted stock pursuant to a Restricted Stock Award Agreement in connection with the Company’s spin-off of SCS Transportation, Inc. (“SCS”). For Mr. Zollars, also includes the equivalent of 126.55 shares held on a unitized basis in the Company’s Retirement Savings Plan.
(6)	For Mr. Barger, includes 4,156 net shares owned after the March 4, 2005 lapse of restrictions of restricted stock received pursuant to a Restricted Stock Award Agreement in connection with the Company’s spin-off of SCS. For Mr. Barger, also includes the equivalent of 149.39 shares held on a unitized basis in the Company’s Retirement Savings Plan.
(7)	Mr. Staley became an officer of the Company on December 18, 2003, after the Company acquired Roadway. He holds the equivalent of 6,272.80 shares held on a unitized basis in the Company’s Retirement Savings Plan (including shares previously held in the Roadway Corporation 401(k) Stock Savings Plan that were exchanged for shares of the Company’s common stock during the Roadway acquisition exchange process).
(8)	Mr. Stull became an officer of the Company on December 18, 2003, after the Company acquired Roadway. He holds the equivalent of 295.48 shares of the Company’s common stock, which is held on a unitized basis in the Company’s Retirement Savings Plan (including shares previously held in the Roadway Corporation 401(k) Stock Savings Plan that were exchanged for shares of the Company’s common stock during the Roadway acquisition exchange).
(9)	For Mr. Welch, includes 5,501 net shares owned after the March 4, 2005 lapse of restrictions of restricted stock received pursuant to a Restricted Stock Award Agreement in connection with the Company’s spin-off of SCS. For Mr. Welch, also includes the equivalent of 778.88 shares held on a unitized basis in the Company’s Retirement Savings Plan.

INFORMATION ABOUT USF

General Development of USF’s Business

USF Corporation (also referred to in this section as “USF,” “we” or “our”) is a Delaware corporation formed as a holding company on April 22, 1991, headquartered in Chicago, Illinois. USF’s mailing address is, and principal executive offices are located at, 8550 W. Bryn Mawr Ave., Ste. 700, Chicago, Illinois 60631. USF’s telephone number is (773) 824-1000 and website address is www.usfc.com. Information contained on USF’s website is not incorporated by reference into this proxy statement/prospectus, and you should not consider information contained on such website as part of this proxy statement/prospectus.

USF provides comprehensive supply chain management services in four business segments through its operating subsidiaries. In the LTL segment, carriers provide regional and inter-regional delivery throughout the US, certain areas of Canada and throughout Mexico. Our TL segment offers premium regional and national truckload services. The logistics (“Logistics”) segment provides dedicated carriage, cross-dock operations, supply chain management, contractual warehousing, and domestic ocean freight forwarding. Our corporate and other segment performs support activities for our business segments including executive, information technology (“IT”), corporate sales and various financial management functions. The principal subsidiaries of the LTL segment are Holland, Bestway, Reddaway and Dugan. USF Glen Moore Inc. (“Glen Moore”) is our TL carrier. Logistics is comprised of USF Logistics Services Inc.

In December 2003, we began offering transportation and logistics services in Mexico and across the United States / Mexico border through a joint venture with the shareholders of Autolineas Mexicanas S.A. de C.V. (“ALMEX”). ALMEX is a nationwide LTL carrier in Mexico and has a network of 52 terminals providing service to virtually the entire country.

In May 2004, we shut down Red Star, our former Northeast carrier. Subsequent to the closure of Red Star we announced plans to expand Holland’s operations into the Northeast.

On February 25, 2005, USF sold 100% of the stock of USF Processors Inc. for $4.5 million in cash to Carolina Logistic Services Inc. USF Processors Inc. was USF’s food and pharmaceutical reverse logistics operation and was previously included in USF’s Logistics segment. USF Processors Inc. had revenue of $33 million in 2004.

LTL Trucking

LTL shipments are defined as shipments of less than 10,000 pounds. Typically, LTL carriers transport freight along scheduled routes from multiple shippers to multiple consignees utilizing a network of terminals together with fleets of line-haul and pickup and delivery tractors and trailers. Freight is picked up from customers by local drivers and consolidated for shipment. The freight is then loaded into intercity trailers and transferred by line-haul drivers to the terminal servicing the delivery area. There, the freight is transferred to local trailers and delivered to its destination by local drivers.

LTL carriers are generally categorized as regional, interregional or long-haul carriers, depending on the distance freight travels from pickup to final delivery. Regional LTL carriers usually have average lengths of haul of 500 miles or less and tend to provide either overnight or second-day service. Regional LTL carriers usually are able to load freight for direct transport to a destination terminal, thereby avoiding the costly and time-consuming use of relay or breakbulk terminals (where freight is rehandled and reloaded to its ultimate destination). In contrast, long-haul LTL carriers (average lengths of haul in excess of 1,000 miles) operate networks of relay or breakbulk and satellite terminals (hub-spoke systems) and rely heavily on interim handling of freight. Interregional carriers (500 to 1,000 miles per average haul) also rely on breakbulk terminals but to a lesser degree than long-haul carriers.

Our LTL trucking subsidiaries principally compete against regional, interregional and long-haul LTL carriers. To a lesser degree, we compete against truckload carriers, overnight package companies, railroads and airlines. Significant barriers to entry into the regional LTL market exist as a result of the substantial capital requirements for terminals, tractors and trailers. LTL is a competitive market with intense pricing pressure and increasing costs that present a challenge to profit margins.

Our LTL trucking subsidiaries’ three primary LTL service products are USF Premier® (“Premier”), USF PremierPlus® (“PremierPlus”) and USF Guaranteed® (“Guaranteed”). Premier service is overnight and second-day deliveries generally within each of our LTL trucking subsidiaries’ regional service areas. PremierPlus service is interregional longer haul service between two of our LTL trucking subsidiaries. Guaranteed service includes deliveries within our regional and interregional service areas with a guaranteed date of delivery. Revenue for our Premier, PremierPlus and Guaranteed services accounted for approximately 87%, 12% and 1%, respectively, of the total LTL trucking revenue in 2004. Our Premier and PremierPlus revenue included both LTL and TL shipments. The average length of haul, for combined inter- and intra-regional service was approximately 506 miles.

Holland is the largest of our operating subsidiaries, transporting LTL shipments interstate throughout the Central US, Eastern Canada and into the Southeastern US. Holland operates from 67 terminals and uses predominantly single 48 and 53 foot trailers. Its average length of Premier line-haul in 2004 was approximately 384 miles.

Truckload Trucking

TL shipments are defined as shipments of 10,000 or more pounds. Typically, TL carriers transport freight along irregular routes from single shippers to single consignees, without the necessity of a network of terminals, using fleets of line-haul sleeper tractors and trailers. Full truckload freight is picked up from the customer and delivered to its final destination by either an employee driver or an independent owner-operator under a leasing agreement.

Glen Moore transports TL shipments interstate throughout the US generally from the Northeastern and Southeastern states to the West Coast and into the North Central states. It also operates over shorter distances in certain of its dedicated customer lanes. At the end of 2004, Glen Moore operated 760 tractors and 3,116 trailers. Glen Moore primarily utilizes sleeper line-haul tractors and 53 foot trailers. Its average length of haul in 2004 was approximately 200 miles for its short-haul dedicated business and approximately 700 miles for its traditional long-haul business.

Logistics Subsidiary

Logistics provides dedicated carriage, cross-dock operations, supply chain management, contractual warehousing, and domestic ocean freight forwarding services to the retail and industrial markets with a focus on consolidation/distribution and fulfillment programs.

Logistics has grown through acquisitions in the warehousing industry and start up operations designed to serve large customers’ special needs in the steel industry, wholesale food industry, specialized retail customers and other freight management operations. Our cross-docking operation, which accounts for 39% of Logistics’ revenue, has increased in size through a combination of geographic acquisitions and internal expansion to meet the needs of its retail customers. It operates out of 18 centers in the larger metropolitan areas of the US.

Recent Developments

On April 22, 2005, USF announced results of operations for the quarter ended April 2, 2005. USF reported revenues of $598 million and a net loss of $5.8 million, or $0.20 per diluted share, compared to revenues of $617 million and a net income of $7.1 million, or $0.26 per diluted share, for the prior year period. The net loss includes pre-tax operating losses for and loss on the sale of USF Processors Inc., operating losses for and shutdown costs of USF Red Star Inc., and pre-tax costs related to the proposed transaction with Yellow Roadway. The first quarter of 2004 included revenues of $57 million for USF Red Star Inc.

Beneficial Ownership of USF’s Common Stock

Except as otherwise noted, the following table sets forth certain information as of May 2, 2005 as to the security ownership of (1) those persons owning of record or known to USF to be the beneficial owner of more than 5% of USF common stock; (2) the beneficial ownership of USF common stock by each director and named executive officer of USF; and (3) and all directors and executive officers as a group. Except as otherwise noted, the information with respect to beneficial ownership has been furnished by the respective director, executive officer, or more than 5% beneficial owner, as the case may be. The mailing address for each of our directors and executive officers is 8550 Bryn Mawr Ave., Ste. 700, Chicago, Illinois 60631. Beneficial ownership of the USF common stock has been determined for this purpose in accordance with the applicable rules and regulations promulgated under the Securities Exchange Act of 1934.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (a)		Percentage of Shares of Common Stock Beneficially Owned (b)
FMR Corp. 82 Devonshire Street Boston, MA 02109	3,059,666	(c)	10.73%

Citigroup Inc. 399 Park Avenue New York, NY 10043	2,748,168	(d)	9.63%

Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,831,226	(e)	6.42%

AXA Financial, Inc. and affiliates 1290 Avenue of the Americas New York, NY 10104	1,733,346	(f)	6.08%

Wellington Management Company, LLP 75 State St. Boston, MA 02109	1,717,732	(g)	6.02%

Mac Per Wolf Company 310 S. Michigan Ave., Suite 2600 Chicago, IL 60604	1,627,086	(h)	5.70%

HYMF Limited 45 Fremont St. 17th Fl. San Francisco, CA 94105	1,547,887	(i)	5.43%

Paul J. Liska (Executive Chairman)	7,214		*

Morley Koffman	60,780	(j)	*

Stephen W. Lilienthal	3,845		*

Anthony J. Paoni	20,085		*

Michael L. Thompson	572		*

Neil A. Springer	38,585		*

Glenn R. Richter	0		*

Thomas E. Bergmann	45,000		*

Douglas R. Waggoner	23,500		*

Edward R. Fitzgerald	14,424		*

Steven Caddy	18,400		*

All directors and executive officers as a group (11 persons)	232,405		*

*	Less than 1%
(a)	Unless otherwise indicated, the persons named below have sole voting and investment power with respect to the number of shares set forth opposite their names.
(b)	Based on 28,523,826 shares outstanding as of May 2, 2005.
(c)	According to information provided to USF in a Schedule 13G/A, FMR Corp. had the following voting and dispositive powers with respect to shares: (a) sole voting power, none; (b) shared voting power, none; (c) sole dispositive power, 3,059,666; and (d) shared dispositive power, none.
(d)	According to information filed with the Securities and Exchange Commission, Citigroup Inc. was the indirect owner of 2,748,168 shares.
(e)	According to information provided to USF in a Schedule 13G/A, Dimensional Fund Advisors Inc. had the following voting and dispositive powers with respect to shares: (a) sole voting power, 1,831,226; (b) shared voting power, none; (c) sole dispositive power, 1,831,226; and (d) shared dispositive power, none.
(f)	According to information provided to USF in a Schedule 13G, AXA Financial, Inc. had the following voting and dispositive powers with respect to shares: (a) sole voting power, 1,438,980; (b) shared voting power, 12,265; (c) sole dispositive power, 1,733,346; and (d) shared dispositive power, none.
(g)	According to information provided to USF in a Schedule 13G/A, Wellington Management Company, LLP had the following voting and dispositive powers with respect to shares: (a) sole voting power, none; (b) shared voting power, 1,526,552; (c) sole dispositive power, none; and (d) shared dispositive power, 1,717,732.
(h)	According to information provided to USF in a Schedule 13G/A, Mac Per Wolf Company had the following voting and dispositive powers with respect to shares: (a) sole voting power, 1,627,086; (b) shared voting power, none; (c) sole dispositive power, 1,627,086; and (d) shared dispositive power, none.
(i)	According to information provided to USF in a Schedule 13G, HYMF Limited had the following voting and dispositive powers with respect to shares: (a) sole voting power, 1,415,714; (b) shared voting power, none; (c) sole dispositive power, 1,547,887; and (d) shared dispositive power, none.
(j)	Includes 1,250 shares held indirectly through 1575 Holdings Ltd.

UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL DATA

The following unaudited condensed combined pro forma financial statements and explanatory notes have been prepared by Yellow Roadway to give effect to the amended merger and the consummation of Yellow Roadway’s currently contemplated financing transactions related to the amended merger. At the effective time of the amended merger, Sub will merge with and into USF, with USF as the surviving entity. As a result of the amended merger, USF will become a wholly-owned subsidiary of Yellow Roadway. The transaction is being accounted for as a purchase business combination.

Upon the effectiveness of the amended merger, each share of USF stock (except those shares owned directly or indirectly by USF or Yellow Roadway and those shares held by dissenting stockholders) will be converted into the right to receive 0.31584 shares of Yellow Roadway common stock and $29.25 in cash.

In accordance with Article 11 of Regulation S-X under the Securities Act of 1933, an unaudited condensed combined pro forma balance sheet as of December 31, 2004 and an unaudited condensed combined pro forma statement of operations for the year ended December 31, 2004, have been prepared to reflect the amended merger (treated as an acquisition of USF), and the consummation of Yellow Roadway’s currently contemplated financing transactions related to the amended merger. The following unaudited condensed combined pro forma financial statements have been prepared based upon historical financial statements of Yellow Roadway and USF. The unaudited condensed combined pro forma financial statements reflect certain balance sheet and statement of operations reclassifications made to conform USF’s presentations to those of Yellow Roadway. The unaudited condensed combined pro forma financial statements should be read in conjunction with:

•	Yellow Roadway’s historical audited consolidated financial statements for the year ended December 31, 2004; and

•	USF’s historical audited consolidated financial statements for the year ended December 31, 2004.

The unaudited condensed combined pro forma balance sheet was prepared by combining Yellow Roadway’s historical unaudited consolidated balance sheet as of December 31, 2004 and USF’s historical unaudited consolidated balance sheet as of December 31, 2004, adjusted to reflect the amended merger and the consummation of Yellow Roadway’s other currently contemplated financing transactions related to the amended merger, as if each had occurred at December 31, 2004.

The unaudited condensed combined pro forma statement of operations was prepared using the historical consolidated statement of operations for both Yellow Roadway and USF assuming the amended merger and related financing transactions had each occurred on January 1, 2004. The unaudited condensed combined pro forma statement of operations for the year ended December 31, 2004 was prepared by combining the historical audited consolidated statement of operations of Yellow Roadway and the historical audited consolidated statement of income of USF for the year ended December 31, 2004. The unaudited condensed combined pro forma statement of operations gives effect to the costs associated with financing the proposed amended merger, including interest expense and amortization of deferred financing costs associated with Yellow Roadway’s currently contemplated financing transactions related to the amended merger, and the impact of other purchase accounting adjustments.

The unaudited condensed combined pro forma financial statements are prepared for illustrative purposes only, and are not necessarily indicative of the operating results or financial position that would have occurred if the amended merger transaction described above had been consummated at the beginning of the period or the date indicated, nor are they necessarily indicative of any future operating results or financial position. The unaudited condensed combined pro forma financial statements do not include any adjustments related to any restructuring charges, profit improvements, potential cost savings or one-time charges which may result from the amended merger or the result of final valuations of tangible and intangible assets and liabilities.

The process of valuing USF’s tangible and intangible assets and liabilities as well as evaluating accounting policies for conformity, including accounting policies related to claims and insurance accruals, is still in the preliminary stages. Material revisions to Yellow Roadway’s current estimates could be necessary as the valuation process and accounting policy review are finalized. Following closing of the amended merger, we will finalize the process of determining the fair value at the date of acquisition of the tangible and intangible assets and liabilities of USF. As a result of this process, we anticipate that a portion of the amount classified as goodwill in the unaudited condensed combined pro forma financial statements, which in accordance with Statement of Financial Accounting Standards No. 142 will not be amortized, will be reclassified to the tangible and identified intangible assets and liabilities acquired, based on their estimated fair values at the date of acquisition. These tangible and identified intangible assets will be depreciated and amortized over their estimated useful lives. As a result, the actual amount of depreciation and amortization expense may be materially different from that presented in the unaudited condensed combined pro forma statement of operations and the effects cannot be quantified at this time.

The amended merger had not been consummated as of the preparation of these unaudited condensed combined pro forma financial statements.

Unaudited Condensed Combined Pro Forma Balance Sheet

At December 31, 2004

	Historical		Pro Forma
	Yellow Roadway	USF	Adjustments			Combined
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$106,489	$150,798		$(834,322)	(1)	$30,765
				455,000	(2)
				250,000	(3)
				(97,200)	(4)
Accounts receivable, net	778,596	310,172				1,088,768
Prepaid expense and other	101,860	31,749		(1,053)	(5)	132,556
Deferred income taxes	66,496	37,724				104,220

Total current assets	1,053,441	530,443		(227,575)		1,356,309

Property and equipment, at cost	2,672,289	1,457,838		19,000	(6)	3,467,229
				(681,898)	(7)
Less: accumulated depreciation	(1,249,571)	(681,898)		681,898	(7)	(1,249,571)

Net property and equipment	1,422,718	775,940		19,000		2,217,658

Goodwill	632,141	100,813		(100,813)	(8)	1,415,962
				783,821	(1)
Intangibles	468,310	217		(217)	(8)	468,310
Other assets	50,559	33,782		(2,834)	(5)	87,207
				5,700	(4)

Total Assets	$3,627,169	$1,441,195		$477,082		$5,545,446

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$307,089	$65,756	$			$372,845
Wages, vacations and employees’ benefits	427,731	92,164				519,895
Other current and accrued liabilities	210,519	118,021				328,540
ABS borrowings	—	—		455,000	(2)	455,000
Current maturities of long-term debt	254,400	65				254,465

Total current liabilities	1,199,739	276,006		455,000		1,930,745

Long-term liabilities:
Long-term debt, less current portion	403,535	250,022		250,000	(3)	933,890
				30,333	(9)
Claims and other liabilities	215,249	111,551				326,800
Accrued pension and postretirement health care	274,616	—				274,616
Deferred income taxes	319,839	100,638		(3,019)	(10)	417,458

Total long-term liabilities	1,213,239	462,211		277,314		1,952,764

Total shareholders’ equity	1,214,191	702,978		(702,978)	(11)	1,661,937
				447,746	(1)

Total Liabilities and Shareholders’ Equity	$3,627,169	$1,441,195		$477,082		$5,545,446

Unaudited Condensed Combined Pro Forma Statement of Operations

For the Year Ended December 31, 2004

	Historical		Pro Forma
	Yellow Roadway	USF	Adjustments			Combined
	(in thousands, except per share data)
Revenue	$6,767,485	$2,394,579	$			$9,162,064

Operating expenses:
Salaries, wages and employees’ benefits	4,172,144	1,457,030		908	(12)	5,630,082
Operating expenses and supplies	1,011,864	378,287				1,390,151
Purchased transportation	752,788	179,880				932,668
Other operating expenses	469,088	315,637		605	(12)	785,830
				500	(13)

Operating expenses	6,405,884	2,330,834		2,013		8,738,731

Operating income	361,601	63,745		(2,013)		423,333

Interest expense	43,954	20,917		19,463	(12)	84,334
Other, net	19,984	(1,030)				18,954

Nonoperating expenses, net	63,938	19,887		19,463		103,288

Income from continuing operations before income taxes	297,663	43,858		(21,476)		320,045
Income tax provision	113,336	20,063		(8,290)	(14)	125,109

Income from continuing operations	$184,327	$23,795		$(13,186)		$194,936

Earnings per share from continuing operations:
Basic	$3.83	$0.86				$3.41
Diluted	3.75	0.85				3.35
Average common shares outstanding:
Basic	48,149	27,805				57,158
Diluted	49,174	27,982				58,183

NOTES TO UNAUDITED CONDENSED COMBINED PRO FORMA

FINANCIAL STATEMENTS

(1)	The process of valuing USF’s tangible and intangible assets and liabilities as well as evaluating accounting policies for conformity, including accounting policies related to claims and insurance accruals, is still in the preliminary stages. Material revisions to Yellow Roadway’s current estimates could be necessary as the valuation process and accounting policy review are finalized. These unaudited condensed combined pro forma financial statements are not necessarily indicative of the operating results or financial position that would have occurred had the proposed amended merger been consummated at the date indicated, nor necessarily indicative of future operating results.

The purchase price is estimated as follows (in thousands, except per share data):

Amended merger agreement consideration of approximately $1.3 billion, based on a fixed exchange ratio of 0.31584 shares of Yellow Roadway common stock and $29.25 in cash for each USF share. For purchase accounting purposes, the Yellow Roadway common stock component of the amended merger agreement consideration was valued at $49.70 per share, which represents the simple average of the daily opening and closing trade prices for the period from April 28, 2005 through May 3, 2005, the period immediately surrounding the date of the announcement of the originally proposed merger.

Cash	$834,322
Common stock (9.0 million Yellow Roadway shares)	447,746

Total acquisition consideration	1,282,068
Acquisition and change of control costs	77,500

Total purchase price	1,359,568
Net tangible assets acquired at fair value	575,747	*

Costs in excess of net tangible assets of the acquired company (goodwill)	$783,821	**

*	Net tangible assets acquired at fair value is comprised of the following (in thousands):

USF historical net tangible assets at December 31, 2004		$601,948
Purchase accounting adjustments, as described in the following notes:
Merger related expenses incurred by USF	(14,000)
Write-off of certain deferred financing costs	(3,887)
Adjust property and equipment to fair value	19,000
Adjust unsecured notes to fair value	(30,333)
Current and deferred income taxes associated with purchase accounting adjustments	3,019

Total purchase accounting adjustments		(26,201)

Net tangible assets acquired at fair value		$575,747

**	Goodwill reflects the preliminary estimated adjustment for the costs in excess of net tangible assets of USF at estimated fair value. Subsequent to closing of the amended merger, Yellow Roadway will be completing a study to determine the allocation of the total purchase price to the various tangible and intangible assets acquired and the liabilities assumed in order to allocate the purchase price. Management believes, on a preliminary basis, there may be intangible assets that will be assigned a fair value in the purchase price allocation. The sensitivity of the valuations regarding the above can be significant. Accordingly, as Yellow Roadway concludes its evaluation of the assets acquired and the liabilities assumed upon closing of the acquisition, allocation of the purchase price among the tangible and intangible assets will be subject to change. Any such change also may impact results of operations.

(2)	Reflects additional borrowings under Yellow Roadway’s asset backed securitization (ABS) facility.

(3)	Reflects gross proceeds of Yellow Roadway’s currently contemplated financing transaction related to the proposed amended merger.

(4)	Represents costs associated with completing the amended merger and the currently contemplated financing transactions as follows (in thousands):

Direct transaction costs, including investment banking, legal, accounting and other fees:
Yellow Roadway	$22,000
USF	14,000	*
Deferred debt issuance costs	5,700
Change of control costs	49,300	**
Director, officer and fiduciary insurance premium costs	6,200

Total	$97,200

*	For purposes of determining the fee of USF’s financial advisor, based on the closing price of Yellow Roadway common stock on March 18, 2005.
**	The change of control costs represent the estimated maximum cost of various change of control provisions for key USF executives.

(5)	Represents the write-off of USF’s deferred financing costs.

(6)	Represents the net adjustment to USF’s property and equipment based on initially estimated fair values.

(7)	Represents the elimination of USF’s historical accumulated depreciation.

(8)	Represents the elimination of historical goodwill and intangibles of USF.

(9)	Represents an increase in the fair value of USF’s bonds based on current market prices.

(10)	Represents the impact on currently payable and deferred income taxes of the pro forma adjustments presented.

(11)	Represents the elimination of USF’s historical shareholders’ equity balance.

(12)	Adjustment to record additional interest expense and amortization of deferred financing costs on borrowings related to Yellow Roadway’s currently contemplated financing transactions related to the amended merger. The estimated weighted average annual interest rate of the currently contemplated debt structure is 3.6%. A 1/8th % change in the variable interest rates associated with the borrowings would have a $0.9 million effect on annual interest expense.

(13)	Adjustment to record additional depreciation expense on the new basis of USF’s property and equipment.

(14)	Adjustment to record the income tax impact of the pro forma adjustments at an effective income tax rate of 38.6%.

DESCRIPTION OF YELLOW ROADWAY CAPITAL STOCK

This summary of the material features and rights of Yellow Roadway’s capital stock does not purport to be exhaustive and is qualified in its entirety by reference to applicable Delaware law and Yellow Roadway’s certificate of incorporation and by-laws. See “Where You Can Find More Information” beginning on page 119 of this proxy statement/prospectus. References in this section to “we”, “our” and similar terms refer to Yellow Roadway.

Common Stock

Our certificate of incorporation authorizes the issuance of up to 120,000,000 common shares, par value $1.00 per share. As of May 2, 2005, there were 50,960,264 common shares issued, which included 48,866,794 outstanding shares and 2,093,470 treasury shares. Holders of our common shares are entitled to one vote per share with respect to each matter presented to our stockholders on which the holders of common shares are entitled to vote. Subject to the preferences applicable to any outstanding preferred stock, the holders of common shares are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for that purpose. In the event of liquidation, holders of common shares will be entitled to receive any assets remaining after the payment of our debts and the expenses of the liquidation, subject to such preferences applicable to any outstanding preferred stock. The holders of our common shares have no pre-emptive, subscription or conversion rights. All issued and outstanding shares of common stock are validly issued, fully paid and nonassessable.

Preferred Stock

Our certificate of incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock, par value $1.00 per share. As of May 2, 2005, no shares of preferred stock were issued and outstanding. Our board of directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of our common shares. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company without further action by our stockholders and may adversely affect the market price, and the voting and other rights, of the holders of our common shares. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common shares, including the loss of voting rights to others.

Delaware Anti-Takeover Law

We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. Under Section 203, certain “business combinations” between a Delaware corporation and an “interested stockholder” are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless:

•	the business combination or the transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors of the corporation before such stockholder became an interested stockholder;

•	upon consummation of the transaction that resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (a) by directors who are also officers and (b) by employee stock plans in which the employees do not have a confidential right to tender stock held by the plan in a tender or exchange offer; or

•	the business combination is approved by the board of directors of the corporation and authorized at a meeting by two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

The three-year prohibition also does not apply to some business combinations proposed by an interested stockholder following the announcement or notification of an extraordinary transaction involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors.

Under the Delaware General Corporation Law, the term “business combination” is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions that increase an interested stockholder’s percentage ownership of stock. The term “interested stockholder” is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation’s voting stock, together with the affiliates or associates of that stockholder.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws

In addition, our certificate of incorporation provides that certain “business combinations” require an affirmative vote of holders of at least 80% of the voting power of the then outstanding capital stock entitled to vote generally in the election of directors.

Our certificate of incorporation also contains restrictions on such business combinations by requiring the approval of a majority of continuing directors, as well as by requiring that certain fair price provisions be satisfied. Continuing directors are directors (a) serving as directors prior to June 1, 1983, (b) serving as directors before the substantial stockholder acquired 10% of the then outstanding voting shares or (c) designated as continuing directors by a majority of the then continuing directors prior to the directors’ election. Fair price provisions in our certificate of incorporation mandate that the amount of cash and the fair market value of other consideration to be received per share by holders of common stock not fall below certain ratios.

The term “business combination” is defined in our certificate of incorporation generally to include any merger or consolidation of our company or any subsidiary with or into any substantial stockholder or any other corporation, whether or not itself a substantial stockholder which, after such merger or consolidation, would be an affiliate of a substantial stockholder, transactions with a substantial stockholder involving assets or stock of our company or any majority-owned subsidiary with an aggregate fair market value of $5,000,000 or more, and transactions that increase a substantial stockholder’s percentage ownership of our capital stock. A “substantial stockholder” is defined generally as any person who is or becomes the beneficial owner of not less than 10% of the voting shares, together with any affiliate of such stockholder. An “affiliate” has the meaning set forth in the rules under the Securities Exchange Act of 1934, as amended.

Our certificate of incorporation also provides that stockholders may act only at an annual or special meeting of stockholders and not by written consent. Our bylaws provide that special meetings of the stockholders can be called only by the Chairman of the Board, the Chief Executive Officer or a majority of our board of directors. These provisions could have the effect of delaying until the next annual stockholders meeting stockholder actions that are favored by the holders of a majority of the outstanding voting securities. These provisions may also discourage another person or entity from making an offer to stockholders for the common stock. This is because the person or entity making the offer, even if it acquired a majority of our outstanding voting securities, would be unable to call a special meeting of the stockholders and would be unable to obtain unanimous written consent of the stockholders. As a result, any meeting as to matters they endorse, including the election of new directors or the appraisal of a merger, would have to wait for the next duly called stockholders meeting.

COMPARISON OF STOCKHOLDERS’ RIGHTS

As a result of the amended merger, the holders of USF common stock will become holders of Yellow Roadway common stock. The rights of the stockholders of Yellow Roadway will be governed by applicable Delaware law, including the DGCL, and by Yellow Roadway’s certificate of incorporation and bylaws.

The following is a summary of the material differences between the rights of Yellow Roadway stockholders and USF stockholders. Because both Yellow Roadway and USF are organized under the laws of the State of Delaware, these differences arise principally from differences between the Yellow Roadway certificate of incorporation and the USF certificate of incorporation, and differences between Yellow Roadway’s bylaws and USF’s bylaws.

The following summaries do not provide a complete description of the specific rights of Yellow Roadway stockholders under its certificate of incorporation and bylaws as compared with the rights of USF stockholders under its certificate of incorporation and bylaws. The identification of specific differences in the rights of these holders as material is not intended to indicate that other equally important or more significant differences do not exist. These summaries are qualified in their entirety by reference to the governing corporate instruments of Yellow Roadway and USF to which you are referred.

Authorized Capital Stock. Under USF’s certificate of incorporation, USF is authorized to issue 100,000,000 shares consisting of 20,000,000 shares of preferred stock, par value $0.01 per share, and 80,000,000 shares of common stock, par value $0.01 per share. Under Yellow Roadway’s certificate of incorporation, Yellow Roadway is authorized to issue 125,000,000 shares consisting of 5,000,000 shares of preferred stock, par value $1.00 per share, and 120,000,000 shares of common stock, par value $1.00 per share.

Combinations with Interested Stockholders. The Yellow Roadway certificate of incorporation permits “business combinations” (as defined below) with a “substantial stockholder” (defined generally as the beneficial owner of 10% of the voting shares, an affiliate of Yellow Roadway who beneficially owned at least 10% of the voting shares within five years prior to becoming an affiliate, or an assignee (except in the course of a public offering) of Yellow Roadway capital stock beneficially owned within five years by such beneficial owner or affiliate) only upon the affirmative vote of the holders of at least 80% of the outstanding shares, unless the business combination has been approved by a majority of the continuing directors, or

•	the ratio of:

-	the amount of consideration to be received per share by Yellow Roadway common stockholders to the market price of Yellow Roadway common stock immediately prior to public announcement of the business combination, is greater than or equal to

-	the ratio of the highest price per share paid by the substantial stockholder in an acquisition of shares within five years prior to the business combination to the market price of Yellow Roadway common stock immediately prior to the substantial stockholder’s initial acquisition of shares, any Yellow Roadway common stock, and

•	the amount of consideration to be received per share by Yellow Roadway common stockholders:

-	is not less than the highest price paid by the substantial stockholder in acquiring any Yellow Roadway common stock, and

-	is not less than the earnings per share of Yellow Roadway common stock for the four fiscal quarters preceding the record date for solicitation of votes on the business combination multiplied by the price/earning multiple of the substantial stockholder, and

•	the amount of consideration must be greater than or equal to the greatest of:

-	the highest price per share paid by the substantial stockholder in (1) the transaction in which it became a substantial stockholder or (2) within five years immediately prior to public announcement of the business combination, or

-	the highest preferential amount per share to which stockholders are entitled upon liquidation, dissolution, or winding up, or

-	the fair market value per share on the date that the business combination was announced or on the date on which the substantial stockholder became a substantial stockholder, whichever is higher, or

-	the fair market value multiplied by the ratio of (1) the highest price per share paid by the substantial stockholder within five years immediately prior to the date that the business combination was announced to (2) the fair market value per share on the first date within the five years immediately prior to the date that the business combination was announced on which the substantial stockholder acquired shares, and

•	the consideration must be paid in cash or the same form of consideration paid by the substantial stockholder to acquire its shares, and

•	after the substantial stockholder has acquired at least 10% of the outstanding shares and prior to the consummation of the business combination, the substantial stockholder has ensured that:

-	the board of directors included continuing directors in a number proportionate to the ratio of the amount of shares owned by those other than the substantial stockholder to the total amount of outstanding shares, and

-	there has been no reduction in the rate of dividends payable to common stockholders, except as approved by majority vote of the continuing directors, and

-	the substantial stockholder has not acquired any newly issued shares (except upon conversion of convertible securities acquired prior to obtaining a 10% interests or as a result of a stock dividend or stock split), and

-	the substantial stockholder has not acquired any additional shares of outstanding common stock (or securities convertible into or exchangeable for common stock), except for in the transaction in which the substantial stockholder acquired it 10% interest, and

•	prior to the consummation of the business combination, the substantial stockholder must not have received any financial assistance or tax credits from Yellow Roadway or made any major changes in the Yellow Roadway’s business or equity capital structure, unless approved by a majority of the continuing directors, and

•	a proper proxy statement must have been sent soliciting stockholder approval of the business combination.

As used in the Yellow Roadway certificate of incorporation, a “business combination” includes:

•	any merger or consolidation with or into any substantial stockholder or its affiliate, or

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with any substantial stockholder or its affiliate of Yellow Roadway’s assets having an aggregate fair market value of at least $5,000,000, or

•	the issuance or transfer of Yellow Roadway securities to any substantial stockholder or its affiliate in exchange for consideration with a fair market value of at least $5,000,000, or

•	the adoption of a plan for liquidation or dissolution of Yellow Roadway proposed by or on behalf of a substantial stockholder or an affiliate of the substantial stockholder, or

•	any reclassification of securities or similar transaction which increases the proportionate share of any class of equity or convertible securities of Yellow Roadway or any of its subsidiaries owned by a substantial stockholder or a substantial stockholder’s affiliate.

Neither USF’s bylaws nor its certificate of incorporation contains a similar provision.

Arrangements Between the Corporation and Others. Under Yellow Roadway’s certificate of incorporation, arrangements or compromises between Yellow Roadway and its creditors and compromises or arrangements between Yellow Roadway and its stockholders must be agreed upon by three-fourths of the creditors and/or three-fourths of the stockholders, and sanctioned by a Delaware court as described in Yellow Roadway’s certificate of incorporation in order to be binding on all the creditors and/or stockholders, and on Yellow Roadway.

Under USF’s bylaws, a contract or transaction between USF and one or more of its directors, or between USF and any other corporation, partnership, association, or other organization in which one or more of the directors or officers are directors or officers, have a financial interest, is not void or voidable solely for this reason or soley because the director or officer is present at or participates in the meeting of the board or committee which authorizes such contract or transaction, or solely because his or their votes are counted for such purpose if:

•	the material facts as to such person’s relationship or interest and as to the contract or transaction are disclosed and known to the board or committee, and the board or committee, in good faith, authorizes such by the affirmative votes of a majority of the disinterested directors, even though less than quorum; or

•	the material facts as to such person’s relationship or interest and as to the contract or transaction are disclosed or known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

•	the contract or transaction is fair as to USF at the time it is authorized, approved or ratified by the board, or committee thereof, or stockholders.

Stockholder Meetings

Annual Meetings

Under Yellow Roadway’s bylaws, annual meetings of stockholders must be held on a date as fixed annually by Yellow Roadway’s board of directors. USF’s bylaws provide that annual meetings of stockholders will be held on any date designated by USF’s board of directors or, if not so designated, at 10:00 a.m. on the third Tuesday in April of each year, if not a legal holiday, and, if a legal holiday, at the same hour on the next succeeding work day.

Special Meetings

Under Yellow Roadway’s bylaws, a special meeting of the stockholders may be called by the Chairman of the Board, the Chief Executive Officer, or a majority of the Yellow Roadway board of directors. Yellow Roadway’s certificate of incorporation stipulates that a special meeting may be called only by the board of directors pursuant to a resolution approved by a majority of the board of directors or by the Chairman of the Board or President, upon timely written notice. USF’s bylaws specify that special meetings of stockholders may be called by the USF board of directors, or by any committee of the board of directors that has been duly designated by the board and given the power to call such meeting in a resolution of the board. Yellow Roadway’s bylaws require that special meetings be held at the principal office of Yellow Roadway in Overland Park, Kansas. USF’s bylaws provide that special meetings of stockholders may be held at such place as designated in the notice thereof.

Notice of Meetings to Stockholders. Both Yellow Roadway’s and USF’s bylaws, as well as Yellow Roadway’s certificate of incorporation, specify that written notice of stockholder meetings must be given not less than 10 and no more than 60 days prior to the meeting. Under USF’s bylaws, any stockholder may waive this requested notice in writing or electronically, either before or after such meeting. The attendance of any stockholder at a meeting constitutes a waiver of notice of such meeting, except when the stockholder attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Adjournment and Notice of Adjournment of Stockholder Meetings. Under Yellow Roadway’s bylaws, if a quorum fails to attend a meeting of stockholders, the chairman of the meeting, or the holders of a majority of the shares entitled to vote who are present in person or by proxy at the meeting, may adjourn the meeting to another date or time. If a quorum does attend a Yellow Roadway meeting of stockholders, the meeting may be adjourned by a majority of the votes cast on a proposal to adjourn or postpone the meeting. Under USF’s bylaws, any meeting of stockholders may adjourn from time to time to reconvene at the same or some other place. Under Yellow Roadway’s bylaws, written notice need not be given of an adjourned meeting if its place, date and time are announced at the meeting at which the adjournment is taken, and the adjourned meeting is held no later than 14 days after the date of the original meeting. Under USF’s bylaws, notice of the adjourned meeting need not be given if the time and place to which it is adjourned are announced at the meeting at which the adjournment is taken. However, if the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting must be given to each stockholder entitled to vote at the meeting.

Quorum at a Stockholder Meeting. Under Yellow Roadway’s bylaws, the holders of a majority of the outstanding shares entitled to vote at a meeting of stockholders, present in person or by proxy, constitutes a quorum, unless or except where the presence of a larger number of holders is required by law. Yellow Roadway’s bylaws also provide that, if notice of an adjourned special meeting of stockholders is sent to all stockholders entitled to vote at the adjourned special meeting that states that the adjourned special meeting will be held with those present constituting a quorum, then, except as otherwise required by law, those present at the adjourned special meeting will constitute a quorum, and all matters will be determined by a majority of votes cast at the adjourned special meeting. Under USF’s bylaws, the presence in person or by proxy of the holders of record of a majority of the USF shares entitled to vote at the meeting constitutes a quorum, except as otherwise provided by law.

Notice of Stockholder Business. Yellow Roadway’s bylaws provide that notice of business to be brought by a particular stockholder before an annual meeting must be received not less than 60 nor more than 90 days prior to the annual meeting, unless the meeting is held on less than 70 days’ notice or prior public disclosure of the meeting date, in which case notice must be received by the tenth day following the day on which notice of the date of the annual meeting was mailed or such public disclosure was made. Additionally, Yellow Roadway’s bylaws provide that, to be in proper written form, such notice must contain, for each matter:

•	a brief description of the matter,

•	the name and address of the stockholder,

•	the class and number of shares beneficially owned by the stockholder, and

•	a description of the material interest of the stockholder in the matter.

USF’s bylaws provide that notice of stockholder business must be delivered to or by mailed and received at USF’s principal executive office not less than 30 nor more than 60 days prior to the annual meeting, unless the meeting is held on less than 40 days’ notice or prior public disclosure of the meeting date, in which case notice must be received by the tenth day following the day on which notice of the date of the annual meeting was mailed or such public disclosure was made. Additionally, USF’s bylaws provide that, to be in proper written form, the notice must contain:

•	a brief description of each item of proposed business and the reasons for conducting such business at the annual meeting,

•	the name and address of the person proposing business,

•	the class and number of shares beneficially owned by the stockholder, and

•	a description of the material interest of the stockholder in the proposed business.

Proxies and Voting. Under Yellow Roadway’s bylaws, each stockholder has one vote for every share of stock. Both USF’s bylaws and USF’s certificate of incorporation provide that each stockholder has one vote for every share of common stock.

Yellow Roadway’s bylaws provide that all voting may be by a voice vote unless a stock vote is demanded. The certificate of incorporation of USF provides that the election of directors need not be by written ballot, unless required by the bylaws. USF’s bylaws provide that, unless otherwise required by law or directed by the chairman of the meeting, the vote at any meeting of the stockholders on any question need not be by ballot.

Under Yellow Roadway’s bylaws, all elections must be determined by a plurality of the votes cast, and all other matters, except as otherwise required by law or under the Yellow Roadway certificate of incorporation or bylaws, must be determined by a majority of the votes cast. USF’s bylaws provide that all questions except the election of directors, which requires a plurality of the votes cast, will be decided by a majority of the votes that could be cast by the holders of all shares of stock that are present in person or represented by proxy and that are entitled to vote on such questions unless otherwise provided by law or by USF’s certificate of incorporation. Under Yellow Roadway’s bylaws, votes taken by ballot must be counted by an inspector or inspectors appointed by the chairman of the meeting. USF’s bylaws provide that prior to any meeting the board of directors will appoint one or more inspectors of elections, and may designate one or more alternate inspectors. In the event no inspector or alternate is available to act, USF’s bylaws provide that the person presiding at the meeting shall appoint one or more inspectors to act at the meeting.

Nomination of Directors. Under Yellow Roadway’s bylaws, written nominations must be properly delivered or mailed not less than 14 and no more than 50 days prior to the election meeting. If less than 21 days’ notice of the meeting is given to the stockholders, however, written nominations must be properly delivered or mailed by the end of the seventh day following the day on which notice of the meeting was mailed to the stockholders. Under USF’s bylaws, written nominations must be delivered to and received by the Secretary of USF not less than 60 days and no more than 90 days prior to the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date, written nominations must be properly delivered and received not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting and the 10th day following the day on which the public announcement of the date of such meeting is first made. Notwithstanding the foregoing, USF’s bylaws provide that in the event that the number of directors is increased and no public announcement naming all of the nominees or specifying the size of the increased board is made at least 70 days before the first anniversary of the preceding year’s annual meeting a stockholder’s notice will be considered timely, but only with respect to the nominees for new positions created by such increase, if it is delivered to the Secretary of USF not later than the close of business on the 10th day following the day on which such public announcement is first made.

Proper nominations of candidates for Yellow Roadway’s board of directors must include the name, age, and certain addresses of the nominee, the principal occupation/employment of the nominee and the number of shares beneficially owned by the nominee. Proper nominations of candidates for USF’s board of directors must include the name, age, business address and residence address of the nominee; the principal occupation or employment of the nominee; the number of shares of stock of USF which are beneficially owned by the nominee; and any other information relating to the nominee that is required to be disclosed in connection with the solicitation of proxies for election of directors, or as otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, and any other applicable laws or rules or regulations of any governmental authority or of any national securities exchange or similar body overseeing any trading market on which shares of USF are traded. Such nominations of candidates for USF’s board of directors must also include the name and address of the stockholder making the nomination and of the beneficial owner, if any, on whose behalf the nomination is made; and the class and number of shares of USF which are owned beneficially and of record by such stockholder and such beneficial owner.

Number of Directors on Board. Yellow Roadway’s certificate of incorporation provides that the board of directors may, from time to time, set the number of directors, provided that the number is not less than 5 and no more than 15. Currently, the bylaws of Yellow Roadway specify that the board of directors must consist of seven members. Under USF’s bylaws, the number of directors will be determined from time to time by resolution(s) adopted by the affirmative vote of a majority of the total number of directors which USF would have if their were no vacancies. The bylaws and certificate of incorporation of USF provide that the board of directors shall consist of not less than 3 nor more than 21 directors.

Vacancies of Directors. Vacant positions on Yellow Roadway’s board of directors, under Yellow Roadway’s bylaws and certificate of incorporation, may be filled by a majority vote of the directors remaining in office, even if less than a quorum. Under USF’s certificate of incorporation and bylaws, new positions and vacancies on USF’s board of directors will be filled by a majority vote of the remaining directors, even if less than a quorum, or by the sole remaining director, subject to the rights of the holders of preferred stock. However, USF’s bylaws establish that only the stockholders may fill any vacancy which results from the removal of a director by the stockholders.

Removal of Directors. A director of Yellow Roadway, under Yellow Roadway’s bylaws, may be removed for cause by a majority vote of the stockholders entitled to vote in the election of directors. The certificate of incorporation of Yellow Roadway expressly indicates that a director may only be removed from office if that director is convicted of a felony and the conviction cannot be appealed, or if that director has been adjudged by a court to be incompetent or liable for negligence or misconduct in his duty to Yellow Roadway, and the adjudication cannot be appealed. Under both the USF bylaws and certificate of incorporation, a director of USF may be removed for cause by the vote of the holders of a majority in voting interest of the shares entitled to vote in the election of directors.

Quorum of the Board of Directors. The bylaws of Yellow Roadway provide that one-third of the total number of the whole board, though not less than two directors, will constitute a quorum for all purposes. USF’s bylaws provide that a majority of the directors then in office constitutes a quorum.

Amendment of Bylaws. The Yellow Roadway bylaws may be amended by the affirmative vote at an annual or special meeting of 75% of the outstanding shares entitled to vote at the meeting if the notice of the meeting included the amendment of the bylaws as a purpose of the meeting, or by the affirmative vote of a majority of the board of directors at the meeting. The USF bylaws may be amended by the vote of a majority of the board of directors, subject to the power of the holders of 66  2/3% of the outstanding stock of USF entitled to vote in respect thereof by their vote given at an annual or special meeting to amend, alter or repeal an bylaw made by the board of directors.

Amendment of Certificates of Incorporation. Under the USF certificate of incorporation, the company reserves the right to amend the certificate of incorporation. However, the certificate of incorporation for USF requires the affirmative vote of the holders of at least 75% of the voting power of the then outstanding voting stock of USF, voting together as a single class, to amend the provision relating to liability of directors subject to requirements of law, other provisions of the certificate of incorporation and the rights of any class or series of capital stock having a preference over common stock. The certificate of incorporation of Yellow Roadway has a similar provision, requiring the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote in the election of directors, unless the amendment to specific certificate of incorporation provisions is recommended by a majority of continuing directors.

PROPOSED FINANCINGS

Yellow Roadway currently has in place a $450 million receivables financing facility secured by certain receivables of Yellow Transportation and Roadway Express (“ABS Facility”). Yellow Roadway also has a $500 million senior unsecured revolving credit facility, including a $375 million letter of credit subfacility (“Revolving Credit Facility”). If the amended merger occurs, it is contemplated that at the effective time of the amended merger the aggregate amounts available for borrowing under each of the ABS Facility and the Revolving Credit Facility will be increased to $650 million and $750 million, respectively. Yellow Roadway expects that the cash portion of the merger consideration and Yellow Roadway’s capital and liquidity needs (including refinancing of certain existing indebtedness of Yellow Roadway and USF) will be financed with a combination of proceeds from the sale of debt securities, borrowings under the ABS Facility and the Revolving Credit Facility and cash on hand. The amended merger agreement does not include a financing condition.

In addition to the proposed financings, following consummation of the amended merger, USF, as a subsidiary of Yellow Roadway, and its subsidiaries will continue to be obligated on USF’s $150 million aggregate principal amount of 8.5% senior notes due April 15, 2010, and USF’s $100 million aggregate principal amount of 6.5% senior notes due May 1, 2009.

LEGAL MATTERS

The validity of the shares of Yellow Roadway common stock to be issued in the amended merger have been passed on for Yellow Roadway by Fulbright & Jaworski L.L.P., counsel to Yellow Roadway. As a result of modifications to the terms of the original merger agreement (as discussed under the heading “The Amended Merger–Summary of Significant Changes in the Amended Merger Agreement” beginning on page 62 of this proxy statement/prospectus), the legal opinions concerning the tax consequences of the original merger previously attached as exhibits to the Registration Statement in which the original proxy statement/prospectus was part of do not apply to the amended merger.

EXPERTS

The consolidated financial statements and schedule of Yellow Roadway as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, have been incorporated in this proxy statement/prospectus by reference to Yellow Roadway’s Annual Report on Form 10-K, in reliance on the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of USF and subsidiaries as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting as of December 31, 2004 incorporated in this proxy statement/prospectus by reference to USF’s Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

STOCKHOLDER PROPOSALS

USF does not currently expect to hold a 2005 annual meeting of stockholders, except in the case where the amended merger agreement is terminated prior to December 31, 2005 and there is sufficient time to hold a meeting prior to such date in compliance with applicable law. If the amended merger agreement is terminated and such a meeting is held in 2005, stockholders may propose matters to be presented at the 2005 annual meeting of stockholders and may also nominate a person or persons to be director, in each case in accordance with the requirements stated below.

Stockholder proposals submitted for evaluation as to inclusion in the proxy materials for USF’s 2005 annual meeting of stockholders, if such a meeting is held, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received by the Secretary of USF at USF’s principal executive offices at 8550 W. Bryn Mawr Avenue, Suite 700, Chicago, Illinois 60631, no later than July 1, 2005, and must otherwise comply with the requirements of Rule 14a-8.

Stockholder proposals submitted outside the processes of Rule 14a-8 must be received by the Secretary of USF in a timely fashion. To be timely, such notice and certain information regarding the proposal and the stockholder as provided for in USF’s By-laws must be delivered to or mailed and received by the Secretary of USF at the USF’s principal executive offices not less than 30 days nor more than 60 days prior to the annual meeting; provided, however, that in the event that less than 40 days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

WHERE YOU CAN FIND MORE INFORMATION

Yellow Roadway and USF file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy materials that Yellow Roadway and USF have filed with the Securities and Exchange Commission at the following Securities and Exchange Commission public reference room:

450 Fifth Street, N.W.

Room 1024

Washington, D.C. 20549

Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room.

The Yellow Roadway common stock and the USF common stock are traded on the Nasdaq National Market under the symbols “YELL” and “USFC”, respectively, and their respective Securities and Exchange Commission filings can also be read at the following address:

Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006

Yellow Roadway’s and USF’s Securities and Exchange Commission filings are also available to the public on the Securities and Exchange Commission’s internet website at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding companies that file electronically with the Securities and Exchange Commission. In addition, Yellow Roadway’s Securities and Exchange Commission filings are also available to the public on Yellow Roadway’s website, http://www.yellowroadway.com and USF’s filings with the Securities and Exchange Commission are also available to the public on USF’s website, http://www.usfc.com. Information contained on Yellow Roadway’s web site and USF’s web site is not incorporated by reference into this proxy statement/prospectus, and you should not consider information contained on those web sites as part of this proxy statement/prospectus.

We incorporate by reference into this proxy statement/prospectus the documents listed below and any future filings Yellow Roadway or USF make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, including any filings after the date of this proxy statement/prospectus, until the USF special meeting. The information incorporated by reference is an important part of this proxy statement/prospectus. Any statement in a document incorporated by reference into this proxy statement/prospectus will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent a statement contained in this proxy statement/prospectus or any other subsequently filed document that is incorporated by reference into this proxy statement/prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

Yellow Roadway Securities and Exchange Commission Filings

Commission file number 000-12255

•	Yellow Roadway’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (including the financial statements filed as Exhibits 99.1 and 99.2 thereto).

•	Yellow Roadway’s definitive proxy statement filed on April 1, 2005.

•	Yellow Roadway’s Current Reports on Form 8-K filed on February 28, 2005 (excluding the information that was furnished, but not filed, pursuant to Item 7.01), April 25, 2005 and May 2, 2005.

USF Securities and Exchange Commission Filings

Commission file number 000-19791

•	USF’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as amended.

•	USF’s Current Reports on Form 8-K filed on January 27, 2005, February 7, 2005, March 3, 2005, March 3, 2005 and May 2, 2005.

The documents incorporated by reference into this proxy statement/prospectus are available from us upon request. We will provide a copy of any and all information that is incorporated by reference into this proxy statement/prospectus (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this proxy statement/prospectus) to any person without charge, upon written or oral request.

ANNEX A

AGREEMENT AND PLAN OF MERGER

By and Among

YELLOW ROADWAY CORPORATION,

YANKEE II LLC

and

USF CORPORATION

Dated as of February 27, 2005

As amended as of May 1, 2005

A-i

A-ii

INDEX OF DEFINED TERMS

Terms	Section
Acquisition Proposal	6.2(d)
Adverse Recommendation Notice	6.2(b)
Affiliates	5.1(o)(v)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(b)(ii)
Amendment Date	Preamble
Articles of Incorporation	2.1
Bankruptcy and Equity Exception	5.1(c)(i)
Cash Consideration	4.1(c)
Certificates	4.2(a)
Change in Company Recommendation	6.2(b)
CIC Agreement	6.11(c)
Closing	1.2
Closing Date	1.2
Code	4.8
Company	Preamble
Company Balance Sheet Date	5.1(f)
Company Board	5.1(c)(ii)
Company Common Stock	4.1(b)
Company Compensation and Benefit Plans	5.1(i)(i)
Company Disclosure Letter	5.1
Company ERISA Affiliate	5.1(i)(i)
Company Health Plan	6.11(a)
Company Material Adverse Effect	5.1(a)
Company Multiemployer Plans	5.1(i)(i)
Company Option	4.11(a)
Company Reports	5.1(e)(i)
Company Stockholder Approval	5.1(c)(i)
Company Stockholders Meeting	6.4
Company Stock Plans	5.1(b)
Company Tax Party	5.1(n)
Confidentiality Agreement	6.2(a)
Constituent Entities	Preamble
Continuing Employees	6.11(a)
Contracts	5.1(d)(ii)
Costs	6.16(a)
Current Premium	6.16(c)
Current Year	6.11(a)
D&O Insurance	6.16(c)
Deemed Per Share Merger Consideration	4.11(a)
Delaware Certificate of Merger	1.3
DGCL	1.1
Dissenters’ Shares	4.10
Effective Time	1.3
Environmental Law	5.1(l)
ERISA	5.1(i)(i)
Exchange Act	4.1(d)
Exchange Agent	4.2(a)
Exchange Fund	4.2(a)

A-iii

Terms	Section
Exchange Ratio	4.1(c)
Excluded Shares	4.1(b)
GAAP	5.1(e)(i)
Governmental Entity	5.1(d)(i)
Government Antitrust Entity	6.5(d)
Hazardous Substance	5.1(l)
HSR Act	5.1(b)
IFL	5.2(d)(ii)
Indemnified Parties	6.16(a)
IP Rights	5.1(q)(i)
IRS	5.1(i)(ii)(B)
Laws	5.1(j)
Lien	5.1(b)
Merger	Recitals
Merger Consideration	4.1(c)
Merger Sub	Preamble
Morgan Stanley	5.1(c)(ii)
Nasdaq National Market	4.4
Order	7.1(c)
Parent	Preamble
Parent Balance Sheet Date	5.2(g)
Parent Board	5.2(d)(ii)
Parent Closing Price	4.4
Parent Common Stock	4.1(c)
Parent Compensation and Benefit Plans	5.2(j)(i)
Parent Disclosure Letter	5.2
Parent ERISA Affiliate	5.2(j)(i)
Parent Material Adverse Effect	5.2(a)
Parent Multiemployer Plans	5.2(j)(i)
Parent Preferred Stock	5.2(c)
Parent Reports	5.2(f)(i)
Parent Stock Plans	5.2(c)
Parent Tax Party	5.2(n)
Parent Voting Debt	5.2(c)
Past Service	6.11(a)
PBGC	5.1(i)(iv)
Person	4.2(b)(ii)
Potential Superior Proposal	6.2(a)
Preferred Shares	5.1(b)
Proxy Statement/Prospectus	6.3(a)
Proxy Statement/Prospectus Supplement	6.3(a)
PSU	5.1(b)
Representatives	6.2(a)
Restricted Share	4.11(b)
Rights	5.1(b)
Rights Agreement	5.1(b)
S-4 Registration Statement	6.3(a)
Sarbanes-Oxley Act	5.1(e)(ii)
SARS	5.1(b)
SEC	5.1(d)(iii)
Securities Act	5.1(d)(i)

A-iv

Terms	Section
Share	4.1(c)
Shares	4.1(c)
Stock Consideration	4.1(c)
Subsidiary	5.1(a)
Superior Proposal	6.2(d)
Surviving Entity	1.1
Takeover Statute	5.1(k)
Tax	5.1(n)
Taxable	5.1(n)
Taxes	5.1(n)
Tax Return	5.1(n)
Termination Date	8.2(a)
Termination Fee	8.5(b)
to the Knowledge of Parent	9.13(b)
to the Knowledge of the Company	9.13(a)
Transferee	4.2(b)(iii)
Voting Debt	5.1(b)

A-v

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of February 27, 2005 and as amended as of May 1, 2005 (the “Amendment Date”), by and among Yellow Roadway Corporation, a Delaware corporation (“Parent”), Yankee II LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), and USF Corporation, a Delaware corporation (the “Company”). Merger Sub and the Company are sometimes hereinafter collectively referred to as the “Constituent Entities”.

RECITALS

WHEREAS, the respective boards of directors of each of Parent and the Company and the sole member of Merger Sub have approved the merger of the Merger Sub with and into the Company (the “Merger”) and approved the Merger upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving entity in the Merger (sometimes hereinafter referred to as the “Surviving Entity”), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the “DGCL”).

1.2. Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the Merger (the “Closing”) shall take place at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York 10103-3198, at 9:00 A.M. (Eastern Time) on the first business day (the “Closing Date”) following the day on which the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement.

1.3. Effective Time. As soon as practicable following the Closing, the Company and Parent will cause a Certificate of Merger (the “Delaware Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware as provided in Section 257 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties and specified in the Delaware Certificate of Merger (the “Effective Time”).

ARTICLE II

Articles of Incorporation and By-Laws of the Surviving Entity

2.1. Articles of Incorporation. The articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Entity (the “Articles of Incorporation”),

until thereafter amended as provided therein or by applicable Law (as defined in Section 5.1(j)), except that Article Fourth shall be deleted in its entirety and replaced with the following: “The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 1,000 shares of Common Stock, par value $0.01 per share (“Common Stock”).”

2.2. By-Laws. The by-laws of the Company as in effect at the time Effective Time shall be the by-laws of the Surviving Entity, until thereafter amended as provided therein or by applicable Law.

ARTICLE III

Officers and Directors of the Surviving Entity

3.1. Directors. Prior to the Effective Time the members of the Board of Directors of the Company shall tender their resignations, effective as of the Effective Time, in writing to Parent. From and after the Effective Time, the persons set forth on Exhibit A-1 attached hereto shall be the Directors of the Surviving Entity until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation.

3.2. Officers. From and after the Effective Time, the persons set forth on Exhibit A-2 attached hereto shall be the officers of the Surviving Entity, with each such person having the offices set forth opposite his or her name, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation.

ARTICLE IV

Effect of the Merger on the Capital Stock and

Membership Interests of the Constituent Entities; Exchange of Certificates

4.1. Effect on Capital Stock and Membership Interests. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

(a) Membership Interests of Merger Sub. Each issued and outstanding membership interest of Merger Sub shall be converted into and become an equivalent fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Entity.

(b) Cancellation of Excluded Shares. Each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) that is owned directly or indirectly by the Company as treasury stock or by Parent, Merger Sub or any other wholly owned Subsidiary (as defined in Section 5.1(a)) of Parent and in each case not held on behalf of third parties (such shares, collectively with Dissenters’ Shares (as defined in Section 4.10), the “Excluded Shares”) shall be canceled, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Subject to the provisions of Section 4.4, each share of Company Common Stock, together with the associated Rights (as defined in Section 5.1(b)) (each share of Company Common Stock together with the associated Right, a “Share” or, collectively, “Shares”), issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) shall be converted into the right to receive:

(x) 0.31584 (the “Exchange Ratio”) fully paid, non-assessable shares of Parent Common Stock (as defined below) (the “Stock Consideration”), and

(y) $29.25 in cash from Parent (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”).

For purposes of this Agreement, “Parent Common Stock” shall mean the common stock, $1.00 par value per share, of Parent.

(d) Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares, or Parent changes the number of shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, combination, issuer exchange offer or other similar transaction, appropriate and proportionate adjustments, if any, to the Stock Consideration and the Exchange Ratio will be made to reflect such reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, combination, issuer exchange offer or similar transaction and all references to the Stock Consideration and Exchange Ratio in this Agreement shall be deemed to be the Stock Consideration and Exchange Ratio as so adjusted. Notwithstanding the foregoing, nothing contained in this Section 4.1(d) shall prohibit Parent from (i) purchasing shares of Parent Common Stock in the open market in accordance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (ii) issuing shares of Parent Common Stock pursuant to the terms of its convertible notes outstanding on the date hereof or (iii) taking shares of Parent Common Stock as payment of withholding and other taxes with respect to the exercise of options or the granting or vesting of restricted stock granted under any Parent Stock Plan (as defined in Section 5.2(c)), and none of such actions shall result in any adjustment to the Stock Consideration or the Exchange Ratio.

4.2. Surviving Entity To Make Certificates Available.

(a) Exchange of Certificates. The Company and Parent shall authorize UMB Bank, N.A. (or such other bank or trust company in the United States as shall be reasonably acceptable to the Company and Parent) to act as the exchange agent hereunder (the “Exchange Agent”). At the Effective Time, Merger Sub shall deposit with the Exchange Agent for the benefit of the holders of certificates, which immediately prior to the Effective Time represented Shares (the “Certificates”), the Cash Consideration, without interest, and certificates representing the shares of Parent Common Stock (such Cash Consideration and shares of Parent Common Stock, together with any dividends or distributions with respect thereto payable as provided in Section 4.3, being hereinafter referred to as the “Exchange Fund”) issuable pursuant to Section 4.1(c) in exchange for outstanding Shares.

(b) Exchange Procedures.

(i) As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to each holder of record of a Certificate whose Shares were converted into the right to receive the Merger Consideration, (A) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent and will be in such form and have such other provisions as Parent and the Company may specify consistent with this Agreement) and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.

(ii) After the Effective Time, upon surrender in accordance with this Section 4.2(b) of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive therefor pursuant to the provisions of this Article IV, certain dividends or other distributions, if any, in accordance with Section 4.3 and cash in lieu of any fractional share of Parent Common Stock in accordance with Section 4.4, and the Certificate so surrendered will forthwith be cancelled. In the event of a transfer of ownership of Shares that are not registered in the transfer records of the Company, payment may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered (the “Transferee”) if such Certificate is properly endorsed or otherwise in proper form for transfer and the Transferee pays any transfer or other taxes required by reason of such payment to a person other than the registered holder of such Certificate or establishes to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 4.2(b), each Certificate will be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration that the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article IV, together with certain dividends or other distributions, if any, in accordance with Section 4.3 and cash in lieu of any fractional share of Parent Common Stock in accordance with Section 4.4. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article IV. For the purposes of this Agreement, the term “Person” or “person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)(i)) or other entity of any kind or nature.

4.3. Dividends; Transfer Taxes. No dividends or other distributions that are declared on or after the Effective Time on Parent Common Stock or are payable to the holders of record thereof on or after the Effective Time shall be paid to Persons entitled by reason of the Merger to receive certificates representing Parent Common Stock until such Persons surrender their Certificates, as provided in Section 4.2, and no Cash Consideration or cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 4.4, until such holder of such Certificate shall so surrender such Certificate. Subject to the effect of applicable Law, there shall be paid to the record holder of the certificates representing such Parent Common Stock (a) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to whole shares of such Parent Common Stock and having a record date on or after the Effective Time and a payment date prior to such surrender and (b) at the appropriate payment date or as promptly as practicable thereafter, the amount of dividends or other distributions payable with respect to whole shares of Parent Common Stock and having a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender. In no event shall the Person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing shares of Parent Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

4.4. No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article IV, and no Parent dividend or other distribution or stock split or combination shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder of Parent. In lieu of any such fractional securities, each holder of Shares who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Shares then held of record by such holder) shall receive cash (without interest) in an amount equal to the product of such fractional part of a share of Parent Common Stock multiplied by the average of the high and low trading prices of Parent Common Stock on the day before the date of the Closing as reported on the Nasdaq National Market (the “Parent Closing Price”) and rounded to the nearest cent. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall deposit or cause the Surviving Entity to deposit, such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof. For purposes of this Agreement, the term “Nasdaq National Market” means the National Association of Securities Dealers, Inc. National Market.

4.5. Return of Exchange Fund.

(a) Any portion of the Exchange Fund that remains undistributed to the former stockholders of the Company for one year after the Effective Time shall be delivered to Parent, upon demand of Parent, and any former stockholders of the Company who have not theretofore complied with this Article IV shall thereafter look only to

Parent for payment of their claim for Parent Common Stock, Cash Consideration, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock. None of the Company, Parent or the Surviving Entity shall be liable to any holder of Shares for the Cash Consideration, shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash in lieu of fractional shares of Parent Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(b) The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided, that, for the two-month period immediately following the Effective Time, such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptance of commercial banks with capital exceeding $1 billion. Any interest and other income resulting from such investments will be paid to Parent. Any losses resulting from such investments shall not diminish Parent’s and Merger Sub’s obligation to pay the full amount of the Merger Consideration.

4.6. Further Ownership Rights in Shares. All shares of Parent Common Stock issued, and all Cash Consideration paid, upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Sections 4.3 or 4.4) shall be deemed to have been issued or paid, as the case may be, in full satisfaction of all rights pertaining to Shares, subject, however, to the Surviving Entity’s obligation to pay any dividends or make any other distribution with a record date prior to the Effective Time which may have been declared or made by the Company on Shares in accordance with the terms of this Agreement.

4.7. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Cash Consideration and the number of shares of Parent Common Stock to which such person is entitled pursuant to Section 4.1 with respect to Shares formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 4.4 and unpaid dividends and distributions on shares of Parent Common Stock to which such holders are entitled pursuant to this Agreement.

4.8. Withholding Rights. Each of the Surviving Entity and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares and Company Options (as defined in Section 4.11) such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Entity or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of Shares and Company Options in respect of which such deduction and withholding was made by the Surviving Entity or Parent, as the case may be.

4.9. Closing of the Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Entity, they shall be canceled and exchanged as provided in this Article IV.

4.10. Dissenters’ Shares. Notwithstanding any provision of this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and held by holders of such Shares who exercise appraisal rights with respect thereto in accordance with applicable provisions of the DGCL, including, without limitation, Section 262 thereof (the “Dissenters’ Shares”) will not be exchangeable for the right to receive the Merger Consideration, and holders of such Dissenters’ Shares will be entitled to receive payment of the appraised value of such Dissenters’ Shares in accordance with those provisions unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such rights to appraisal and payment under the DGCL, such Dissenters’ Shares will thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisals of Shares. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands. Notwithstanding any provision of this Agreement to the contrary, if Parent or the Company abandons or is finally enjoined or prevented from carrying out the Merger and the other transactions contemplated under this Agreement, the right of each holder of Dissenters’ Shares to receive payment of the appraised value of Shares as provided herein shall terminate, effective as of the time of such abandonment, injunction, prevention or rescission.

4.11. Treatment of Stock Options, Restricted Stock and Phantom Stock Awards.

(a) Treatment of Stock Options. Each option to purchase Shares granted under a Company Stock Plan (as defined in Section 5.1(b)) that is outstanding immediately prior to the Effective Time (a “Company Option”) shall become fully vested and fully exercisable at the Effective Time. At the Effective Time, subject to the provisions of Section 4.4, each unexercised Company Option with an exercise price that is less than the Deemed Per Share Merger Consideration (as defined below) shall be cancelled and the holder of such Company Option shall be entitled to receive cash from the Company in an amount equal to (x) the Deemed Per Share Merger Consideration minus the exercise price per Share under the Company Option, multiplied by (y) the number of Shares subject to the Company Option. For purposes of this Section 4.11, the “Deemed Per Share Merger Consideration” shall be equal to the sum of (x) the Cash Consideration plus (y) the Exchange Ratio multiplied by the Parent Closing Price. The Company shall withhold from such cash payment, and pay over to the appropriate taxing authorities, all amounts the Company is required to withhold under federal and, if applicable, state tax laws. At the Effective Time, each Company Option with an exercise price that is equal to or greater than the Deemed Per Share Merger Consideration shall be cancelled and the holder of such Company Option shall not be entitled to receive any consideration for such Company Option. As soon as practicable after the date of this Agreement, the Company Board (as defined in Section 5.1(c)(ii)) and any committee of the Company Board administering the Company Stock Plans shall use their respective reasonable best efforts to take any action necessary to accomplish the foregoing, including obtaining any required consents from any Person.

(b) Treatment of Restricted Stock. Each share of restricted stock granted under a Company Stock Plan that is outstanding immediately prior to the Effective Time (a “Restricted Share”) shall become fully vested and all restrictions relating to such Restricted Shares shall lapse at the Effective Time. As soon as practicable after the date of this Agreement, the Company Board and any committee of the Company Board administering the Company Stock Plans shall use their respective reasonable best efforts to take any action necessary to accomplish the foregoing, including obtaining any required consents from any Person.

(c) Treatment of Phantom Stock. At the Effective Time, each PSU (as defined in Section 5.1(b)) granted under a Company Stock Plan or under another agreement shall become fully vested and the Company shall pay the holder of such PSU a cash amount equal to the Deemed Per Share Merger Consideration multiplied by the number of Shares credited under each PSU. Fractional shares may be deemed credited under the awards. The Company shall withhold from such cash payment, and pay over to the appropriate taxing authorities, all amounts the Company is required to withhold under federal and, if applicable, state tax laws. As soon as practicable after the date of this Agreement, the Company Board and any committee of the Company Board administering the Company Stock Plans shall use their respective reasonable best efforts to take any action necessary to accomplish the foregoing, including obtaining required consents from any Person.

ARTICLE V

Representations and Warranties

5.1. Representations and Warranties of the Company. Except as set forth in the disclosure letter delivered to Parent by the Company dated as of February 27, 2005 (the “Company Disclosure Letter”) (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates; provided, that any fact or condition disclosed in any section of the Company Disclosure Letter in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or information called for by another section of the Company Disclosure Letter reasonably apparent shall be deemed to be an exception to such representation or representations or to be disclosed in such other section of the Company Disclosure Letter notwithstanding the omission of a reference or cross reference thereto) the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries (as defined below) is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company and its Subsidiaries is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, when taken together with all other such failures, is not reasonably likely to have a Company Material Adverse Effect (as defined below). The Company has made available to Parent a complete and correct copy of the Company’s and its material Subsidiaries’ certificates of incorporation and bylaws or the charter documents, bylaws or similar governing agreements, each as amended to the date of this Agreement and as in full force and effect on the date of this Agreement.

As used in this Agreement, (i) the terms “as of the date hereof,” “as of the date of this Agreement,” “on the date hereof” and “on the date of this Agreement” or similar references to the date of this Agreement shall be deemed to refer to February 27, 2005, (ii) the term “Subsidiary” means, with respect to the Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries and (iii) the term “Company Material Adverse Effect” means a material adverse effect on the financial condition, properties, business or results of operations of the Company and its Subsidiaries taken as a whole, excluding such effects resulting from or arising in connection with:

(A) changes that are the result of general economic, capital market, regulatory, political or business conditions or acts of war or terrorism;

(B) changes that are the result of factors generally affecting the industries or markets in which the Company operates to the extent such changes do not disproportionately affect the Company and its Subsidiaries as compared to the typical company operating in such industry or market;

(C) changes in the Company’s relationships with its employees or with any labor organization or other representative of such employees, or any adverse change, effect or circumstance resulting from or arising in connection with any union certification or decertification petition, union authorization campaign, grievance or arbitration proceeding or other labor-related proceeding or litigation, labor strike, slowdown, work stoppage or other labor controversy that is threatened to occur or occurs after the date of this Agreement;

(D) any adverse change, effect or circumstance resulting from entering into this Agreement or the announcement thereof or the pendency or consummation of the transactions contemplated hereby;

(E) changes in applicable law, rule or regulations or generally accepted accounting principles or the interpretation thereof after the date of this Agreement; and

(F) any out of pocket expenses (including filing fees and legal expenses specifically with respect to any litigation arising from the transactions contemplated by this Agreement) directly incurred in connection with the transactions contemplated by this Agreement and in accordance with its terms.

(b) Capital Structure. As of the date of this Agreement, the authorized capital stock of the Company consists of 80,000,000 Shares and 20,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Shares”). At the close of business on February 24, 2005, 28,389,043 Shares and no Preferred Shares were issued and outstanding. The Company has no Shares or Preferred Shares reserved for issuance, except that, at the close of business on February 24, 2005: (i) 1,361,913 Shares were reserved for issuance by the Company pursuant to Company Options granted under the following plans:

Plan	Shares Reserved
USF 1992 Stock Option Plan	35,800
USF Stock Option Plan for Non-Employee Directors	284,513
USF Long-Term Incentive Plan	1,041,600
USF Employees’ 401(k) Retirement Plan	0
USF Non-Qualified Employee Stock Purchase Plan	0
USF Director’s Compensation Plan	0

(collectively, the “Company Stock Plans”), (ii) 1,830,326 Shares were reserved for issuance pursuant to Company Options not yet granted under the Company Stock Plans, (iii) 9,166 Shares were held by the Company in its treasury and (iv) Preferred Shares were reserved for issuance pursuant to the rights (the “Rights”) under the Amended and Restated Rights Agreement, dated as of January 30, 2004, between the Company and Computershare Investor Services, LLC, as Rights Agent, as amended (the “Rights Agreement”). As of February 24, 2005, the Company had 5,596 phantom stock units (each, a “PSU”) outstanding, each PSU reflecting the value of one Share. The Company has no outstanding stock appreciation rights (“SARS”). Except for the issuance of shares pursuant to Company Options outstanding on February 24, 2005, between February 24, 2005 and the date of this Agreement, the Company has not (i) issued any Shares, Company Options, PSUs or other capital stock or voting or equity securities of the Company or (ii) changed the authorized capital of the Company. Except as set forth above, no shares of capital stock or other equity or voting securities of the Company are reserved for issuance or are outstanding. The Company Common Stock is listed on the Nasdaq National Market. All of the outstanding Shares have been duly authorized and are, and all Shares issuable upon the exercise of Company Options or stock awards will be when issued thereunder, validly issued, fully paid and nonassessable and are not subject to any preemptive rights. Each of the outstanding shares of capital stock or other securities or ownership interests of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned of record and beneficially by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, mortgage, pledge, security interest, charge, claim or other encumbrance of any kind or nature (“Lien”) and such shares of capital stock or other securities were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person other than those that have been waived or otherwise cured or satisfied. Section 5.1(b) of the Company Disclosure Letter sets forth (x) each of the Company’s Subsidiaries and the ownership interest of the Company in each of such Subsidiaries, as well as the ownership interest of any other Person or Persons in each of such Subsidiaries, and (y) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other corporation, partnership, association, joint venture, limited liability company or other entity, as well as the ownership interest of any other Person or Persons in each such corporation, partnership, association, joint venture, limited liability company or other entity. Except as set forth above and pursuant to the Rights Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter (“Voting Debt”). The Company does not own, directly or indirectly, any voting interest in any Person that may require a filing by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Neither the Company nor any of its Subsidiaries is a party to any stockholder agreement, voting trust or other agreement with respect to the voting of Shares.

(c) Corporate Authority; Approval and Fairness.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, and, subject only to approval of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such approval at the Company Stockholders Meeting (the “Company Stockholder Approval”), to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, fraudulent conveyance or other similar laws or judicial decisions now or hereafter in effect relating to or affecting creditors’ rights and to general equity principles and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (the “Bankruptcy and Equity Exception”).

(ii) The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, (A) as of February 27, 2005 and as of May 1, 2005, has unanimously (1) approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and (2) recommended that the Company’s stockholders adopt this Agreement and (B) has received the written opinions of its financial advisor, Morgan Stanley & Co. Incorporated (“Morgan Stanley”), dated February 27, 2005 and May 1, 2005, to the effect that the consideration to be received by the holders of the Shares in the Merger is fair from a financial point of view, as of the date of such opinion, to such holders. It is agreed and understood that such opinion is for the benefit of the Company Board and may not be relied on by Parent or Merger Sub. Each director and executive officer of the Company who has a right to vote any Shares has represented to the Company his or her intention as of the date of this Agreement to vote such Shares in favor of the adoption of this Agreement.

(d) Governmental Filings; No Violations; Certain Contracts, Etc.

(i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the HSR Act, the Exchange Act and the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), (C) required to be made with the Nasdaq National Market and (D) state securities and “blue sky” laws, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authority, agency, commission, body or other governmental entity (“Governmental Entity”), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby and compliance with the provisions hereof will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company or the bylaws or the charter documents, bylaws or similar governing agreements of any of its Subsidiaries, (B) a breach or violation of, a termination (or right of termination) or a default under, the acceleration of any obligations or the creation of a Lien on the assets or properties of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to any agreement, lease, license, contract, note, bond, mortgage, indenture, arrangement or other obligation that is not otherwise terminable by the other party thereto on 60 days’ or less notice (“Contracts”) binding upon the Company or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of such Contracts except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, acceleration or creation that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

(iii) Each oral or written material contract required to be filed by the Company pursuant to Item 601(a) of SEC Regulation S-K as of the date of this Agreement has been filed with or incorporated by reference in the Company Reports (as defined in Section 5.1(e)) filed with the Securities and Exchange Commission (the “SEC”) prior to the date of this Agreement.

(e) Company Reports; Financial Statements.

(i) The Company has delivered to Parent each registration statement, report, proxy statement or information statement prepared by the Company since December 31, 2003, or each such document is available on the SEC’s website, including (i) the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, and (ii) the Company’s Quarterly Reports on Form 10-Q for the periods ended April 3, 2004, July 3, 2004 and October 2, 2004, each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively, including any such reports filed subsequent to the date of this Agreement, the “Company Reports”). As of their respective dates (or, if amended, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein. Since January 1, 2001, the Company has complied in all material respects with its reporting obligations under the Exchange Act.

(ii) The Company is in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act of 2002, and the regulations promulgated thereunder (the “Sarbanes-Oxley Act”) and (B) the applicable listing and corporate governance rules and regulations of the Nasdaq National Market. The Company’s disclosure controls and procedures (as defined in Sections 13a-14(c) and 15d-14(c) of the Exchange Act) effectively enable the Company to comply with, and the appropriate officers of the Company to make all certifications required under, the Sarbanes-Oxley Act. To the Knowledge of the Company (as defined in Section 9.13(a)), the Company did not, as of December 31, 2004, and does not, have any “material weaknesses” (as defined in Statement on Auditing Standards No. 60 (codified in Codification of Statements on Auditing Standards AU § 325)) and expects to receive an unqualified opinion from its independent auditors in connection with its Annual Report on Form 10-K for the year ended December 31, 2004.

(f) Absence of Certain Changes. Except as disclosed in the Company Reports filed with the SEC prior to the date of this Agreement or as contemplated by this Agreement, since the Company Balance Sheet Date (as defined below) the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary course of such businesses consistent with past practice and there has not been (i) any change in the financial condition, properties, business or results of operations of the Company and its Subsidiaries or any development or combination of developments of which management of the Company has Knowledge that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of the Company, except for dividends or other distributions on its capital stock publicly announced prior to the date of this Agreement and except as expressly permitted hereby; (iv) any change by the Company in accounting principles or any material accounting practices or methods; (v) except as provided for herein, any increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers or key employees or any amendment of any of the Company Compensation and Benefit Plans (as defined in Section 5.1(i)) other than increases or amendments in the ordinary course; or (vi) any action that, if it would have occurred immediately after the date of this Agreement, would have violated or been inconsistent with, the provisions of Section 6.1(a) (provided, that solely for purposes of this Section 5.1(f)(vi), Section 6.1(a)(i)(N)(II) shall only apply to employment, severance or deferred compensation agreements with (A) any officer or director of the Company or (B) any other employee of the Company or any of its Subsidiaries with an annual base salary in excess of $150,000). For purposes of this Agreement, “Company Balance Sheet Date” means October 2, 2004.

(g) Litigation. There are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the Knowledge of the Company (as defined in Section 9.13(a)), threatened against the Company or any of its Subsidiaries except for those that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

(h) No Undisclosed Material Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(i) liabilities or obligations (A) disclosed or provided for in the Company’s balance sheet as of the Company Balance Sheet Date or (B) disclosed in the Company Reports filed with the SEC prior to the date of this Agreement;

(ii) liabilities or obligations which, individually and in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect;

(iii) liabilities or obligations incurred in the ordinary course of business consistent with past practice; or

(iv) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby.

(i) Employee Benefits.

(i) Section 5.1(i)(i) of the Company Disclosure Letter contains a complete and correct list of all Company Compensation and Benefit Plans. The term “Company Compensation and Benefit Plans” means all material employee welfare benefit and employee pension benefit plans as defined in sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and all other material employee benefit agreements or arrangements, including, without limitation, deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, stock award plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employment contracts, retention incentive agreements, vacation policies, and other similar plans, agreements and arrangements that are maintained or contributed to by the Company, any of its Subsidiaries or any Person (whether or not incorporated) that is treated as a single employer together with the Company or any of its Subsidiaries under Section 414 of the Code (“Company ERISA Affiliate”) or with respect to which the Company, any of its Subsidiaries or any Company ERISA Affiliate may have any liability, contingent or otherwise. Section 5.1(i)(i) of the Company Disclosure Letter identifies which of the Company Compensation and Benefit Plans are subject to Title IV of ERISA. Section 5.1(i)(i) of the Company Disclosure Letter also identifies which of the Company Compensation and Benefit Plans are multiemployer plans within the meaning of section 3(37) of ERISA (“Company Multiemployer Plans”). In subsections (ii) through (x), (xii) and (xv) through (xvii) below, the term Company Compensation and Benefit Plan excludes Company Multiemployer Plans.

(ii) With respect to each Company Compensation and Benefit Plan, the Company has heretofore made available to Parent, as applicable, complete and correct copies of each of the following documents:

(A) each Company Compensation and Benefit Plan and any amendments thereto (or if the Company Compensation and Benefit Plan is not a written agreement, a description thereof);

(B) the most recent annual Form 5500 report filed with the Internal Revenue Service (the “IRS”);

(C) the most recent statement filed with the Department of Labor pursuant to 29 C.F.R. Section 2520.104-23;

(D) the most recent annual Form 990 and 1041 reports filed with the IRS;

(E) the most recent actuarial report;

(F) the most recent report prepared in accordance with Statement of Financial Accounting Standards No. 87;

(G) the most recent summary plan description and summaries of material modifications thereto;

(H) the trust agreement, group annuity contract or other funding agreement that provides for the funding of a Company Compensation and Benefit Plan;

(I) the most recent financial statement for a Company Compensation and Benefit Plan;

(J) the most recent determination letter received from the IRS with respect to each Company Compensation and Benefit Plan that is intended to qualify under Section 401 of the Code; and

(K) any agreements directly relating to a Company Compensation and Benefit Plan pursuant to which the Company is obligated to indemnify any person.

(iii) No asset of the Company, any Subsidiary or any Company ERISA Affiliate is the subject of any Lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; none of the Company, any Subsidiary or any Company ERISA Affiliate has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and, to the Knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Lien or requirement to post any such security.

(iv) The Pension Benefit Guaranty Corporation (the “PBGC”) has not instituted proceedings to terminate any Company Compensation and Benefit Plan that is subject to Title IV of ERISA and no condition exists that presents a material risk that such proceedings will be instituted.

(v) No pension benefit plan as defined in Section 3(2) of ERISA that is maintained or contributed to by the Company, any Subsidiary or any Company ERISA Affiliate had an accumulated funding deficiency as defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, as of the last day of the most recent fiscal year of the plan ending on or prior to the date of this Agreement. All contributions required to be made with respect to any Company Compensation and Benefit Plan on or prior to the date of this Agreement have been timely made or are reflected in the most recent financial statements included in the Company Reports.

(vi) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (A) neither the Company nor any other Person has engaged in a transaction that could result in the imposition upon the Company or any of its Subsidiaries of a civil penalty under Section 409 or 502(i) of ERISA or a tax under Section 4971, 4972, 4975, 4976, 4980, 4980B or 6652 of the Code with respect to any Company Compensation and Benefit Plan, and (B) to the Knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such liability.

(vii) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, each Company Compensation and Benefit Plan has been operated and administered in all respects in accordance with its terms and applicable Laws, including but not limited to ERISA and the Code.

(viii) Each Company Compensation and Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and, to the Knowledge of the Company, no condition exists that could be reasonably expected to result in the revocation of any such letter.

(ix) No Company Compensation and Benefit Plan provides medical, surgical or hospitalization benefits (whether or not insured by a third party) for employees or former employees of the Company, any of its Subsidiaries or any Company ERISA Affiliate for periods extending beyond their retirements or other terminations of service, other than (A) coverage mandated by applicable Law, (B) death benefits under any pension benefit plan as defined in Section 3(2) of ERISA or (C) benefits the full cost of which is borne by the current or former employee (or his beneficiary) and no commitments have been made to provide such coverage.

(x) The consummation of the transactions contemplated by this Agreement, either alone or in conjunction with another event (such as a termination of employment), will not (A) result in payments of any kind that would not be deductible under Section 162(m) or Section 280G of the Code or (B) other than as contemplated by Section 4.11 of this Agreement, (I) entitle any current or former employee of the Company, any of its Subsidiaries or any Company ERISA Affiliate to severance pay or any other payment under a Company Compensation and Benefit Plan, (II) accelerate the time of payment or vesting of benefits under a Company Compensation and Benefit Plan or (III) increase the amount of compensation due any current or former employee of the Company, any of its Subsidiaries or any Company ERISA Affiliate.

(xi) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, there is no litigation, action, proceeding, audit, examination or claim pending, or to the Knowledge of the Company, threatened or contemplated relating to any Company Compensation and Benefit Plan.

(xii) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (A) none of the Company, any of its Subsidiaries or any Company ERISA Affiliate has incurred any liability under Title IV of ERISA that has not been satisfied (other than liability to the PBGC for the payment of premiums pursuant to Section 4007 of ERISA) and (B) no condition exists for which the PBGC is authorized to seek from the Company, any of its Subsidiaries or a Company ERISA Affiliate, a late payment charge under Section 4007(b) of ERISA. To the Knowledge of the Company, no condition exists that presents a risk that the Company, any of its Subsidiaries or a Company ERISA Affiliate will incur any liability under Title IV of ERISA (other than liability to the PBGC for the payment of premiums pursuant to Section 4007 of ERISA) that would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(xiii) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, none of the Company, any of its Subsidiaries or any Company ERISA Affiliate has withdrawn from any Company Multiemployer Plan. To the Knowledge of the Company, no event has occurred or circumstance exists that presents a material risk of the occurrence of any withdrawal from, or the termination, reorganization, or insolvency of, any Company Multiemployer Plan that could result in any liability of the Company, any of its Subsidiaries or any Company ERISA Affiliate with respect to a Company Multiemployer

Plan that would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(xiv) To the Knowledge of the Company, no Company Multiemployer Plan is the subject of any proceeding brought by the PBGC and none of the Company, any of its Subsidiaries or any Company ERISA Affiliate has received notice from any Company Multiemployer Plan that (A) such Company Multiemployer Plan is in reorganization or is insolvent, (B) that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax or (C) that such Company Multiemployer Plan intends to terminate or has terminated.

(xv) The most recent financial statements and actuarial reports, if any, for the Company Compensation and Benefit Plans reflect the financial condition and funding of the Company Compensation and Benefit Plans as of the dates of such financial statements and actuarial reports, and no material adverse change has occurred with respect to the financial condition or funding of the Company Compensation and Benefit Plans since the dates of such financial statements and actuarial reports.

(xvi) None of the Company, any of its Subsidiaries or any Company ERISA Affiliate has entered into, or made any premium payments with respect to, any split-dollar insurance arrangements since July 30, 2002 for any director or executive officer. None of the Company, any of its Subsidiaries or any Company ERISA Affiliate has any obligation or liability under any plan, contract, policy or any other arrangement that limits its ability to terminate any split-dollar insurance arrangements, other than a requirement to provide notice of termination.

(xvii) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, no Company Compensation and Benefit Plan that satisfies the requirements of Section 401(a) of the Code has incurred a partial termination within the meaning of Section 411(d)(3) of the Code during the six-year period ending on the date of this Agreement.

(xviii) Except as would not have a Company Material Adverse Effect, (i) none of the Company, any of its Subsidiaries or any Company ERISA Affiliate has any potential liability, contingent or otherwise, under the Coal Industry Retiree Health Benefits Act of 1992 and (ii) none of the Company, any of its Subsidiaries, or any entity that was ever a Company ERISA Affiliate was, on July 20, 1992, required to be treated as a single employer under section 414 of the Code together with an entity that was ever a party to any collective bargaining agreement or any other agreement with the United Mine Workers of America.

(xix) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, each Company Compensation and Benefit Plan maintained outside the United States primarily for the benefit of Employees working outside the United States complies in all material respects with applicable local Law.

(xx) No Company Compensation and Benefit Plan is funded by a trust that meets the requirements of Rev. Proc. 92-64 (a “rabbi trust”).

(j) Compliance with Laws; Permits. Since January 1, 2001, the businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, writ, arbitration award, agency requirement, license, permit, franchise, variance, exemption or other governmental authorization, consent or approval of any Governmental Entity (collectively, “Laws”), except for violations or possible violations that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. Except with respect to regulatory matters covered by Section 6.5, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Company

Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement. The Company and its Subsidiaries each has all governmental permits, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted except those the absence of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries has received written notice of any revocation or modification of any such governmental permits, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals, the revocation or modification of which would have a Company Material Adverse Effect.

(k) Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (including Section 203 of the DGCL) (each a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation and bylaws is applicable to the Shares, the Merger or the other transactions contemplated by this Agreement.

(l) Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect: (i) the Company and its Subsidiaries comply with all applicable Environmental Laws (as defined below); (ii) no property owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance (as defined below) that requires remediation pursuant to any applicable Environmental Law; (iii) neither the Company nor any of its Subsidiaries has received any claim alleging liability for any Hazardous Substance disposal or contamination on any third party property; (iv) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries is in violation of any Environmental Law; (v) neither the Company nor any of its Subsidiaries is subject to any order, decree or directive from any Governmental Entity pursuant to any Environmental Law; and (vi) no portion of any of the assets currently or previously owned or operated by the Company or any of its Subsidiaries is listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System list under CERCLA or, to the Knowledge of the Company, any similar ranking or listing under any law of any state or country in which the property is located.

As used herein, the term “Environmental Law” means any federal, state, local or foreign statute, law, regulation, order, decree, permit or authorization concerning: (A) the protection of the environment, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

As used herein, the term “Hazardous Substance” means any substance that is listed, classified or regulated pursuant to any Environmental Law.

(m) Intentionally Omitted.

(n) Taxes. The Company, each of its Subsidiaries and, to the Knowledge of the Company, any affiliated, combined or unitary group of which the Company or any Subsidiary is or was a member (each a “Company Tax Party”) (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid or deposited all material Taxes (as defined below) (A) that are required to be paid with respect to the periods covered by such Tax Returns or (B) that the Company, any of its Subsidiaries or any other Company Tax Party are obligated to withhold from amounts owing to any employee, creditor or third party, except, in each case, with respect to matters contested in good faith; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. As of the date of this Agreement, there are not pending or, to the Knowledge of the

Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. There are not, to the Knowledge of the Company, any unresolved questions or claims concerning the Company’s, any of its Subsidiaries’ or any other Company Tax Party’s material Tax liability that are not disclosed or provided for in the Company Reports filed with the SEC prior to the date of this Agreement. Neither the Company nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the date of the respective financial statements included in the Company Reports filed with the SEC prior to the date of this Agreement in excess of the amounts accrued with respect thereto that are reflected in such financial statements. The Company has not been a party to the distribution of stock of a controlled corporation as defined in Section 355(a) of the Code in a transaction intended to qualify under Section 355 of the Code within the past two years. The Company Reports reflect an adequate reserve for all material Taxes for which the Company and its Subsidiaries may be liable for all Taxable periods and portions thereof through the date thereof. There are no liens with respect to Taxes upon any assets of the Company or any of its Subsidiaries (except for liens for property or ad valorem Taxes not yet delinquent and other Taxes not yet due and payable or being contested in good faith). Neither the Company nor any of its Subsidiaries is a party to a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or similar agreement or arrangement. Neither Company nor any of its Subsidiaries has participated in any transactions that have been identified by the IRS in published guidance as of the date of this Agreement as tax avoidance transactions.

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the terms “Taxes”, and “Taxable”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

(o) Labor Matters. As of the date of this Agreement:

(i) set forth in Section 5.1(o)(i) of the Company Disclosure Letter is a listing of each of the collective bargaining agreements or other material contracts or agreements with any labor organization or other representative of employees to which the Company or any of its Subsidiary is a party; any such agreement or contract or contract that covers more than one state is specifically identified as such in Section 5.1(o) of the Company Disclosure Letter; the Company and its Subsidiaries are in compliance with each of such the collective bargaining agreements or other material contracts or agreements with any labor organization or other representative of employees to which the Company or any of its Subsidiaries is a party except those failures to comply that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect; the Company has made available to Parent a listing of the number of employees of the Company covered by each of such agreements and their classifications thereunder (including the location for classifications that are not Company-wide) organized by Subsidiary;

(ii) there is no unfair labor practice charge filed with the National Labor Relations Board or complaint pending or, to the Knowledge of the Company, threatened, with regard to employees of the Company or any of its Subsidiaries, except those complaints that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect;

(iii) there is no labor strike, material slowdown, material work stoppage or other material labor controversy in effect or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries;

(iv) except as disclosed in the Company Reports filed with the SEC prior to the date of this Agreement, no union certification or decertification petition has been filed (with service of process having been made on the Company or any of its Subsidiaries), or, to the Knowledge of the Company, threatened (or pending without service of process having been made on the Company or any of its Subsidiaries), that relates to employees of the Company or any of its Subsidiaries and, to the Knowledge of the Company, no union authorization campaign has been conducted, within the past 12 months;

(v) Section 5.1(o)(v) of the Company Disclosure Letter sets forth all grievance proceedings pending before the National Grievance Committee and, except as set forth in Section 5.1(o)(v) of the Company Disclosure Letter, no grievance proceeding or arbitration proceeding arising out of or under any collective bargaining agreement is pending (with service of process having been made on the Company or any of its Subsidiaries), or, to the Knowledge of the Company, threatened (or pending without service of process having been made on the Company or any of its Affiliates), against the Company or any of its Subsidiaries related to any of their employees except those proceedings that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect;

(vi) neither the Company nor any of its Subsidiaries is a party to, or is otherwise bound by, any consent decree with any Governmental Entity relating to employees or employment practices of the Company or any of its Subsidiaries except those consent decrees that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect; and

(vii) the Company and each of its Subsidiaries is in compliance with all applicable agreements, contracts and policies relating to employment, employment practices, wages, hours and terms and conditions of employment of the employees except those failures to comply that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

Solely for purposes of this subsection (o), clause (C) of the definition of “Company Material Adverse Effect” shall not apply.

As used in this Agreement, the term “Affiliates” shall have the same meaning as the term “affiliates” as defined by Rule 12b-2 under the Exchange Act.

(p) Insurance. The Company has made available to Parent an insurance schedule of the Company’s and its Subsidiaries’ directors’ and officers’ liability insurance and primary and excess casualty insurance policies, providing coverage for bodily injury and property damage to third parties, including products liability and completed operations coverage, and worker’s compensation, in effect as of the date of this Agreement. The Company and its Subsidiaries maintain insurance coverage reasonably adequate for the operation of the business of the Company and its Subsidiaries (taking into account the cost and availability of such insurance).

(q) Intellectual Property.

(i) The Company and/or each of its Subsidiaries owns, is licensed or otherwise possesses legally enforceable rights to use all (A) trademarks, service marks, brand names, trade names, d/b/as, Internet domain names, logos, trade dress, and all goodwill associated therewith and symbolized thereby, and registrations and applications therefor, including renewals; (B) inventions and discoveries, whether patentable or not, and all patents, registrations, and applications therefor, including divisions, continuations, continuations-in-part and reissues; (C) published and unpublished works of authorship, whether copyrightable or not, including computer software programs, applications, source code and object code, and databases and other compilations of information, copyrights in and to the foregoing, including extensions, renewals, restorations and restorations, and registrations and applications therefor; (D) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists; and (E) all other intellectual property ((A) through (E) collectively, “IP Rights”) that are used in the business of the Company and its Subsidiaries as currently conducted, except for any such failures to own, be licensed or possess that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(ii) The Surviving Entity will, as of the Effective Time, have legally enforceable license rights or other valid rights to use all of the IP Rights currently used by the Company and its Subsidiaries in the operation and conduct of their businesses, except where failure to have such rights of use is not reasonably likely to have a Company Material Adverse Effect.

(iii) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (A) the IP Rights owned by the Company and its Subsidiaries are subsisting, enforceable and valid, (B) the IP Rights licensed by the Company and its Subsidiaries from third parties are, to the Knowledge of the Company, subsisting, enforceable and valid and (C) neither the Company nor any of its Subsidiaries has received any written claims challenging such validity, subsistence or enforceability, and, to the Knowledge of the Company, no basis exists for asserting such invalidity, lapse, expiration or unenforceability of such IP Rights.

(iv) Neither the Company nor any of its Subsidiaries has been advised in writing that the conduct of the business of the Company and its Subsidiaries conflicts with any IP Rights of any third party, except for those conflicts that would not reasonably be likely to result in a material expense.

(v) To the Knowledge of the Company, no third party has in the past three years infringed, misappropriated or otherwise violated, nor is any third party currently infringing, misappropriating or otherwise violating, any of the Company’s or its Subsidiaries’ IP Rights.

(vi) The consummation of the transactions contemplated hereby will not conflict with, alter or impair any of the Company’s or its Subsidiaries’ IP Rights other than such conflicts that are not reasonably likely to have a Company Material Adverse Effect.

(r) Owned and Leased Properties.

(i) The Company and each of its Subsidiaries has such good and indefeasible title to all owned real property and such good and valid title to, or such valid rights by lease, license, other agreement or to otherwise to use, all other assets and properties (in each case, tangible and intangible) necessary to enable the Company and its Subsidiaries to conduct their businesses as currently conducted and as described in the Company Reports filed with the SEC prior to the date of this Agreement, except, in each case, for defects in title, easements, restrictive covenants and similar encumbrances that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or materially interfere with the Company’s and its Subsidiaries’ use of such assets or properties. All assets and properties, other than assets and properties in which the Company and its Subsidiaries have leasehold interests, are free and clear of all Liens, other than, (A) Liens for current Taxes not yet due and payable and (B) Liens that, individually or in the aggregate, are not reasonably likely to materially interfere with the Company’s and its Subsidiaries’ operations of such assets or properties.

(ii) Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect, the Company and its Subsidiaries (A) have complied in all material respects with the terms of all leases of their material properties currently in existence to which they are a party and under which they are in occupancy, and all such leases are in full force and effect and (B) enjoy peaceful and undisturbed possession under all such leases.

(s) Rights Agreement. Parent shall not constitute an “Acquiring Person” (as defined in the Rights Agreement) and the Rights will not separate from the Shares or become exercisable solely as a result of entering into this Agreement or consummation of the Merger and/or the other transactions contemplated hereby.

(t) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated by this Agreement, except that the Company has employed Morgan Stanley as its financial advisor, the arrangements with which have been disclosed in writing to Parent prior to the date of this Agreement.

5.2. Representations and Warranties of Parent and Merger Sub. Except as set forth in the disclosure letter delivered to the Company by Parent dated as of February 27, 2005 (the “Parent Disclosure Letter”) (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates; provided, that any fact or condition disclosed in any section of the Parent Disclosure Letter in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or information called for by another section of the Parent Disclosure Letter reasonably apparent shall be deemed to be an exception to such representation or representations or to be disclosed in such other section of the Parent Disclosure Letter notwithstanding the omission of a reference or cross reference thereto), Parent and Merger Sub each hereby represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification. Each of Parent and its Subsidiaries is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Parent and its Subsidiaries is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, when taken together with all other such failures, is not reasonably likely to have a Parent Material Adverse Effect (as defined below). Parent has made available to the Company a complete and correct copy of Parent’s and its material Subsidiaries’ certificates of incorporation and bylaws or the charter documents, bylaws or similar governing agreements, each as amended to the date of this Agreement and as in full force and effect on the date of this Agreement.

As used in this Agreement, the term “Parent Material Adverse Effect” means a material adverse effect on the financial condition, properties, business or results of operations of the Parent and its Subsidiaries taken as a whole, excluding such effects resulting from or arising in connection with:

(i) changes that are the result of general economic, capital market, regulatory, political or business conditions or acts of war or terrorism;

(ii) changes that are the result of factors generally affecting the industries or markets in which Parent operates to the extent such changes do not disproportionately affect Parent and its Subsidiaries as compared to the typical company operating in such industry or market;

(iii) changes in Parent’s relationships with its employees or with any labor organization or other representative of such employees, or any adverse change, effect or circumstance resulting from or arising in connection with any union certification or decertification petition, union authorization campaign, grievance or arbitration proceeding or other labor-related proceeding or litigation, labor strike, slowdown, work stoppage or other labor controversy that is threatened to occur or occurs after the date of this Agreement;

(iv) any adverse change, effect or circumstance resulting from entering into this Agreement or the announcement thereof or the pendency or consummation of the transactions contemplated hereby;

(v) changes in applicable law, rule or regulations or generally accepted accounting principles or the interpretation thereof after the date of this Agreement; and

(vi) any out of pocket expenses (including filing fees and legal expenses specifically with respect to any litigation arising from the transactions contemplated by this Agreement) directly incurred in connection with the transactions contemplated by this Agreement and in accordance with its terms.

(b) Capitalization of Merger Sub. All of the issued and outstanding membership interests of Merger Sub are, and at the Effective Time will be, owned by Parent, and there are (i) no other membership interest or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for membership interests or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any membership interests, voting securities or securities convertible into or exchangeable for membership interests or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(c) Capital Structure of Parent. As of the date of this Agreement, the authorized capital stock of Parent consists of 120,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $1.00 per share (the “Parent Preferred Stock”). At the close of business on February 23, 2005, 48,869,174 shares of Parent Common Stock and no shares of Parent Preferred Stock were issued and outstanding. Parent has no shares of Parent Common Stock or Parent Preferred Stock reserved for issuance, except that, at the close of business on February 23, 2005, (A) 1,489,257 shares of Parent Common Stock were reserved for issuance by Parent pursuant to options or stock awards granted under Parent’s stock plans (the “Parent Stock Plans”), (B) 3,139,944 shares of Parent Common Stock were reserved for issuance by Parent pursuant to options or stock awards not yet granted under Parent’s stock plans and (C) 2,053,223 shares of Parent Common Stock were held by Parent in its treasury. Parent has no outstanding SARS. Except for the issuance of shares pursuant to options outstanding on February 23, 2005, between February 23, 2005 and the date of this Agreement, Parent has not (i) issued any shares of Parent Common Stock, options to purchase Parent Common Stock or other capital stock or voting or equity securities of Parent or (ii) changed the authorized capital of Parent. Except as set forth above, no shares of capital stock or other equity or voting securities of Parent are reserved for issuance or are outstanding. The Parent Common Stock is listed on the Nasdaq National Market. All of the outstanding shares of Parent Common Stock have been duly authorized and are, and all shares of Parent Common Stock issuable upon the exercise of such options or stock awards will be when issued thereunder, validly issued, fully paid and nonassessable and are not subject to any preemptive rights. Each of the outstanding shares of capital stock or other securities or ownership interests of each of Parent’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned of record and beneficially by Parent or by a direct or indirect wholly owned Subsidiary of Parent, free and clear of any Lien and such shares of capital stock or other securities were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person other than those that have been waived or otherwise cured or satisfied. Except for Parent’s Subsidiaries, Parent does not own, directly or indirectly, any capital stock, equity interest or other ownership interest in any corporation, partnership, association, joint venture, limited liability company or other entity. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other securities of Parent or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter (“Parent Voting Debt”). Neither Parent nor any of its Subsidiaries is a party to any stockholder agreement, voting trust or other agreement with respect to the voting of shares of Parent Common Stock.

(d) Corporate Authority; Approval and Fairness.

(i) Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(ii) The Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held, (A) as of February 27, 2005 and as of May 1, 2005, has unanimously (i) approved this Agreement and (ii) determined to cause Parent, as the sole member of Merger Sub, to approve and adopt this Agreement and (B) has received the written opinions of its financial advisor, IFL Capital LLC (“IFL”), dated February 27, 2005 and May 1, 2005, to the effect that the consideration to be paid by Parent to holders of the Shares in the Merger is fair, from a financial point of view, as of the date of such opinion, to Parent. It is agreed and understood that such opinion is for the benefit of the Parent Board and may not be relied on by the Company.

(iii) The affirmative vote of Parent, as the sole equity holder of outstanding membership interests of Merger Sub, is the only vote of the holders of any class or series of Merger Sub equity necessary to approve the Merger. The managers of Merger Sub (by unanimous written consent) have approved and adopted this Agreement and the transactions contemplated hereby, including the Merger.

(iv) Prior to the Effective Time, Parent will have taken all necessary action to permit it to issue the number of shares of Parent Common Stock required to be issued pursuant to Article IV. The Parent Common Stock, when issued, will be validly issued, fully paid and nonassessable, and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof. The Parent Common Stock, when issued, will be registered under the Securities Act and Exchange Act and registered or exempt from registration under any applicable state securities or “blue sky” laws.

(e) Governmental Filings; No Violations; Certain Contracts; Etc.

(i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the HSR Act, the Securities Act and the Exchange Act, (C) required to be made with the Nasdaq National Market, and (D) state securities and “blue sky” laws, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby and compliance with the provisions hereof will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Parent, the certificate of formation or limited liability company agreement of Merger Sub or the charter documents, bylaws or similar governing agreements of any of its Subsidiaries, (B) a breach or violation of, a termination (or right of termination) or a default under, the acceleration of any obligations or the creation of a Lien on the assets or properties of Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to any Contracts binding upon Parent or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which Parent any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of such Contracts except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, acceleration or creation that, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect or prevent or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

(iii) Each oral or written material contract required to be filed by Parent pursuant to Item 601(a) of SEC Regulation S-K as of the date of this Agreement has been filed with or incorporated by reference in the Parent Reports (as defined in Section 5.2(f)) filed with the SEC prior to the date of this Agreement.

(f) Parent Reports; Financial Statements.

(i) Parent has delivered to the Company each registration statement, report, proxy statement or information statement prepared by the Parent since December 31, 2003, or each such document is available on the SEC’s website, including (i) Parent’s Annual Report on Form 10-K for the year ended December 31, 2003, and (ii) Parent’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2004, June 30, 2004 and September 30, 2004, each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively, including any such reports filed subsequent to the date of this Agreement, the “Parent Reports”). As of their respective dates (or, if amended, as of the date of such amendment), the Parent Reports did not, and any Parent Reports filed with the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of Parent and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, retained earnings and changes in financial position, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. Since January 1, 2001, Parent has complied in all material respects with its reporting obligations under the Exchange Act.

(ii) Parent is in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act and (B) the applicable listing and corporate governance rules and regulations of the Nasdaq National Market. Parent’s disclosure controls and procedures (as defined in Sections 13a-14(c) and 15d-14(c) of the Exchange Act) effectively enable Parent to comply with, and the appropriate officers of Parent to make all certifications required under, the Sarbanes-Oxley Act. To the Knowledge of Parent, Parent did not, as of December 31, 2004, and does not, have any “material weaknesses” (as defined in Statement on Auditing Standards No. 60 (codified in Codification of Statements on Auditing Standards AU § 325)) and expects to receive an unqualified opinion from its independent auditors in connection with its Annual Report on Form 10-K for the year ended December 31, 2004.

(g) Absence of Certain Changes. Except as disclosed in the Parent Reports filed with the SEC prior to the date of this Agreement or as contemplated by this Agreement, since the Parent Balance Sheet Date (as defined below), Parent and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary course of such businesses consistent with past practice and there has not been (i) any change in the financial condition, properties, business or results of operations of Parent and its Subsidiaries or any development or combination of developments of which management of Parent has Knowledge that, individually or in the aggregate, has had or is reasonably likely to have a Parent Material Adverse Effect or prevent or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Parent or any of its Subsidiaries, whether or not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of Parent, except for dividends or other distributions on its capital stock publicly announced prior to the date of this Agreement and except as expressly permitted hereby; (iv) any change by Parent in accounting principles or any material accounting practices or methods; or (v) any action that, if it would have occurred immediately after the date of this Agreement, would have violated or been inconsistent with, the provisions of Section 6.1(b). For purposes of this Agreement, “Parent Balance Sheet Date” means September 30, 2004.

(h) Litigation. There are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the Knowledge of Parent (as defined in Section 9.13(b)), threatened against Parent or any of its Subsidiaries, except for those that are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

(i) No Undisclosed Material Liabilities. None of Parent, Merger Sub nor any of Parent’s Subsidiaries has any liabilities or obligations, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(i) liabilities or obligations (A) disclosed or provided for in Parent’s balance sheet as of the Parent Balance Sheet Date or (B) disclosed in the Parent Reports filed with the SEC prior to the date of this Agreement;

(ii) liabilities or obligations which, individually and in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect;

(iii) liabilities or obligations incurred in the ordinary course of business consistent with past practice; or

(iv) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby.

(j) Employee Benefits.

(i) Section 5.2(j)(i) of the Parent Disclosure Letter contains a complete and correct list of all Parent Compensation and Benefit Plans. The term “Parent Compensation and Benefit Plans” means all material employee welfare benefit and employee pension benefit plans as defined in sections 3(1) and 3(2) of ERISA and all other material employee benefit agreements or arrangements, including, without limitation, deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, stock award plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employment contracts, retention incentive agreements, vacation policies, and other similar plans, agreements and arrangements that are maintained or contributed to by Parent, any of its Subsidiaries or any Person (whether or not incorporated) that is treated as a single employer together with Parent or any of its Subsidiaries under Section 414 of the Code (“Parent ERISA Affiliate”) or with respect to which Parent, any of its Subsidiaries or any Parent ERISA Affiliate may have any liability, contingent or otherwise. Section 5.2(j)(i) of the Parent Disclosure Letter identifies which of the Parent Compensation and Benefit Plans are subject to Title IV of ERISA. Section 5.2(j)(i) of the Parent Disclosure Letter also identifies which of the Parent Compensation and Benefit Plans are multiemployer plans within the meaning of section 3(37) of ERISA (“Parent Multiemployer Plans”). In subsections (ii) through (x), (xii) and (xv) through (xvii) below, the term Parent Compensation and Benefit Plan excludes Parent Multiemployer Plans.

(ii) With respect to each Parent Compensation and Benefit Plan, Parent has heretofore made available to the Company, as applicable, complete and correct copies of each of the following documents:

(A) each Parent Compensation and Benefit Plan and any amendments thereto (or if the Parent Compensation and Benefit Plan is not a written agreement, a description thereof);

(B) the most recent annual Form 5500 report filed with the IRS;

(C) the most recent statement filed with the Department of Labor pursuant to 29 C.F.R. Section 2520.104-23;

(D) the most recent annual Form 990 and 1041 reports filed with the IRS;

(E) the most recent actuarial report;

(F) the most recent report prepared in accordance with Statement of Financial Accounting Standards No. 87;

(G) the most recent summary plan description and summaries of material modifications thereto;

(H) the trust agreement, group annuity contract or other funding agreement that provides for the funding of a Parent Compensation and Benefit Plan;

(I) the most recent financial statement for a Parent Compensation and Benefit Plan;

(J) the most recent determination letter received from the IRS with respect to each Parent Compensation and Benefit Plan that is intended to qualify under Section 401 of the Code; and

(K) any agreements directly relating to a Parent Compensation and Benefit Plan pursuant to which Parent is obligated to indemnify any person.

(iii) No asset of Parent, any of Parent’s Subsidiaries or any Parent ERISA Affiliate is the subject of any Lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; none of Parent, any Subsidiary of Parent or any Parent ERISA Affiliate has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and, to the Knowledge of Parent, no fact or event exists that could reasonably be expected to give rise to any such Lien or requirement to post any such security.

(iv) The PBGC has not instituted proceedings to terminate any Parent Compensation and Benefit Plan that is subject to Title IV of ERISA and no condition exists that presents a material risk that such proceedings will be instituted.

(v) No pension benefit plan as defined in Section 3(2) of ERISA that is maintained or contributed to by Parent, any Subsidiary of Parent or any Parent ERISA Affiliate had an accumulated funding deficiency as defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, as of the last day of the most recent fiscal year of the plan ending on or prior to the date of this Agreement. All contributions required to be made with respect to any Parent Compensation and Benefit Plan on or prior to the date of this Agreement have been timely made or are reflected in the most recent financial statements included in the Parent Reports.

(vi) Except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, (A) neither Parent nor any other Person has engaged in a transaction that could result in the imposition upon Parent or any of its Subsidiaries of a civil penalty under Section 409 or 502(i) of ERISA or a tax under Section 4971, 4972, 4975, 4976, 4980, 4980B or 6652 of the Code with respect to any Parent Compensation and Benefit Plan, and (B) to the Knowledge of Parent, no fact or event exists that could reasonably be expected to give rise to any such liability.

(vii) Except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, each Parent Compensation and Benefit Plan has been operated and administered in all respects in accordance with its terms and applicable Laws, including but not limited to ERISA and the Code.

(viii) Each Parent Compensation and Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and, to the Knowledge of Parent, no condition exists that could be reasonably expected to result in the revocation of any such letter.

(ix) No Parent Compensation and Benefit Plan provides medical, surgical or hospitalization benefits (whether or not insured by a third party) for employees or former employees of Parent, any of its Subsidiaries or any Parent ERISA Affiliate for periods extending beyond their retirements or other terminations of service, other than (A) coverage mandated by applicable Law, (B) death benefits under any pension benefit plan as defined in Section 3(2) of ERISA or (C) benefits the full cost of which is borne by the current or former employee (or his beneficiary) and no commitments have been made to provide such coverage.

(x) The consummation of the transactions contemplated by this Agreement, either alone or in conjunction with another event that (such as a termination of employment), will not (A) entitle any current or former employee of Parent, any of its Subsidiaries or any Parent ERISA Affiliate to severance pay or any other payment under a Parent Compensation and Benefit Plan, (B) accelerate the time of payment or vesting of benefits under a Parent Compensation and Benefit Plan, (C) increase the amount of compensation due any current or former employee of Parent, any of its Subsidiaries or any Parent ERISA Affiliate or (D) result in payments of any kind that would not be deductible under Section 162(m) or Section 280G of the Code.

(xi) Except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, there is no litigation, action, proceeding, audit, examination or claim pending, or to the Knowledge of Parent, threatened or contemplated relating to any Parent Compensation and Benefit Plan.

(xii) Except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, (A) none of Parent, any of its Subsidiaries or any Parent ERISA Affiliate has incurred any liability under Title IV of ERISA that has not been satisfied (other than liability to the PBGC for the payment of premiums pursuant to Section 4007 of ERISA) and (B) no condition exists for which the PBGC is authorized to seek from Parent, any of its Subsidiaries or a Parent ERISA Affiliate, a late payment charge under Section 4007(b) of ERISA. To the Knowledge of Parent, no condition exists that presents a risk that Parent, any of its Subsidiaries or a Parent ERISA Affiliate will incur any liability under Title IV of ERISA (other than liability to the PBGC for the payment of premiums pursuant to Section 4007 of ERISA) that would, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

(xiii) Except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, none of Parent, any of its Subsidiaries or any Parent ERISA Affiliate has withdrawn from any Parent Multiemployer Plan. To the Knowledge of Parent, no event has occurred or circumstance exists that presents a material risk of the occurrence of any withdrawal from, or the termination, reorganization, or insolvency of, any Parent Multiemployer Plan that could result in any liability of Parent, any of its Subsidiaries or any Parent ERISA Affiliate with respect to a Parent Multiemployer Plan that would, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

(xiv) To the Knowledge of Parent, no Parent Multiemployer Plan is the subject of any proceeding brought by the PBGC and none of Parent, any of its Subsidiaries or any Parent ERISA Affiliate has received notice from any Parent Multiemployer Plan that (A) such Parent Multiemployer Plan is in reorganization or is insolvent, (B) that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax or (C) that such Parent Multiemployer Plan intends to terminate or has terminated.

(xv) The most recent financial statements and actuarial reports, if any, for the Parent Compensation and Benefit Plans reflect the financial condition and funding of the Parent Compensation and Benefit Plans as of the dates of such financial statements and actuarial reports, and no material adverse change has occurred with respect to the financial condition or funding of the Parent Compensation and Benefit Plans since the dates of such financial statements and actuarial reports.

(xvi) None of Parent, any of its Subsidiaries or any Parent ERISA Affiliate has entered into, or made any premium payments with respect to, any split-dollar insurance arrangements since July 30, 2002 for any director or executive officer. None of Parent, any of its Subsidiaries or any Parent ERISA Affiliate has any obligation or liability under any plan, contract, policy or any other arrangement that limits its ability to terminate any split-dollar insurance arrangements, other than a requirement to provide notice of termination.

(xvii) Except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, no Parent Compensation and Benefit Plan that satisfies the requirements of Section 401(a) of the Code has incurred a partial termination within the meaning of Section 411(d)(3) of the Code during the six-year period ending on the date of this Agreement.

(xviii) Except as would not have a Parent Material Adverse Effect, (i) none of Parent, any of its Subsidiaries or any Parent ERISA Affiliate has any potential liability, contingent or otherwise, under the Coal Industry Retiree Health Benefits Act of 1992 and (ii) none of Parent, any of its Subsidiaries, or any entity that was ever a Parent ERISA Affiliate was, on July 20, 1992, required to be treated as a single employer under section 414 of the Code together with an entity that was ever a party to any collective bargaining agreement or any other agreement with the United Mine Workers of America.

(xix) Except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, each Parent Compensation and Benefit Plan maintained outside the United States primarily for the benefit of Employees working outside the United States complies in all material respects with applicable local Law.

(k) Compliance with Laws; Permits. Since January 1, 2001, the businesses of each of Parent and its Subsidiaries have not been, and are not being, conducted in violation of any Laws, except for violations or possible violations that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect or prevent or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. Except with respect to regulatory matters covered by Section 6.5, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. Parent and its Subsidiaries each has all governmental permits, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted except those the absence of which are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Neither Parent nor any of its Subsidiaries has received written notice of any revocation or modification of any such governmental permits, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals, the revocation or modification of which would have a Parent Material Adverse Effect.

(l) Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect: (i) Parent and its Subsidiaries comply with all applicable Environmental Laws; (ii) no property owned or operated by Parent or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance that requires remediation pursuant to any applicable Environmental Law; (iii) neither Parent nor any of its Subsidiaries has received any claim alleging liability for any Hazardous Substance disposal or contamination on any third party property; (iv) neither Parent nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that Parent or any of its Subsidiaries is in violation of any Environmental Law; (v) neither Parent nor any of its Subsidiaries is subject to any order, decree or directive from any Governmental Entity pursuant to any Environmental Law; and (vi) no portion of any of the assets currently or previously owned or operated by Parent or any of its Subsidiaries is listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System list under CERCLA or, to the Knowledge of Parent, any similar ranking or listing under any law of any state or country in which the property is located.

(m) Intentionally Omitted.

(n) Taxes. Parent, each of its Subsidiaries and, to the Knowledge of Parent, any affiliated, combined or unitary group of which Parent or any Subsidiary of Parent is or was a member (each a “Parent Tax Party”) (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid or deposited all material Taxes (A) that are required to be paid with respect to the periods covered by such Tax Returns or (B) that Parent, any of its Subsidiaries or any other Parent Tax Party are obligated to withhold from amounts owing to any employee, creditor or third party, except, in each case, with respect to matters contested in good faith; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. As of the date of this Agreement, there are not pending or, to the Knowledge of Parent, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. There are not, to the Knowledge of Parent, any unresolved questions or claims concerning Parent’s, any of its Subsidiaries’ or any other Parent Tax Party’s material Tax liability that are not disclosed or provided for in the Parent Reports filed with the SEC prior to the date of this Agreement. Neither Parent nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the date of the respective financial statements included in the Parent Reports filed with the SEC prior to the date of this Agreement in excess of the amounts accrued with respect thereto that are reflected in such financial statements. Parent has not been a party to the distribution of stock of a controlled corporation as defined in Section 355(a) of the Code in a transaction intended to qualify under Section 355 of the Code within the past two years. The Parent Reports reflect an adequate reserve for all material Taxes for which Parent and its Subsidiaries may be liable for all Taxable periods and portions thereof through the date thereof. There are no liens with respect to Taxes upon any assets of Parent or any of its Subsidiaries (except for liens for property or ad valorem Taxes not yet delinquent and other Taxes not yet due and payable or being contested in good faith). Neither Parent nor any of its Subsidiaries is a party to a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or similar agreement or arrangement. Neither Parent nor any of its Subsidiaries has participated in any transactions that have been identified by the IRS in published guidance as of the date of this Agreement as tax avoidance transactions.

(o) Labor Matters. As of the date of this Agreement:

(i) Parent and its Subsidiaries are in compliance with each of the collective bargaining agreements or other material contracts or agreements with any labor organization or other representative of employees to which any of them is a party except those failures to comply that are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect;

(ii) there is no unfair labor practice charge filed with the National Labor Relations Board or complaint pending or, to the Knowledge of Parent, threatened, with regard to employees of Parent or any of its Subsidiaries, except those complaints that are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect;

(iii) there is no labor strike, material slowdown, material work stoppage or other material labor controversy in effect or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries;

(iv) except as disclosed in the Parent Reports filed with the SEC prior to the date of this Agreement, no union certification or decertification petition has been filed (with service of process having been made on Parent or any of its Subsidiaries), or, to the Knowledge of Parent, threatened (or pending without service of process having been made on Parent or any of its Subsidiaries), that relates to employees of Parent or any of its Subsidiaries and, to the Knowledge of Parent, no union authorization campaign has been conducted, within the past 12 months;

(v) Section 5.2(o)(v) of the Parent Disclosure Letter sets forth all grievance proceedings pending before the National Grievance Committee and, except as set forth in Section 5.2(o)(v) of the Parent Disclosure Letter, no grievance proceeding or arbitration proceeding arising out of or under any collective bargaining agreement is pending (with service of process having been made on Parent or any of its Subsidiaries), or, to the Knowledge of Parent, threatened (or pending without service of process having been made on Parent or any of its Affiliates), against Parent or any of its Subsidiaries related to any of their employees except those proceedings that are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect;

(vi) neither Parent nor any of its Subsidiaries is a party to, or is otherwise bound by, any consent decree with any Governmental Entity relating to employees or employment practices of Parent or any of its Subsidiaries except those consent decrees that are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect; and

(vii) Parent and each of its Subsidiaries is in compliance with all applicable agreements, contracts and policies relating to employment, employment practices, wages, hours and terms and conditions of employment of the employees except those failures to comply that are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

Solely for purposes of this subsection (o), clause (iii) of the definition of “Parent Material Adverse Effect” shall not apply.

(p) Ownership of Shares. Neither Parent nor any of its Subsidiaries “Beneficially Owns” or is the “Beneficial Owner” of (as such terms are defined in the Rights Agreement) any Shares.

(q) Insurance. Parent has made available to the Company an insurance schedule of Parent’s and its Subsidiaries’ directors’ and officers’ liability insurance and primary and excess casualty insurance policies, providing coverage for bodily injury and property damage to third parties, including products liability and completed operations coverage, and worker’s compensation, in effect as of the date of this Agreement. Parent and its Subsidiaries maintain insurance coverage reasonably adequate for the operation of the business of Parent and its Subsidiaries (taking into account the cost and availability of such insurance).

(r) Intellectual Property.

(i) Parent and/or each of its Subsidiaries owns, is licensed or otherwise possesses legally enforceable rights to use all IP Rights that are used in the business of Parent and its Subsidiaries as currently conducted, except for any such failures to own, be licensed or possess that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect.

(ii) Except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect, (A) the IP Rights owned by Parent and its Subsidiaries are subsisting, enforceable and valid, (B) the IP Rights licensed by Parent and its Subsidiaries from third parties are, to the Knowledge of Parent, subsisting, enforceable and valid and (C) neither Parent nor any of its Subsidiaries has received any written claims challenging such validity, subsistence or enforceability, and, to the Knowledge of Parent, no basis exists for asserting such invalidity, lapse, expiration or unenforceability of such IP Rights.

(iii) Neither Parent nor any of its Subsidiaries has been advised in writing that the conduct of the business of Parent and its Subsidiaries conflicts with any IP Rights of any third party, except for those conflicts that would not reasonably be likely to result in a material expense.

(iv) To the Knowledge of Parent, no third party has in the past three years infringed, misappropriated or otherwise violated, nor is any third party currently infringing, misappropriating or otherwise violating, any of Parent’s or its Subsidiaries’ IP Rights.

(v) The consummation of the transactions contemplated hereby will not conflict with, alter or impair any of Parent’s or its Subsidiaries’ IP Rights other than such conflicts that are not reasonably likely to have a Parent Material Adverse Effect.

(s) Owned and Leased Properties.

(i) Parent and each of its Subsidiaries has such good and indefeasible title to all owned real property and such good and valid title to, or such valid rights by lease, license, other agreement or to otherwise to use, all other assets and properties (in each case, tangible and intangible) necessary to enable Parent and its Subsidiaries to conduct their businesses as currently conducted and as described in the Parent Reports filed with the SEC prior to the date of this Agreement, except, in each case, for defects in title, easements, restrictive covenants and similar encumbrances that are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect or materially interfere with Parent’s and its Subsidiaries’ use of such assets or properties. All assets and properties, other than assets and properties in which Parent and its Subsidiaries have leasehold interests, are free and clear of all Liens, other than (A) Liens for current Taxes not yet due and payable and (B) Liens that, individually or in the aggregate, are not reasonably likely to materially interfere with Parent’s and its Subsidiaries’ operations of such assets or properties.

(ii) Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect, Parent and its Subsidiaries (A) have complied in all material respects with the terms of all leases of their material properties currently in existence to which they are a party and under which they are in occupancy, and all such leases are in full force and effect and (B) enjoy peaceful and undisturbed possession under all such leases.

(t) Brokers and Finders. Neither Parent nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Parent has employed IFL as its financial advisor, the arrangements with which have been disclosed in writing to the Company prior to the date of this Agreement.

(u) Available Funds. Parent has available to it sufficient funds to perform all of its obligations under this Agreement, to consummate the Merger and pay the aggregate Cash Consideration.

ARTICLE VI

Covenants

6.1. Interim Operations.

(a) Interim Operations of the Company.

(i) Ordinary Course. During the period from the date of this Agreement to the Effective Time (except as otherwise expressly provided or permitted by the terms of this Agreement or as set forth in Section 6.1(a) of the Company Disclosure Letter), the Company and its Subsidiaries shall carry on their businesses in the usual, regular and ordinary course in substantially the same manner as conducted at the date of this Agreement, and, to the extent consistent therewith, use their reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with the Company or its Subsidiaries, in each case consistent with past practice. Without limiting the generality of the foregoing, and except as otherwise expressly provided or permitted by this Agreement or set forth in Section 6.1(a) of the Company Disclosure Letter, prior to the Effective Time, the Company and its Subsidiaries shall not, without the prior written consent of Parent and Merger Sub (which consent shall not be unreasonably withheld or conditioned (understanding that Parent may weigh the interests of Parent and its Subsidiaries, including the Company and its Subsidiaries, after the Merger against the interests of the Company and its Subsidiaries in the matter in determining whether to grant a consent), and Parent and Merger Sub shall respond to any request for consent pursuant to this Section 6.1(a) in a reasonably timely fashion):

(A) (I) other than regularly scheduled quarterly dividends not to exceed $0.093333 per share of Company Common Stock per fiscal quarter, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (II) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (III) purchase, redeem or otherwise acquire, except (x) the return of unvested or forfeited Shares to the Company pursuant to the terms of any Stock Plan or (y) the surrender or sale of shares of stock to the Company by a holder of Company Options to pay tax withholding obligations pursuant to the terms of any Stock Plan, any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(B) issue, deliver, grant, sell, pledge, dispose of or otherwise encumber any of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock, or any

Company Voting Debt (other than the issuance of Shares upon the exercise of Company Options outstanding on the date of this Agreement;

(C) amend the Company’s certificate of incorporation or bylaws;

(D) acquire or agree to acquire (I) by merging or consolidating with, or by purchasing a substantial portion of the stock, or other ownership interests in, or substantial portion of assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof or (II) any assets that would be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of supplies, equipment and inventory in the ordinary course of business consistent with past practice;

(E) sell, lease, mortgage, pledge, grant a Lien on or otherwise encumber or dispose of any of its properties or assets, except (I) in the ordinary course of business consistent with past practice and (II) other transactions involving not in excess of $1,000,000 in the aggregate;

(F) (I) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for (x) working capital borrowings and letters of credit under revolving credit facilities incurred in the ordinary course of business, (y) indebtedness incurred to refund, refinance or replace indebtedness for borrowed money outstanding on the date of this Agreement and (z) indebtedness existing solely between the Company and its wholly owned Subsidiaries or between such Subsidiaries, or (II) make any loans, advances or capital contributions to, or investments in, any other Person, other than the advancement of travel and relocation expenses to employees of the Company and its Subsidiaries in the ordinary course of business consistent with past practice;

(G) except for capital expenditures in compliance with the amounts and timing included in the Company’s written capital expenditure plan previously made available to Parent, make or incur any capital expenditure, except in the ordinary course of business or involving the expenditure of no more than $1,000,000 individually or in the aggregate;

(H) make any material election relating to Taxes or settle or compromise any material Tax liability;

(I) except to the extent permitted by Section 6.2(a) of this Agreement, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company is a party;

(J) restructure, recapitalize, reorganize or completely or partially liquidate or adopt a plan of complete or partial liquidation or adopt resolutions providing for or authorizing any of the foregoing;

(K) enter into any new collective bargaining agreement, including any collective bargaining agreement involving unions in more than one state; provided, however, that the Company and its Subsidiaries may (I) enter into collective bargaining agreements that replace or renew collective bargaining agreements that existed as of December 31, 2004 so long as the terms and conditions of any such replacement or renewal agreement do not materially deviate from the terms and conditions of such existing agreement and (II) enter into collective bargaining agreements for Company or Subsidiary business locations that have had union elections prior to the date of this Agreement but for which no collective bargaining agreement exists as of the date of this Agreement, provided that the Company and its Subsidiaries negotiate such agreements in good faith and the final agreements contain commercially reasonable terms;

(L) change any accounting principle used by it, except as required by applicable Laws or GAAP;

(M) (I) settle or compromise (x) any litigation, administrative proceeding, claim or charge before or with the National Labor Relations Board or any other litigation, administrative proceeding, claim or charge that reasonably could be expected to have a significant impact on the labor relations of the Company or any of its Subsidiaries or (y) any other claim, grievance, charge, litigation or proceeding in excess of $2,000,000 or (II) except in the ordinary course of business or as otherwise required pursuant to contracts existing on or prior to the date of this Agreement or entered into in the ordinary course after the date of this Agreement, pay, discharge or satisfy any material claims, liabilities or obligations; provided, however, that the Company and its Subsidiaries may settle or compromise automobile and accident liability litigation in an individual amount not to exceed the Company’s self-insurance retention amounts;

(N) (I) enter into any new, or amend any existing, retention or severance agreement or arrangement, deferred compensation arrangement or employment agreement with any officer, director or employee whose annual base salary exceeds $150,000, (II) enter into any employment agreement, retention or severance agreement or arrangement or deferred compensation arrangement with any director, officer or employee, except for (x) agreements or arrangements with individuals hired or promoted to fill vacant positions in terms not more favorable in any material respect than those applicable to the person that previously held the vacant position, (y) severance agreements for new hires on terms providing net severance payments not greater than six months in base salary and target bonus and (z) other severance commitments that are not in excess of $50,000 for any individual; provided, however that the severance payments and commitments in subsections (y) and (z) above shall not exceed $2,000,000 in the aggregate, (III) adopt any new incentive, retirement or welfare benefit arrangements, plans or programs for the benefit of current, former or retired employees or amend any existing Company Compensation and Benefit Plan (other than amendments required by Law or to maintain the tax qualified status of such plans under the Code), (IV) grant any increases in employee compensation, other than in the ordinary course or pursuant to promotions, in each case consistent with past practice (which shall include normal individual periodic performance reviews and related compensation and benefit increases and bonus payments consistent with past practices) or (V) grant any stock options or stock awards other than as permitted by this Agreement; provided, however, that notwithstanding the foregoing, the Company may take any action reasonably necessary to fulfill its obligations as contemplated by Section 4.11 of this Agreement; or

(O) authorize any of, or commit or agree to take any of, the foregoing actions.

(ii) Other Actions. The Company shall not take any action or omit to take any action that could reasonably be expected to cause any of its representations and warranties set forth in this Agreement to become untrue in any material respect.

(b) Interim Operations of Parent.

(i) Ordinary Course. During the period from the date of this Agreement to the Effective Time (except as otherwise expressly provided or permitted by the terms of this Agreement or as set forth in Section 6.1(b) of the Parent Disclosure Letter), Parent and its Subsidiaries shall carry on their businesses in the usual, regular and ordinary course in substantially the same manner as conducted at the date of this Agreement, and, to the extent consistent therewith, use their reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with Parent and its Subsidiaries, in each case consistent with past practice. Without limiting the generality of the foregoing, and except as otherwise expressly provided or permitted by this Agreement or set forth in Section 6.1(b)(i) of the Parent Disclosure Letter, prior to the Effective Time Parent and its Subsidiaries shall not, without the prior written consent of the Company (which consent shall not be unreasonably withheld or conditioned (in each case from the point of view of the operations of Parent and its Subsidiaries, taken as a whole), and the Company shall respond to any request for consent pursuant to this Section 6.1(b) in a reasonably timely fashion):

(A) (I) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or (II) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(B) issue, deliver, grant, sell, pledge, dispose of or otherwise encumber any of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock, or any Parent Voting Debt (other than (I) the issuance of shares of Parent Common Stock upon the exercise of options or other stock awards outstanding on the date of this Agreement, or (II) pursuant to existing Parent Stock Plans in accordance with their current terms and past practice);

(C) amend Parent’s certificate of incorporation or bylaws or amend Merger Sub’s certificate of formation or limited liability company agreement;

(D) directly or indirectly, (I) enter into any transaction, other than the Merger, that would require approval of the stockholders of Parent under applicable Law or stock exchange rules; (II) enter into an agreement, other than this Agreement, relating to (x) any acquisition, merger, consolidation, joint venture, tender offer, share exchange, business combination with, or purchase of more than 20% of the equity securities or consolidated total assets of any asset-based trucking company located in the United States or (y) acquisitions, mergers, consolidations, joint ventures, tender offers, share exchanges, business combinations with, or purchases of more than 20% of the equity securities or consolidated total assets of any other Person for a transaction value in excess of $50 million individually (provided, however, that the foregoing restriction shall not apply to transactions to which the HSR Act does not apply) or $120 million in the aggregate (determined, in each case, in accordance with Section 801.10 of the regulations adopted under the HSR Act); or (III) enter into any other transaction or take any other action that would reasonably be expected to (x) adversely affect Parent’s ability to use available funds to perform all of its obligations under this Agreement and to consummate the Merger or (y) otherwise prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement;

(E) recapitalize, reorganize or completely or partially liquidate Parent or adopt a plan of complete or partial liquidation or Parent or adopt resolutions providing for or authorizing any of the foregoing;

(F) enter into any new collective bargaining agreement involving unions in more than one state;

(G) change any accounting principle used by it, except as required by applicable Law or GAAP; or

(H) authorize any of, or commit or agree to take any of, the foregoing actions.

(ii) Other Actions. Neither Parent nor Merger Sub shall take any action or omit to take any action that could reasonably be expected to cause any of the representations and warranties of Parent and Merger Sub set forth in this Agreement to become untrue in any material respect.

(c) Interim Operations of Merger Sub. During the period from the date of this Agreement to the Effective Time, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

6.2. Acquisition Proposals.

(a) No Solicitation or Negotiation. The Company hereby covenants that, except as expressly permitted by this Section 6.2, the Company shall not, and the Company shall instruct and use its reasonable best efforts to cause its officers, directors, employees, investment bankers, attorneys, accountants and other advisors or representatives (such officers, directors, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly, and on becoming aware of, shall take reasonable action to stop its Representatives from continuing to:

(i) solicit, initiate or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined in Section 6.2(d)); or

(ii) enter into, or participate in any discussions or negotiations regarding, or furnish to any Person any non-public information for the purpose of encouraging or facilitating, any Acquisition Proposal.

The Company shall, and shall direct its Representatives to, cease immediately and cause to be terminated all discussions and negotiations that commenced prior to the date of this Agreement regarding any Acquisition Proposal existing on the date of this Agreement.

Notwithstanding anything to the contrary set forth in this Agreement the Company may, to the extent the Company Board determines in good faith, after consultation with outside counsel, that such action is likely required under applicable Law, in response to (A) a Superior Proposal (as defined in Section 6.2(d)) or (B) a bona fide, unsolicited written Acquisition Proposal that the Company Board determines in good faith after consultation with outside counsel and its financial advisor could lead to a Superior Proposal (any such Acquisition Proposal, a “Potential Superior Proposal”), (1) furnish information with respect to the Company to the Person making such Superior Proposal or Potential Superior Proposal and its Representatives pursuant to a customary confidentiality agreement not less restrictive of the other party (except that it need not include any “standstill” provisions) than the Confidentiality Agreement, dated January 13, 2005, between Parent and the Company (the “Confidentiality Agreement”) (provided, however, that, to the extent any such confidentiality agreement does not contain any “standstill” provisions, the Confidentiality Agreement shall be automatically amended (without any further action by the parties) such that the “standstill” provisions in the Confidentiality Agreement restricting activities of Parent and its Subsidiaries shall be deleted), and (2) participate in discussions or negotiations (including solicitation of such a revised Superior Proposal or Potential Superior Proposal) with such Person and its Representatives regarding any such Superior Proposal or Potential Superior Proposal.

(b) No Change in Company Recommendation or Alternative Acquisition Agreement. The Company Board shall not:

(i) except as expressly permitted by this Section 6.2, withdraw or modify (or publicly propose to withdraw or modify), in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Company Board with respect to this Agreement and the Merger and other transactions contemplated hereby;

(ii) except as permitted by Section 8.3(a), cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.2(a) entered into in the circumstances referred to in Section 6.2(a)); or

(iii) except as expressly permitted by this Section 6.2, approve, recommend or propose publicly to approve or recommend any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement the Company Board may withdraw or modify its approval or recommendation with respect to this Agreement and the Merger and other transactions contemplated hereby, or approve or recommend any Superior Proposal made or received after the date of this Agreement, if the Company Board determines in good faith, after consultation with outside counsel, that such action is likely required under applicable Law (a “Change in Company Recommendation”); provided, however, that no Change in Company Recommendation may be made in response to a Superior Proposal until after 72 hours following Parent’s receipt of written notice from the Company (an “Adverse Recommendation Notice”) (x) advising Parent that the Company Board intends to make such Change in Company Recommendation and the reason for such change, (y) specifying the material terms and conditions of such Superior Proposal (including the proposed financing for such proposal) and providing Parent with a copy of any documents conveying such proposal and (z) identifying any party making such Superior Proposal. During such 72-hour period, the Company will cooperate with Parent with respect to such Superior Proposal with the intent of enabling Parent to engage in good faith negotiations to make such adjustments to the terms and conditions of the Merger as would enable the Company to proceed with the Merger on such adjusted terms. In determining whether to make a Change in Company Recommendation in response to a Superior Proposal, the Company Board shall take into account any such changes to the terms of this Agreement proposed by Parent (in response to an Adverse Recommendation Notice or otherwise) in determining whether such third party Acquisition Proposal still constitutes a Superior Proposal. Notwithstanding the foregoing, to the extent that an Adverse Recommendation Notice is received on a Saturday, Sunday or holiday, then such 72-hour period shall expire no earlier than 12:00 noon (Eastern Time) on the second business day immediately thereafter.

(c) Certain Permitted Disclosure. Nothing contained in this Agreement shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from making any other disclosure to the Company’s stockholders or the general public if the Company Board determines in good faith, after consultation with outside counsel, that such disclosure is likely required under applicable Law.

(d) Definitions. As used in this Agreement:

“Acquisition Proposal” means (i) any proposal or offer for a merger, consolidation, dissolution, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or (ii) any proposal or offer to acquire in any manner, directly or indirectly, more than 20% of the equity securities or more than 20% of the consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means any bona fide written Acquisition Proposal made by a third party to acquire more than 50% of the equity securities or more than 50% of the assets of the Company and its Subsidiaries, taken as a whole, pursuant to a tender or exchange offer, a merger, a recapitalization, a consolidation or a sale of its assets, which the Company Board determines in its good faith judgment (after consultation with its financial advisor) (i) to be more favorable from a financial point of view to the holders of Company Common Stock than the Merger and (ii) is reasonably capable of being completed on the terms proposed and for which financing is reasonably capable of being obtained, taking into account all financial, regulatory, legal and other aspects of such proposal.

6.3. Information Supplied. (a) As soon as practicable following the Amendment Date, but in no event later than May 5, 2005, Parent and the Company shall, in consultation with each other, prepare a supplement (the “Proxy Statement/Prospectus Supplement”) to the proxy statement/prospectus that constituted a part of the Registration Statement of Parent on Form S-4 that was declared effective by the SEC on April 22, 2005 (such Registration Statement, the “S-4 Registration Statement” and such proxy statement/prospectus, the “Proxy Statement/Prospectus”), file the Proxy Statement/Prospectus Supplement with the SEC as promptly as practicable and cause it to be mailed to the stockholders of the Company as promptly as practicable thereafter. Each of Parent and the Company shall provide promptly to the other such information concerning its Subsidiaries, directors, officers, stockholders, business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement/Prospectus Supplement, or in any other amendments or supplements to the Proxy Statement/Prospectus or to the S-4 Registration Statement, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Proxy Statement/Prospectus Supplement. Prior to the mailing of the Proxy Statement/Prospectus Supplement, Parent shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities law or “blue sky” notice requirements in connection with the issuance of shares of Parent Common Stock pursuant to the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto and the Company shall furnish all information concerning the Company and the holders of capital stock of the Company as may be reasonably requested in connection with any such action.

(b) The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) any amendment to the S-4 Registration Statement filed after May 1, 2005 will, at the time it is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading and (ii) the Proxy Statement/Prospectus Supplement and any further amendment or supplement to the Proxy Statement/Prospectus will, at the date of mailing to stockholders and at the date of the Company Stockholders Meeting (as defined in

Section 6.4), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the S-4 Registration Statement will be made by Parent, or with respect to the Proxy Statement/Prospectus will be made by the Company, without providing the other party hereto a reasonable opportunity to review and comment thereon. Parent shall advise the Company, promptly after Parent receives notice thereof, of the time when any supplement or amendment to the S-4 Registration Statement has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment to the S-4 Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. The Company shall advise Parent, promptly after the Company receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to either of the S-4 Registration Statement or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party or parties hereto, as applicable, and an appropriate amendment or supplement to the S-4 Registration Statement and/or the Proxy Statement/Prospectus describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Each of the parties hereto shall cause the Proxy Statement/Prospectus, and any amendment or supplement thereto, to comply as to form and substance to such party in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the rules of the Nasdaq National Market.

6.4. Company Stockholders Meeting. Except if the Company Board determines in good faith, after consultation with outside counsel, that taking such action would likely constitute a breach of its obligations under applicable Law, the Company will take, in accordance with applicable Law and its certificate and bylaws, all action necessary to convene a meeting of holders of Shares (the “Company Stockholders Meeting”) as promptly as practicable after the mailing of the Proxy Statement/Prospectus Supplement (but, in any event, no earlier than May 23, 2005 and, subject to the occurrence of any development or event beyond the Company’s reasonable control (including, without limitation, compliance with applicable Law), no later than June 15, 2005), to consider and vote upon the adoption of this Agreement. Subject to Section 6.2(b), the Company Board shall recommend and not withdraw such adoption and shall take all reasonable and lawful action to solicit such adoption.

6.5. Filings; Other Actions; Notification; Access.

(a) The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. Subject to applicable laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

(b) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(c) Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company and Parent each shall give prompt notice to the other of any change that is reasonably likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect, respectively. Neither the Company nor Parent shall permit any of its officers or any other representatives or agents to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

(d) Without limiting the generality of the undertakings pursuant to this Section 6.5, each of the Company (in the case of clauses (i) and (iii) below) and Parent (in all cases set forth below) agree to take or cause to be taken the following actions: (i) the provision, as promptly as practicable, to each and every federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition laws (“Government Antitrust Entity”) of non-privileged information and documents requested by any Government Antitrust Entity or that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement; (ii) the use of its reasonable best efforts, after consultation with the Company, to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement (including, without limitation, the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any person or entity (including, without limitation, any Governmental Entity) seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions; provided, that Parent shall not be required to sell or otherwise dispose of, or hold separate pending such disposition, or enter into any agreements with, or submit to any requests by, the relevant Government Antitrust Entity with respect to, any assets, categories of assets or businesses or other segments of the Company or Parent or any of their respective Subsidiaries if such action would, after taking into account the expected proceeds of such sale or other disposition, reasonably be expected to have a material adverse effect on the financial condition, properties, business or results of operations of Parent and its Subsidiaries (including the Company and its Subsidiaries), taken as a whole, after the Merger; and (iii) the use of its reasonable best efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the Merger in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement, any and all steps (including, without limitation, the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (ii) of this paragraph, subject to the proviso contained therein) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

6.6. Access to Information.

(a) Upon reasonable notice, and except as may otherwise be required by applicable Law, each of the Company and Parent shall (and shall cause each of its Subsidiaries to) afford the Representatives of the other party reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts, records and personnel and, during such period, each of the Company and Parent shall (and shall cause each of its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by any party hereto. All requests for information made pursuant to this Section 6.6 shall be directed to an executive officer of the Company or Parent, as the case may be, or such Person as may be designated by such party. All such information shall be governed by the terms of the Confidentiality Agreement.

(b) Nothing in this Agreement shall require any party hereto to permit any inspection, or to disclose any information, that in the reasonable judgment of such party would result in (i) the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if such party shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure, (ii) any violation of laws relating to the sharing of information between competitors, it being understood that the parties will provide extracts, or summaries, or aggregations or other information to the greatest extent practicable in a manner that does not result in any such violation or improper disclosure or (iii) waiver of a privilege.

6.7. Intentionally Omitted.

6.8. Affiliates. Prior to the Effective Time, the Company shall deliver to Parent a list of names and addresses of those Persons who are, in the opinion of the Company, as of the time of the Company Stockholders Meeting, “affiliates” of the Company within the meaning of Rule 145 under the Securities Act. The Company shall provide to Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. There shall be added to such list the names and addresses of any other Person subsequently identified by either Parent or the Company as a Person who may be deemed to be such an affiliate of the Company; provided, however, that no such Person identified by Parent shall be added to the list of affiliates of the Company if Parent shall receive from the Company, on or before the date of the Company Stockholders Meeting, an opinion of counsel reasonably satisfactory to Parent to the effect that such Person is not such an affiliate. The Company shall exercise reasonable best efforts to deliver or cause to be delivered to Parent, prior to the date of the Company Stockholders Meeting, from each affiliate of the Company identified in the foregoing list (as the same may be supplemented as aforesaid), a letter dated as of the Closing Date substantially in the form attached as Exhibit B.

6.9. Stock Exchange Listing and De-listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the Nasdaq National Market subject to official notice of issuance, prior to the Closing Date. The Surviving Entity shall use its reasonable best efforts to cause the Shares to be de-listed from the Nasdaq National Market and de-registered under the Exchange Act as soon as practicable following the Effective Time.

6.10. Publicity. The initial press release regarding the Merger shall be a joint press release and thereafter the Company and Parent each shall consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with and use reasonable efforts to agree on, any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of the Nasdaq National Market or by the request of any Government Antitrust Entity. Notwithstanding anything to the contrary contained in this Section 6.10, either party may respond to questions from stockholders or inquiries from financial analysts and media representatives in a manner that is consistent with then-existing public disclosures.

6.11. Employee Benefits/Labor Matters.

(a) For the period beginning at the Effective Time and ending on December 31 of the calendar year in which the Effective Time occurs, Parent shall, or shall cause the Surviving Entity or its Subsidiaries to, offer employee compensation and benefit plans to Continuing Employees (as defined below) that are no less favorable in the aggregate than those offered under the Company Compensation and Benefit Plans as of the date of this Agreement. Parent shall, or shall cause the Surviving Entity or its Subsidiaries to, take such actions as are necessary to grant those employees who are, as of the Effective Time, employed by the Company or any of its Subsidiaries and are not included in a unit of employees covered by a collective bargaining agreement (“Continuing Employees”) credit for Past Service (as defined below) for purposes of initial eligibility to participate, vesting and benefit accrual under, any employee benefit plans maintained by Parent, the Surviving Entity or any Subsidiary of Parent or the Surviving Entity in which they are eligible to participate. “Past Service” means a Continuing Employee’s service with the Company or any Subsidiary of the Company to the same extent recognized by the Company and any of its Subsidiaries. Parent shall, or shall cause the Surviving Entity and its Subsidiaries to, take such actions as are necessary to give Continuing Employees credit for their Past Service for purposes of determining the amounts of sick pay, holiday pay and vacation pay they are eligible to receive under any sick pay, holiday pay and vacation pay policies and programs maintained by Parent, the Surviving Entity or any Subsidiary of the Surviving Entity in which they are eligible to participate. With respect to each Continuing Employee who is an active participant in a group health plan (as defined in Section 5000(b) of the Code) (a “Company Health Plan”) immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Entity or its Subsidiaries to, take such actions as are necessary to ensure that the group health plan (other than a flexible spending account arrangement) maintained by Parent, the Surviving Entity or one of its Subsidiaries in which such Continuing Employee is eligible to participate during the calendar year in which the Effective Time occurs (the “Current Year”) shall (i) waive any preexisting condition restrictions and waiting period requirements to the extent that such preexisting condition restrictions and waiting period requirements were waived or satisfied under the applicable Company Health Plan in which such Continuing Employee participated immediately prior to the Effective Time; and (ii) provide credit, for the Current Year, for any copayments or deductible payments made by the Continuing Employee and out of pocket expenditures incurred by the Continuing Employee under the applicable Company Health Plan for the Current Year.

(b) Parent acknowledges that by operation of Law the Surviving Entity and its Subsidiaries shall continue to be obligated to comply with the terms of any Company Compensation and Benefit Plans that are maintained by the Company and any of its Subsidiaries immediately prior to the Effective Time; provided, however, nothing herein shall restrict Parent’s or the Surviving Entity’s or its Subsidiaries’ ability to amend or terminate such Company Compensation and Benefit Plans in accordance with their terms.

(c) Parent acknowledges that by operation of Law the Surviving Entity and its Subsidiaries shall continue to be obligated to comply with the terms of the agreements listed on Section 6.11(c) of the Company Disclosure Letter (the “CIC Agreements”). Parent acknowledges that the consummation of the Merger contemplated by this Agreement will constitute a “Change of Control” within the meaning of each of the CIC Agreements. If upon termination of employment an employee of the Company is determined to be a “key employee” within the meaning of Section 409A of the Code and that, as a result of such determination, any portion of severance due under the applicable CIC Agreement would be subject to additional taxation, Parent will delay paying such portion of the severance until the earliest permissible date on which payments may commence without triggering such additional taxation (with such delay not to exceed six months); provided, however, that if any such delay in payment of all or a portion of the severance is required to ensure that any additional tax is not applied under Section 409A of the Code, upon the key employee’s termination of employment Parent shall immediately cause the unpaid severance amount to be set aside in a “rabbi trust” meeting the requirements of Rev. Proc. 92-64 with Wachovia Bank, N.A., or the then current trustee of the trust used to fund the Company’s Nonqualified Deferred Compensation Plan and Supplemental Executive Retirement Plan, as trustee of such rabbi trust.

(d) Parent acknowledges that by operation of Law after the Effective Time the Subsidiaries of the Company that are parties to collective bargaining agreements shall continue to be obligated to comply with the terms of such collective bargaining agreements.

6.12. Letter of the Company’s Accountants. The Company shall use commercially reasonable efforts to cause to be delivered to Parent and Sub two letters from Deloitte & Touche LLP, the Company’s independent public accountants, one dated a date within two business days before the date on which any post-effective amendment to the S-4 shall become effective and one dated two business days before the Effective Time, each addressed to Parent and Sub and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

6.13. Letter of Parent’s Accountants. Parent shall use commercially reasonable efforts to cause to be delivered to the Company two letters from KPMG LLP, Parent’s independent public accountants, one dated a date within two business days before the date on which any post-effective amendment to the S-4 shall become effective and one dated two business days before the Effective Time, each addressed to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

6.14. Appointment of Additional Director. The Parent Board shall take action prior to the Effective Time to cause the number of directors comprising the full Parent Board immediately following the Effective Time to be increased by one person, and cause a member of the Company Board selected by Parent from among the members of the Company Board who are willing to serve to be elected to the Parent Board to hold office from the period commencing one business day after the Effective Time until his successor is duly elected or appointed and qualified in the manner provided in the certificate of incorporation of Parent or as otherwise provided by Law.

6.15. Expenses. Except as otherwise provided in Section 8.5(b), whether or not the Merger is consummated, all fees and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with the printing and mailing of the Proxy Statement/Prospectus and the Proxy Statement/Prospectus Supplement shall be shared equally by Parent and the Company.

6.16. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Parent shall indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable Law provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director, officer, employee of the Company or any of Subsidiary of the Company, including the transactions contemplated by this Agreement or serve as a fiduciary under, or with respect to, any employee benefit plan (within the meaning of Section 3(3) of ERISA) at any time maintained by or contributed to by the Company or any of its Subsidiaries.

(b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.16, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices Parent. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent and the Surviving Entity shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Parent, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request of reimbursement of documented expenses reasonably incurred, (ii) Parent shall cooperate with the defense of such matter and (iii) any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under applicable Law and the certificate of incorporation or bylaws shall be made by independent counsel mutually acceptable to Parent and the Indemnified Party; provided, however, that Parent and the Surviving Entity shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld, delayed or conditioned). If such indemnity is not available with respect to any Indemnified Party, then the Surviving Entity and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

(c) Subject to the last sentence of this Section 6.16(c), for six years after the Effective Time, Parent shall maintain in effect directors’ and officers’ liability insurance (“D&O Insurance”) covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Company’s D&O Insurance policy on terms with respect to such coverage and amount no less favorable than those of the D&O Insurance policy of the Company in effect on the date of this Agreement; provided, however, that in no event will Parent be required to pay aggregate annual premiums for insurance under this Section 6.16(c) in excess of three times the most recent aggregate annual premium paid by the Company for such purpose (which annual aggregate premium the Company represents and warrants to be approximately $750,000 in the aggregate) (the “Current Premium”); provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent will be obligated to obtain a D&O Insurance policy with the best coverage available, in the reasonable judgment of the Parent Board, for a cost up to but not exceeding 300% of the Current Premium. In addition, for six years after the Effective Time, Parent shall maintain in effect fiduciary liability insurance policies for employees who serve or have served as fiduciaries under or with respect to any employee benefit plans described in Section 6.16 of the Company Disclosure Letter with coverages and in amounts no less favorable than those of the policies of the Company in effect on the date of this Agreement. The provisions of this Section 6.16(c) shall be deemed to have been satisfied if Parent, with the cooperation of the Company, obtains prepaid policies prior to the Closing for purposes of this Section 6.16(c), which policies are provided by an insurer with a claims paying rate no lower than the rating of the provider of the Company’s current D&O Insurance policy and provide such directors and officers with coverage no less advantageous to the insured for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time (including those related to this Agreement and the transactions contemplated hereby).

(d) If Parent or the Surviving Entity or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of such party’s properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Entity, as the case may be, shall assume all of the applicable obligations set forth in this Section 6.16.

(e) The provisions of this Section 6.16 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives and are in addition to, and not in substitution for, any other rights to indemnification that any such person may have by contract or otherwise. If any Indemnified Party is required to bring any action to enforce rights or to collect moneys due under this Agreement and is successful in such action, Parent and the Surviving Entity shall reimburse such Indemnified Party for all of its expenses reasonably incurred in connection with bringing and pursuing such action including, without limitation, reasonable attorneys’ fees and costs.

6.17. Other Actions by the Company and Parent.

(a) Rights. Prior to the Effective Time, the Company Board shall take all necessary action to terminate all of the outstanding Rights, effective immediately prior to the Effective Time.

(b) Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

(c) Section 16 Matters. The Company Board and Parent Board shall, prior to the Effective Time, take all such actions as may be reasonably necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt (i) the conversion of Shares into Parent Common Stock and (ii) the acquisition of Parent Common Stock pursuant to the terms of this Agreement by officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees of the Company who may become an officer or director of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act. In furtherance of the foregoing, prior to the Effective Time, (i) the Company Board shall adopt resolutions that specify (A) the name of each individual whose disposition of Shares (including Company Options and other derivative securities with respect to Shares) is to be exempted, (B) the number of Shares (including Company Options and other derivative securities with respect to Shares) to be disposed of by each such individual and (C) that the approval is granted for purposes of exempting the disposition from Section 16(b) of the Exchange Act under Rule 16b-3(e) of the Exchange Act and (ii) the Parent Board shall adopt resolutions that specify (A) the name of each individual whose acquisition of shares of Parent Common Stock is to be exempted, (B) the number of Shares that may be converted into Parent Common Stock acquired by each such individual in the Merger and (C) that the approval is granted for purposes of exempting the acquisition from Section 16(b) of the Exchange Act under Rule 16b-3(d) of the Exchange Act. The parties hereby agree, which shall also be set forth in the foregoing resolutions, that all of the securities, including any options and derivative securities, referred to above serve a compensation related function. Parent and the Company shall provide to counsel of the other party for its review copies of such resolutions to be adopted by the Company Board and the Parent Board prior to such adoption and the Company shall provide Parent with such information as shall be reasonably necessary for the Parent Board to set forth the information required in the resolutions of the Parent Board.

ARTICLE VII

Conditions

7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Nasdaq National Market Listing. The shares of Parent Common Stock issuable to the Company stockholders pursuant to this Agreement shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.

(c) Litigation. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, determination, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an “Order”).

(d) S-4. The post-effective amendment to the S-4 Registration Statement, if any, shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement or any post-effective amendment thereto shall have been issued by the SEC and remain in effect.

7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Absence of a Company Material Adverse Effect. Except (x) as disclosed in Company Reports filed with the SEC prior to May 1, 2005, (y) as contemplated by this Agreement (including the Company Disclosure Letter), or (z) as a consequence of acts or omissions of the Company and its subsidiaries taken with the knowledge of Parent (and without its written objection) and intended to benefit Parent and its subsidiaries after the Merger, since April 2, 2005 there has not been any change in the financial condition, properties, business or results of operations of the Company and its subsidiaries or any development or combination of developments of which management of the Company has Knowledge that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Absence of a Parent Material Adverse Effect. Except (x) as disclosed in Parent Reports filed with the SEC prior to May 1, 2005 or (y) as contemplated by this Agreement (including the Parent Disclosure Letter), since March 31, 2005 there has not been any change in the financial condition, properties, business or results of operations of Parent and its subsidiaries or any development or combination of developments of which management of Parent has Knowledge that, individually or in the aggregate, has had or is reasonably likely to have a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

ARTICLE VIII

Termination

8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained, by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company:

(a) if the Merger shall not have been consummated by December 31, 2005 whether such date is before or after the date of approval by the stockholders of the Company (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Merger to be consummated by the Termination Date.

(b) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any reconvened meeting following an adjournment or postponement thereof.

(c) if any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the stockholders of the Company).

8.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained, by action of the Company Board:

(a) if (i) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal, (ii) Parent does not make, within the time period specified in the last paragraph of Section 6.2(b), an offer that the Company Board determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal and (iii) the Company prior to such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5.

(b) if there has been any change in the financial condition, properties, business or results of operations of Parent and its subsidiaries or any development or combination of developments of which management of Parent has Knowledge that, individually or in the aggregate, has had or is reasonably likely to have a Parent Material Adverse Effect such that Section 7.3(a) is incapable of being satisfied.

(c) if there has been a breach of any covenant or agreement made by Parent or Merger Sub in this Agreement such that Section 7.3(b) would not be satisfied and such breach is not curable or, if curable, is not cured within 30 calendar days after written notice thereof is given by the Company to Parent.

8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Parent Board:

(a) within 20 business days following the date on which the Company Board shall have effected a Change in Company Recommendation.

(b) if there has been any change in the financial condition, properties, business or results of operations of the Company and its subsidiaries or any development or combination of developments of which management of the Company has Knowledge that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect such that Section 7.2(a) is incapable of being satisfied.

(c) if there has been a breach of any covenant or agreement made by the Company in this Agreement such that Section 7.2(b) would not be satisfied and such breach is not curable or, if curable, is not cured within 30 calendar days after written notice thereof is given by Parent to the Company.

8.5. Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of this Agreement.

(b) The Company agrees to pay Parent a fee in immediately available funds (in recognition of the fees and expenses incurred to date by Parent in connection with the matters contemplated hereby) of $26,000,000 (the “Termination Fee”) if this Agreement is terminated:

(i) (A) by Parent or the Company as permitted by Section 8.2(b), (B) after the date of this Agreement and prior to the Company Stockholders Meeting, a third party has made a bona fide written Acquisition Proposal that has been publicly disclosed and not publicly withdrawn prior to the Company Stockholders Meeting and (C) within nine months of such termination the Company or any of its Subsidiaries shall have entered into any acquisition agreement or consummated any Acquisition Proposal (for purposes of the foregoing clause the term “Acquisition Proposal” has the meaning assigned to such term in Section 6.2(d) except that the references to “20%” in the definition are deemed to be references to “50%”);

(ii) by the Company pursuant to Section 8.3(a); or

(iii) by Parent pursuant to Section 8.4(a).

The Termination Fee shall be paid promptly by the Company, but in no event later than: (x) two business days after the first to occur of the execution of an acquisition agreement or the consummation of the Acquisition Proposal, in the case of clause (i) above; (y) on the date of termination of this Agreement in the case of clause (ii) above; and (z) two business days after termination of this Agreement in the case of clause (iii) above. The Company’s payment shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the breach of any covenant or agreement giving rise to such payment. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement.

ARTICLE IX

Miscellaneous and General

9.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV (Effect of the Merger on the Capital Stock and Membership Interests of the Constituent Entities; Exchange of Certificates), Sections 6.11 (Employee Benefits/Labor Matters), 6.14 (Appointment of Additional Director), 6.16 (Indemnification; Directors’ and Officers’ Insurance) and 6.17(c) (Section 16 Matters) shall survive the consummation of the Merger. This Article IX, the agreements of the Company, Parent and Merger Sub contained in Section 6.15 (Expenses), Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2. Modification or Amendment. Subject to the provisions of applicable law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented in writing by the parties hereto, by action of the Board of Directors of the respective parties.

9.3. Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

if to the Company:

USF Corporation

8550 W. Bryn Mawr Avenue

Suite 700

Chicago, Illinois 60631

Attention: Richard C. Pagano, Esq.

Fax: (773) 824-2227

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Joseph B. Frumkin, Esq.

Fax: (212) 558-3588

if to Parent or Merger Sub:

Yellow Roadway Corporation

10990 Roe Avenue

Overland Park, Kansas 66211

Attention: Daniel J. Churay, Esq.

Fax: (913) 696-6116

with a copy to:

Fulbright & Jaworski L.L.P.

1301 McKinney, Suite 1500

Houston, Texas 77010-3095

Attention: Charles L. Strauss, Esq.

Fax: (713) 651-5246

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

9.7. Entire Agreement; NO OTHER REPRESENTATIONS. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

9.8. No Third Party Beneficiaries. Except as provided in Article IV (Effect of the Merger on the Capital Stock and Membership Interests of the Constituent Entities; Exchange of Certificates), Sections 6.11 (Employee Benefits/Labor Matters) and 6.16 (Indemnification; Directors’ and Officers’ Insurance), this Agreement is not intended to, and does not, confer upon any Person other than the parties who are signatories hereto any rights or remedies hereunder. The parties hereto further agree that the rights of third party beneficiaries under Article IV, Sections 6.11 and 6.16 shall not arise unless and until the Effective Time occurs.

9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Entity to cause such Subsidiary to take such action.

9.10. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.11. Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) The parties agree that any action that may be taken by the Parent Board or the Company Board may, to the extent permitted by applicable Law and except with respect to the actions described in Sections 5.1(c)(ii) and 5.2(d)(ii) hereof, instead be taken by a duly authorized committee of the Parent Board or the Company Board, as the case may be, and any such action shall be deemed for purposes of this Agreement the action of the full Parent Board or the full Company Board, respectively.

9.12. Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation. Any purported assignment in violation of this Agreement is void.

9.13. Knowledge. As used in this Agreement, (a) “to the Knowledge of the Company” or any similar reference means to the actual knowledge of the individuals listed on Section 9.13(a) of the Company Disclosure Letter, and (b) “to the Knowledge of Parent” or any similar reference means to the actual knowledge of the individuals listed on Section 9.13(b) of the Parent Disclosure Letter.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above and as of the Amendment Date.

YELLOW ROADWAY CORPORATION

By:	/S/ WILLIAM D. ZOLLARS
Name:	William D. Zollars
Title:	Chairman of the Board, President and Chief Executive Officer

YANKEE II LLC

By:	/S/ DANIEL J. CHURAY
Name:	Daniel J. Churay
Title:	Vice President and Secretary

USF CORPORATION

By:	/S/ THOMAS E. BERGMANN
Name:	Thomas E. Bergmann
Title:	Interim Chief Executive Officer

EXHIBIT A-1

(Directors of the Surviving Entity from and after the Effective Time)

Todd Hacker

Terry Gerrond

Bhadresh Sutaria

EXHIBIT A-2

(Officers of Surviving Entity from and after the Effective Time)

Thomas E. Bergmann	Interim Chief Executive Officer and Chief Financial Officer
Todd Hacker	Sr. Vice President and Treasurer
Terry Gerrond	Sr. Vice President, Tax
G. David Gerrard	Sr. Vice President, Purchasing
Richard C. Pagano	Sr. Vice President, General Counsel & Secretary
Gary Beggs	Sr. Vice President, Business Processes
David A. Kramer	Sr. Vice President, Sales
Brenda Landry	Vice President and Assistant Secretary
James T. Castro	Vice President, Controller
Chester J. Popkowski	Vice President, Finance & Internal Audit
Thomas W. Clarke	Vice President, Risk Management
Stephen G. Dill	Vice President, Taxes
Patrick M. Malone	Vice President, Sales & Marketing

EXHIBIT B

(Affiliates Letter)

[•], 2005

Ladies and Gentlemen:

I have been advised that I may be deemed to [be][have been] an “affiliate” of USF Corporation, a Delaware corporation (the “Company”), as of the time of the special meeting of stockholders of the Company in connection with the Merger (as defined below), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”). Pursuant to the terms of the Agreement and Plan of Merger, dated as of February 27, 2005 and amended as of May 1, 2005 (the “Merger Agreement”), by and among the Company, Yellow Roadway Corporation, a Delaware corporation (“Parent”), and Yankee II LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub will merge with and into the Company, in consideration of cash and shares of common stock, par value $1.00 per share, of Parent (“Parent Common Stock”), with the Company as the surviving entity (the “Merger”).

I hereby represent, warrant, and covenant to Parent and Merger Sub that in the event I receive any shares of Parent Common Stock as a result of the Merger (such shares, “Affiliate Shares”):

A.	I shall not make any sale, transfer or other disposition of any Affiliate Shares in violation of the Securities Act.

B.	I have carefully read this letter and the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of Affiliate Shares, to the extent I felt necessary, with my counsel or counsel for Parent and Merger Sub.

C.	I have been advised that the issuance of Parent Common Stock to me pursuant to the Merger has been or will be registered with the Commission under the Securities Act on a Registration Statement on Form S-4. However, I have also been advised that, because at the time the Merger will be submitted for a vote of the stockholders of the Company, I may be deemed to be an affiliate of the Company, and the distribution by me of any Affiliate Shares will not be registered under the Securities Act, and that I may not sell, transfer, or otherwise dispose of any Affiliate Shares, unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Securities Act, (iii) in the opinion of counsel reasonably acceptable to Parent, such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act or (iv) pursuant to a “no action” letter or interpretive letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act.

D.	I understand that Parent is under no obligation to register under the Securities Act the sale, transfer, or other disposition by me or on my behalf of any Affiliate Shares or to take any other action necessary in order to make an exemption from such registration available; provided, however, that Parent agrees that it shall meet the requirements of Rule 144(c) under the Securities Act.

E.	I understand that stop transfer instructions will be given to Parent’s transfer agent with respect to my Affiliate Shares and that there will be placed on the certificates for any Affiliate Shares, or any substitutions therefore, a legend stating in substance:

“The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended, applies. The shares represented by this certificate may only be transferred in accordance with the terms of an agreement dated as of [•], 2005, between the registered holder hereof and the issuer of this certificate, a copy of which agreement will be mailed to the holder hereof without charge within five days after receipt of written request therefore.”

F.	I also understand that unless the transfer by me of my Affiliate Shares has been registered under the Securities Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to put the following legend on the certificates issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended, applies. The shares may not be sold, pledged, or otherwise transferred except (i) pursuant to an effective registration statement or (ii) in accordance with an exemption from the registration requirements of the Securities Act of 1933, as amended.”

G.	Execution of this letter should not be considered an admission on my part that I am an “affiliate” of the Company as described in the first paragraph of this letter, nor as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter; provided, however, that notwithstanding this paragraph G, I agree that I am bound by the terms of this letter and that this paragraph G shall not prohibit the Company from enforcing the terms of this letter against me.

It is understood and agreed that the legends set forth in paragraph E and F above shall be removed by the delivery of substitute certificates without such legend if, with respect to any Affiliate Shares, (1) I shall have delivered to Parent a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to Parent, to the effect that such legend is not required for purposes of the Securities Act, (2) one year shall have elapsed from the date I received such Affiliate Shares and the provisions of Rule 145(d)(2) are then available to me or (iii) two years shall have elapsed from the date I received such Affiliate Shares and the provisions of Rule 145(d)(3) are then available to me.

Parent agrees that it will (a) supply me with any information necessary to enable me to make routine sales of any Affiliate Shares as may be permitted, by and in accordance with, the provisions of Rule 144 under the Securities Act or any similar rule or regulation of the Commission hereafter applicable, and (b) promptly furnish to me, upon my written request, a written statement representing that, as of the date of such written statement, it has complied with the reporting requirements enumerated in Rule 144(c) under the Securities Act.

This letter constitutes the complete understanding between Parent and me concerning the subject matter hereof. This letter shall be governed by and construed in accordance with the laws of the State of Delaware.

Very truly yours,

By:

Name:

Agreed and accepted this [•] day of [•], 2005

YELLOW ROADWAY CORPORATION

By:

Name:

Title:

YANKEE II LLC

By:

Name:

Title:

ANNEX B

1585 Broadway

New York, NY

10036

February 27, 2005

Board of Directors

USF Corporation

8550 West Bryn Mawr Avenue

Suite 700

Chicago, Illinois 60631

Members of the Board:

We understand that USF Corporation (the “Company”), Yellow Roadway Corporation (“Parent”) and Yankee II LLC, a wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated February 26, 2005 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of the Company with and into Merger Sub, with Merger Sub as the surviving entity. Pursuant to the Merger, each outstanding share of common stock, par value $0.01 per share (the “Common Stock”), of the Company, other than shares held in treasury or by Parent or any subsidiary of Parent or as to which dissenters’ rights have been perfected, will be converted into, (i) upon a valid Cash Election (as defined in the Merger Agreement), $45.00 in cash (the “Cash Consideration”) or (ii) 0.9024 shares (the “Exchange Ratio”) of common stock, par value $1.00 per share (the “Parent Common Stock”), of Parent (the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”), subject to adjustment and pro-ration pursuant to the formulas set forth in the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

i) reviewed certain publicly available financial statements and other information of the Company and Parent;

ii) reviewed certain internal financial statements and other financial and operating data concerning the Company and Parent prepared by the management of each of the Company and Parent;

iii) reviewed certain financial projections prepared by the management of each of the Company and Parent;

iv) discussed the past and current operations and financial condition and the prospects of each of the Company and Parent, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company and Parent, respectively;

v) reviewed the pro forma impact of the Merger on Parent’s earnings per share and other financial ratios;

vi) reviewed the reported prices and trading activity for each of the Common Stock and the Parent Common Stock;

vii) compared the financial performance of each of the Company and Parent and the prices and trading activity of the Common Stock and the Parent Common Stock with that of certain other comparable publicly-traded companies and their securities;

viii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

ix) participated in discussions and negotiations among representatives of the Company, Parent and their respective financial and legal advisors;

x) reviewed the draft Merger Agreement and certain related documents;

xi) reviewed certain documents and correspondence related to certain audit related matters involving both the Company and Parent and discussed such information with management of the Company and Parent and their advisors; and

xii) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections of the Company and Parent, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of each of the Company and Parent. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any waiver, amendment or delay of any terms and conditions, including, among other things, that the Merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. We are financial advisors only and have relied upon, without independent verification, the assessment of Parent and the Company and their legal, tax, regulatory or accounting advisors with respect to such matters. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest with respect to a business combination involving the Company, nor did we negotiate with any party other than Parent with respect to a business combination involving the Company.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Merger. In the past, Morgan Stanley & Co. Incorporated and its affiliates (“Morgan Stanley”) have provided financial advisory and financing services for the Company and have received fees for the rendering of these services.

In the ordinary course of our trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of Parent, the Company or any other company or any currency or commodity that may be involved in this transaction.

It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing Parent or the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Parent Common Stock will trade following consummation of the Merger and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger or as to which election to make with respect to the Merger Consideration.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,
MORGAN STANLEY & CO. INCORPORATED
By:	/s/ William H. Strong
William H. Strong Managing Director Vice Chairman Investment Banking

ANNEX C

1585 Broadway

New York, NY

10036

May 1, 2005

Board of Directors

USF Corporation

8550 West Bryn Mawr Avenue

Suite 700

Chicago, Illinois 60631

Members of the Board:

We understand that USF Corporation (the “Company”), Yellow Roadway Corporation (“Parent”) and Yankee II LLC, a wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an amendment dated as of May 1, 2005 of the Agreement and Plan of Merger, dated February 27, 2005, (as amended, the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of the Merger Sub with and into the Company, with the Company as the surviving entity. Pursuant to the Merger, each outstanding share of common stock, par value $0.01 per share (the “Common Stock”), of the Company, other than shares held in treasury or by Parent or any subsidiary of Parent or as to which dissenters’ rights have been perfected, will be converted into the right to receive $29.25 in cash plus 0.31584 shares (the “Exchange Ratio”) of common stock, par value $1.00 per share (the “Parent Common Stock”), of Parent (collectively, the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

For purposes of the opinion set forth herein, we have:

i) reviewed certain publicly available financial statements and other information of the Company and Parent;

ii) reviewed certain internal financial statements and other financial and operating data concerning the Company and Parent prepared by the management of each of the Company and Parent;

iii) reviewed certain financial projections prepared by the management of each of the Company and Parent;

iv) discussed the past and current operations and financial condition and the prospects of each of the Company and Parent, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company and Parent, respectively;

v) reviewed the pro forma impact of the Merger on Parent’s earnings per share and other financial ratios;

vi) reviewed the reported prices and trading activity for each of the Common Stock and the Parent Common Stock;

vii) compared the financial performance of each of the Company and Parent and the prices and trading activity of the Common Stock and the Parent Common Stock with that of certain other comparable publicly-traded companies and their securities;

viii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

ix) participated in discussions and negotiations among representatives of the Company, Parent and their respective financial and legal advisors;

x) reviewed the draft Merger Agreement, dated April 30, 2005, and certain related documents;

xi) reviewed certain documents and correspondence related to certain audit related matters involving both the Company and Parent and discussed such information with management of the Company and Parent and their advisors; and

xii) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections of the Company and Parent, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of each of the Company and Parent. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any waiver, amendment or delay of any terms and conditions. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. We are financial advisors only and have relied upon, without independent verification, the assessment of Parent and the Company and their legal, tax, regulatory or accounting advisors with respect to such matters. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest with respect to a business combination involving the Company, nor did we negotiate with any party other than Parent with respect to a business combination involving the Company.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Merger. In the past, Morgan Stanley & Co. Incorporated and its affiliates (“Morgan Stanley”) have provided financial advisory and financing services for the Company and have received fees for the rendering of these services.

In the ordinary course of our trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of Parent, the Company or any other company or any currency or commodity that may be involved in this transaction.

It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing Parent or the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law or in any supplement to the proxy statement/prospectus dated April 22, 2005 that was included in the registration statement of Yellow Roadway on Form S-4 declared effective by the Securities and Exchange Commission on the same date. In addition, this opinion does not in any manner address the prices at which the Parent Common Stock will trade following consummation of the Merger or at any other time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,
MORGAN STANLEY & CO. INCORPORATED
By:	/s/ William H. Strong
William H. Strong Managing Director Vice Chairman Investment Banking

ANNEX D

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§262 APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Capitalized terms used but not defined in Part II have the meanings ascribed to them in the proxy statement/prospectus contained in this Registration Statement.

ITEM 20. Indemnification of Directors and Officers

The Certificate of Incorporation and Bylaws of Yellow Roadway Corporation together provide that Yellow Roadway’s directors shall not be personally liable to Yellow Roadway or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to Yellow Roadway or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the “DGCL”), or (iv) any transaction from which the director derived an improper personal benefit. The Certificate of Incorporation and Bylaws of Yellow Roadway also provide that if the DGCL is amended to permit further elimination of limitation of the personal liability of the directors, then the liability of Yellow Roadway’s directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Yellow Roadway maintains directors’ and officers’ liability insurance against any actual or alleged error misstatement, misleading statement, act, omission, neglect or breach of duty by any director or officer, excluding certain maters including fraudulent, dishonest or criminal acts or self-dealing.

DGCL Section 102(b)(7) provides that Yellow Roadway may indemnify a present or former director if such director conducted himself or herself in good faith and reasonably believed, in the case of conduct in his or her official capacity, that his or her conduct was in Yellow Roadway’s best interests.

DGCL Section 145 provides that Yellow Roadway may indemnify its directors and officers, as well as other employees and individuals (each an “Indemnified Party”, and collectively, “Indemnified Parties”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative, other than in connection with actions by or in the right of Yellow Roadway (a “derivative action”), if an Indemnified Party acted in good faith and in a manner such Indemnified Party reasonably believed to be in or not opposed to Yellow’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that Yellow Roadway may only indemnify an Indemnified Party for expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such derivative action. Additionally, in the context of a derivative action, DGCL Section 145 requires a court approval before there can be any indemnification where an Indemnified Party has been found liable to Yellow Roadway. The statute provides that it is not exclusive of other indemnification arrangements that may be granted pursuant to a corporation’s charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

In the Agreement and Plan of Merger among Yellow Corporation, Yankee LLC, a wholly owned subsidiary of Yellow (“Sub”), and Roadway Corporation (“Roadway”), dated as of July 8, 2003, pursuant to which Roadway was merged with and into Sub, with Sub as the surviving company (the “Roadway Merger”), Yellow Roadway agreed to indemnify the former officers and directors of Roadway from liabilities arising out of actions or omissions in their capacity as such prior to the effective time of the Roadway Merger, and advance reasonable litigation expenses incurred in connection with such actions or omissions, to the full extent permitted under Roadway’s certificate of incorporation and bylaws. Further, for a period of six years after the effective time of the Roadway Merger, Yellow Roadway will provide Roadway’s officers and directors with an insurance and indemnification policy that provides coverage for acts or omissions through the effective time of the Roadway Merger; provided that the maximum aggregate amount of premiums that Yellow Roadway will be required to pay to provide and maintain this coverage does not exceed $3,944,400 per year.

In the Agreement and Plan of Merger among Yellow Roadway Corporation, Yankee II LLC, a wholly owned subsidiary of Yellow Roadway (“Sub”), and USF Corporation (“USF”), dated as of February 27, 2005, and amended as of May 1, 2005, pursuant to which Sub will merge with and into USF, with USF as the surviving entity, Yellow Roadway has agreed to indemnify the former officers and directors of USF from liabilities arising out of actions or omissions in their capacity as such prior to the effective time of the amended merger, and advance reasonable litigation expenses incurred in connection with such actions or omissions, to the full extent permitted under USF’s certificate of incorporation and bylaws. Further, for a period of six years after the effective time of the amended merger, Yellow Roadway will provide USF’s officers and directors with an insurance and indemnification policy that provides coverage for acts or omissions through the effective time of the amended merger; provided that the maximum aggregate amount of premiums that Yellow Roadway will be required to pay to provide and maintain this coverage does not exceed $2,250,000 per year.

ITEM 21. Exhibits and Financial Statement Schedules.

Exhibit No.	Description
2.1

—Agreement and Plan of Merger, dated as of February 27, 2005, and amended as of May 1, 2005, by and among Yellow Roadway Corporation, Yankee II LLC and USF Corporation (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on May 2, 2005, Reg. No. 000-12255). Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules, exhibits and similar attachments to the agreement have not been filed with this exhibit. The schedules contain various items relating to the assets of the business being acquired and the representations and warranties made by the parties to the agreement. The Registrant agrees to furnish supplementally any omitted schedule, exhibit or similar attachment to the SEC upon request.

4.1

—Certificate of Incorporation of Yellow Roadway Corporation, formerly known as Yellow Corporation (incorporated herein by reference to Exhibit 3.1 to Yellow Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002, filed March 6, 2003, Reg. No. 000-12255).

4.2

—Certificate of Amendment to the Certificate of Incorporation of Yellow Roadway Corporation, formerly known as Yellow Corporation (incorporated herein by reference to Exhibit 4.2 to Yellow Roadway Corporation’s Registration Statement on Form S-8, filed December 23, 2003, Reg. No. 333-111499).

4.3	—Bylaws of Yellow Roadway Corporation, as amended (incorporated herein by reference to Exhibit 3.1 to Yellow Roadway’s Current Report on Form 8-K, filed April 25, 2005, Reg. No. 000-12255).

4.4

—Indenture (including form of note) dated August 8, 2003 among Yellow Corporation, certain subsidiary guarantors and Deutsche Bank Trust Company Americas, as trustee, relating to Yellow Roadway Corporation’s 5.0% Contingent Convertible Senior Notes due 2023 (incorporated herein by reference to Exhibit 4.5 to Yellow Corporation’s Registration Statement on Form S-4, filed August 19, 2003, Reg. No. 333-108081).

4.5

—Registration Rights Agreement dated August 8, 2003 among Yellow Corporation, certain subsidiary guarantors and Deutsche Bank Securities Inc., as representative of the initial purchasers (incorporated herein by reference to Exhibit 4.6 to Yellow Corporation’s Registration Statement on Form S-4, filed August 18, 2003, Reg. No. 333-108081).

4.6

—Indenture (including form of note) dated November 25, 2003 among Yellow Corporation, certain subsidiary guarantors and Deutsche Bank Trust Company Americas, as trustee, relating to Yellow Roadway Corporation’s 3.375% Contingent Convertible Senior Notes due 2023 (incorporated herein by reference to Exhibit 4.7 to Yellow Roadway Corporation’s Registration Statement on Form S-8, filed December 23, 2003, Reg. No. 333-11499).

Exhibit No.	Description
4.7

—Registration Rights Agreement dated November 25, 2003 among Yellow Corporation, certain subsidiary guarantors and Deutsche Bank Securities Inc., as representative of the initial purchasers (incorporated herein by reference to Exhibit 4.8 to Yellow Roadway Corporation’s Registration Statement on Form S-8, filed December 23, 2003, Reg. No. 333-11499).

4.8

—Indenture (including form of note) dated November 30, 2001 among Roadway Corporation (predecessor in interest to Roadway LLC), certain subsidiary guarantors and SunTrust Bank, as trustee, relating to Roadway’s 8 1/4% Senior Notes due December 1, 2008 (incorporated herein by reference to Exhibit 4.9 to Yellow Roadway Corporation’s Registration Statement on Form S-8, filed December 23, 2003, Reg. No. 333-11499).

4.9

—Form of Indenture (including form of note) among Yellow Roadway Corporation, certain subsidiary guarantors and Deutsche Bank Trust Company Americas, as trustee, relating to the 5.0% Net Share Settled Contingent Convertible Senior Notes due 2023 (incorporated by reference to Exhibit 4.7 to Amendment No. 1 to Registration Statement on Form S-4/A, filed on November 30, 2004, Reg. No. 333-119990).

4.10

—Form of Indenture (including form of note) among Yellow Roadway Corporation, certain subsidiary guarantors and Deutsche Bank Trust Company Americas, as trustee, relating to the 3.375% Net Share Settled Contingent Convertible Senior Notes due 2023 (incorporated by reference to Exhibit 4.8 to Amendment No. 1 to Registration Statement on Form S-4/A, filed on November 30, 2004, Reg. No. 333-119990).

*5.1	—Opinion of Fulbright & Jaworski L.L.P. regarding the legality of the securities to be offered hereby.

23.1	—Consent of KPMG LLP, independent accountants for the Registrant.

23.2	—Consent of Deloitte & Touche LLP, independent accountants for USF Corporation.

23.3	—Consent of Ernst & Young LLP, independent accountants for Roadway Corporation (successor in interest to Roadway LLC, a wholly owned subsidiary of the Registrant).

*23.4	—Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).

*24.1	—Powers of Attorney (included on the signature pages).

99.1	—[intentionally omitted]

99.2	—Form of Proxy of USF Corporation.

*99.3	—Consent of IFL Capital LLC.

99.4	—Consent of Morgan Stanley & Co. Incorporated.

*	Filed with the original filing of this Registration Statement on Form S-4 (Reg. No. 333-123760) on April 1, 2005.

ITEM 22. Undertakings.

(a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(c) The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this post-effective amendment no. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on the 4th day of May, 2005.

YELLOW ROADWAY CORPORATION

By:	/s/ DONALD G. BARGER, JR.
Donald G. Barger, Jr. Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment no. 1 to registration statement has been signed by the following persons in the capacities indicated on the 4th day of May, 2005.

Signature	Title

/s/ WILLIAM D. ZOLLARS William D. Zollars	Chairman of the Board of Directors, President and Chief Executive Officer (principal executive officer)

/s/ DONALD G. BARGER, JR. Donald G. Barger, Jr.	Senior Vice President and Chief Financial Officer (principal financial officer)

/s/ BHADRESH A. SUTARIA Bhadresh Sutaria	Vice President—Corporate Controller and Chief Accounting Officer (principal accounting officer)

* Cassandra C. Carr	Director

* Howard M. Dean	Director

* Frank P. Doyle	Director

John F. Fiedler	Director

* Dennis E. Foster	Director

* John C. McKelvey	Director

* Phillip J. Meek	Director

* William L. Trubeck	Director

* Carl W. Vogt	Director

*By:	/s/ DONALD G. BARGER, JR.
Donald G. Barger, Jr. Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
2.1

—Agreement and Plan of Merger, dated as of February 27, 2005, and amended as of May 1, 2005, by and among Yellow Roadway Corporation, Yankee II LLC and USF Corporation (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed on May 2, 2005, Reg. No. 000-12255). Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules, exhibits and similar attachments to the agreement have not been filed with this exhibit. The schedules contain various items relating to the assets of the business being acquired and the representations and warranties made by the parties to the agreement. The Registrant agrees to furnish supplementally any omitted schedule, exhibit or similar attachment to the SEC upon request.

4.1

—Certificate of Incorporation of Yellow Roadway Corporation, formerly known as Yellow Corporation (incorporated herein by reference to Exhibit 3.1 to Yellow Corporation’s Annual Report on Form 10-K for the year ended December 31, 2002, filed March 6, 2003, Reg. No. 000-12255).

4.2

—Certificate of Amendment to the Certificate of Incorporation of Yellow Roadway Corporation, formerly known as Yellow Corporation (incorporated herein by reference to Exhibit 4.2 to Yellow Roadway Corporation’s Registration Statement on Form S-8, filed December 23, 2003, Reg. No. 333-111499).

4.3	—Bylaws of Yellow Roadway Corporation, as amended (incorporated herein by reference to Exhibit 3.1 to Yellow Roadway’s Current Report on Form 8-K, filed April 25, 2005, Reg. No. 000-12255).

4.4

—Indenture (including form of note) dated August 8, 2003 among Yellow Corporation, certain subsidiary guarantors and Deutsche Bank Trust Company Americas, as trustee, relating to Yellow Roadway Corporation’s 5.0% Contingent Convertible Senior Notes due 2023 (incorporated herein by reference to Exhibit 4.5 to Yellow Corporation’s Registration Statement on Form S-4, filed August 19, 2003, Reg. No. 333-108081).

4.5

—Registration Rights Agreement dated August 8, 2003 among Yellow Corporation, certain subsidiary guarantors and Deutsche Bank Securities Inc., as representative of the initial purchasers (incorporated herein by reference to Exhibit 4.6 to Yellow Corporation’s Registration Statement on Form S-4, filed August 18, 2003, Reg. No. 333-108081).

4.6

—Indenture (including form of note) dated November 25, 2003 among Yellow Corporation, certain subsidiary guarantors and Deutsche Bank Trust Company Americas, as trustee, relating to Yellow Roadway Corporation’s 3.375% Contingent Convertible Senior Notes due 2023 (incorporated herein by reference to Exhibit 4.7 to Yellow Roadway Corporation’s Registration Statement on Form S-8, filed December 23, 2003, Reg. No. 333-11499).

4.7

—Registration Rights Agreement dated November 25, 2003 among Yellow Corporation, certain subsidiary guarantors and Deutsche Bank Securities Inc., as representative of the initial purchasers (incorporated herein by reference to Exhibit 4.8 to Yellow Roadway Corporation’s Registration Statement on Form S-8, filed December 23, 2003, Reg. No. 333-11499).

4.8

—Indenture (including form of note) dated November 30, 2001 among Roadway Corporation (predecessor in interest to Roadway LLC), certain subsidiary guarantors and SunTrust Bank, as trustee, relating to Roadway’s 8 1/4% Senior Notes due December 1, 2008 (incorporated herein by reference to Exhibit 4.9 to Yellow Roadway Corporation’s Registration Statement on Form S-8, filed December 23, 2003, Reg. No. 333-11499).

4.9

—Form of Indenture (including form of note) among Yellow Roadway Corporation, certain subsidiary guarantors and Deutsche Bank Trust Company Americas, as trustee, relating to the 5.0% Net Share Settled Contingent Convertible Senior Notes due 2023 (incorporated by reference to Exhibit 4.7 to Amendment No. 1 to Registration Statement on Form S-4/A, filed on November 30, 2004, Reg. No. 333-119990).

Exhibit No.	Description
4.10

—Form of Indenture (including form of note) among Yellow Roadway Corporation, certain subsidiary guarantors and Deutsche Bank Trust Company Americas, as trustee, relating to the 3.375% Net Share Settled Contingent Convertible Senior Notes due 2023 (incorporated by reference to Exhibit 4.8 to Amendment No. 1 to Registration Statement on Form S-4/A, filed on November 30, 2004, Reg. No. 333-119990).

*5.1	—Opinion of Fulbright & Jaworski L.L.P. regarding the legality of the securities to be offered hereby.

23.1	—Consent of KPMG LLP, independent accountants for the Registrant.

23.2	—Consent of Deloitte & Touche LLP, independent accountants for USF Corporation.

23.3	—Consent of Ernst & Young LLP, independent accountants for Roadway Corporation (successor in interest to Roadway LLC, a wholly owned subsidiary of the Registrant).

*23.4	—Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).

*24.1	—Powers of Attorney (included on the signature pages).

99.1	—[intentionally omitted]

99.2	—Form of Proxy of USF Corporation.

*99.3	—Consent of IFL Capital LLC.

99.4	—Consent of Morgan Stanley & Co. Incorporated.

*	Filed with the original filing of this Registration Statement on Form S-4 (Reg. No. 333-123760) on April 1, 2005.